UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Hiland Partners, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common units representing limited partner interests

(2)	Aggregate number of securities to which transaction applies:

3,986,659 common units representing limited partner interests (including 15,750 restricted common units held by non-employee directors)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.75 per common unit (the price per common unit negotiated in the transaction)

(4)	Proposed maximum aggregate value of transaction:

$30,896,608

(5)	Total fee paid:

$1,724, computed in accordance with Exchange Act Rule 0-11(c)(1) and Section 14(g) of the Exchange Act by multiplying the proposed aggregate value of the transaction by 0.0000558

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROPOSED MERGERS — YOUR VOTE IS VERY IMPORTANT

Dear Common Unitholders of Hiland Partners and Hiland Holdings:

As a holder of common units representing limited partner interests (“common units”) in Hiland Partners, LP (“Hiland Partners”) or Hiland Holdings GP, LP (“Hiland Holdings,” and together with Hiland Partners, the “Hiland Companies”), respectively, you are cordially invited to attend a special meeting of the unitholders of the Hiland Company in which you own common units. The attached joint proxy statement includes information about the matters to be acted on at the special meeting of each of the Hiland Companies, including at any adjournment or postponement thereof.

At the special meeting of unitholders of Hiland Partners, the holders of common units of Hiland Partners will be asked to consider and vote on a proposal to approve (a) the Agreement and Plan of Merger dated June 1, 2009 (the “Hiland Partners merger agreement”) among Hiland Partners, Hiland Partners GP, LLC (the general partner of Hiland Partners), HH GP Holding, LLC (an affiliate of Harold Hamm and Hiland Partners (“Parent”)), and HLND MergerCo, LLC (a wholly-owned subsidiary of Parent formed to effect the merger (“HLND Merger Sub”)), which agreement provides, among other things, that HLND Merger Sub will merge with and into Hiland Partners, with Hiland Partners continuing as the surviving entity (the “Hiland Partners merger”), and (b) the Hiland Partners merger. At the effective time of the Hiland Partners merger, each common unit of Hiland Partners (other than common units of Hiland Partners held by Hiland Holdings and any restricted common units held by officers and employees of Hiland Partners) will be converted into the right to receive $7.75 in cash (the “Hiland Partners merger consideration”). The Hiland Partners merger consideration will be paid without interest and reduced by any applicable tax withholding.

At the special meeting of unitholders of Hiland Holdings, the holders of common units of Hiland Holdings will be asked to consider and vote on a proposal to approve (a) the Agreement and Plan of Merger dated June 1, 2009 (the “Hiland Holdings merger agreement”) among Hiland Holdings, Hiland Partners GP Holdings, LLC (the general partner of Hiland Holdings), Parent (an affiliate of Harold Hamm and the sole member of the general partner of Hiland Holdings), and HPGP MergerCo, LLC (a wholly-owned subsidiary of Parent formed to effect the merger (“HPGP Merger Sub” and, together with HLND Merger Sub, the “Merger Subs”)), which agreement provides, among other things, that HPGP Merger Sub will merge with and into Hiland Holdings, with Hiland Holdings continuing as the surviving entity (the “Hiland Holdings merger”) and (b) the Hiland Holdings merger. At the effective time of the Hiland Holdings merger, each common unit of Hiland Holdings (other than common units of Hiland Holdings held by Harold Hamm, Continental Gas Holdings, Inc., an affiliate of Mr. Hamm (“Continental Gas”), the Harold Hamm DST Trust and the Harold Hamm HJ Trust (the “Hamm family trusts”) and any restricted common units held by officers and employees of Hiland Holdings) will be converted into the right to receive $2.40 in cash (the “Hiland Holdings merger consideration”). The Hiland Holdings merger consideration will be paid without interest and reduced by any applicable tax withholding.

As a result and upon completion of the mergers, both Hiland Companies will be privately owned by Harold Hamm, certain of his affiliates and the Hamm family trusts. A copy of the Hiland Partners merger agreement is included as Annex A, and a copy of the Hiland Holdings merger agreement is included as Annex D to the attached joint proxy statement.

YOUR VOTE IS IMPORTANT.  Approval of the Hiland Partners merger agreement and the Hiland Partners merger requires the affirmative vote of holders of (a) a majority of the outstanding common units of Hiland Partners, other than Hiland Partners common units held by the general partner of Hiland Partners, its affiliates (including Hiland Holdings) and the directors and officers of Hiland Partners’ general partner, entitled to vote thereon voting as a class (whom we refer to as the “Hiland Partners public unitholders”), and (b) holders of a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon voting as a class. Approval of the Hiland Holdings merger agreement and the Hiland Holdings merger requires the affirmative vote of (a) holders of a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class, and (b) holders of a majority of the outstanding common units of Hiland Holdings, other than Hiland Holdings common units held by Harold Hamm, his affiliates (including Continental Gas), the Hamm family trusts and the directors and officers of the general partner of Hiland Holdings (whom we refer to as the “Hiland Holdings public unitholders”), entitled to vote thereon voting as a class. The obligations of Parent and the applicable Merger Sub to complete a Hiland Company merger are conditioned upon, among other things, the concurrent completion of the other Hiland Company merger. Parent and the applicable Merger Sub may waive the condition requiring the concurrent completion of both Hiland Company mergers under limited circumstances, but is under no obligation to do so.

Hiland Partners will hold a special meeting on     , 2009 at     , local time, at     . Hiland Holdings will hold a special meeting on     , 2009 at     , local time, at     . Whether or not you plan to attend your meeting, to ensure your common units are represented at the meeting, please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or Internet procedures described on your proxy card. If your common units are held in “street name,” please instruct your broker or bank how to vote your common units.

The Conflicts Committee of the Board of Directors of the general partner of Hiland Partners (which we refer to as the “Hiland Partners Conflicts Committee”), consisting of two independent directors, has unanimously determined that the Hiland Partners merger agreement is advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders and approved the Hiland Partners merger agreement and the Hiland Partners merger. The Hiland Partners Conflicts Committee recommended to the Board of Directors of the general partner of Hiland Partners (which we refer to as the “Hiland Partners Board of Directors”) that the Hiland Partners Board of Directors approve the Hiland Partners merger agreement and the Hiland Partners merger. In determining to make its recommendation to the Hiland Partners Board of Directors, the Hiland Partners Conflicts Committee considered, among other things, the opinion of Jefferies & Company, Inc., the financial advisor to the Hiland Partners Conflicts Committee, to the effect that, as of the date of its opinion, the cash merger consideration of $7.75 per common unit to be received by the Hiland Partners public unitholders pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to the Hiland Partners public unitholders. The opinion of Jefferies & Company, Inc. is subject to the assumptions, limitations and qualifications set forth in that opinion, which is included as Annex C in the attached joint proxy statement.

The Hiland Partners Board of Directors, after considering various factors, including the unanimous determination and recommendation of the Hiland Partners Conflicts Committee, determined that the Hiland Partners merger agreement is advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders and approved the Hiland Partners merger agreement and the Hiland Partners merger. Accordingly, the Hiland Partners Board of Directors and the Hiland Partners Conflicts Committee both recommend that the Hiland Partners public unitholders vote in favor of the approval of the Hiland Partners merger agreement and the Hiland Partners merger.

The Conflicts Committee of the Board of Directors of the general partner of Hiland Holdings (which we refer to as the “Hiland Holdings Conflicts Committee”), consisting of two independent directors, has unanimously determined that the Hiland Holdings merger agreement is advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and approved the Hiland Holdings merger agreement and the Hiland Holdings merger. The Hiland Holdings Conflicts Committee recommended to the Board of Directors of the general partner of Hiland Holdings (which we refer to as the “Hiland Holdings Board of Directors”) that the Hiland Holdings Board of Directors approve the Hiland Holdings merger agreement and the Hiland Holdings merger. In determining to make its recommendation to the Hiland Holdings Board of Directors, the Hiland Holdings Conflicts Committee considered, among other things, the opinion of Barclays Capital Inc., the financial advisor to the Hiland Holdings Conflicts Committee, to the effect that, as of the date of its opinion, the cash merger consideration of $2.40 per common unit offered to the Hiland Holdings public unitholders pursuant to the Hiland Holdings merger was fair, from a financial point of view, to the Hiland Holdings public unitholders. The opinion of Barclays Capital Inc. is subject to the assumptions, limitations and qualifications set forth in that opinion, which is included as Annex F in the attached joint proxy statement.

The Hiland Holdings Board of Directors, after considering various factors including the unanimous determination and recommendation of the Hiland Holdings Conflicts Committee, determined that the Hiland Holdings merger agreement is advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and approved the Hiland Holdings merger agreement and the Hiland Holdings merger. Accordingly, the Hiland Holdings Board of Directors and the Hiland Holdings Conflicts Committee both recommend that the Hiland Holdings public unitholders vote in favor of the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger.

The attached joint proxy statement provides you with detailed information about the merger agreements and the mergers. We urge you to read the entire joint proxy statement carefully, following which you are asked to return your proxy at your earliest convenience.

If you have any questions or need assistance voting your units, please call    , which is assisting each of the Hiland Companies, toll-free at    .

Sincerely,

John T. McNabb, II Chairman of the Conflicts Committee of the Board of Directors of Hiland Partners GP, LLC, the general partner of Hiland Partners, LP	Bobby B. Lyle Chairman of the Conflicts Committee of the Board of Directors of Hiland Partners GP Holdings, LLC, the general partner of Hiland Holdings GP, LP

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the attached joint proxy statement. Any contrary representation is a criminal offense.

The attached joint proxy statement is dated     , 2009 and is first being mailed to unitholders on or about     , 2009.

Hiland Partners, LP
205 West Maple, Suite 1100
Enid, Oklahoma 73701

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
To Be Held On

To the Holders of Common Units of Hiland Partners, LP:

We will hold a special meeting of the holders of common units representing limited partner interests (“common units”) in Hiland Partners, LP (“Hiland Partners”) on     , 2009 at     , local time, at     . The purpose of the special meeting is:

1. To consider and vote on a proposal to approve (a) the Agreement and Plan of Merger dated June 1, 2009 (the “Hiland Partners merger agreement”) among Hiland Partners, Hiland Partners GP, LLC (the general partner of Hiland Partners), HH GP Holding, LLC (an affiliate of Harold Hamm and Hiland Partners (“Parent”)), and HLND MergerCo, LLC (a wholly-owned subsidiary of Parent formed to effect the merger (“HLND Merger Sub”)), which agreement provides, among other things, that HLND Merger Sub will merge with and into Hiland Partners, with Hiland Partners continuing as the surviving entity (the “Hiland Partners merger”) and (b) the Hiland Partners merger.

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of Hiland Partners common units at the close of business on     , 2009, the record date established for the special meeting, are entitled to notice of, and to vote at, the special meeting. A complete list of unitholders entitled to vote at the special meeting will be available for examination at Hiland Partners’ headquarters, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, after     , 2009 and at the special meeting.

The obligations of Parent and HLND Merger Sub to complete the Hiland Partners merger are conditioned upon, among other things, the simultaneous merger of HPGP MergerCo, LLC, a subsidiary of Parent, with and into Hiland Holdings GP, LP (“Hiland Holdings”), as contemplated by the Agreement and Plan of Merger dated June 1, 2009 (the “Hiland Holdings merger agreement”) among Hiland Holdings, Hiland Partners GP Holdings, LLC (the general partner of Hiland Holdings), Parent and HPGP MergerCo, LLC. We have described both merger agreements and the associated mergers in the attached joint proxy statement, which you should read in its entirety before voting. A copy of the Hiland Partners merger agreement is included as Annex A and a copy of the Hiland Holdings merger agreement is included as Annex D to the attached joint proxy statement.

YOUR VOTE IS VERY IMPORTANT

The affirmative vote of the holders of a majority of the outstanding common units of Hiland Partners, other than common units held by Hiland Partners GP, LLC, its affiliates (including Hiland Holdings) and the directors and officers of Hiland Partners GP, LLC, entitled to vote thereon voting as a class and the affirmative vote of the holders of a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon voting as a class are required to approve the Hiland Partners merger agreement and the Hiland Partners merger. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote “against” the Hiland Partners merger agreement and the Hiland Partners merger.

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy card as soon as possible or vote via telephone or the Internet using the procedures described on the enclosed proxy card to make sure your common units are represented at the special meeting. If you attend the special meeting and wish to vote in person, then you may revoke your proxy and vote in person. If you have instructed a broker to vote your common units, then you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors of Hiland Partners GP, LLC, the general partner of Hiland Partners, LP,

Matthew S. Harrison
Secretary

Enid, Oklahoma
          , 2009

Hiland Holdings GP, LP
205 West Maple, Suite 1100
Enid, Oklahoma 73701

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
To Be Held On

To the Holders of Common Units of Hiland Holdings GP, LP:

We will hold a special meeting of the holders of common units representing limited partner interests (“common units”) in Hiland Holdings GP, LP (“Hiland Holdings”) on     , 2009 at     , local time, at     . The purpose of the special meeting is:

1. To consider and vote on a proposal to approve (a) the Agreement and Plan of Merger dated June 1, 2009 (the “Hiland Holdings merger agreement”) among Hiland Holdings, Hiland Partners GP Holdings, LLC (the general partner of Hiland Holdings), HH GP Holding, LLC (an affiliate of Harold Hamm and the sole member of the general partner of Hiland Holdings (“Parent”)), and HPGP MergerCo, LLC (a wholly-owned subsidiary of Parent formed to effect the merger (“HPGP Merger Sub”)), which agreement provides, among other things, that HPGP Merger Sub will merge with and into Hiland Holdings, with Hiland Holdings continuing as the surviving entity (the “Hiland Holdings merger”) and (b) the Hiland Holdings merger.

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of Hiland Holdings common units at the close of business on     , 2009, the record date established for the special meeting, are entitled to notice of, and to vote at, the special meeting. A complete list of unitholders entitled to vote at the special meeting will be available for examination at Hiland Holdings’ headquarters, 205 West Maple, Suite 1100, Enid, Oklahoma 73701, after     , 2009 and at the special meeting.

The obligations of Parent and HPGP Merger Sub to complete the Hiland Holdings merger are conditioned upon, among other things, the simultaneous merger of HLND MergerCo, LLC, a subsidiary of Parent, with and into Hiland Partners, LP (“Hiland Partners”), as contemplated by the Agreement and Plan of Merger dated June 1, 2009 (the “Hiland Partners merger agreement”) among Hiland Partners, Hiland Partners GP, LLC (the general partner of Hiland Partners), Parent, and HLND MergerCo, LLC. We have described both merger agreements and the associated mergers in the attached joint proxy statement, which you should read in its entirety before voting. A copy of the Hiland Holdings merger agreement is included as Annex D and a copy of the Hiland Partners merger agreement is included as Annex A to the attached joint proxy statement.

YOUR VOTE IS VERY IMPORTANT

The affirmative vote of the holders of a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class and the affirmative vote of the holders of a majority of the outstanding common units of Hiland Holdings, other than common units held by Harold Hamm, his affiliates (including Continental Gas Holdings, Inc. (“Continental Gas”)), the Harold Hamm DST Trust, the Harold Hamm HJ Trust (together with the Harold Hamm DST Trust, the “Hamm family trusts”) and the directors and officers of the general partner of Hiland Holdings entitled to vote thereon voting as a class are required to approve the Hiland Holdings merger agreement and the Hiland Holdings merger. Accordingly, a failure to vote, or an abstention from voting, will have the same effect as a vote “against” the Hiland Holdings merger agreement and the Hiland Holdings merger.

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy card as soon as possible or vote via telephone or the Internet using the procedures described on the enclosed proxy card to make sure your common units are represented at the special meeting. If you attend the special meeting and wish to vote in person, then you may revoke your proxy and vote in person. If you have instructed a broker to vote your common units, then you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors of Hiland Partners GP Holdings, LLC, the general partner of Hiland Holdings GP, LP,

Matthew S. Harrison
Secretary

Enid, Oklahoma
          , 2009

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SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Mergers and the Special Meetings,” highlight selected information contained in this joint proxy statement and may not contain all of the information that may be important in your consideration of the proposed mergers. We encourage you to read carefully this joint proxy statement and the documents we refer to and have incorporated by reference herein before voting. See “Where You Can Find More Information” beginning on page 191. We also encourage you to read the merger agreements in their entirety as they are the legal documents that govern the respective mergers. We have included section references to direct you to a more complete description of the topics described in this summary.

The Parties

The Hiland Companies

Hiland Partners, LP (which we sometimes refer to as “Hiland Partners”) is a midstream energy limited partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing natural gas and fractionating, or separating, and marketing natural gas liquids, or “NGLs.”

Hiland Holdings GP, LP (which we sometimes refer to as “Hiland Holdings”) was formed in May 2006 to own the general partner of Hiland Partners and common units and subordinated units in Hiland Partners. Currently, Hiland Holdings owns:

•	2,321,471 Hiland Partners common units, representing approximately 37% of the outstanding common units of Hiland Partners;

•	all 3,060,000 of the subordinated units of Hiland Partners; and

•	through its ownership of the general partner of Hiland Partners, the 2% general partner interest and all of the incentive distribution rights in Hiland Partners.

During the subordination period, the subordinated units are not entitled to receive any distributions in a quarter until Hiland Partners has paid the minimum quarterly distribution of $0.45 per unit (“MQD”), plus any arrearages in the payment of the MQD from prior quarters, on all of the outstanding Hiland Partners common units. The incentive distribution rights entitle Hiland Holdings to receive increasing percentages (up to 48%) of the cash distributed by Hiland Partners to its unitholders above the MQD. No distributions may be made in any particular quarter on the incentive distribution rights until the MQD has been paid on all outstanding Hiland Partners common units and subordinated units in respect of such quarter and any arrearages have been paid in respect of the common units.

Hiland Partners and Hiland Holdings (which we collectively refer to as the “Hiland Companies”) share a majority of their directors as well as all of their officers, including the chief executive officer and chief financial officer, and other key management team members. See “Information Concerning the Hiland Companies” beginning on page 170.

Harold Hamm, Parent and Merger Subs

Harold Hamm, the chairman of the board of directors of the general partner of each of the Hiland Companies, Continental Gas Holdings, Inc., an affiliate of Mr. Hamm (“Continental Gas”), and the Harold Hamm DST Trust and the Harold Hamm HJ Trust (the “Hamm family trusts”), beneficially own common units representing a 60.8% limited partner interest in Hiland Holdings. Mr. Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust own 90.7%, 5.6% and 3.7%, respectively, of Continental Gas.

HH GP Holding, LLC (which we sometimes refer to as “Parent”) owns 100% of the membership interests in the general partner of Hiland Holdings. Mr. Hamm owns 100% of the membership interests in Parent. HLND MergerCo, LLC (which we sometimes refer to as “HLND Merger Sub”) and HPGP MergerCo, LLC (which we sometimes refer to as “HPGP Merger Sub” and together with HLND Merger Sub, the “Merger

Subs”), each currently a wholly-owned subsidiary of Parent, have been organized by Mr. Hamm and certain of his affiliates to effect the mergers.

As used in this joint proxy statement, “Hamm Continuing Investors” refers (i) with respect to the Hiland Partners merger, to Harold Hamm, Parent, the general partner of Hiland Holdings, Hiland Holdings and the Hamm family trusts, who will collectively own all of the outstanding equity interests in Hiland Partners (other than restricted common units, phantom units and unit options issued and outstanding under the Hiland Partners, LP Long-Term Incentive Plan at the effective time of the Hiland Partners merger) immediately following the Hiland Partners merger, and (ii) with respect to the Hiland Holdings merger, to Harold Hamm, Parent, Continental Gas and the Hamm family trusts, who will collectively own all of the outstanding equity interests in Hiland Holdings (other than restricted common units, phantom units and unit options issued and outstanding under the Hiland Holdings GP, LP Long-Term Incentive Plan at the effective time of the Hiland Holdings merger) immediately following the Hiland Holdings merger.

See “Information Concerning Harold Hamm, Parent and Merger Subs” beginning on page 185.

The Mergers

The Hiland Companies have each separately agreed with Parent to be acquired by Parent pursuant to the merger agreements described in this joint proxy statement.

The Hiland Partners Merger

Under the terms of the Agreement and Plan of Merger dated June 1, 2009 among Parent, HLND Merger Sub, Hiland Partners GP, LLC (the general partner of Hiland Partners) and Hiland Partners (which we sometimes refer to as the “Hiland Partners merger agreement”), HLND Merger Sub will be merged with and into Hiland Partners, with Hiland Partners continuing its existence as the surviving entity (which we sometimes refer to as the “Hiland Partners merger”). The Hiland Partners merger agreement is attached to this joint proxy statement as Annex A and is incorporated herein by reference. We encourage you to read the Hiland Partners merger agreement in its entirety because it is the legal document that governs the Hiland Partners merger. See “The Hiland Partners Merger Agreement” beginning on page 133.

The Hiland Holdings Merger

Under the terms of the Agreement and Plan of Merger dated June 1, 2009 among Parent, HPGP Merger Sub, Hiland Partners GP Holdings, LLC (the general partner of Hiland Holdings) and Hiland Holdings (which we sometimes refer to as the “Hiland Holdings merger agreement”), HPGP Merger Sub will be merged with and into Hiland Holdings, with Hiland Holdings continuing its existence as the surviving entity (which we sometimes refer to as the “Hiland Holdings merger”). The Hiland Holdings merger agreement is attached to this joint proxy statement as Annex D and is incorporated herein by reference. We encourage you to read the Hiland Holdings merger agreement in its entirety because it is the legal document that governs the Hiland Holdings merger. See “The Hiland Holdings Merger Agreement” beginning on page 152.

The Merger Consideration

The Hiland Partners Merger Consideration

If the Hiland Partners merger is completed, holders of common units of Hiland Partners (other than Hiland Holdings and, only to the extent that they hold restricted common units, officers and employees of Hiland Partners (collectively, the “Hiland Partners rollover common unitholders”)) will receive the merger consideration of $7.75 in cash for each common unit of Hiland Partners that they own. We refer to such amount in this joint proxy statement as the “Hiland Partners merger consideration.” See “The Hiland Partners Merger Agreement” beginning on page 133.

The Hiland Holdings Merger Consideration

If the Hiland Holdings merger is completed, holders of common units of Hiland Holdings (other than Harold Hamm, Continental Gas, the Hamm family trusts and, only to the extent that they hold restricted common units, officers and employees of Hiland Holdings (collectively, the “Hiland Holdings rollover common unitholders”)) will receive the merger consideration of $2.40 in cash for each common unit of Hiland Holdings that they own. We refer to such amount in this joint proxy statement as the “Hiland Holdings merger consideration.” See “The Hiland Holdings Merger Agreement” beginning on page 133.

Effects of the Mergers

Effects of the Hiland Partners Merger on Outstanding Partnership Interests in Hiland Partners

If the Hiland Partners merger is completed, holders of Hiland Partners common units (other than the Hiland Partners rollover common unitholders) will receive $7.75 per unit in cash for each Hiland Partners common unit that they own. Restricted common units issued pursuant to the Hiland Partners, LP Long-Term Incentive Plan that are held by non-employee members of the Board of Directors of the general partner of Hiland Partners (which we sometimes refer to as the “Hiland Partners Board of Directors”) will vest immediately prior to the closing and automatically convert into the right to receive the Hiland Partners merger consideration. Other restricted common units, phantom units and unit option awards issued pursuant to the Hiland Partners, LP Long-Term Incentive Plan that are outstanding as of the effective time of the Hiland Partners merger will remain outstanding in accordance with their respective terms as equity awards in the surviving entity in the Hiland Partners merger. Additionally, the following partnership interests will be unaffected and remain outstanding as partnership interests in the surviving entity of the Hiland Partners merger, and their holders will not receive any consideration therefor as part of the Hiland Partners merger:

•	2,321,471 Hiland Partners common units owned by Hiland Holdings;

•	3,060,000 Hiland Partners subordinated units representing limited partners interests in Hiland Partners (the “subordinated units”) owned by Hiland Holdings;

•	the 2% general partner interest in Hiland Partners, represented by 191,186 general partner units owned by the general partner of Hiland Partners; and

•	the incentive distribution rights in Hiland Partners owned by the general partner of Hiland Partners.

See “The Hiland Partners Merger Agreement — Effect of the Merger on the Common Units and Certain Other Securities of Hiland Partners and HLND Merger Sub” beginning on page 134.

Effects of the Hiland Holdings Merger on Outstanding Partnership Interests in Hiland Holdings

If the Hiland Holdings merger is completed, holders of Hiland Holdings common units (other than the Hiland Holdings rollover common unitholders) will receive $2.40 per unit in cash for each Hiland Holdings common unit that they own. Restricted common units issued pursuant to the Hiland Holdings GP, LP Long-Term Incentive Plan that are held by non-employee members of the Board of Directors of the general partner of Hiland Holdings (which we sometimes refer to as the “Hiland Holdings Board of Directors”) will vest immediately prior to the closing and automatically convert into the right to receive the Hiland Holdings merger consideration. Other restricted common units, phantom units and unit option awards issued pursuant to the Hiland Holdings GP, LP Long-Term Incentive Plan that are outstanding as of the effective time of the Hiland Holdings merger will remain outstanding in accordance with their respective terms as equity awards of the surviving entity in the Hiland Holdings merger. Additionally, the following partnership interests will be unaffected and remain outstanding as partnership interests in the surviving entity in the Hiland Holdings merger, and their holders will not receive any consideration therefor as part of the Hiland Holdings merger:

•	8,481,350 Hiland Holdings common units owned by Continental Gas;

•	2,757,390 Hiland Holdings common units owned by the Harold Hamm DST Trust;

•	1,839,712 Hiland Holdings common units owned by the Harold Hamm HJ Trust;

•	59,600 Hiland Holdings common units owned directly by Harold Hamm; and

•	the non-economic general partner interest in Hiland Holdings owned by the general partner of Hiland Holdings.

See “The Hiland Holdings Merger Agreement — Effect of the Merger on the Common Units and Certain Other Securities of Hiland Holdings and HPGP Merger Sub” beginning on page 153.

Continued Investment by Harold Hamm, certain of his Affiliates and the Hamm family trusts

Upon consummation of the mergers, the Hamm Continuing Investors will (i) retain their equity interests in the Hiland Companies, if any; and (ii) directly and indirectly acquire all other outstanding equity interests in each of the Hiland Companies (other than restricted common units, phantom units and unit options of Hiland Partners issued to officers and employees pursuant to the Hiland Partners, LP Long-Term Incentive Plan and restricted common units, phantom units and unit options of Hiland Holdings issued to officers and employees pursuant to the Hiland Holdings GP, LP Long-Term Incentive Plan, in each case that remain outstanding as of the effective time of the mergers).

As a result of the mergers, the Hamm Continuing Investors will own 100% of the outstanding equity interests in each of Hiland Partners and Hiland Holdings (other than the equity interests of officers and employees issued and outstanding at the effective time of the mergers under the equity plans described above). See “Special Factors — Structure and Steps of the Mergers” and “Special Factors — Interests of Certain Persons in the Mergers” beginning on pages 122 and 108, respectively.

Going Private Transaction

If the mergers are completed, (i) the Hiland Partners public unitholders will no longer have an equity interest in Hiland Partners and the Hiland Holdings public unitholders will no longer have an equity interest in Hiland Holdings, (ii) the common units of the Hiland Companies will no longer be listed on the NASDAQ Global Select Market, and (iii) the registration of the common units of the Hiland Companies under Section 12 of the Exchange Act will be terminated. Each of the Hiland Companies will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”) to the extent required by the agreements governing such Hiland Company’s indebtedness or applicable law.

It is expected that the Hamm family trusts will subscribe for limited liability company units in each Merger Sub immediately prior to the effective time of the applicable merger, thereby reducing Mr. Hamm’s capital commitment and ultimate ownership of the Merger Subs. The following charts depict the organization and ownership of Hiland Holdings and Hiland Partners and its subsidiaries (i) immediately prior to any subscription by the Hamm family trusts for limited liability company units in the Merger Subs and (ii) after giving effect to the mergers.

Pre-Mergers Organizational Chart

*	Includes common and subordinated units

Post-Mergers Organizational Chart†

*	Includes common and subordinated units

†	Assumes consummation of both mergers.

The Special Meetings

Time, Date and Place

The Hiland Partners special meeting will be held on     , 2009 at     , local time, at     . The Hiland Holdings special meeting will be held on     , 2009 at     , local time, at     .

Purpose

Purpose of the Hiland Partners Unitholder Vote

The unitholders of Hiland Partners are being asked to consider and vote on a proposal to approve the Hiland Partners merger agreement and the Hiland Partners merger. The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the Hiland Partners special meeting and any adjournment or postponement thereof.

Purpose of the Hiland Holdings Unitholder Vote

The unitholders of Hiland Holdings are being asked to consider and vote on a proposal to approve the Hiland Holdings merger agreement and the Hiland Holdings merger. The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the Hiland Holdings special meeting and any adjournment or postponement thereof.

Unitholders Entitled to Vote

Holders of Hiland Partners common units as of     , 2009, the record date for the Hiland Partners special meeting, will be entitled to vote at the Hiland Partners special meeting. Holders of Hiland Holdings common units as of     , 2009, the record date for the Hiland Holdings special meeting, will be entitled to vote at the Hiland Holdings special meeting. Each unitholder may cast one vote at the applicable special meeting for each common unit of the applicable Hiland Company that such unitholder owned at the close of business on the record date. On the record date, there were      Hiland Partners common units and      Hiland Holdings common units outstanding and entitled to be voted at their respective special meetings.

Required Unitholder Votes; Support Agreements

Required Hiland Partners Vote

Under the terms of the Hiland Partners merger agreement and the First Amended and Restated Agreement of Limited Partnership of Hiland Partners, which we refer to in this joint proxy statement as the “Hiland Partners partnership agreement,” the Hiland Partners merger agreement and the Hiland Partners merger must be approved by the holders of:

•	a majority of the outstanding common units of Hiland Partners owned by Hiland Partners public unitholders (as further described below) entitled to vote thereon voting as a class; and

•	a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon voting as a class.

Holders of common units of Hiland Partners, other than the general partner of Hiland Partners, its affiliates (including Hiland Holdings) and the directors and officers of the general partner of Hiland Partners, are referred to in this joint proxy statement as the “Hiland Partners public unitholders.”

Based on the number of common units of Hiland Partners expected to be outstanding on the record date, approximately      Hiland Partners common units owned by Hiland Partners public unitholders must be voted in favor of the proposal to approve the Hiland Partners merger agreement and the Hiland Partners merger in order for the proposal to be approved.

Hiland Holdings, which owns 2,321,471 common units and all of the outstanding subordinated units of Hiland Partners, has entered into a support agreement with its general partner, Hiland Partners, the general partner of Hiland Partners, Parent and HLND Merger Sub (which we refer to as the “Hiland Partners support agreement”) in which it has agreed to (i) maintain the ownership of Hiland Partners common units and subordinated units held by it, except in certain circumstances, and (ii) vote its common units and subordinated units in favor of the approval of the Hiland Partners merger agreement and the Hiland Partners merger. The Hiland Partners support agreement assures that the approval of holders of a majority of the subordinated units will be obtained, except in certain limited circumstances. See “Information about the Special Meetings and Voting — Vote Required at Hiland Partners Special Meeting; How Units Are Voted” beginning on page 130.

Required Hiland Holdings Vote

Under the terms of the Hiland Holdings merger agreement and the Amended and Restated Agreement of Limited Partnership of Hiland Holdings, which we refer to in this joint proxy statement as the “Hiland Holdings partnership agreement,” the Hiland Holdings merger agreement and the Hiland Holdings merger must be approved by the holders of:

•	a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class; and

•	a majority of the outstanding common units of Hiland Holdings owned by Hiland Holdings public unitholders (as further described below) entitled to vote thereon voting as a class.

Holders of common units of Hiland Holdings, other than Harold Hamm, his affiliates (including Continental Gas), the Hamm family trusts and the directors and officers of the general partner of Hiland Holdings, are referred to in this joint proxy statement as the “Hiland Holdings public unitholders.”

Based on the number of common units of Hiland Holdings expected to be outstanding on the record date, approximately           Hiland Holdings common units owned by Hiland Holdings public unitholders must be voted in favor of the proposal to approve the Hiland Holdings merger agreement and the Hiland Holdings merger in order for the proposal to be approved.

Harold Hamm, Continental Gas, and Bert Mackie, as trustee of the Hamm family trusts which, as of     , 2009, collectively held an aggregate of 13,138,052 Hiland Holdings common units representing approximately 60.8% of the total voting power of the Hiland Holdings common units, have entered into a support agreement with Hiland Holdings and the general partner of Hiland Holdings (which we refer to as the “Hiland Holdings support agreement”) in which they have agreed to (i) maintain the ownership of their common units, except in certain circumstances, and (ii) vote their common units in favor of the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger. The Hiland Holdings support agreement assures that the approval of holders of a majority of the outstanding Hiland Holdings common units will be obtained, except in certain limited circumstances. See “Information about the Special Meetings and Voting — Vote Required at Hiland Holdings Special Meeting; How Units are Voted” beginning on page 131.

The Relationship between the Hiland Holdings Merger and the Hiland Partners Merger

The obligations of Parent and HLND Merger Sub to complete the Hiland Partners merger are conditioned upon, among other things, the concurrent completion of the Hiland Holdings merger. In addition, the obligations of Parent and HPGP Merger Sub to complete the Hiland Holdings merger are conditioned upon, among other things, the concurrent completion of the Hiland Partners merger. Accordingly, the Hiland Partners merger may not be completed, even if it is approved by the unitholders of Hiland Partners, if the Hiland Holdings merger is not completed concurrently. Likewise, the Hiland Holdings merger may not be completed, even if it is approved by the unitholders of Hiland Holdings, if the Hiland Partners merger is not completed concurrently.

In certain circumstances, however, Parent and its applicable Merger Sub will have the option to complete one of the mergers without completing the other merger. In particular:

•	Parent and HLND Merger Sub may waive the condition contained in the Hiland Partners merger agreement that the two mergers close concurrently if the Hiland Holdings merger agreement and the

Hiland Holdings merger are submitted to a vote of the unitholders of Hiland Holdings and are not approved by (i) holders of a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class (which approval is assured except in certain circumstances pursuant to the terms of the Hiland Holdings support agreement) and (ii) holders of a majority of the outstanding common units of Hiland Holdings held by Hiland Partners public unitholders entitled to vote thereon voting as a class; and

•	Parent and HPGP Merger Sub may waive the condition contained in the Hiland Holdings merger agreement that the two mergers close concurrently if the Hiland Partners merger agreement and the Hiland Partners merger are submitted to a vote of the unitholders of Hiland Partners and are not approved by (i) holders of a majority of the outstanding common units of Hiland Partners held by Hiland Partners public unitholders entitled to vote thereon voting as a class and (ii) holders of a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon voting as a class (which approval is assured except in certain circumstances pursuant to the terms of the Hiland Partners support agreement).

See “The Hiland Partners Merger Agreement — Conditions to Completion of the Hiland Partners Merger” beginning on page 147 and “The Hiland Holdings Merger Agreement — Conditions to Completion of the Hiland Holdings Merger” beginning on page 165.

Recommendations of the Hiland Companies Boards of Directors and Conflicts Committees

Recommendations of Hiland Partners Board of Directors and Conflicts Committee

The Hiland Partners Conflicts Committee, which was delegated the authority to review and evaluate the acquisition proposal made by Harold Hamm, and any potential alternatives thereto, has unanimously approved the Hiland Partners merger agreement and the Hiland Partners merger and determined that the Hiland Partners merger agreement and the Hiland Partners merger are advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders and has recommended to the Hiland Partners Board of Directors that the Hiland Partners Board of Directors approve the Hiland Partners merger agreement and the Hiland Partners merger. Accordingly, the Hiland Partners Conflicts Committee recommends that the Hiland Partners public unitholders vote in favor of the approval of the Hiland Partners merger agreement and the Hiland Partners merger.

The material factors that led the Hiland Partners Conflicts Committee to draw such conclusions included:

•	The cash consideration of $7.75 per common unit, a price the Hiland Partners Conflicts Committee viewed as fair in light of Hiland Partners’ recent and projected financial performance and recent trading prices of Hiland Partners’ common units. In this regard, the Hiland Partners Conflicts Committee concluded that the best alternative was the proposed Hiland Partners merger.

•	The opinion received by the Hiland Partners Conflicts Committee from its financial advisor, Jefferies & Company, Inc. (which we sometimes refer to as “Jefferies & Company”), to the effect that, as of the date of the opinion, the $7.75 per common unit merger consideration to be received by the Hiland Partners public unitholders pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to those holders, as well as the presentation of Jefferies & Company on June 1, 2009, in connection with the foregoing opinion.

•	The difficult business environment currently facing Hiland Partners, including the level of commodity prices and the significant reduction in drilling activity and the resulting negative effect on the financial condition and results of operations of Hiland Partners.

•	The Hiland Partners Conflicts Committee’s belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the position of Mr. Hamm outlined in his offer letters that the Hamm Continuing Investors were interested only in acquiring common units of the Hiland Companies and not in selling interests in the Hiland Companies.

•	The Hiland Partners Conflicts Committee’s belief that the $7.75 per common unit merger consideration represented the highest per-common unit consideration that could be negotiated.

•	The likelihood that Hiland Partners would be in violation of the leverage ratio covenant under the Credit Agreement dated as of February 15, 2005 (the “Hiland Operating Credit Agreement”) among Hiland Operating, LLC (a subsidiary of Hiland Partners, which we refer to as “Hiland Operating”), the lenders party thereto and MidFirst Bank (“MidFirst Bank”), as administrative agent, as soon as June 30, 2009.

After considering various factors, including the unanimous recommendation of the Hiland Partners Conflicts Committee and the delivery of the opinion of Jefferies & Company to the Hiland Partners Conflicts Committee, the Hiland Partners Board of Directors:

•	has determined that the Hiland Partners merger agreement and the Hiland Partners merger are advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders; and

•	has approved the Hiland Partners merger agreement and the Hiland Partners merger.

Accordingly, the Hiland Partners Board of Directors recommends that the Hiland Partners public unitholders approve the Hiland Partners merger agreement and the Hiland Partners merger.

See “Special Factors — Recommendations of the Hiland Partners Conflicts Committee and Hiland Partners Board of Directors; Reasons for Recommending Approval of the Merger” beginning on page 53.

Recommendations of Hiland Holdings Board of Directors and Conflicts Committee

The Hiland Holdings Conflicts Committee, which was delegated the authority to review and evaluate the acquisition proposal made by Harold Hamm, and any potential alternatives thereto, has unanimously approved the Hiland Holdings merger agreement and the Hiland Holdings merger and determined that the Hiland Holdings merger agreement and the Hiland Holdings merger are advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and recommended to the Hiland Holdings Board of Directors that the Hiland Holdings Board of Directors approve the Hiland Holdings merger agreement and the Hiland Holdings merger. Accordingly, the Hiland Holdings Conflicts Committee recommends that the Hiland Holdings public unitholders vote in favor of the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger.

The material factors that led the Hiland Holdings Conflicts Committee to draw such conclusions included:

•	The cash consideration of $2.40 per common unit, a price the Hiland Holdings Conflicts Committee viewed as fair in light of Hiland Holdings’ recent and projected financial performance and recent trading prices of Hiland Holdings’ common units. In this regard, the Hiland Holdings Conflicts Committee considered the effect of the suspension of distributions by Hiland Partners on April 27, 2009, given that Hiland Holdings’ only cash flowing assets consist of partnership interests in Hiland Partners.

•	The opinion received by the Hiland Holdings Conflicts Committee from its financial advisor, Barclays Capital Inc. (which we sometimes refer to as “Barclays Capital”), to the effect that, as of the date of the opinion, the $2.40 per common unit merger consideration to be offered to the Hiland Holdings public unitholders pursuant to the Hiland Holdings merger was fair, from a financial point of view, to those holders as well as the presentation of Barclays Capital on June 1, 2009, in connection with the foregoing opinion.

•	The difficult business environment currently facing the Hiland Companies, including the level of commodity prices and the significant reduction in drilling activity and the resulting negative effect on the financial condition and results of operations of the Hiland Companies.

•	The Hiland Holdings Conflicts Committee’s belief that there were no alternatives to Mr. Hamm’s proposal that would likely be viable or financially superior to the Hiland Holdings public unitholders.

•	The Hiland Holdings Conflicts Committee’s belief that the $2.40 per common unit merger consideration represented the highest per-common unit consideration that could be negotiated.

•	The likelihood that Hiland Partners would be in violation of the leverage ratio covenant under the Hiland Operating Credit Agreement as soon as June 30, 2009.

After considering various factors, including the unanimous recommendation of the Hiland Holdings Conflicts Committee and the delivery of the opinion of Barclays Capital to the Hiland Holdings Conflicts Committee, the Hiland Holdings Board of Directors:

•	has determined that the Hiland Holdings merger agreement and the Hiland Holdings merger are advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders; and

•	has approved the Hiland Holdings merger agreement and the Hiland Holdings merger.

Accordingly, the Hiland Holdings Board of Directors recommends that the Hiland Holdings public unitholders approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

See “Special Factors — Recommendations of the Hiland Holdings Conflicts Committee and Hiland Holdings Board of Directors; Reasons for Recommending Approval of the Merger” beginning on page 67.

Opinion of Financial Advisors

Opinion of Hiland Partners Conflicts Committee Financial Advisors

The Hiland Partners Conflicts Committee received an opinion from Jefferies & Company to the effect that, as of the date of its opinion, the cash merger consideration of $7.75 per common unit to be received by the Hiland Partners public unitholders pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to such holders. The opinion is subject to the assumptions, limitations and qualifications set forth in the opinion, which is attached as Annex C to this joint proxy statement. See “Special Factors — Opinion of Financial Advisor of Hiland Partners” beginning on page 59.

Opinion of Hiland Holdings Conflicts Committee Financial Advisors

The Hiland Holdings Conflicts Committee received an opinion from Barclays Capital to the effect that, as of the date of its opinion, the cash merger consideration of $2.40 per common unit to be offered to the Hiland Holdings public unitholders pursuant to the Hiland Holdings merger was fair, from a financial point of view, to such holders. The opinion is subject to the assumptions, limitations and qualifications set forth in the opinion, which is attached as Annex F to this joint proxy statement. See “Special Factors — Opinion of Financial Advisor of Hiland Holdings” beginning on page 74.

Interests of Certain Persons in the Mergers

When considering the mergers, you should be aware that some unitholders, directors and officers of the Hiland Companies have interests in the mergers that may be different from, or in addition to, your interests as a unitholder generally, including:

•	the non-employee directors of the general partner of each of the Hiland Companies hold restricted common units, which will vest immediately prior to the effective time of the applicable merger and automatically convert into the right to receive the merger consideration in the applicable merger;

•	certain officers of the Hiland Companies own phantom units in Hiland Partners that will remain outstanding as equity interests in the surviving entity following the Hiland Partners merger; additionally, if any officers or employees of the Hiland Companies are granted restricted common units, phantom units or unit options issued under the Hiland Partners, LP Long-Term Incentive Plan or the Hiland Holdings GP, LP Long-Term Incentive Plan in the ordinary course of business prior to the effective time of the mergers, such equity interests will remain outstanding following the effective time of the mergers;

•	Joseph L. Griffin and Matthew S. Harrison, the Chief Executive Officer and Chief Financial Officer, respectively, of each of the Hiland Companies, have agreed to vote their 4,307 and 2,500 respective common units of Hiland Partners in favor of the Hiland Partners merger agreement and the Hiland Partners merger, have been offered continued employment with the surviving entities after the effective times of the mergers and may enter into or be provided new employment, retention and compensation arrangements (although no such new arrangements have been proposed or agreed to);

•	the members of the respective Conflicts Committees have received payments in the amount of $30,000 each for their consideration and negotiation of the mergers, which payments were not contingent on any outcome of the consideration or negotiations; and

•	certain indemnification arrangements and insurance policies for directors and officers of the general partner of each of the Hiland Companies will be continued for six years by the surviving entities in the mergers if the mergers are completed.

These arrangements are more fully described under “Special Factors — Interests of Certain Persons in the Mergers” beginning on page 108.

Unit Ownership of Directors and Executive Officers

As of     , 2009, the record date for the Hiland Partners special meeting, the directors and executive officers of the general partner of Hiland Partners held and were entitled to vote, in the aggregate, Hiland Partners common units representing approximately     % of the outstanding Hiland Partners common units. Hiland Partners believes that the directors and executive officers of the general partner of Hiland Partners intend to vote all of their Hiland Partners common units FOR the approval of the Hiland Partners merger agreement and the Hiland Partners merger. However, because the directors and executive officers of the general partner of Hiland Partners are affiliates of the general partner of Hiland Partners, their votes will not be counted towards determining if a majority of the Hiland Partners public unitholders have approved the Hiland Partners merger agreement and the Hiland Partners merger.

As of     , 2009, the record date for the Hiland Holdings special meeting, the directors of the general partner of Hiland Holdings (other than Mr. Hamm) held and were entitled to vote, in the aggregate, Hiland Holdings common units representing approximately  % of the outstanding Hiland Holdings common units. Hiland Holdings believes that the directors of the general partner of Hiland Holdings intend to vote all of their Hiland Holdings common units FOR the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger. However, pursuant to the provisions of the Hiland Holdings merger agreement, the votes of directors and executive officers of the general partner of Hiland Holdings will not be counted toward determining if a majority of the public unitholders of Hiland Holdings have approved the Hiland Holdings merger agreement and the Hiland Holdings merger.

See “Information About the Special Meetings and Voting — Vote Required at Hiland Partners Special Meeting; How Units are Voted,” beginning on page 130 and “Information About the Special Meetings and Voting — Vote Required at the Hiland Holdings Special Meeting; How Units are Voted,” beginning on page 131.

Conditions to Completion of the Mergers

Conditions to the Completion of the Hiland Partners Merger

Before the Hiland Partners merger can be completed, a number of conditions must be satisfied or waived. These include:

•	approval of the Hiland Partners merger agreement and the Hiland Partners merger by (a) holders of a majority of the outstanding Hiland Partners common units held by Hiland Partners public unitholders entitled to vote thereon voting as a class and (b) holders of a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon voting as a class;

•	the absence of any restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Hiland Partners merger;

•	the waiting period applicable to the consummation of the Hiland Partners merger under the Hart-Scott-Rodino Act, which we refer to in this joint proxy statement as the “HSR Act,” having expired or been terminated;

•	the accuracy of Parent’s and HLND Merger Sub’s representations and warranties in the Hiland Partners merger agreement, except (subject to certain specified exceptions) to the extent that the failure of such representations and warranties to be accurate (without regard to qualifications or exceptions as to materiality or material adverse effect) would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or HLND Merger Sub to consummate the Hiland Partners merger and any other transactions contemplated by the Hiland Partners merger agreement;

•	the accuracy of Hiland Partners’ and its general partner’s representations and warranties in the Hiland Partners merger agreement, except (subject to certain specified exceptions) to the extent that the failure of such representations and warranties to be accurate (without regard to qualifications or exceptions as to materiality or material adverse effect) would not have, individually or in the aggregate, a material adverse effect (as defined in the Hiland Partners merger agreement) with respect to Hiland Partners;

•	performance by each of the parties of its obligations and compliance by each of the parties with its covenants that are qualified by materiality or material adverse effect and performance in all material respects by each of the parties of its other obligations and compliance in all material respects by each of the parties with its other covenants;

•	no material adverse effect (as defined in the Hiland Partners merger agreement) with respect to Hiland Partners having occurred after the date of the Hiland Partners merger agreement;

•	the Hiland Holdings merger being effectuated concurrently with the Hiland Partners merger (which condition can only be waived by Parent and HLND Merger Sub if the Hiland Holdings merger agreement and Hiland Holdings merger have been submitted to a vote of the common unitholders of Hiland Holdings and the outcome of such vote fails to satisfy the requisite approval under the Hiland Holdings merger agreement); and

•	delivery of certain certificates of officers of the parties certifying satisfaction of certain of the above closing conditions.

Hiland Partners can give no assurance when or if all of the conditions to the Hiland Partners merger will be either satisfied or, to the extent possible, waived, or that the Hiland Partners merger will be consummated. See “The Hiland Partners Merger Agreement — Conditions to Completion of the Hiland Partners Merger” beginning on page 147.

Conditions to the Completion of the Hiland Holdings Merger

Before the Hiland Holdings merger can be completed, a number of conditions must be satisfied or waived. These include:

•	approval of the Hiland Holdings merger agreement and the Hiland Holdings merger by (a) holders of a majority of the outstanding Hiland Holdings common units held by Hiland Holdings public unitholders entitled to vote thereon voting as a class and (b) the holders of a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class;

•	the absence of any restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Hiland Holdings merger;

•	the waiting period applicable to the consummation of the Hiland Holdings merger under the HSR Act having expired or been terminated;

•	the accuracy of Parent’s and HPGP Merger Sub’s representations and warranties in the Hiland Holdings merger agreement, except (subject to certain specified exceptions) to the extent that the failure of such representations and warranties to be accurate (without regard to qualifications or exceptions as to materiality or material adverse effect) would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or HPGP Merger Sub to consummate the Hiland Holdings merger and any other transactions contemplated by the Hiland Holdings merger agreement;

•	the accuracy of Hiland Holdings’ and its general partner’s representations and warranties in the Hiland Holdings merger agreement, except (subject to certain specified exceptions) to the extent that the failure of such representations and warranties to be accurate (without regard to qualifications or exceptions as to materiality or material adverse effect) would not have, individually or in the aggregate, a material adverse effect (as defined in the Hiland Holdings merger agreement) with respect to Hiland Holdings;

•	performance by each of the parties of its obligations and compliance by each of the parties with its covenants that are qualified by materiality or material adverse effect and performance in all material respects by each of the parties of its other obligations and compliance in all material respects by each of the parties with its other covenants;

•	no material adverse effect (as defined in the Hiland Holdings merger agreement) with respect to Hiland Holdings having occurred after the date of the Hiland Holdings merger agreement;

•	the Hiland Partners merger being effectuated concurrently with the Hiland Holdings merger (which condition can only be waived by Parent and HPGP Merger Sub if the Hiland Partners merger agreement and Hiland Partners merger have been submitted to a vote of the common unitholders and subordinated unitholders of Hiland Partners and the outcome of such vote fails to satisfy the requisite approval under the Hiland Partners merger agreement and the Hiland Partners partnership agreement); and

•	delivery of certain certificates of officers of the parties certifying satisfaction of certain of the above closing conditions.

Hiland Holdings can give no assurance when or if all of the conditions to the Hiland Holdings merger will be either satisfied or, to the extent possible, waived, or that the Hiland Holdings merger will be consummated. See “The Hiland Holdings Merger Agreement — Conditions to Completion of the Hiland Holdings Merger” beginning on page 165.

Definition of Material Adverse Effect Under the Merger Agreements

For purposes of the Hiland Partners merger agreement and subject to specified exceptions, a “material adverse effect” means, with respect to Hiland Partners, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of Hiland Partners and its subsidiaries, taken as a whole, or on the ability of Hiland Partners and its general partner to perform their obligations under the Hiland Partners merger agreement or to consummate the Hiland Partners merger. See “The Hiland Partners Merger Agreement — Representations and Warranties” beginning on page 135.

For purposes of the Hiland Holdings merger agreement and subject to specified exceptions, a “material adverse effect” means, with respect to Hiland Holdings, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of Hiland Holdings and its general partner, taken as a whole, or on the ability of Hiland Holdings and its general partner to perform their obligations under the Hiland Holdings merger agreement or to consummate the Hiland Holdings merger. See “The Hiland Holdings Merger Agreement — Representations and Warranties” beginning on page 154.

Regulatory Approvals

In order to consummate the Hiland Partners merger, Parent, HLND Merger Sub and Hiland Partners must make the requisite filings with the Justice Department and the Federal Trade Commission under the HSR Act, and all applicable waiting periods thereunder must expire or be terminated. See “Special Factors — Certain Legal Matters — HSR Act,” beginning on page 127.

Termination of the Merger Agreements

Termination of the Hiland Partners Merger Agreement

The Hiland Partners merger agreement may be terminated and the Hiland Partners merger may be abandoned at any time prior to the effective time of the Hiland Partners merger, whether before or after Hiland Partners’ unitholders approve the Hiland Partners merger agreement and the Hiland Partners merger:

•	by the mutual written consent of Hiland Partners and the general partner of Hiland Partners (which we collectively refer to as the “Hiland Parties”) and Parent and HLND Merger Sub (which we collectively refer to as the “HLND Parent Parties”);

•	by either the Hiland Parties or the HLND Parent Parties, if:

•	the effective time of the Hiland Partners merger does not occur on or before November 1, 2009 and the party seeking to terminate the Hiland Partners merger agreement has not breached its obligations under the Hiland Partners merger agreement in any manner that proximately caused the failure to consummate the Hiland Partners merger on or before November 1, 2009;

•	an injunction, other legal restraint or order of any governmental entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Hiland Partners merger and such injunction, other legal restraint or order becomes final and nonappealable; provided that the party seeking to terminate the Hiland Partners merger agreement must have complied in all material respects with its obligations summarized under “The Hiland Partners Merger Agreement — Other Covenants and Agreements — Efforts to Complete the Hiland Partners Merger”; or

•	upon a vote taken at a properly concluded special meeting of the unitholders of Hiland Partners, the requisite unitholder approval of the Hiland Partners merger is not obtained; provided that the right to terminate the Hiland Partners merger agreement will not be available to the Hiland Parties if any Hiland Party materially breached any of its obligations summarized under “The Hiland Partners Merger Agreement — Other Covenants and Agreements — No Solicitation” and “The Hiland Partners Merger Agreement — Other Covenants and Agreements — Filings; Other Actions”;

•	by the Hiland Parties, if any HLND Parent Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Partners merger agreement, if the breach or failure to perform:

•	would constitute the failure of a condition to the Hiland Parties’ obligations to complete the Hiland Partners merger; and

•	is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by Parent of written notice stating the Hiland Parties’ intention to terminate the Hiland Partners merger agreement and the basis for such termination;

provided that the right to terminate the Hiland Partners merger agreement pursuant to the provision summarized above will not be available to the Hiland Parties if, at such time, a condition to the HLND Parent Parties’ obligation to complete the Hiland Partners merger is not capable of being satisfied; or

•	by the HLND Parent Parties, if:

•	any Hiland Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Partners merger agreement, if the breach or failure to perform: (A) would constitute the failure of a condition to the HLND Parent Parties’ obligations to complete the Hiland Partners merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Hiland Parties of written notice stating the HLND Parent Parties’ intention to terminate the Hiland Partners merger agreement; provided that the right to terminate the Hiland Partners merger agreement pursuant to the provision summarized in this bullet point will not be available to the HLND Parent Parties if, at such time, a condition to the Hiland Parties’ obligation to complete the Hiland Partners merger is not capable of being satisfied;

•	a change in the recommendation of the Hiland Partners Board of Directors or Hiland Partners Conflicts Committee or a failure of the Hiland Partners Board of Directors or Hiland Partners Conflicts Committee to recommend the Hiland Partners merger agreement and Hiland Partners merger to the Hiland Partners public unitholders occurs or the Hiland Partners Board of Directors or any committee thereof approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any alternative proposal (collectively, a “Hiland Partners change of recommendation”); or

•	the Hiland Holdings merger and the Hiland Partners merger are not capable of closing concurrently on or before November 1, 2009.

See “The Hiland Partners Merger Agreement — Termination” beginning on page 148.

Termination of the Hiland Holdings Merger Agreement

The Hiland Holdings merger agreement may be terminated and the Hiland Holdings merger may be abandoned at any time prior to the effective time of the Hiland Holdings merger, whether before or after Hiland Holdings’ unitholders approve the Hiland Holdings merger agreement and the Hiland Holdings merger:

•	by the mutual written consent of Hiland Holdings and the general partner of Hiland Holdings (which we collectively refer to as the “Holdings Parties”) and Parent and HPGP Merger Sub (which we collectively refer to as the “HPGP Parent Parties”);

•	by either the Holdings Parties or the HPGP Parent Parties, if:

•	the effective time of the Hiland Holdings merger does not occur on or before November 1, 2009 and the party seeking to terminate the Hiland Holdings merger agreement has not breached its obligations under the Hiland Holdings merger agreement in any manner that proximately caused the failure to consummate the Hiland Holdings merger on or before November 1, 2009;

•	an injunction, other legal restraint or order of any governmental entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Hiland Holdings merger and such injunction, other legal restraint or order becomes final and nonappealable; provided that the party seeking to terminate the Hiland Holdings merger agreement must have complied in all material respects with its obligations summarized under “The Hiland Holdings Merger Agreement — Other Covenants and Agreements — Efforts to Complete the Hiland Holdings Merger;” or

•	upon a vote taken at a properly concluded special meeting of the unitholders of Hiland Holdings, the requisite unitholder approval of the Hiland Holdings merger is not obtained; provided that the right to terminate the Hiland Holdings merger agreement will not be available to the Holdings Parties if any Holdings Party materially breached any of its obligations summarized under “The Hiland Holdings Merger Agreement — Other Covenants and Agreements — No Solicitation” and “The Hiland Holdings Merger Agreement — Other Covenants and Agreements — Filings; Other

Actions” or to the HPGP Parent Parties if any Hamm Continuing Investor materially breached any of its obligations under the Hiland Holdings support agreement;

•	by the Holdings Parties, if any HPGP Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Holdings merger agreement, if the breach or failure to perform:

•	would constitute the failure of a condition to the Holdings Parties’ obligations to complete the Hiland Holdings merger; and

•	is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by Parent of written notice stating the Holdings Parties’ intention to terminate the Hiland Holdings merger agreement and the basis for such termination;

provided that the right to terminate the Hiland Holdings merger agreement pursuant to the provision summarized above will not be available to the Holdings Parties if, at such time, a condition to the HPGP Parent Parties’ obligation to complete the Hiland Holdings merger is not capable of being satisfied; or

•	by the HPGP Parent Parties, if:

•	any Holdings Party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Holdings merger agreement, if the breach or failure to perform: (A) would constitute the failure of a condition to the HPGP Parent Parties’ obligations to complete the Hiland Holdings merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Holdings Parties of written notice stating the HPGP Parent Parties’ intention to terminate the Hiland Holdings merger agreement; provided that the right to terminate the Hiland Holdings merger agreement pursuant to the provision summarized in this bullet point will not be available to the HPGP Parent Parties if, at such time, a condition to the Holdings Parties’ obligation to complete the Hiland Holdings merger is not capable of being satisfied;

•	a change in the recommendation of the Hiland Holdings Board of Directors or Hiland Holdings Conflicts Committee or a failure of the Hiland Holdings Board of Directors or Hiland Holdings Conflicts Committee to recommend the Hiland Holdings merger agreement and Hiland Holdings merger to the Hiland Holdings public unitholders occurs or the Hiland Holdings Board of Directors or any committee thereof approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any alternative proposal (collectively, a “Hiland Holdings change of recommendation”); or

•	the Hiland Partners merger and the Hiland Holding merger are not capable of closing concurrently on or before November 1, 2009.

See “The Hiland Holdings Merger Agreement — Termination” beginning on page 167.

Fees and Expenses; Remedies

Hiland Partners; Reimbursement of Certain Expenses

Generally, each party to the Hiland Partners merger agreement is responsible for its own expenses, including the fees and expenses of its advisors, except that in the event that:

•	the Hiland Partners merger agreement is terminated by the HLND Parent Parties due to a Hiland Partners change of recommendation or;

•	the following has occurred:

•	an alternative proposal is made known to the Hiland Parties or is made directly to the Hiland Partners unitholders generally or any person publicly announces an intention (whether or not conditional or withdrawn) to make an alternative proposal,

•	thereafter, the Hiland Partners merger agreement is terminated by the Hiland Parties or the HLND Parent Parties (as applicable) because November 1, 2009 has passed, the unitholders of Hiland Partners failed to approve the Hiland Partners merger agreement or the Hiland Partners merger or any Hiland Party breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Partners merger agreement, and the breach or failure to perform: (A) would constitute the failure of a condition to the HLND Parent Parties’ obligations to complete the merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Hiland Parties of written notice stating the HLND Parent Parties’ intention to terminate the Hiland Partners merger agreement, and

•	a Hiland Party or its subsidiary enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any alternative proposal within twelve months of the date the Hiland Partners merger agreement is terminated, then Hiland Partners must pay to Parent all of the expenses of the HLND Parent Parties, up to $1,100,000; provided that no expense for which a HLND Parent Party has received reimbursement pursuant to the Hiland Holdings merger agreement shall be paid pursuant to this reimbursement obligation. See “The Hiland Partners Merger Agreement— Reimbursement of Certain Expenses,” beginning on page 150.

Hiland Holdings; Reimbursement of Certain Expenses

Generally, each party to the Hiland Holdings merger agreement is responsible for its own expenses, including the fees and expenses of its advisors, except that in the event that:

•	the Hiland Holdings merger agreement is terminated by the HPGP Parent Parties due to a Hiland Holdings change of recommendation; or

•	the following has occurred:

•	an alternative proposal is made known to the Holdings Parties or is made directly to the Hiland Holdings unitholders generally or any person publicly announces an intention (whether or not conditional or withdrawn) to make an alternative proposal,

•	thereafter, the Hiland Holdings merger agreement is terminated by the Holdings Parties or the HPGP Parent Parties (as applicable) because November 1, 2009 has passed, the unitholders of Hiland Holdings failed to approve the Hiland Holdings merger agreement or the Hiland Holdings merger or any Holdings Party breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Holdings merger agreement, and the breach or failure to perform: (A) would constitute the failure of a condition to the HPGP Parent Parties’ obligations to complete the merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Holdings Parties of written notice stating the HPGP Parent Parties’ intention to terminate the Hiland Holdings merger agreement, and

•	a Holdings Party enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any alternative proposal within twelve months of the date the Hiland Holdings merger agreement is terminated, then Hiland Holdings must pay to Parent all of the expenses of the HPGP Parent Parties, up to $800,000; provided that no expense for which a HPGP Parent Party has received reimbursement pursuant to the Hiland

Partners merger agreement shall be paid pursuant to this reimbursement obligation. See “The Hiland Holdings Merger Agreement— Reimbursement of Certain Expenses,” beginning on page 168.

Effect of Termination; Remedies

In the event of termination of either merger agreement as summarized above under “— Termination of the Merger Agreements,” the applicable merger agreement will terminate, except for certain provisions including the provision relating to reimbursement of expenses summarized above, and there shall be no liability on the part of the Hiland Parties or the Holdings Parties, as the case may be, or the HLND Parent Parties or HPGP Parent Parties, as the case may be, to the other except as provided in the provision relating to reimbursement of expenses summarized above. No such termination, however, shall relieve any party from liability arising out of any willful breach of any of the representations, warranties or covenants in the applicable merger agreement (subject to any express limitations set forth in such merger agreement), in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

See “The Hiland Partners Merger Agreement — Effect of Termination; Remedies” beginning on page 149 and “The Hiland Holdings Merger Agreement — Effect of Termination; Remedies” beginning on page 168.

Financing of the Mergers

The mergers will be financed entirely with cash contributed by Mr. Hamm and the Hamm family trusts to Parent and the Merger Subs. There is no financing condition to the obligations of Mr. Hamm and his affiliates to consummate the transactions.

Mr. Hamm has delivered to Parent a funding commitment letter related to the Hiland Partners merger, which we refer to in this joint proxy statement as the “Hiland Partners commitment letter,” pursuant to which Mr. Hamm has committed to contribute approximately $32.0 million to Parent prior to the closing of the Hiland Partners merger, representing the aggregate Hiland Partners merger consideration plus related fees and expenses. Under the Hiland Partners commitment letter, Mr. Hamm’s funding commitment is reduced by the amount of cash, if any, contributed by the Hamm family trusts to fund the Hiland Partners merger. Pursuant to its terms, Hiland Partners is a third-party beneficiary of the Hiland Partners commitment letter.

Mr. Hamm has also delivered to Parent a funding and equity rollover commitment letter related to the Hiland Holdings merger, which we refer to in this joint proxy statement as the “Hiland Holdings commitment letter,” pursuant to which Mr. Hamm has committed to contribute approximately $21.2 million to Parent prior to the closing of the Hiland Holdings merger, representing the aggregate Hiland Holdings merger consideration plus related fees and expenses. Under the Hiland Holdings commitment letter, Mr. Hamm’s funding commitment is reduced by the amount of cash, if any, contributed by the Hamm family trusts to fund the Hiland Holdings merger. Pursuant to its terms, Hiland Holdings is a third-party beneficiary of the Hiland Holdings commitment letter. See “Special Factors — Financing of the Mergers” beginning on page 124.

No Solicitation of Competing Proposals

The merger agreements generally restrict the ability of each of the Hiland Companies and their respective general partners to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Hiland Companies or their respective subsidiaries and each of the Hiland Companies’ Board of Directors’ or their respective Conflicts Committee’s ability to change or withdraw its recommendation of its respective merger agreement. Notwithstanding these restrictions, under circumstances specified in the merger agreements, each Hiland Company may respond to an unsolicited “alternative proposal” as the term is defined in the sections entitled “The Hiland Partners Merger Agreement — Other Covenants and Agreements — No Solicitation” and “The Hiland Holdings Merger Agreement — Other Covenants and Agreements — No Solicitation”, so long as it complies with the terms of the applicable merger agreement. Each Hiland Company Board of Directors or Conflicts Committee may also withdraw its recommendation of its respective merger agreement which it had previously recommended if it determines in good faith, after consultation with its respective outside counsel and financial advisors, that doing so would be in the best interests of the public unitholders of the respective Hiland Company. See “The

Hiland Partners Merger Agreement — Other Covenants and Agreements — No Solicitation,” beginning on page 140 and “The Hiland Holdings Merger Agreement — Other Covenants and Agreements — No Solicitation,” beginning on page 158.

No Appraisal Rights

Holders of Hiland Partners common units and Hiland Holdings common units are not entitled to dissenters’ rights of appraisal under their respective partnership agreements or applicable Delaware law.

Material United States Federal Income Tax Considerations

The Hiland Partners merger and the Hiland Holdings merger will each be a taxable transaction for U.S. federal income tax purposes (and also may be taxed under applicable foreign, state and local tax laws). For U.S. federal income tax purposes, a common unitholder receiving merger consideration will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount realized by that common unitholder (equal to the sum of the merger consideration received and the common unitholder’s share of the respective Hiland Company’s nonrecourse liabilities) as a result of the applicable Hiland Company merger and (2) that common unitholder’s adjusted tax basis in its common units of the respective Hiland Company. Moreover, because a portion (which will likely be substantial) of a common unitholder’s gain or loss will be separately computed and taxed as ordinary income, a common unitholder may recognize both ordinary income and a capital loss as a result of the mergers. For an explanation of the amount realized and the character of any gain recognized by a common unitholder as a result of the mergers and more information regarding the U.S. federal income tax consequences of the mergers, see “Special Factors — Material United States Federal Income Tax Considerations” beginning on page 116.

The tax consequences of the mergers to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the mergers to you.

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

Q:	Where and when are the special meetings?

A:	Hiland Partners and Hiland Holdings will hold separate special meetings of common unitholders. Hiland Partners will hold a special meeting of common unitholders on , 2009 at , local time, at . Hiland Holdings will hold a special meeting of common unitholders on , 2009 at , local time, at .

Q:	What am I being asked to vote on?

A:	If you are a holder of common units of Hiland Partners, you are being asked to approve the Hiland Partners merger agreement and the Hiland Partners merger, pursuant to which an entity created by the Hamm Continuing Investors will merge with and into Hiland Partners and each common unit of Hiland Partners not held by the Hiland Holdings rollover common unitholders will be converted into the right to receive $7.75 in cash. If you are a holder of common units of Hiland Holdings, you are being asked to approve the Hiland Holdings merger agreement and the Hiland Holdings merger, pursuant to which an entity created by the Hamm Continuing Investors will merge with and into Hiland Holdings and each common unit of Hiland Holdings not held by the Hiland Holdings rollover common unitholders will be converted into the right to receive $2.40 in cash. After the mergers, Hiland Partners and Hiland Holdings will be privately-owned companies, owned by the Hamm Continuing Investors and you will have no interest in either entity.

Q:	Does the Hiland Partners Board of Directors recommend approval of the Hiland Partners merger agreement and the Hiland Partners merger?

A:	Yes. The Hiland Partners Board of Directors and the Hiland Partners Conflicts Committee recommend that the Hiland Partners public unitholders approve the Hiland Partners merger agreement and the Hiland Partners merger.

The Hiland Partners Conflicts Committee, comprised of two independent directors, was authorized to review and evaluate the acquisition proposal from Harold Hamm and any potential alternatives thereto, and unanimously determined that the Hiland Partners merger agreement and the Hiland Partners merger are advisable, fair to and in the best interests of, Hiland Partners and the Hiland Partners public unitholders and approved the Hiland Partners merger agreement and the Hiland Partners merger. The Hiland Partners Conflicts Committee recommended that the full Hiland Partners Board of Directors approve the Hiland Partners merger agreement and the Hiland Partners merger and recommends that the Hiland Partners public unitholders approve the Hiland Partners merger agreement and the Hiland Partners merger.

After considering various factors, including the unanimous recommendation of the Hiland Partners Conflicts Committee, the Hiland Partners Board of Directors:

• has determined that the Hiland Partners merger agreement and the Hiland Partners merger are advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders;

• has approved the Hiland Partners merger agreement and the Hiland Partners merger; and

• recommends that the Hiland Partners public unitholders approve the Hiland Partners merger agreement and the Hiland Partners merger.

Q:	Does the Hiland Holdings Board of Directors recommend approval of the Hiland Holdings merger agreement and the Hiland Holdings merger?

A:	Yes. The Hiland Holdings Board of Directors and the Hiland Holdings Conflicts Committee recommend that the Hiland Holdings public unitholders approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

The Hiland Holdings Conflicts Committee, comprised of two independent directors, was authorized to review and evaluate the acquisition proposal from Mr. Hamm and any potential alternatives thereto, and unanimously determined that the Hiland Holdings merger agreement is advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and approved the Hiland Holdings merger agreement and the Hiland Holdings merger. The Hiland Holdings Conflicts Committee recommended that the full Hiland Holdings Board of Directors approve the Hiland Holdings merger agreement and the Hiland Holdings merger and recommends that the Hiland Holdings public unitholders approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

After considering various factors, including the unanimous recommendation of the Hiland Holdings Conflicts Committee, the Hiland Holdings Board of Directors:

• has determined that the Hiland Holdings merger agreement and the Hiland Holdings merger are advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders;

• has approved the Hiland Holdings merger agreement and the Hiland Holdings merger; and

• recommends that the Hiland Holdings public unitholders approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

Q:	What are the interests of the members of the Hiland Partners Board of Directors and the Hiland Holdings Board of Directors and the executive officers of the Hiland Companies in the mergers?

A:	Members of each Hiland Company Board of Directors and the shared executive officers of the Hiland Companies have interests in the mergers that are different from yours, including, in some cases, a continuing ownership interest in the surviving entities following consummation of the mergers, as well as other interests described in this joint proxy statement. We encourage you to review the section entitled “Special Factors — Interests of Certain Persons in the Mergers,” beginning on page 108, for a full discussion of their interests.

Q:	What will happen to the restricted common units, phantom units and unit option awards in the Hiland Companies held by directors, officers and employees of the Hiland Companies?

A:	Restricted common units of the Hiland Companies held by non-employee members of either Hiland Company Board of Directors will vest immediately prior to the effective time of the applicable merger and automatically convert into the right to receive the applicable merger consideration. Other restricted common units, phantom units and unit option awards issued pursuant to the Hiland Partners, LP Long-Term Incentive Plan or the Hiland Holdings GP, LP Long-Term Incentive Plan that are outstanding as of the effective time of the applicable merger will remain outstanding in accordance with their respective terms as equity awards in the surviving entity in the applicable Hiland Company merger. Please see “Special Factors — Interests of Certain Persons in the Mergers,” beginning on page 108.

Q:	If I own common units in each of the Hiland Companies, can I vote for one merger and against the other merger?

A:	Yes. Although this joint proxy statement relates to both going private transactions, each special meeting is separate and if you own common units in each of Hiland Partners and Hiland Holdings, you may vote in favor of both mergers, against both mergers, in favor of one merger and against the other merger or abstain from voting on one or both mergers. If only one merger is approved by the unitholders, provided that the other merger was voted down by the unitholders, Parent and the applicable Merger Sub may waive the condition that both mergers be closed concurrently and choose to close the approved merger.

Q:	What are the record dates for the special meetings?

A:	The record date for the special meeting of Hiland Partners and for the special meeting of Hiland Holdings is , 2009. Only holders of Hiland Partners common units or Hiland Holdings common units, as applicable, at the close of business on the record date are entitled to notice of, and to vote at, the special meeting of the Hiland Company in which they own common units or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the special meetings?

A:	At the special meeting of each Hiland Company, the presence, in person or by proxy, of unitholders entitled to cast a majority of the votes entitled to be cast by the unitholders will constitute a quorum. Where a separate class vote is required, a quorum will consist of the majority of votes entitled to be cast by the unitholders of the class entitled to vote with respect to that matter.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement (including its annexes and the documents referenced under “Where You Can Find More Information”) please vote by completing, signing and mailing your proxy card or by voting via telephone or the Internet as soon as possible so that your units can be represented at the special meeting of the Hiland Company in which you own units. Your vote is important. Whether or not you plan to attend the special meeting, you should sign and mail your proxy card or vote via telephone or the Internet at your first convenience. Remember, if you fail to vote your units, that will have the same effect as a vote “against” the approval of the Hiland Partners merger agreement and the Hiland Partners merger (if you are a holder of Hiland Partners common units) or the Hiland Holdings merger agreement and the Hiland Holdings merger (if you are a holder of Hiland Holdings common units).

Q:	If I hold a unit certificate, should I send in my unit certificates now?

A:	No. After the applicable merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common unit certificates for the cash merger consideration. If your common units are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” common units in exchange for the merger consideration. Please do not send in your certificates now.

Q:	If my common units are held in “street name” by my broker, will my broker vote my units for me?

A:	Your broker will vote your common units for you only if you provide your broker with your specific voting instructions. You should follow the directions provided by your broker to vote your common units, including instructions for telephone and Internet voting. Without your instructions your common units in either Hiland Partners or Hiland Holdings will not be voted, which will have the same effect as a vote “against” the approval of the applicable merger agreement and merger. Please make certain to return your proxy or voting instruction card for each separate account you maintain to ensure that all of your common units in the Hiland Companies are voted.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later dated proxy to the Secretary of the Hiland Company in which you own common units before the special meeting of that Hiland Company. You also may revoke your proxy by attending the special meeting and voting your common units in person. If your common units are held in street name, you must contact your broker or bank and follow the directions provided to change your voting instructions.

Q:	May I vote in person?

A:	Yes. If you are the record holder of your common units, you may attend the special meeting for the Hiland Company in which you own common units and vote your common units in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker, bank or nominee in order to attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, we encourage you to sign and deliver a proxy card, which will not prevent you from attending the special meeting and voting your common units in person.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your common units in either of the Hiland Companies are registered differently or are in more than one account, you will receive more than one card for that Hiland Company. In addition, if you own common units in each of the Hiland Companies, you will receive at least one card for each Hiland Company. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your common units in either Hiland Company are voted.

Q:	Who will bear the cost of this solicitation?

A:	The Hiland Companies will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by the directors, officers or employees of the Hiland Companies without additional compensation. In addition, will provide solicitation services to the Hiland Companies for a fee of approximately $ plus out-of-pocket expenses. The Hiland Companies will, on request, reimburse holders of common units who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the common units they hold of record.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	No. Holders of Hiland Partners common units and Hiland Holdings common units are not entitled to dissenters’ rights of appraisal under their respective partnership agreement or applicable Delaware law.

Q:	Will I owe taxes as a result of the mergers?

A:	The Hiland Partners merger and the Hiland Holdings merger will each be a taxable transaction for U.S. federal income tax purposes (and also may be taxed under applicable foreign, state and local tax laws). For U.S. federal income tax purposes, a common unitholder receiving merger consideration will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount realized by that common unitholder (equal to the sum of the merger consideration received and the common unitholder’s share of the respective Hiland Company’s nonrecourse liabilities) as a result of the applicable Hiland Company merger and (2) the common unitholder’s adjusted tax basis in its common units of the respective Hiland Company. Moreover, because a portion (which will likely be substantial) of a common unitholder’s gain or loss will be separately computed and taxed as ordinary income, a common unitholder may recognize both ordinary income and a capital loss as a result of the mergers. Please refer to the section entitled “Special Factors — Material United States Federal Income Tax Considerations,” beginning on page 116, for a more detailed explanation of the U.S. federal income tax consequences of the mergers. You should consult your tax advisor on the specific tax consequences of the mergers to you.

Q:	When do you expect the mergers to be completed?

A:	The Hiland Companies are working to complete the mergers as quickly as possible after the special meetings if each of the merger agreements are approved at the special meetings. The Hiland Companies hope to complete the mergers during the third quarter of 2009, although there can be no assurance that they will be able to do so.

Q:	What conditions are required to be fulfilled to complete the mergers?

A:	The parties to each of the merger agreements are not required to complete their respective mergers unless certain specified conditions are satisfied or waived. These conditions include, among others, (i) the absence of any restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the mergers, (ii) receipt of certain regulatory approvals or expiration of required waiting periods, (iii) the accuracy of the parties’ representations and warranties except (subject to certain specified exceptions) to the extent that the failure of such representations and warranties to be accurate (without regard to qualifications or exceptions as to materiality or material adverse effect) would not have, individually or in the aggregate, a material adverse effect with respect to the parties making such representations and warranties; (iv) compliance by the parties with their obligations under the applicable merger agreement, including the covenants that restrict the conduct of the applicable Hiland Company’s business; (v) no material adverse effect occurring with respect to Hiland Partners or its business or Hiland Holdings or its business, as applicable; and (vi) except under specified circumstances, the concurrent completion of the other Hiland Company merger.

In addition, completion of the Hiland Partners merger is conditioned upon approval of the Hiland Partners merger agreement and the Hiland Partners merger by (i) holders of a majority of the Hiland Partners common units owned by Hiland Partners public unitholders entitled to vote thereon voting as a class and (ii) holders of a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon voting as a class. The Hiland Holdings merger is conditioned upon approval of the Hiland Holdings merger agreement and the Hiland Holdings merger by (i) holders of a majority of the Hiland Holdings common units owned by Hiland Holdings public unitholders entitled to vote thereon voting as a class and (ii) holders of a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class. Consummation of the mergers is not subject to a financing condition.

There can be no assurance that these or the other conditions to consummation of the mergers will be satisfied or waived. For a more complete summary of conditions that must be satisfied or waived prior to the effective time of such merger, see “The Hiland Partners Merger Agreement — Conditions to Completion of the Hiland Partners Merger,” beginning on page 147 and “The Hiland Holdings Merger Agreement — Conditions to Completion of the Hiland Holdings Merger,” beginning on page 165.

Q:	What will happen if only one of the merger agreements and related mergers are approved by unitholders?

If each Hiland Company merger agreement and Hiland Company merger is submitted to a vote of the unitholders of the applicable Hiland Company and only one of the Hiland Company merger agreements and Hiland Company mergers are approved, then, if all other conditions are either satisfied or waived, Parent and the applicable Merger Sub will have the option of completing only the Hiland Company merger that has been approved.

For more information, please see “The Hiland Partners Merger Agreement — Conditions to Completion of the Hiland Partners Merger” beginning on page 147 and “The Hiland Holdings Merger Agreement — Conditions to Completion of the Hiland Holdings Merger” beginning on page 165.

Q:	What if the proposed mergers are not completed?

A:	It is possible that the proposed mergers will not be completed. The mergers will not be completed if all closing conditions are not satisfied or waived. If the mergers are not completed, Hiland Partners and Hiland Holdings will each remain an independent public company, and the common units of Hiland Partners and Hiland Holdings will continue to be listed and traded on the NASDAQ Global Select Market. Under specified circumstances, if the mergers are not completed, Hiland Partners, Hiland Holdings or each of the Hiland Companies may be required to reimburse Parent for certain expenses associated with the mergers, up to an aggregate amount of $1.9 million. Please see “The Hiland Partners Merger Agreement — Reimbursement of Certain Expenses” and “The Hiland Holdings Merger Agreement — Reimbursement of Certain Expenses,” beginning on page 150 and 168, respectively.

Q:	Why is my vote important?

A:	Among other required votes, the Hiland Partners merger agreement requires the affirmative vote of the holders of a majority of the Hiland Partners common units held by Hiland Partners public unitholders and the Hiland Holdings merger agreement requires the affirmative vote of the holders of a majority of the Hiland Holdings common units held by Hiland Holdings public unitholders. Because each of these votes is based upon a majority of the outstanding common units held by the public unitholders of the respective Hiland Company, your failure to vote or your abstention from voting will have the same effect as a vote “against” the approval of the Hiland Partners merger agreement and the Hiland Partners merger or the Hiland Holdings merger agreement and the Hiland Holdings merger, as applicable. Additionally, because the merger agreements provide that the obligation of Parent and the applicable Merger Sub to complete either of the mergers is conditioned on, among other things, the concurrent completion of the other merger, it is not certain that either merger will be completed without, among other things, the affirmative vote of the holders of a majority of (i) the outstanding Hiland Partners common units held by the Hiland Partners public unitholders entitled to vote thereon voting as a class and (ii) the outstanding Hiland Holdings common units held by the Hiland Holdings public unitholders entitled to vote thereon voting as a class.

Q:	Who can help answer my questions?

A:	If you have any questions about the mergers, need additional copies of this joint proxy statement or the enclosed proxy card, or require assistance in voting your common units, you should contact , which is assisting us as the proxy solicitation agent in connection with the mergers, as follows:

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement, including information set forth or incorporated by reference in this document, contains statements that constitute forward-looking information, including disclosures relating to the mergers, projected financial information, valuation information, possible outcomes from strategic alternatives other than the mergers, the expected amounts, timing and availability of financing, availability under credit facilities, levels of capital expenditures, sources of funds, and funding requirements, among others. You are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	with respect to the mergers: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreements or the failure of required conditions to close the mergers; (2) the outcome of any legal proceedings that have been or may be instituted against Hiland Partners and/or Hiland Holdings and others; (3) the inability to obtain unitholder approval or the failure to satisfy other conditions to completion of the mergers, including the receipt of certain regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the mergers; (5) the performance of Parent, Merger Subs and the Hamm Continuing Investors and (6) the amount of the costs, fees, expenses and charges related to the mergers;

•	any of the assumptions underlying the Hiland Companies’ projected financial information proving to be inaccurate;

•	the ability of the Hiland Companies to comply with certain covenants in their respective credit facilities, including under the Hiland Operating Credit Agreement;

•	the ability of the Hiland Companies to pay distributions to their respective unitholders;

•	Hiland Partners’ cash flow is affected by the volatility of natural gas and NGL product prices, which could adversely affect Hiland Partners’ ability to make distributions to its unitholders, including Hiland Holdings;

•	Hiland Holdings’ expected receipt of distributions from Hiland Partners;

•	Hiland Partners’ continued ability to find and contract for new sources of natural gas supply;

•	the general economic conditions in the United States of America as well as the general economic conditions and currencies in foreign countries;

•	the amount of natural gas gathered on Hiland Partners’ gathering systems;

•	the level of throughput in Hiland Partners’ natural gas processing and treating facilities;

•	the fees Hiland Partners charges and the margins realized for its services;

•	the prices and market demand for, and the relationship between, the prices of natural gas and NGLs;

•	energy prices generally;

•	the level of domestic crude oil and natural gas production;

•	the availability of imported crude oil and natural gas;

•	actions taken by foreign crude oil and natural gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the weather in Hiland Partners’ operating areas;

•	the extent of governmental regulation and taxation;

•	hazards or operating risks incidental to the gathering, treating and processing of natural gas and NGLs that may not be fully covered by insurance;

•	competition from other midstream companies;

•	loss of key personnel;

•	the availability and cost of capital and Hiland Partners’ ability to access certain capital sources;

•	changes in laws and regulations to which Hiland Holdings and Hiland Partners are subject, including tax, environmental, transportation and employment regulations;

•	the costs and effects of legal and administrative proceedings;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to the Hiland Partners’ financial results; and

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to Hiland Companies’ existing pipelines and facilities;

•	the completion of significant, unbudgeted expansion projects may require debt and/or equity financing which may not be available to Hiland Partners on acceptable terms, or at all;

•	increases in interest rates could increase Hiland Partners’ borrowing costs, adversely impact its unit price and its ability to issue additional equity, which could have an adverse effect on Hiland Partners’ cash flows and its ability to fund its growth; and

•	the other factors described in each of the Hiland Companies’ Form 10-K for the fiscal year ended December 31, 2008, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

The Hiland Companies disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws. A Transaction Statement on Schedule 13E-3 filed with the SEC with respect to each of the proposed mergers (each a “Schedule 13E-3”) will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC by either Hiland Partners or Hiland Holdings.

SPECIAL FACTORS

Background of the Mergers

Overview

It is part of the Hiland Companies’ business strategy to consistently evaluate strategic alternatives in an effort to maximize unitholder value as the Hiland Companies, and the environment in which they operate, evolve.

Like many natural gas gathering and processing companies, Hiland Partners’ earnings and cash flows are impacted by changes in commodity prices. The margins generated under some of Hiland Partners’ gathering and processing contracts fluctuate based on the price of natural gas and NGLs and, in some cases, the relationship between the price of natural gas and NGLs. Hiland Partners’ systems are also dependent on the level of production from crude oil and natural gas wells that supply natural gas to its systems. Production from wells naturally declines over time. Accordingly, in order to maintain or increase throughput levels on its gathering systems, Hiland Partners must continually obtain new supplies of natural gas from newly drilled wells near its gathering systems. Fluctuations in energy prices, as well as the accessibility of capital to fund drilling, can greatly affect the level of drilling activity by producers.

Beginning in the third quarter of 2008, fears of an economic recession, a significant reduction in the availability of credit nationwide and significant declines in crude oil, natural gas and NGLs prices from highs experienced in 2008 led to a sell-off by investors in master limited partnerships, or “MLPs,” particularly ones that face commodity price exposure in their business, such as gathering and processing MLPs like Hiland Partners. This sell-off intensified shortly after the mid-September bankruptcy filing of Lehman Brothers, Inc., which worsened the global credit crisis.

In the late summer and fall of 2008, commodity prices declined precipitously. The prompt month New York Mercantile Exchange, or NYMEX, crude oil price declined from a record high of $145.18 per barrel on July 14, 2008 to $67.81 per barrel on October 31, 2008. The prompt month NYMEX natural gas price was halved from $13.51 per MMBtu on July 1, 2008 to $6.75 per MMBtu on October 31, 2008. And the OPIS Conway NGL simple average price more than halved, from $2.08 per gallon on July 17, 2008 to a closing price of $0.89 per gallon on October 31, 2008.

Accordingly, like most gathering and processing MLPs, both Hiland Partners’ common unit price and Hiland Holdings’ common unit price declined significantly in the third quarter. For example, Hiland Partners’ common unit price declined from $49.26, or at a 7.00% yield to investors based on the most recent quarterly distribution (on an annualized basis) (“yield”), on July 1, 2008, and to $26.06 by October 31, 2008, representing a 13.51% yield. Likewise, Hiland Holdings’ common unit price declined from $26.75, representing a 4.56% yield, as of July 1, 2008 to $12.40, representing a 10.24% yield, as of October 31, 2008.

As a result of the decline in unit prices and the substantial reduction in the availability of credit nationwide during this period, the Hiland Companies’ cost of raising additional capital increased significantly at a time when Hiland Partners was pursuing its growth strategy of expanding organically, including in the Bakken shale play in northwestern North Dakota and at its Woodford Shale and Kinta gathering systems in southeastern Oklahoma. During this time, management believed that Hiland Partners had adequate capital resources to fund its announced expansion projects and ongoing system expansions without having to access the capital markets for debt or equity. However, given the significant disruption in the capital markets, the lack of access to debt capital and the uncertainty regarding the direction of commodity prices, Joseph L. Griffin, the President and Chief Executive Officer of each of the Hiland Companies, and Matthew S. Harrison, the Chief Financial Officer of each of the Hiland Companies, decided to review a number of potential alternatives to more efficiently capitalize the companies, to better position the companies to be able to adapt to further changes in economic conditions, to fund future unplanned expansion projects and to otherwise maximize unitholder value. The alternatives considered included: (i) raising equity capital, (ii) amending the Hiland Operating Credit Agreement to expand the borrowing capacity thereunder, (iii) having Hiland Partners acquire Hiland Holdings in a transaction that would result in Hiland Partners owning its general partner and the cancellation of the incentive distribution rights held by the general partner and (iv) having Harold Hamm acquire the Hiland Companies in going private transactions.

As of September 30, 2008, Hiland Partners had borrowed $262.1 million against a borrowing base of $300 million under the Hiland Operating Credit Agreement. In this regard, Messrs. Griffin and Harrison and Mr. Derek Gipson, Director of Business Development and Investor Relations of each of the Hiland Companies (who, together with Messrs. Griffin and Harrison we sometimes refer to as the “management team”), had a series of formal discussions with representatives of MidFirst Bank and the other lenders under the Hiland Operating Credit Agreement during October and November of 2008 regarding amendments to the Hiland Operating Credit Agreement, including expanding the borrowing base under the Hiland Operating Credit Agreement from $300 million to $350 million. Based on these discussions, management determined by mid-November that the borrowing base could not be expanded on terms acceptable to Hiland Partners at that time. In fact, through such discussions, management learned that many lenders were looking for opportunities to reduce their credit commitments to gathering and processing companies.

On November 6, 2008, the Board of Directors of each of the Hiland Companies held a regularly-scheduled board meeting. At those meetings, Messrs. Griffin and Harrison discussed, among other things, recent equity market conditions for the Hiland Companies and their peers, including increases in yields, changes in commodity prices and Hiland Partners’ commodity price hedge position and the discussions management had with MidFirst Bank regarding potentially expanding the borrowing base under the Hiland Operating Credit Agreement. At those meetings, Messrs. Griffin and Harrison also summarized management’s financial projections and estimates for the 2009 fiscal year, which included then-current forward pricing estimates and lower growth capital expenditures planned for 2009 than in 2008 (the “November Projections”). In particular, management advised each Board of Directors that, based on the November Projections, the Hiland Companies were expected to generate distribution growth and remain in compliance with all financial covenants in the Hiland Operating Credit Agreement through 2009.

On or about November 10, 2008, the management team spoke telephonically with representatives of Barclays Capital to informally discuss various potential capitalization alternatives. The management team discussed several options, including raising equity, expanding the borrowing base under the Hiland Operating Credit Agreement, having Hiland Partners acquire Hiland Holdings and going private transactions involving Harold Hamm.

On November 12, 2008, Messrs. Griffin, Harrison and Gipson met with representatives of Wachovia Capital Markets, LLC (“Wachovia Securities”) for a capital markets update. During those discussions, the concept of potential going private transactions was discussed and Wachovia Securities offered to do some preliminary analytical work on various alternatives available with respect to the Hiland Companies.

On November 14, 2008, management spoke telephonically with representatives of Barclays Capital to further discuss potential alternatives, with an emphasis on the alternative of having Hiland Partners acquire Hiland Holdings.

On November 17, 2008, Messrs. Hamm, Griffin, Harrison and Gipson met with representatives of Barclays Capital in Enid, Oklahoma for an informal discussion. At the meeting, Barclays Capital outlined various capitalization strategy alternatives, including (i) maintaining the status quo, (ii) going private transactions involving both Hiland Companies, (iii) an acquisition of Hiland Holdings by Hiland Partners, and (iv) a going private transaction involving only Hiland Holdings. Meeting participants were provided written discussion materials prepared by Barclays Capital that provided, as of the date thereof, (a) an overview of the current financial performance and position of each of the Hiland Companies, (b) certain financial analyses based on assumed premiums paid for the common units of Hiland Holdings, (c) certain implications of the alternative transactions, (d) preliminary timing of the various alternatives and (e) an analysis of a then-pending MLP going private transaction. The management team also discussed with Barclays Capital the outlook for commodity pricing and reviewed with Barclays Capital the November Projections and guidance to be announced for the 2009 fiscal year (the “Initial 2009 Guidance”).

At the close of market on November 18, 2008, Hiland Partners’ common unit price was $11.90, representing a yield of 29.58%, and Hiland Holdings’ common unit price was $5.34, representing a yield of 23.78%. Additionally, at the close of market on November 18, 2008, the prompt month NYMEX crude oil price was $54.39 per barrel, the prompt month NYMEX natural gas price was $6.52 per MMBtu, and the OPIS Conway NGL simple average price was $0.68 per gallon.

On November 18, 2008, the Hiland Companies issued a joint press release announcing the Initial 2009 Guidance, which was consistent with the November Projections, but updated to reflect the most recently available forward commodity strip pricing. In the release, Hiland Partners projected that 2009 earnings before interest, taxes, depreciation and amortization (“EBITDA”) would range between $68 million and $80 million based on the following assumptions, each of which was noted in the press release: (i) $70.00 to $80.00 per barrel NYMEX crude oil pricing, (ii) $6.50 to $7.50 per MMBtu NYMEX natural gas pricing, (iii) then-current estimated forward quotes for natural gas pipeline basis differentials and (iv) trailing 12-month average NGL pricing correlations to crude oil, with all pricing subject to Hiland Partners’ commodity hedging portfolio. EBITDA is a non-GAAP financial measure. Please read “Non-GAAP Financial Measures of Hiland Partners.”

The press release also noted that, despite the recent decline in commodity prices, as of November 18, 2008, management did not believe the Hiland Partners’ unit price reflected Hiland Partners’ historical operating results or long-term prospects for constructing and operating natural gas midstream facilities. In particular, management mentioned, among other things, that it continued to be encouraged by the increased rig count in the Williston basin, along with increased initial production rates from wells drilled on its North Dakota Bakken, Montana Bakken and Woodford Shale dedicated acreage.

On November 18, 2008, Messrs. Hamm and Harrison contacted Baker Botts L.L.P. (“Baker Botts”), in its capacity as prospective counsel to Mr. Hamm, and discussed the possibility of exploring transactions by which Mr. Hamm would acquire the outstanding public common units of the Hiland Companies and take the Hiland Companies private.

On November 20, 2008, Messrs. Hamm and Harrison met with representatives of Baker Botts and Barclays Capital to discuss further the possible buyout of public unitholders of the Hiland Companies by Mr. Hamm. At this meeting, potential acquisition structures for going private transactions and other strategic and legal matters were discussed, including the potential participation by the Hamm family trusts in the transactions. Mr. Hamm informed Baker Botts that he wished to engage the firm to represent him as legal counsel in the potential transactions. Also available at the meeting were written materials prepared by Barclays Capital supplementing certain portions of Barclays Capital’s November 17 presentation concerning going private transactions involving both Hiland Companies. The November 20 materials included preliminary valuation analyses of the Hiland Companies based on management’s projected financial results as of the date thereof. However, Barclays Capital did not make a presentation at the meeting nor were any preliminary valuations discussed. Mr. Hamm later requested a fee proposal from Barclays Capital for potential going private transactions, but he did not pursue further engagement negotiations with Barclays Capital thereafter and did not engage Barclays Capital as his financial advisor, nor did Hiland Partners engage Barclays Capital.

From November 18 through December 5, 2008, crude oil, natural gas and NGL prices continued to fall, with the prompt month NYMEX crude oil price reaching $40.81 per barrel, a decrease of $13.58, or 25%, and the prompt month NYMEX natural gas price reaching $5.75 per MMBtu, a decrease of $0.77, or 11%, on December 5, 2008. Also, the OPIS Conway NGL simple average price reached $0.49 per gallon on December 5, 2008, a decrease of $0.19, or 28%, from November 18, 2008. The fractionation or “frac” spread, which represents the difference in the cost of natural gas to be processed and the value of the resulting NGL stream, decreased significantly during that same period due to the comparatively greater declines in the value of NGLs compared to natural gas. The combination of the continued decline in commodity prices, the credit crisis gripping the global economy and the further sell-off in MLP securities caused the unit prices of the Hiland Companies to further decline. By December 5, 2008, Hiland Partners’ unit price had declined to $8.11 per unit and Hiland Holdings’ unit price had declined to $2.78 per unit.

From November 21 through December 7, 2008, Messrs. Griffin and Harrison had several discussions, with the participation of Mr. Gipson in some cases, with Baker Botts regarding potential going private transactions for the Hiland Companies, including acquisition structures, tax matters, debt covenant matters and potential transaction terms. During these discussions, the management team, in consultation with Baker Botts, determined that going private transactions with Mr. Hamm would not trigger any change of control provision under the Hiland Operating Credit Agreement. During the last week of November 2008, Mr. Hamm also discussed with Wachovia Securities his potential interest in pursuing going private transactions. On December 1, 2008, Mr. Hamm requested a fee proposal from Wachovia Securities to advise him on potential going private transactions.

On December 5, 2008, Wachovia Securities met with Messrs. Hamm, Griffin, Harrison and Gipson, during which meeting Wachovia Securities made a presentation on its qualifications to serve as financial advisor to Mr. Hamm in connection with the going private transactions.

The December 5 Special Meeting and Evaluation of Alternatives

On December 5, 2008, Mr. Hamm called a special meeting of the Board of Directors of each of the Hiland Companies to discuss the continued significant decline in crude oil, natural gas and NGL prices since the meeting of each Board of Directors on November 6, 2008 and the effects the decline in prices were having on the current and projected financial condition of the Hiland Companies. At the special meetings, Messrs. Griffin and Harrison presented management’s revised projections for the 2009 fiscal year (the “December Projections”), which updated the November Projections to reflect the most recently-available forward commodity strip pricing for 2009.

Based upon forward commodity strip pricing for 2009, as of December 1, 2008, management projected that EBITDA would approximate $38 million in 2009, a decrease of approximately $49 million from the November Projections. The December Projections were based on the following commodity price assumptions: (i) $57.72 per barrel NYMEX crude oil pricing as compared to the $70.00 to $80.00 per barrel prices used in connection with the Initial 2009 Guidance, (ii) $6.73 per MMBtu NYMEX natural gas pricing as compared to the $6.50 to $7.50 per MMBtu prices used in connection with the Initial 2009 Guidance and (iii) $0.64 per gallon NGL pricing for OPIS Conway compared to the $1.09 to $1.24 per gallon prices used in connection with the Initial 2009 Guidance, which were based on trailing 12-month average NGL pricing correlations to crude oil, with all pricing subject to Hiland Partners’ commodity hedging portfolio. Management also informed the Board of Directors of each of the Hiland Companies that if management had used current spot prices as opposed to 2009 forward prices, expected EBITDA for 2009 would be approximately $45 million.

Additionally, management cautioned the Board of Directors of each of the Hiland Companies that, if commodity prices did not increase significantly from their stated assumptions, Hiland Partners would likely violate one or more financial covenants under the Hiland Operating Credit Agreement as early as June 30, 2009. In particular, management expressed concerns about Hiland Partners’ ability to continue to meet the Hiland Operating Credit Agreement’s required ratio of consolidated funded debt to EBITDA (which we refer to as the “leverage ratio”), on a trailing four-quarters basis, of no greater than 4.0 to 1.0.

To avoid a situation in which Hiland Partners violated any of its debt covenants under the Hiland Operating Credit Agreement, the Board of Directors of each of the Hiland Companies charged management to begin exploring any and all alternatives, including potential going private transactions.

Following the December 5, 2008 special meetings, Messrs. Griffin and Harrison continued exploring various capitalization alternatives and potential transactions, with the principal consideration being the avoidance of a violation of the Hiland Operating Credit Agreement. In this regard, management continued to explore potential asset sales, the issuance of equity or debt and the renegotiation of the Hiland Operating Credit Agreement, in addition to the going private transactions.

Management estimated that, based on the December Projections, Hiland Partners would have to raise a minimum of approximately $120 million of equity capital to pay down sufficient debt to ensure compliance with the leverage ratio covenant through December 31, 2009. Management estimated that, because of the rapid decline in unit prices of both Hiland Companies, raising that much equity capital in the public markets would result in significant dilution to existing unitholders and likely trigger change of control provisions under the Hiland Operating Credit Agreement. Additionally, the disruption in the MLP markets raised questions as to whether Hiland Partners could raise that level of equity. Thus, Mr. Hamm and management also began to consider alternatives involving capital contributions, primarily from Mr. Hamm, that would not trigger change of control provisions under the Hiland Operating Credit Agreement.

Also following the December 5, 2008 special meeting, Messrs. Griffin, Harrison and Gipson contacted Wachovia Securities to provide Wachovia Securities an update on the December 5 special meeting, to convey that Mr. Hamm was interested in further analysis of going private transactions and to ask Wachovia to use the December Projections that management had provided in its analysis.

On December 12, 2008, Messrs. Hamm, Griffin and Gipson had discussions with MidFirst Bank, in which they provided MidFirst Bank with an update on the Hiland Companies’ business and financial position, including potential covenant compliance issues under the Hiland Operating Credit Agreement during 2009.

On December 16, 2008 and again on December 18, 2008, Wachovia Securities met telephonically with Messrs. Griffin, Harrison, Gipson and Hamm (with Mr. Hamm only participating in the December 18, 2008 meeting) to consider several strategic alternatives for the Hiland Companies (which alternatives would need to avoid any covenant defaults under the Hiland Operating Credit Agreement). Among the alternatives presented were maintaining the status quo, renegotiating the Hiland Operating Credit Agreement to achieve temporary covenant relief, selling certain existing assets, issuing convertible securities or issuing new equity to repay bank debt, merging with a third party to alleviate credit concerns, and engaging in going private transactions led by Mr. Hamm coupled with a capital contribution by Mr. Hamm.

From December 19, 2008 to January 9, 2009, Messrs. Hamm, Griffin, Harrison and Gipson continued to analyze the strategic alternatives outlined by Wachovia Securities. During this time, Mr. Hamm informed Messrs. Griffin and Harrison that he personally remained committed to the business of the Hiland Companies and the retention of its employees even following going private transactions.

On December 23, 2008, Hiland Partners’ common unit price declined to a closing price of $3.80 and Hiland Holdings’ common unit price declined to a closing price of $1.97. The December 23, 2008 closing price was the then-lowest closing price in its respective public trading history.

Wachovia Securities met telephonically again with Messrs. Griffin, Harrison and Gipson on four separate occasions from January 5 to January 9, 2009 and with Mr. Hamm on January 8, 2009 to further discuss strategic alternatives. In addition to the previously analyzed scenarios, which had been updated with more current financial data, Wachovia Securities discussed a possible subordinated debt issuance funded by Mr. Hamm and his affiliates to partially repay bank debt. Among the alternatives analyzed, Mr. Hamm concluded that going private transactions would enable the public unitholders of Hiland Partners and Hiland Holdings to receive cash in exchange for their investments in the Hiland Companies while avoiding the significant dilution they would experience in connection with an equity infusion that would ultimately be necessary to stabilize the Hiland Companies. Later on January 9, 2009, Messrs. Griffin and Harrison informed representatives of Wachovia Securities and Baker Botts that Mr. Hamm wished to proceed with making proposals to the Boards of Directors of the Hiland Companies for the acquisition by Mr. Hamm, certain of his affiliates and the Hamm family trusts of all outstanding common units of the Hiland Companies held by the public, as he believed that such a transaction was the best strategic alternative currently available to the Hiland Companies to maximize unitholder value.

On January 14, 2009, Messrs. Hamm, Griffin, Harrison and Gipson met with Bert Mackie, the trustee of the Hamm family trusts, and the beneficiaries of the Hamm DST Trust and informed them that Mr. Hamm intended to propose going private transactions involving the Hiland Companies. Mr. Mackie and the beneficiaries indicated their support for such a proposal.

On January 14, 2009, Mr. Hamm engaged Wachovia Securities as his financial advisor in connection with a potential acquisition by Mr. Hamm and/or certain of his affiliates of the assets or the capital stock of the Hiland Companies.

The January 15 Proposal

On the evening of January 14, 2009, Mr. Hamm called or attempted to call each of the members of the Board of Directors of each Hiland Company to inform them that he intended to deliver the following day a proposal to acquire each of the Hiland Companies in going private transactions.

On January 15, 2009, the Hiland Partners Board of Directors received a letter from Mr. Hamm, on behalf of himself and certain affiliates, proposing to take Hiland Partners private for $9.50 per common unit in cash. Concurrently, the Hiland Holdings Board of Directors received a letter from Mr. Hamm, on behalf of himself and certain affiliates, proposing to take Hiland Holdings private for $3.20 per common unit in cash (collectively, we refer to these proposals as the “January 15 Proposal”). In the letters, Mr. Hamm mentioned that he believed that, if the adverse impact of commodity prices on gathering and processing fundamentals and the challenges presented by the global economic crisis persist, Hiland Partners would experience a meaningful decrease in future distributable cash flow and would need substantial new equity capital to remain in continued compliance with its debt covenants. He also mentioned that obtaining such equity capital in the current environment on acceptable terms did not appear feasible and would be significantly dilutive to current unitholders. Accordingly, Mr. Hamm stated that he was of the view that going private transactions were the best strategic alternative currently available to the Hiland Companies to maximize unitholder value during a time of significant market and industry turmoil.

In the January 15 Proposal, Mr. Hamm stated that he was interested only in acquiring common units in the Hiland Companies and that he was not interested in selling (or causing his affiliates to sell) interests in the Hiland Companies. The January 15 Proposal also stated that Mr. Hamm anticipated that each of the Hiland Companies Board of Directors would authorize its standing Conflicts Committee of independent directors to retain its own legal and financial advisors and to respond to the proposal on behalf of the Hiland Partners and Hiland Holdings public unitholders.

On January 15, 2009, Hiland Holdings, the general partner of Hiland Holdings, Parent and Messrs. Hamm, Griffin and Harrison, having determined that they may be deemed to constitute a “group” for Schedule 13D reporting purposes, filed with the SEC a Schedule 13D with respect to Hiland Partners, which included as exhibits each of the letters containing the proposals to the respective Hiland Company Board of Directors. That same day, Mr. Hamm, Continental Gas, and Mr. Mackie, as trustee of the Hamm family trusts, as members of a “group” for Schedule 13D reporting purposes, filed with the SEC a Schedule 13D with respect to Hiland Holdings, which included as exhibits each of the letters containing the proposals to the respective Hiland Company Board of Directors.

Updated 2009 Guidance

On January 26, 2009, the Hiland Companies issued a joint press release announcing updated guidance for the 2009 fiscal year. In the release, Hiland Partners projected that EBITDA would range between $38 million and $50 million (the “Updated 2009 Guidance”) based on the following assumptions, each of which was noted in the press release: (i) $45.00 to $55.00 per barrel NYMEX crude oil pricing, (ii) $5.00 to $6.00 per MMBtu NYMEX natural gas pricing, (iii) then-current estimated forward quotes for natural gas pipeline basis differentials and (iv) trailing 12-month average NGL pricing correlations to crude oil, with all pricing subject to Hiland Partners’ commodity hedging portfolio. The Updated 2009 Guidance also contemplated reduced drilling activity in Hiland Partners’ service territories and lower throughput volumes in Hiland Partners’ gathering systems as compared to the Initial 2009 Guidance as a result of lower commodity prices. As a result of the then current pricing environment, particularly in combination with the constrained capital and credit markets and overall economic downturn, Hiland Partners began to experience a decline in drilling activity by some producers in its areas of operations, resulting in lower than expected volumes for 2009. In the release, the Hiland Companies also noted that if commodity prices did not significantly improve above the expected prices for 2009, Hiland Partners might be in violation of the leverage ratio in the Hiland Operating Credit Agreement as early as June 30, 2009, unless the ratio was amended, the debt was restructured or Hiland Partners received an infusion of equity capital to reduce indebtedness. Additionally, the Hiland Partners Board of Directors also announced a cash distribution for the fourth quarter of 2008 of $0.45 per unit, which represented a $0.43 per unit decrease from the prior quarter. The Hiland Holdings Board of Directors announced a cash distribution for the fourth quarter of 2008 of $0.10 per unit, which represented a $0.2175 per unit decrease from the prior quarter.

Authorization of Conflicts Committees

On January 21, 2009, by order of Mr. Hamm, as the Chairman of each of the Hiland Companies’ Board of Directors, each of the Hiland Companies’ Board of Directors held a special meeting to consider the January 15 Proposal. The meetings were held consecutively, with the Hiland Partners Board of Directors meeting in the morning and the Hiland Holdings Board of Directors meeting in the afternoon. At each of the special meetings, Vinson & Elkins L.L.P. (“Vinson & Elkins”), as outside counsel to each of the Hiland Companies, reviewed with the directors their duties and responsibilities under the respective partnership agreements of the Hiland Companies and Delaware law, as well as the process to be expected in connection with addressing the January 15 Proposal. In addition, Wachovia Securities presented an overview of the January 15 Proposal, including a review of the factors that led to the proposal and the key terms of the January 15 Proposal, to the Hiland Holdings Board of Directors.

With the assistance of Vinson & Elkins, the Hiland Partners Board of Directors and the Hiland Holdings Board of Directors proceeded to consider the independence of each of the members of their respective Conflicts Committees. At the Hiland Partners’ January 21, 2009 special meeting, the Hiland Partners Board of Directors considered the independence of Mr. John T. McNabb II and Dr. David L. Boren, the two members of the standing Hiland Partners Conflicts Committee. At the outset of the consideration, Dr. Boren informed the Hiland Partners Board of Directors that he would prefer to resign from the Hiland Partners Conflicts Committee out of concerns that certain charitable ties between himself, his employer (the University of Oklahoma) and Mr. Hamm could give the appearance that Dr. Boren lacked independence. The Hiland Partners Board of Directors then accepted Dr. Boren’s resignation from the Hiland Partners Conflicts Committee. In order to fill the vacancy on the Hiland Partners Conflicts Committee, the Hiland Partners Board of Directors reviewed the independence of the remaining board members before nominating Mr. Shelby E. Odell. In connection with his nomination to the Hiland Partners Conflicts Committee, Mr. Odell agreed to resign from the Hiland Holdings Board of Directors. Mr. Odell tendered his resignation on the afternoon of January 21, 2009 and the Hiland Holdings Board of Directors accepted his resignation. The Hiland Partners Board of Directors then determined that there were no relationships that would interfere with the independence of Mr. McNabb or Mr. Odell, subject to satisfactory review of Mr. Odell’s completed director independence questionnaire.

At the Hiland Holdings special meeting, the Hiland Holdings Board of Directors considered the independence of Dr. Bobby B. Lyle and Dr. Cheryl L. Evans, the two members of the standing Hiland Holdings Conflicts Committee. The Hiland Holdings Board of Directors determined that there were no relationships that would interfere with the independence of Dr. Lyle and Dr. Evans, subject to the confirmation of certain information regarding certain business relationships between Dr. Lyle, the Hiland Companies and Harold Hamm.

At the conclusion of each of the January 21 meetings, the Hiland Partners Board of Directors and the Hiland Holdings Board of Directors each generally authorized their respective Conflicts Committees to engage legal and financial advisors and begin evaluating the January 15 Proposal and alternatives thereto, with final authorization subject to finalization of authorizing resolutions with their legal counsel and satisfactory confirmation of the independence of Mr. Odell and Dr. Lyle.

On February 19, 2009, each of the Hiland Companies Boards of Directors held a special meeting to follow-up on the outstanding items from the January 21 meetings. After reviewing all additional information and confirming the independence of their respective Conflicts Committee members, both the Hiland Partners Board of Directors and the Hiland Holdings Board of Directors determined to authorize their respective standing Conflicts Committees to exercise certain power and authority of the respective full Board of Directors with respect to the January 15 Proposal or any revised proposal, including the exclusive power and authority to:

•	review, evaluate and negotiate the terms and conditions of the January 15 Proposal, including any modifications or amendments thereto and any other similar proposal involving Hiland Partners or Hiland Holdings, as applicable, and Mr. Hamm, his affiliates or the Hamm family trusts;

•	review, evaluate and negotiate the terms and conditions of any alternative to the January 15 Proposal;

•	determine whether the January 15 Proposal, any revised proposal or any alternative thereto was advisable, fair to, and in the best interests of, Hiland Partners or Hiland Holdings, as applicable, and its public unitholders and to recommend to the full Board of Directors and the public unitholders of Hiland Partners or Hiland Holdings, as applicable, what action, if any, should be taken with respect to the January 15 Proposal, any revised proposal or any alternative thereto; and

•	take any and all actions of Hiland Partners or Hiland Holdings, as applicable, with respect to the January 15 Proposal, including reviewing, analyzing, evaluating, authorizing, monitoring and exercising general oversight of all proceedings and activities of Hiland Partners or Hiland Holdings related to the proposal any revised proposal or any alternative thereto.

Each of the Hiland Partners Board of Directors and the Hiland Holdings Board of Directors also resolved at its respective special meeting that it would not recommend, authorize, approve or endorse the January 15 Proposal or any other merger, acquisition or similar proposal involving Hiland Partners or Hiland Holdings, as applicable, and the Hamm Continuing Investors or any of their affiliates unless such transaction was recommended to such Board of Directors by its Conflicts Committee. In addition, both the Hiland Partners Board of Directors and the Hiland Holdings Board of Directors formalized the authorization granted to their respective Conflicts Committee during the January 21 meetings to retain the services of its own legal and financial advisors at the expense of Hiland Partners or Hiland Holdings, respectively.

The Hiland Partners Conflicts Committee’s Process and Negotiations and Deliberations related to Hiland Partners

Upon receiving initial authorization to hire legal and financial advisors and begin considering the January 15 Proposal from the Hiland Partners Board of Directors on January 21 as described above, the Hiland Partners Conflicts Committee considered the retention of legal and financial advisors and interviewed potential candidates. The Hiland Partners Conflicts Committee spoke with three law firms and seven financial advisory firms. After due consideration, the Hiland Partners Conflicts Committee selected Conner & Winters, LLP (“Conner & Winters”) to serve as legal counsel to the Hiland Partners Conflicts Committee and Jefferies & Company for the purpose of providing a fairness opinion to the Hiland Partners Conflicts Committee, in light of both firms’ relevant industry experience and prior representation of special committees and conflicts committees.

On January 29, 2009, the Hiland Partners Conflicts Committee met formally for the first time following the January 21 Hiland Partners Board of Directors meeting. In addition to Messrs. McNabb and Odell, representatives of Conner & Winters attended the meeting. Mr. McNabb acted as Chairman and Mr. Odell acted as Secretary of the meeting (as well as all subsequent meetings of the Hiland Partners Conflicts Committee). At such meeting, Mr. McNabb reviewed with the Hiland Partners Conflicts Committee the delegation of authority and responsibility to the Hiland Partners Conflicts Committee from the Hiland Partners Board of Directors and the Hiland Partners Conflicts Committee’s mandate. Conner & Winters then reviewed with the Hiland Partners Conflicts Committee the requirements to serve as a member of such Conflicts Committee and questioned the members of the Hiland Partners Conflicts Committee regarding matters that might affect their independence. The Hiland Partners Conflicts Committee and counsel concluded that the members of the Hiland Partners Conflicts Committee did not have any relationships that would interfere with the exercise of their independent judgment in carrying out their responsibilities as members of the Hiland Partners Conflicts Committee and further that they met the independence standards and other requirements to serve as members of the Hiland Partners Conflicts Committee. Mr. McNabb recommended that the Hiland

Partners Conflicts Committee confirm the retention of Conner & Winters as counsel and retain Jefferies & Company. After concluding that both firms were independent in the context of the January 15 Proposal, the Hiland Partners Conflicts Committee unanimously ratified and approved the retention by the Hiland Partners Conflicts Committee of Conner & Winters and Jefferies & Company in such capacities. Conner & Winters then reviewed with the Hiland Partners Conflicts Committee its duties and responsibilities under the Hiland Partners partnership agreement with respect to the January 15 Proposal. Conner & Winters further briefed the Hiland Partners Conflicts Committee on the appropriate process guidelines to be followed by the Hiland Partners Conflicts Committee. The Hiland Partners Conflicts Committee then generally discussed alternatives available to Hiland Partners other than the January 15 Proposal, including renegotiating the Hiland Operating Credit Agreement, selling assets, issuing debt or equity capital and merging with a third party. The Hiland Partners Conflicts Committee reached the preliminary conclusion that there were no viable alternatives, but agreed to further examine all such alternatives later in the process. The Hiland Partners Conflicts Committee then decided that the most appropriate next step would be a meeting in Enid, Oklahoma, in which management of the Hiland Companies would brief the Hiland Partners Conflicts Committee and its counsel and financial advisor on all pertinent matters relating to the Hiland Companies.

During the latter part of January through the middle of February 2009, the Hiland Partners Conflicts Committee and Conner & Winters engaged in negotiations with representatives of Jefferies & Company regarding the terms of the engagement with Jefferies & Company, which culminated in the Hiland Partners Conflicts Committee’s entering into an engagement letter with Jefferies & Company on February 13, 2009.

On the evening of February 6, 2009, Baker Botts distributed initial drafts of the Hiland Partners merger agreement, the Hiland Holdings merger agreement and related documents to Conner & Winters, which forwarded them to the Hiland Partners Conflicts Committee.

The Hiland Partners Conflicts Committee next met on February 13, 2009, in conjunction with a management briefing session in Enid, Oklahoma, in which management of the Hiland Companies (including Messrs. Griffin, Harrison and Gipson) provided a presentation of the current status of the Hiland Companies, including financial and operating forecasts, management’s assessment of the Hiland Companies’ credit arrangements and the likelihood that Hiland Partners would violate the leverage ratio covenant in the Hiland Operating Credit Agreement as early as June 30, 2009. Additionally, the management team reviewed the alternatives to the January 15 Proposal explored by the management team, including maintaining the status quo, renegotiating or replacing the Hiland Operating Credit Agreement, selling Hiland Partners’ assets or issuing debt or equity securities. Also present at the February 13 meeting were representatives of Barclays Capital and Fulbright & Jaworski L.L.P. (“Fulbright”), the financial and legal advisors, respectively, to the Hiland Holdings Conflicts Committee, since the briefing session also covered matters relevant to Hiland Holdings.

Following the briefing session, the Hiland Partners Conflicts Committee discussed with Conner & Winters and Jefferies & Company the next steps to be taken. It was concluded that Jefferies & Company would review the information received during the briefing session, obtain additional information from management as advisable, conduct a preliminary financial analysis of the January 15 Proposal and report back to the Hiland Partners Conflicts Committee. The Hiland Partners Conflicts Committee also formally approved the engagement letter with Jefferies & Company. The Hiland Partners Conflicts Committee further discussed and also clarified the role of the Hiland Partners Conflicts Committee with respect to the January 15 Proposal and the authority to be delegated to the Hiland Partners Conflicts Committee by the Hiland Partners Board of Directors. Although the Hiland Partners Conflicts Committee and its counsel had done a preliminary review of the proposed Hiland Partners merger agreement, the Hiland Partners Conflicts Committee decided to defer any response or negotiations with respect to the Hiland Partners merger agreement and the January 15 Proposal until Jefferies & Company had an opportunity to complete its preliminary financial analysis.

Following the Hiland Partners Conflicts Committee meeting held on February 13, 2009, Jefferies & Company proceeded with a due diligence review of the Hiland Companies, and in particular Hiland Partners, for purposes of conducting a fairness analysis of the January 15 Proposal. In developing this analysis, Jefferies & Company participated in several telephone conferences with management of the Hiland Companies, including with respect to the management team’s financial model and the projections underlying that financial model.

The depressed commodity price environment that began in the fourth quarter of 2008 continued into the first quarter of 2009. During the third week of February, the NYMEX crude oil contract for March 2009 settled at $38.94 per barrel. In addition, for the first quarter of 2009, the NYMEX crude oil last day settle averaged $37.18 per barrel. Natural gas prices continued to decline with the NYMEX natural gas contract for March 20009 settling at $4.06 per MMBtu during the third week of February, which was 34% lower than the January 2009 NYMEX natural gas settle price of $6.14 per MMBtu.

On February 26, 2009, the first of several lawsuits challenging the January 15 Proposal and related matters was filed. For more information regarding these lawsuits, please see “Special Factors — Certain Legal Matters.”

On March 3, 2009, Wachovia Securities met with Mr. Hamm to review market developments since the January 15 Proposal and present updated analyses. Separately, Wachovia Securities met with the management team to discuss certain of its analyses which were based on the Hiland Companies’ most recent financial projections and commodity price information.

In order to assess alternatives to the January 15 Proposal, on March 5, 2009, Mr. McNabb met with representatives of MidFirst Bank to determine what arrangements could be reached with the lending group. Mr. Odell joined in this meeting via telephone. During that meeting, representatives of MidFirst Bank indicated that they were willing to discuss the renegotiation of the Hiland Operating Credit Agreement, but that they were not encouraging about the possibility of renegotiating or restructuring the Hiland Operating Credit Agreement on terms that would present a viable alternative to the January 15 Proposal.

During a joint meeting of the Hiland Partners Board of Directors and the Hiland Holdings Board of Directors later that day, Mr. McNabb informed both Boards of Directors that members of the Hiland Partners Conflicts Committee had met with representatives of MidFirst Bank earlier that day and reported his findings.

On March 6, 2009, Wachovia Securities met with Messrs. Hamm and Mackie to discuss certain alternatives to the going private transactions. Among the alternatives discussed was a rights offering in which a right to subscribe for additional Hiland Partners common units at a discount to the public trading price would be distributed to each Hiland Partners unitholder. Such rights would offer current unitholders the opportunity to participate in an equity infusion in Hiland Partners. In addition, Wachovia Securities discussed the possible merger of Hiland Holdings with and into Hiland Partners followed by a rights offering. During the meeting, Mr. Hamm requested further information about a rights offering, and he, Mr. Mackie and Wachovia Securities contacted Baker Botts to request a preliminary analysis of potential legal implications of a rights offering.

On March 10, 2009, Mr. Hamm and Rayford T. Reid, a member of the Board of Directors of each of the Hiland Companies, met with Messrs. Griffin and Harrison and requested that they continue to pursue alternatives available to the Hiland Companies with respect to the Hiland Operating Credit Agreement.

On March 14, 2009, Messrs. Hamm and Reid met telephonically with Wachovia Securities to compare the proposed going private transactions with both a stand-alone rights offering by Hiland Partners and a merger of Hiland Holdings and Hiland Partners followed by a rights offering. Wachovia Securities also presented a case study for a recent amended credit agreement of a midstream MLP and discussed the possibility of negotiating with the lenders under the Hiland Operating Credit Agreement.

Messrs. Hamm and Reid met telephonically with Wachovia Securities on March 16, 2009 and again on March 17, 2009 to compare the proposed going private transactions with a subordinated debt issuance funded by Mr. Hamm and his affiliates. Later on March 17, 2009, Messrs. Hamm and Harrison met with representatives of MidFirst Bank to discuss the possibility of renegotiating the Hiland Operating Credit Agreement in the context of both of the proposed going private transactions and a possible subordinated debt issuance.

From March 20 to March 23, 2009, Jefferies & Company reviewed a new volume forecast from the Hiland Companies and had several calls and discussions with Messrs. Griffin and Harrison regarding this information.

The new volume forecasts were based on declines in commodity prices which were resulting in substantially reduced drilling activity along Hiland Partners’ systems. At this time, Hiland Partners was experiencing the reduction in drilling activity seen throughout the United States during this time period. For example, U.S. natural gas drilling rig counts declined by approximately 29% to 1,018 as of February 20, 2009, compared to 1,430 natural gas drilling rigs in the comparable period of 2008, and approximately 37% compared to the peak natural gas drilling rig count of 1,606 in August and September 2008. Due to the substantial reduction in drilling activity, Hiland Partners connected 10 new wells during the first quarter of 2009 as compared to 24 wells during the fourth quarter of 2008, representing a 58% decline.

On or about March 24, 2009, a representative of Wachovia Securities indicated to Jefferies & Company that, while Mr. Hamm’s offer with respect to the proposed transaction was still outstanding, Mr. Hamm was not ready to enter into direct negotiations at that time because he and management were in ongoing discussions with MidFirst Bank regarding the continued financing of the Hiland Companies following the consummation of the transactions proposed in the January 15 Proposal and that Mr. Hamm was considering other alternatives for the Hiland Companies, including a capital infusion into the Hiland Companies by him.

From March 25 to April 16, 2009, Jefferies & Company continued to conduct its financial analyses with respect to the January 15 Proposal and Conner & Winters continued to evaluate the Hiland Partners merger agreement and exchanged perspectives with Fulbright who had been evaluating the Hiland Holdings merger agreement. During this period, on April 1, 2009, management delivered updated 2009 projections to Jefferies & Company, which projections reflected updated 2009 forward strip pricing and lower expected natural gas volumes for 2009 than contained in management’s earlier projections as a result of a continued reduction in the level of drilling activity in Hiland Partners’ areas of operation.

On April 7, 2009, MidFirst Bank formally notified the lenders under the Hiland Operating Credit Agreement of requested modifications to such credit agreement to increase the leverage ratio under the Hiland Operating Credit Agreement to (i) 5.25 to 1.0 through June 30, 2010, (ii) 5.0 to 1.0 for the period from July 1, 2010 through December 31, 2010, and (iii) 4.75 to 1.0 for the period from January 1, 2011 to maturity. The modifications would require Mr. Hamm to inject $50 million of equity into Hiland Partners in conjunction with the consummation of the going private transactions and would prohibit distributions unless the leverage ratio was less than 4.25 to 1.0. The modification would also require an amendment fee and increased interest rates and was subject to formal documentation.

On April 16, 2009, Wachovia Securities met telephonically with Messrs. Hamm, Reid and Mackie to review its financial analysis of going private transactions in light of developments in the market and the Hiland Companies’ financial outlook since the January 15 Proposal. Messrs. Griffin, Harrison and Gipson were invited to listen to Wachovia Securities’ presentation and to provide an update on management’s negotiations with the lenders under the Hiland Operating Credit Agreement.

On April 17, 2009, MidFirst Bank informed the management team that it had received non-binding indications of interests to the proposed modifications to the Hiland Operating Credit Agreement contained in the April 7, 2009 notice from the required lenders (more than 50% of commitments). Subsequently, MidFirst Bank informed management it had received non-binding indications of interests to the proposed modifications to the Hiland Operating Credit Agreement from all lenders.

On April 17, 2009, the Hiland Partners Conflicts Committee, together with Conner & Winters and representatives of Jefferies & Company, met to review the status of the fairness analysis of Jefferies & Company and review and discuss the proposed Hiland Partners merger agreement. Conner & Winters was instructed to complete a mark-up of the Hiland Partners merger agreement and, after review of the mark-up by the Hiland Partners Conflicts Committee, provide it to Baker Botts.

On April 20, 2009, both members of the Hiland Partners Conflicts Committee received a telephone call from Mr. Hamm, during which Mr. Hamm stated that he and his representatives had engaged in lengthy discussions with MidFirst Bank regarding the terms on which the Hiland Companies’ lenders would agree to amend the Hiland Operating Credit Agreement in connection with the closing of the acquisition of the Hiland Companies by Mr. Hamm and his affiliates, as well as the adverse effect that continued declines in commodity prices, particularly natural gas prices, and drilling activity along Hiland Partners’ systems had on the Hiland Companies’ current financial performance and long-term prospects. In the call, Mr. Hamm stated that he would no longer continue with the prior proposed offer of $9.50 per Hiland Partners common unit, based upon the terms under which the lenders were willing to amend the existing credit arrangements and the worsening outlook for the Hiland Companies.

Later that same day, the Hiland Partners Conflicts Committee received a letter from Mr. Hamm amending the January 15 Proposal. Under the revised terms proposed by Mr. Hamm, holders of Hiland Partners common units (other than the Hiland Partners rollover common unitholders) would receive $7.75 in cash per common unit, reduced from $9.50 in cash per common unit under the January 15 Proposal, and holders of Hiland Holdings common units (other than the Hiland Holdings rollover common unitholders) would receive $2.40 in cash per common unit, reduced from $3.20 in cash per common unit under the January 15 Proposal (collectively, we refer to the revised proposal as the “April 20 Revised Proposal”). In his letter reducing the offered consideration, Mr. Hamm cited the adverse effect that continued declines in natural gas prices and drilling activity along Hiland Partners’ systems had had on the Hiland Companies’ current and long-term projected throughput volumes, midstream segment margins and cash flows since the January 15 Proposal.

On April 21, 2009, Mr. Hamm, Parent, Hiland Holdings, the general partner of Hiland Holdings, and Messrs. Griffin and Harrison filed an amendment to their Schedule 13D with the SEC, which included as exhibits Mr. Hamm’s letters to each of the Conflicts Committees. The amendment also included disclosures that Messrs. Griffin and Harrison had agreed to participate in the going private proposals with the Hamm Continuing Investors by agreeing to vote their Hiland Partners common units in favor of the proposed Hiland Partners merger.

On April 24, 2009, the Hiland Holdings Board of Directors and the Hiland Partners Board of Directors both unanimously voted to suspend quarterly distributions with respect to each entity’s partnership units beginning with the first quarter distribution of 2009, based on each of the Hiland Companies Board of Directors’ consideration of the impact of lower commodity prices and drilling activity on Hiland Partners’ current and projected throughput volumes, midstream segment margins and cash flows, as well as future required levels of capital expenditures and the level of Hiland Partners’ outstanding indebtedness under the Hiland Operating Credit Agreement.

From April 20 through April 30, 2009, Conner & Winters had a number of telephone conferences with Fulbright and with counsel and management of the general partner of Hiland Partners regarding the current status of discussions with the Hiland Companies’ bank group. On April 30, 2009, Conner & Winters, Fulbright and Barclays Capital participated in a call with Messrs. Griffin and Harrison regarding the status of Hiland Partners’ discussions with MidFirst Bank and the potential violation of the leverage ratio covenant under the Hiland Operating Credit Agreement. Mr. Harrison reported that MidFirst Bank was still willing to discuss an amendment or waiver, but as it had previously informed Mr. Harrison, such an amendment would involve high up-front fees, a significant increase in the interest rate and the indefinite suspension of distributions by Hiland Partners. Additionally, Mr. Harrison reported that, while MidFirst Bank had indicated that it might grant a temporary waiver for the potential leverage ratio covenant violation if the proposed transaction did not close prior to the default, it would not agree to do so in advance.

On April 28, 2009, Baker Botts distributed revised drafts of the Hiland Partners merger agreement, the Hiland Holdings merger agreement and related documents to the Hiland Partners Conflicts Committee, Jefferies & Company and Conner & Winters.

On May 1, 2009, the Hiland Partners Conflicts Committee met to discuss the current status of negotiations on the Hiland Partners merger agreement and the proposed price level. Conner & Winters reported on its telephone conferences with Fulbright, including a phone call in which Conner & Winters was informed that the Hiland Holdings Conflicts Committee was considering asking for a higher price. Conner & Winters also reported on the April 30, 2009 telephone conference with Hiland Partners management regarding the status of the discussion with MidFirst Bank. The Hiland Partners Conflicts Committee and its advisors then engaged in a discussion regarding the negotiation strategy that the Hiland Partners Conflicts Committee should employ with Mr. Hamm, including the possible advantages and disadvantages to the Hiland Partners public unitholders, weighing an attempt to negotiate for an increase in the purchase price from Mr. Hamm against the risk that aggressive negotiations regarding the price might cause Mr. Hamm to decide not to go forward with the proposed transaction. After discussions with its advisors, the Hiland Partners Conflicts Committee reached the preliminary view was that the $7.75 per common unit price appeared to be fair to Hiland Partners and the public unitholders. The Hiland Partners Conflicts Committee made a tentative decision to request an increase in price but agreed to consider and readdress the price issue at its next meeting. At this meeting, the Hiland Partners Conflicts Committee and its advisors also generally discussed open issues with respect to the Hiland Partners merger agreement.

On May 3, 2009, the Hiland Partners Conflicts Committee met to review the outstanding issues regarding the Hiland Partners merger agreement and finalize its strategy with respect to price. The Hiland Partners Conflicts Committee discussed a number of open issues with respect to the Hiland Partners merger agreement and developed a position on each issue. Conner & Winters was instructed to convey the Hiland Partners Conflicts Committee’s position on all of the issues to Baker Botts. The Hiland Partners Conflicts Committee then returned to a discussion of the price. After discussion, the Hiland Partners Conflicts Committee decided to request an increase in the price from $7.75 per unit to $8.00 per unit to test whether the $7.75 per common unit was the best offer that the Committee could obtain from Mr. Hamm. Jefferies & Company was instructed to convey that request to Wachovia Securities.

On May 4, 2009, on behalf of the Hiland Holdings Conflicts Committee, a representative of Fulbright contacted Conner & Winters to ascertain the Hiland Partners Conflicts Committee’s position regarding the April 20 Revised Proposal and whether the Hiland Partners Conflicts Committee intended to approach Mr. Hamm to ask for a price increase. Conner & Winters replied that the Hiland Partners Conflicts Committee intended to ask Mr. Hamm to increase his bid for the Hiland Partners common units by $0.25 per common unit. Fulbright, in turn, confirmed to Conner & Winters that the Hiland Holdings Conflicts Committee was considering asking for a price increase without specifying the amount. On that same day, Conner & Winters submitted updated proposed drafts of the Hiland Partners merger agreement and related documentation to Baker Botts.

On May 4, 2009, a representative of Jefferies & Company contacted Wachovia Securities to request an increase in the offer price to $8.00 per unit. Wachovia Securities relayed the request to Mr. Hamm and subsequently on May 5, 2009 replied to Jefferies & Company that Mr. Hamm would not agree to increase the offer price.

On May 5, 2009, Baker Botts distributed revised drafts of the Hiland Partners merger agreement, the Hiland Holdings merger agreement and related documents to the Hiland Partners Conflicts Committee, Jefferies & Company and Conner & Winters. On May 12, 2009, Conner & Winters and Baker Botts had a telephone conference during which they further negotiated the terms of the Hiland Partners merger agreement.

At a meeting of the Hiland Partners Conflicts Committee later on May 12, 2009, Mr. McNabb reported that Mr. Hamm had rejected the requested increase in price. He also reported on his conversation with the chairman of the Hiland Holdings Conflicts Committee and on the differences in strategic negotiation approaches of the respective Conflicts Committees with respect to the proposed merger agreements. Conner & Winters then reported on their numerous discussions with counsel to the Hiland Holdings Conflicts Committee on the Hiland Holdings Conflicts Committee’s approach to the issues in the Hiland Holdings Merger Agreement and the response that the Hiland Holdings Conflicts Committee had received from Mr. Hamm. A discussion was then held regarding the response by Mr. Hamm to the Hiland Partners Conflicts Committee’s proposed changes in the Hiland Partners merger agreement.

On May 13, 2009, the Hiland Partners Conflicts Committee met again. Conner & Winters summarized the current state of the negotiations with Mr. Hamm and the remaining open issues with respect to the Hiland Partners merger agreement. A discussion ensued in which the Hiland Partners Conflicts Committee concluded it was very unlikely that the Hiland Companies could continue without some capital infusion or renegotiation of the Hiland Operating Credit Agreement since, based on management’s projections, the Hiland Companies would likely be in violation of certain of the financial covenants in the Hiland Operating Credit Agreement as early as June 30, 2009. The Hiland Partners Conflicts Committee also concluded that, based upon the experience of the Hiland Partners Conflicts Committee and its advisors, as well as information provided by Hiland Partners management, seeking covenant waivers and amendments of credit facilities or any renegotiation of the existing Hiland Operating Credit Agreement would likely require the Hiland Companies to pay a significant up-front fee, involve a significant increase in the effective interest rate and require the reduction of growth capital expenditures and the indefinite suspension of quarterly distributions to unitholders. The meeting then turned to the subject of consideration of alternatives to the proposed merger transaction and, after discussion of each such alternative with its advisors, the Hiland Partners Conflicts Committee concluded as follows:

•	Marketing the Partnership to Other Companies. The Hiland Partners Conflicts Committee did not believe this to be a viable alternative because (a) although the Hiland Companies had not been proactively shopped, the proposed transaction had been known to the public for several months, and no third party had expressed an interest in buying either Hiland Partners or the general partner of Hiland Partners; and (b) it would be impracticable to sell the general partner of Hiland Partners or Hiland Partners without Mr. Hamm’s approval and Mr. Hamm (who together with Continental Gas and the Hamm family trusts owns a 60.8% limited partner interest in Hiland Holdings, which owns a controlling interest in Hiland Partners) had publicly expressed interest only in acquiring common units of the Hiland Companies and lack of interest in selling, or causing his affiliates to sell, interests in the Hiland Companies. In addition, given the current economic climate, the Hiland Partners Conflicts Committee noted that there would be limited access to acquisition capital available to third parties who might be interested in purchasing the Hiland Companies.

•	Raise Capital in the Capital Markets. Based on discussions with its advisors, the Hiland Partners Conflicts Committee did not believe that Hiland Partners could raise a sufficient amount of capital in the current market, especially in light of the substantial drop in commodity prices, particularly natural gas, and the number of drilling rigs operating in Hiland Partners’ service areas, Hiland Partners’ inability to pay distributions or make capital expenditures, and the perception of the gas gathering and processing industry among research analysts. The Hiland Partners Conflicts Committee believed it was very unlikely that the Hiland Companies would be able to obtain debt financing from alternative credit sources, such as traditional bank or mezzanine lenders or high-yield bond markets, to replace their arrangements under the Hiland Operating Credit Agreement, or that the Hiland Companies could raise sufficient capital through a sale of equity to the public or to private investors to reduce their debt to levels that would allow them to be in compliance with the leverage ratio covenant under the Hiland Operating Credit Agreement, especially since distributions to the holders of Hiland Partners common units had been suspended indefinitely. The Hiland Partners Conflicts Committee estimated that the capital required to prevent a violation of the leverage ratio covenant under the Hiland Operating Credit Agreement was more than the then-current market capitalization of Hiland Partners.

•	Status Quo. Hiland Partners doing nothing and continuing to do business as currently conducted was not a practical option. The result of such an approach would most likely be (a) a violation of the leverage ratio covenant under the Hiland Operating Credit Agreement, (b) problems with the Hiland Companies’ bank group, (c) no distributions paid to unitholders of Hiland Partners, (d) reduced capital expenditures with respect to the business of the Hiland Companies, (e) deterioration of the Hiland Companies from an operational standpoint, and (f) further deterioration of the unit price of Hiland Partners.

•	Chapter 11 Bankruptcy. The Hiland Partners Conflicts Committee believed that a Chapter 11 bankruptcy proceeding would be expensive, time consuming and very unlikely to result in any value for the unitholders of Hiland Partners.

After a discussion of the above alternatives and other relevant considerations, the Hiland Partners Conflicts Committee concluded that the best (and probably only viable) alternative available to Hiland Partners was the Hiland Partners merger as contemplated in the April 20 Revised Proposal. The Jefferies & Company representatives indicated that they expected that they would be able to render a fairness opinion when requested by the Hiland Partners Conflicts Committee.

On May 15, 2009, Baker Botts distributed revised drafts of the Hiland Partners merger agreement, the Hiland Holdings merger agreement and related documents to the Hiland Partners Conflicts Committee, Jefferies & Company and Conner & Winters. Through May 17, 2009, the Hiland Partners Conflicts Committee and Conner & Winters continued to negotiate the final remaining open issues pertaining to the Hiland Partners merger agreement with Mr. Hamm and Baker Botts until such time as the Hiland Partners Conflicts Committee and Conner & Winters were satisfied on all substantive issues. From May 17, 2009 through May 26, 2009, the Hiland Holdings Conflicts Committee and Fulbright continued to negotiate certain open issues pertaining to the Hiland Holdings merger agreement with Mr. Hamm and Baker Botts and, during such time, Baker Botts would periodically update Conner & Winters on the status of negotiations with the Hiland Holdings Conflicts Committee and propose further revisions to the Hiland Partners merger agreement to conform the two merger agreements. All such changes were approved by the Hiland Partners Conflicts Committee and Conner & Winters.

On May 28, 2009, management delivered updated 2009 projections to Jefferies & Company, which projections reflected updated 2009 forward strip pricing and lower expected natural gas volumes for 2009 than contained in management’s earlier projections as a result of a continued reduction in the level of drilling activity in Hiland Partners’ areas of operation.

On June 1, 2009, the Hiland Partners Conflicts Committee met again with its advisors. Messrs. Griffin, Harrison and Gipson were also present at the meeting by invitation. Messrs. Griffin, Harrison and Gipson updated the Hiland Partners Conflicts Committee and its advisors on the current business and financial status of the Hiland Companies and responded to various questions from the Hiland Partners Conflicts Committee and its advisors. At that point in the meeting, Messrs. Griffin, Harrison and Gipson were excused from the meeting. Conner & Winters advised the Hiland Holdings Conflicts Committee that the terms of the Hiland Partners merger agreement and related documents had not changed in a material way since the Hiland Partners Conflicts Committee was last updated on May 29, 2009. Jefferies & Company made a presentation to the Hiland Partners Conflicts Committee on its financial analysis regarding the proposed transaction, a copy of which had been provided to the Hiland Partners Conflicts Committee prior to the meeting. Jefferies & Company representatives responded to numerous questions from the Hiland Partners Conflicts Committee and counsel. At the conclusion of their presentation, Jefferies & Company issued its oral opinion that the transaction was fair, from a financial point of view, to the Hiland Partners public unitholders. After hearing from its advisors and following a subsequent discussion, the Hiland Partners Conflicts Committee resolved unanimously (a) that the Hiland Partners merger agreement and the Hiland Partners merger are advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders; (b) to approve and recommend that the Hiland Partners Board of Directors approve, on behalf of Hiland Partners (i) the Hiland Partners merger and (ii) the Hiland Partners merger agreement and related documents; (c) to recommend to the Hiland Partners Board of Directors that it should recommend that the Hiland Partners public unitholders should approve the Hiland Partners merger and the Hiland Partners merger agreement; and (d) to recommend to the Hiland Partners public unitholders that such public unitholders should approve the Hiland Partners merger and the Hiland Partners merger agreement.

The Hiland Holdings Conflicts Committee’s Process and Negotiations and Deliberations related to Hiland Holdings

On February 4, 2009, after receiving the initial authorization from the Hiland Holdings Board of Directors to respond to the January 15 Proposal described above, the Hiland Holdings Conflicts Committee met to consider the retention of legal and financial advisors and interviewed potential candidates to serve as such. After deliberation, the Hiland Holdings Conflicts Committee selected Fulbright to serve as legal counsel to the Hiland Holdings Conflicts Committee and Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to serve as special Delaware counsel to the Hiland Holdings Conflicts Committee, in light of both firms’ experience in the Hiland Companies’ industry and in representation of special committees and conflicts committees.

Following the retention of Fulbright and Morris Nichols, the Hiland Holdings Conflicts Committee interviewed four potential financial advisors.

On February 6, 2009, the Hiland Holdings Conflicts Committee held a meeting, at which representatives from Fulbright and Morris Nichols were present. At the meeting, the Hiland Holdings Conflicts Committee continued its discussions regarding the candidates to serve as financial advisor to the Hiland Holdings Conflicts Committee and their qualifications, experience, independence and fee proposals. In particular, the Hiland Holdings Conflicts Committee discussed the independence of Barclays Capital, including Barclays Capital’s November 2008 meetings with Mr. Hamm and the management team in which Barclays Capital analyzed potential strategic alternatives available to the Hiland Companies, including going private transactions led by Mr. Hamm. Following the discussion, the Hiland Holdings Conflicts Committee determined to contact representatives of both Barclays Capital and one of the other three firms for further information regarding their firms and fees.

On the evening of February 6, 2009, Baker Botts distributed initial drafts of the Hiland Holdings merger agreement, the Hiland Partners merger agreement and related documents to Fulbright, which forwarded them to the members of the Hiland Holdings Conflicts Committee. While the Hiland Holdings Conflicts Committee and its legal advisors preliminarily reviewed and discussed the provisions of the draft Hiland Holdings merger agreement, the Hiland Holdings Conflicts Committee decided not to engage in negotiations of the merger agreement provisions until it had retained a financial advisor and the Hiland Holdings Conflicts Committee’s advisors had a chance to engage in diligence meetings with management of the Hiland Companies, which meetings were scheduled to take place in Enid, Oklahoma, on February 13, 2009.

On February 11, 2009, the Hiland Holdings Conflicts Committee held a meeting, at which representatives from Fulbright and Morris Nichols were present, to further consider the retention of a financial advisor. After deliberation and determining that Barclays Capital had no current or prior relationships that compromised its independence, the Hiland Holdings Conflicts Committee determined that Barclays Capital should be engaged as the financial advisor to the Hiland Holdings Conflicts Committee (subject to the negotiation of the terms of an engagement letter) based on Barclays Capital’s expertise and extensive experience advising companies in the Hiland Companies’ industry and in advising special and conflicts committees in transactions similar to the one proposed by Mr. Hamm. Over the next several days, Fulbright and the Hiland Holdings Conflicts Committee engaged in negotiations with representatives of Barclays Capital regarding the terms of Barclays Capital’s engagement.

On February 12, 2009, the Hiland Holdings Conflicts Committee and representatives of Fulbright and Morris Nichols met telephonically to discuss the scope of the duties that had been delegated to the Hiland Holdings Conflicts Committee by the Hiland Holdings Board of Directors.

On February 13, 2009, members of the management team of the Hiland Companies, including Messrs. Griffin, Harrison and Gipson, met with representatives of Barclays Capital and Fulbright, as well as with the Hiland Partners Conflicts Committee and its legal and financial advisors, in Enid, Oklahoma, to provide a presentation of the current status of the Hiland Companies, including financial and operating forecasts, management’s assessment of the Hiland Companies’ credit arrangements and management’s anticipation that Hiland Partners would violate the leverage ratio covenant in the Hiland Operating Credit Agreement as early as June 30, 2009. Additionally, the management team reviewed the alternatives to the January 15 Proposal explored by the management team, including maintaining the status quo, renegotiating or replacing the Hiland Operating Credit Agreement, selling Hiland Partners’ assets or issuing debt or equity securities. Immediately following that meeting, the Hiland Holdings Conflicts Committee met telephonically with its advisors to receive a report of the meeting.

On February 17, 2009, the Hiland Holdings Conflicts Committee and its legal advisors concluded negotiations with representatives of Barclays Capital regarding the terms of Barclays Capital’s engagement, and the Hiland Holdings Conflicts Committee and Barclays Capital executed Barclays Capital’s engagement letter.

On February 18, 2009, at a meeting of the Hiland Holdings Conflicts Committee, with representatives from Fulbright in attendance and representatives of Barclays Capital joining telephonically, Messrs. Griffin and Harrison reviewed with the Hiland Holdings Conflicts Committee the management team’s assessment of alternatives to the January 15 Proposal as set forth in the management team’s presentation made on February 13, 2009. Messrs. Griffin and Harrison also repeated their position, previously stated in the February 13, 2009 meeting, that the continued decline in the price of crude oil, natural gas and NGLs in 2009 had further increased the risk that Hiland Partners would violate the leverage ratio covenant under the Hiland Operating Credit Agreement as early as June 30, 2009. Following the discussion, in response to a query from the members of the Hiland Holdings Conflicts Committee, Messrs. Griffin and Harrison indicated that neither Hiland Holdings nor Hiland Partners had received any offers or inquiries from any third parties regarding an alternative to the January 15 Proposal.

Later that day, the Hiland Holdings Conflicts Committee met telephonically with representatives from Fulbright and Barclays Capital to discuss Barclays Capital’s proposed timing and process for completing its diligence review and financial analysis of the Hiland Companies and the January 15 Proposal. At that meeting, the Hiland Holdings Conflicts Committee also instructed Barclays Capital that its analysis should include an exploration of alternatives to the January 15 Proposal, including the alternatives discussed by the management team and any other alternatives that Barclays Capital determined the Hiland Holdings Conflicts Committee should consider.

Over the next several weeks, representatives of Barclays Capital engaged in a diligence review of the Hiland Companies, including requests for documents and data and discussions with members of the management team regarding the management team’s financial model and the projections underlying that financial model. In addition, Fulbright and members of the Hiland Holdings Conflicts Committee engaged in a series of telephone calls regarding Fulbright’s initial impressions of the draft merger agreement proposed by Mr. Hamm. During this period, Fulbright periodically contacted representatives of Conner & Winters to discuss their respective impressions of the draft merger agreements.

The depressed commodity price environment that began in the fourth quarter of 2008 continued into the first quarter of 2009. During the third week of February, the NYMEX crude oil contract for March 2009 settled at $38.94 per barrel. In addition, for the first quarter of 2009, the NYMEX crude oil last day settle averaged $37.18 per barrel. Natural gas prices continued to decline with the NYMEX natural gas contract for March 20009 settling at $4.06 per MMBtu during the third week of February, which was 34% lower than the January 2009 NYMEX natural gas settle price of $6.14 per MMBtu.

On February 26, 2009, the first of several lawsuits challenging the January 15 Proposal and related matters was filed. For more information regarding these lawsuits, please see “Special Factors — Certain Legal Matters.”

On March 2, 2009, the Hiland Holdings Conflicts Committee held a meeting, with representatives from Fulbright, Morris Nichols and Barclays Capital in attendance, to hear Barclays Capital’s preliminary analyses, from a financial point of view, of the Hiland Companies and the January 15 Proposal. At this meeting, Barclays Capital reviewed with the Hiland Holdings Conflicts Committee preliminary materials relating to its valuation of the Hiland Companies, including an analysis of the depressed state of the current and projected crude oil, natural gas and NGL commodities markets, as well as the recent financial performance of midstream energy companies. Barclays Capital’s preliminary analyses indicated that the January 15 Proposal price of $3.20 per Hiland Holdings common unit exceeded or was within the range of the values of the Hiland Holdings common units implied by a valuation of Hiland Holdings on either a discounted cash flow basis, a valuation derived from publicly available trading or sale values of comparable companies, or an analysis of the net asset value of the Hiland Companies. Barclays Capital’s preliminary analyses also included analyses, from a financial point of view, of potential strategic alternatives to the January 15 Proposal including alternatives involving the issuance of debt or equity (or both) by the Hiland Companies. Barclays Capital noted in particular that:

•	it was very unlikely that the Hiland Companies could continue as a going concern without some infusion of capital or renegotiation of the Hiland Operating Credit Agreement in light of managements’ projections;

•	it was very unlikely that the Hiland Companies could renegotiate or replace the Hiland Operating Credit Agreement on terms that were equal or superior to Hiland Holdings public unitholders than the January 15 Proposal;

•	that it was very unlikely that the Hiland Companies could raise sufficient equity capital at a reasonable cost to remedy their credit situation; and

•	that a sale of the Hiland Companies or their assets would be difficult considering the current state of the commodity and acquisition markets as well as the lack of any indications of interest from third parties since the January 15 Proposal and Mr. Hamm’s statement that he was interested only in acquiring common units in the Hiland Companies and that he was not interested in selling (or causing his affiliates to sell) interests in the Hiland Companies.

Following Barclays Capital’s presentation, the Hiland Holdings Conflicts Committee asked Barclays Capital to provide clarification on several of the alternatives, including an analysis of a potential structured equity investment in the Hiland Companies by Mr. Hamm or his affiliates. The Hiland Holdings Conflicts Committee also directed Barclays Capital to perform further diligence investigations and analysis of the volume forecasts by the management team.

On March 3, 2009, Wachovia Securities met with Mr. Hamm to review market developments since the January 15 Proposal and present updated analyses. Separately, Wachovia Securities met with the management team to discuss certain of its analyses which were based on the Hiland Companies’ most recent financial projections and commodity price information.

On March 4, 2009, the members of the Hiland Holdings Conflicts Committee met by telephone, along with representatives of Fulbright and Morris Nichols, to review Barclays Capital’s March 2, 2009 presentation and to discuss other specific analyses and investigations that the Hiland Holdings Conflicts Committee wanted Barclays Capital to conduct on behalf of the Hiland Holdings Conflicts Committee. The Hiland Holdings Conflicts Committee also determined to seek the assistance of the management team in arranging a direct meeting between Dr. Lyle, on behalf of the Hiland Holdings Conflicts Committee, and a member of the lending group under the Hiland Operating Credit Agreement, to investigate the possibility of renegotiating the Hiland Operating Credit Agreement and to confirm the potential terms and conditions that might be expected in connection with such a renegotiation.

On March 5, 2009, during a joint meeting of the Hiland Holdings Board of Directors and the Hiland Partners Board of Directors, Mr. McNabb informed both Boards of Directors that members of the Hiland Partners Conflicts Committee had met with MidFirst Bank earlier that day to determine what arrangements could be reached with the lending group that would be a viable alternative to the January 15 Proposal. Mr. McNabb informed both Boards of Directors that MidFirst Bank was willing to discuss the renegotiation of the Hiland Operating Credit Agreement, but that it was not encouraging about the possibility of renegotiating or restructuring the Hiland Operating Credit Agreement on terms that would present a viable alternative to the January 15 Proposal.

On March 6, 2009, the Hiland Holdings Conflicts Committee met by telephone with its advisors to discuss its advisors’ reaction to the report of Mr. McNabb regarding the Hiland Partners Conflicts Committee’s discussions with MidFirst Bank. The Hiland Holdings Conflicts Committee determined that Dr. Lyle or Barclays Capital should meet with Wells Fargo, another prominent member of the lending group under the Hiland Operating Credit Agreement, to determine if other members of the lending group might be more receptive than MidFirst Bank to restructuring the Hiland Operating Credit Agreement on acceptable terms.

On March 6, 2009, Wachovia Securities met with Messrs. Hamm and Mackie to discuss further alternatives to going private transactions. Among the alternatives discussed was a rights offering in which a right to subscribe for additional Hiland Partners common units at a discount to the public trading price would be distributed to each Hiland Partners unitholder. Such rights would offer current unitholders the opportunity to participate in an equity infusion in Hiland Partners. In addition, Wachovia discussed the possible merger of Hiland Holdings with and into Hiland Partners to be followed by a rights offering. During the meeting, Mr. Hamm requested further information about a rights offering and he, Mr. Mackie and Wachovia Securities contacted Baker Botts to request a preliminary analysis of potential legal implications of a rights offering.

On March 10, 2009, Messrs. Hamm and Reid met with Messrs. Griffin and Harrison and requested that they continue to pursue alternatives available to the Hiland Companies with respect to the Hiland Operating Credit Agreement.

On March 14, 2009, Messrs. Hamm and Reid met telephonically with Wachovia Securities to compare the proposed going private transactions with both a stand-alone rights offering and a merger of Hiland Holdings and Hiland Partners in conjunction with a rights offering. Wachovia Securities also presented a case study for a recent amended credit agreement of a midstream MLP and discussed the possibility of negotiating with the lenders under the Hiland Operating Credit Agreement.

The Hiland Holdings Conflicts Committee met with its financial advisors on March 13, 2009 to receive an update to Barclays Capital’s preliminary analysis based upon any changes in market conditions since its initial report on March 2, 2009 and to discuss the results of its continued analysis of the January 15 Proposal and any strategic alternatives to that proposal. Representatives of Barclays Capital indicated its preliminary view that as of the date thereof the $3.20 per common unit cash consideration being offered by Mr. Hamm appeared to be within or above the range of values of the Hiland Holdings common units implied by a valuation of Hiland Holdings. The Hiland Holdings Conflicts Committee also asked Barclays Capital to follow up with Wachovia Securities regarding the possibility of a structured equity investment by Mr. Hamm as an alternative to the January 15 Proposal.

Messrs. Hamm and Reid met telephonically with Wachovia Securities on March 16, 2009 and again on March 17, 2009 to compare the proposed going private transactions with a subordinated debt issuance funded by Mr. Hamm and his affiliates. Later on March 17, 2009, Messrs. Hamm and Harrison met with representatives of MidFirst Bank to discuss the possibility of renegotiating the Hiland Operating Credit Agreement in the context of both the proposed going private transactions and a subordinated debt issuance.

On March 17, 2009, Dr. Lyle held a telephonic meeting with representatives of Wells Fargo in which Wells Fargo confirmed that it might be willing to discuss a renegotiation of the Hiland Operating Credit Agreement, but that any such renegotiation or waiver would require a significant upfront restructuring fee, a significant increase in the applicable interest rate and other modifications demanded by the lenders to the loan agreement, including a significant reduction or elimination of distributions.

On March 18, 2009, the Hiland Holdings Conflicts Committee had a telephone call with its advisors during which Barclays Capital confirmed its preliminary view that as of the date thereof the January 15 Proposal offered consideration of $3.20 per common unit of Hiland Holdings was within or above the range of fairness, from a financial point of view, to the Hiland Holdings public unitholders. The Hiland Holdings Conflicts Committee and Barclays Capital also noted that decreases in distributions by Hiland Partners had a more significant impact on the market price and value of Hiland Holdings common units since Hiland Holdings’ only source of cash flow was distributions from Hiland Partners.

From March 20, 2009 through March 24, 2009, the Hiland Holdings Conflicts Committee held several telephone calls with its advisors, including Barclays Capital, Fulbright, and Morris Nichols, to discuss possible negotiating strategies with Mr. Hamm regarding the January 15 Proposal. The Hiland Holdings Conflicts Committee determined that Barclays Capital should contact representatives of Wachovia Securities and indicate that the Hiland Holdings Conflicts Committee might be able to support the currently proposed price of $3.20 per common unit, but that there were significant issues to discuss with respect to the terms of the draft Hiland Holdings merger agreement. The Hiland Holdings Conflicts Committee then instructed Fulbright to distribute a revised version of the draft Hiland Holdings merger agreement to Wachovia Securities and Baker Botts reflecting the comments and proposed changes of the Hiland Holdings Conflicts Committee and its advisors.

On March 24, 2009, Fulbright transmitted comments to the draft merger agreement to Baker Botts, and a representative of Barclays Capital called a representative of Wachovia Securities to inform them of the Hiland Holdings Conflicts Committee’s position. The representative of Wachovia Securities indicated to Barclays Capital that, while Mr. Hamm’s offer with respect to the proposed transaction was still outstanding, Mr. Hamm was not ready to enter into direct negotiations at that time because they were in ongoing discussions with MidFirst Bank regarding the continued financing of the Hiland Companies following the consummation of the transactions proposed in the January 15 Proposal and that they were considering other alternatives for the Hiland Companies, including a capital infusion into the Hiland Companies by Mr. Hamm.

The Hiland Holdings Conflicts Committee reconvened by telephone later that same day to receive a report from Barclays Capital regarding its discussions with Wachovia Securities. A representative of Barclays Capital summarized for the Hiland Holdings Conflicts Committee its call earlier that day with Wachovia Securities and indicated to the Hiland Holdings Conflicts Committee that Barclays Capital believed the proposed transaction continued to be a superior option for the Hiland Holdings public unitholders, when compared with the alternative of an equity infusion by Mr. Hamm, because such an equity infusion would likely include significant dilution of Hiland Holdings’ interest in Hiland Partners, a significant reduction or elimination in distributions by Hiland Partners (and, consequently, a reduction in value of the subordinated units and incentive distribution rights in Hiland Partners owned by Hiland Holdings as arrearages built up with regard to minimum quarterly distributions on the Hiland Partners common units).

From March 24, 2009, until April 20, 2009, there were no active negotiations between the Hiland Holdings Conflicts Committee and its representatives and Mr. Hamm and his representatives related to the January 15 Proposal, though representatives of Fulbright and Conner & Winters periodically discussed their respective impressions of the draft merger agreements.

On April 1, 2009, management delivered updated 2009 projections to Barclays Capital, which projections reflected updated 2009 forward strip pricing and lower expected natural gas volumes for 2009 than contained in management’s earlier projections as a result of a continued reduction in the level of drilling activity in Hiland Partners’ areas of operation.

At this time, Hiland Partners was experiencing the effects of the reduction in drilling activity seen throughout the United States during this time period. For example, U.S. natural gas drilling rig counts declined by approximately 29% to 1,018 as of February 20, 2009, compared to 1,430 natural gas drilling rigs in the comparable period of 2008, and approximately 37% compared to the peak natural gas drilling rig count of 1,606 in August and September 2008. Due to the substantial reduction in drilling activity, Hiland Partners connected 10 new wells during the first quarter of 2009 as compared to 24 wells during the fourth quarter of 2008, representing a 58% decline.

On April 7, 2009, MidFirst Bank formally notified the lenders under Hiland’s Operating Credit Agreement of requested modifications to such credit agreement to increase the leverage ratio under the Hiland Operating Credit Agreement to (i) 5.25 to 1.0 through June 30, 2010, (ii) 5.0 to 1.0 for the period from July 1, 2010 through December 31, 2010, and (iii) 4.75 to 1.0 for the period from January 1, 2011 to maturity. The modifications would require Mr. Hamm to inject $50 million of equity into Hiland Partners in conjunction with the consummation of the going private transactions and would prohibit distributions unless the leverage ratio was less than 4.25 to 1.0. The modification would also require an amendment fee and increased interest rates and was subject to formal documentation.

On April 16, 2009, Wachovia Securities met telephonically with Messrs. Hamm, Reid and Mackie to review its financial analysis of going private transactions in light of developments in the market and the Hiland Companies’ financial outlook since the January 15 Proposal. Messrs. Griffin, Harrison and Gipson were invited to listen to the Wachovia Securities’ presentation and to provide an update on management’s negotiations with the lenders under the Hiland Operating Credit Agreement.

On April 17, 2009, MidFirst Bank informed the management team that it had received non-binding indications of interests to the proposed modifications to the Hiland Operating Credit Agreement contained in the April 7, 2009 notice from the required lenders (more than 50% of commitments). Subsequently, MidFirst Bank informed management it had received non-binding indications of interests to the proposed modifications to the Hiland Operating Credit Agreement from all lenders.

On April 20, 2009, Dr. Lyle received a telephone call from Mr. Hamm, during which Mr. Hamm stated that he and his representatives had engaged in lengthy discussions with MidFirst Bank regarding the terms on which the Hiland Companies’ lenders would agree to amend the Hiland Operating Credit Agreement in connection with the closing of the acquisition of the Hiland Companies by Mr. Hamm and his affiliates, as well as the adverse effect that continued declines in commodity prices, particularly natural gas prices, and drilling activity along Hiland Partners’ systems had on the Hiland Companies’ current financial performance and long-term prospects. In the call, Mr. Hamm stated that Mr. Hamm would no longer continue with the prior proposed offer of $3.20 per Hiland Holdings common unit, based upon the terms under which the lenders were willing to amend the existing credit arrangements and the worsening outlook for the Hiland Companies. Dr. Lyle then asked Mr. Hamm if Mr. Hamm, his affiliates or the Hamm family trusts had considered making a direct equity investment into the Hiland Companies as an alternative to the proposed transaction. Mr. Hamm replied that he had considered such an investment as an alternative, but had concluded that his proposed going private transactions were a superior alternative, in part because he believed a direct equity investment would be overly dilutive to the common unitholders.

Later that same day, the Hiland Holdings Conflicts Committee and the Hiland Partners Conflicts Committee each received a letter from Harold Hamm amending the January 15 Proposal and describing the terms of the April 20 Revised Proposal summarized above in “— The Hiland Partners Conflicts Committee’s Process, Negotiations and Deliberations.” Under the revised terms proposed by Mr. Hamm, holders of Hiland Holdings common units would receive $2.40 in cash per common unit, reduced from $3.20 in cash per common unit under the January 15 Proposal. In his letter reducing the offered consideration, Mr. Hamm cited the adverse effect that continued declines in natural gas prices and drilling activity along Hiland Partners’ systems had had on the Hiland Companies’ current and long-term projected throughput volumes, midstream segment margins and cash flows since the January 15 Proposal.

On April 24, 2009, the Hiland Holdings Board of Directors and the Hiland Partners Board of Directors both unanimously voted to suspend quarterly distributions with respect to each entity’s partnership units beginning with the first quarter distribution of 2009, based on each of the Hiland Companies Board of Directors’ consideration of the impact of lower commodity prices and drilling activity on Hiland Partners’ current and projected throughput volumes, midstream segment margins and cash flows, as well as future required levels of capital expenditures and the level of Hiland Partners’ outstanding indebtedness under the Hiland Operating Credit Agreement.

On April 27, 2009, the Hiland Holdings Conflicts Committee held a telephone call with representatives of Fulbright and Barclays Capital to discuss the April 20 call with Mr. Hamm and the April 20 Revised Proposal. During the call, the Hiland Holdings Conflicts Committee instructed Barclays Capital to evaluate the April 20 Revised Proposal and report back to the Hiland Holdings Conflicts Committee as soon as possible.

Later that same evening, Baker Botts transmitted a revised draft of the Hiland Holdings merger agreement to Fulbright.

On April 28, 2009, representatives of Barclays Capital held a telephonic discussion with representatives of Wachovia Securities during which the financial advisors reviewed the status of discussions between the Hiland Companies and MidFirst Bank regarding the potential covenant violation under the Hiland Operating Credit Agreement.

On the morning of April 30, 2009, the Hiland Holdings Conflicts Committee held a telephonic meeting with its advisors, including Fulbright and Barclays Capital. Representatives of Barclays Capital recounted the call it had with Wachovia Securities regarding the operational update and status regarding MidFirst Bank and Hiland Partners’ potential violation of the leverage ratio covenant under the Hiland Operating Credit

Agreement. Fulbright also briefed the Hiland Holdings Conflicts Committee on the revised draft of the Hiland Holdings merger agreement and indicated that while some progress had been made on the Hiland Holdings merger agreement, there were still issues to resolve, including the extent of the representations, warranties and covenants and whether the potential covenant violation under the Hiland Operating Credit Agreement following signing could be the basis for Mr. Hamm and his affiliates to refuse to close the Hiland Holdings merger. The Hiland Holdings Conflicts Committee decided to finalize its strategy on the Hiland Holdings merger agreement following Barclays Capital’s completion of its updated financial analysis of the April 20 Revised Proposal.

Later that morning, Fulbright, Barclays Capital and Conner & Winters participated in a call with Messrs. Griffin and Harrison and Vinson & Elkins regarding the status of Hiland Partners’ discussions with MidFirst Bank and the potential violation of the leverage ratio covenant under the Hiland Operating Credit Agreement. Mr. Harrison reported that MidFirst Bank was still willing to discuss an amendment or waiver, but as it had previously informed Mr. Harrison, such an amendment would involve high up-front fees, a significant increase in the interest rate and the indefinite suspension of distributions by Hiland Partners. Additionally, Mr. Harrison reported that, while MidFirst Bank had indicated that it might grant a temporary waiver for the potential violation of the leverage ratio covenant if the proposed transaction did not close prior to the default, it would not agree to do so in advance.

On May 1, 2009, the Hiland Holdings Conflicts Committee conducted a telephone call with its advisors, including Fulbright, Morris Nichols and Barclays Capital. During the call, Barclays Capital provided its preliminary analysis that as of the date thereof and in light of subsequent developments, the April 20 Revised Proposal cash consideration of $2.40 per Hiland Holdings common unit was within or above the range of values of the Hiland Holdings common units implied by a valuation of Hiland Holdings, and therefore appeared to be fair to the Hiland Holdings public unitholders from a financial point of view. In addition, Barclays Capital reported that it had received a description of the terms on which the lenders would amend the Hiland Operating Credit Agreement following a closing of the proposed Hiland Holdings merger, and that, as anticipated, Mr. Hamm would be required to contribute a substantial amount of equity to Hiland Partners to pay down indebtedness under the Hiland Operating Credit Agreement. Barclays Capital also preliminarily reaffirmed its prior view that, based on Barclays Capital’s experience and expertise in the current credit markets, if the Hiland Companies were to reject the April 20 Revised Proposal and attempt to refinance or replace the Hiland Operating Credit Agreement, the terms of that refinancing or replacement would likely be worse financially for the Hiland Holdings public unitholders than the April 20 Revised Proposal, especially considering that any refinancing of the existing indebtedness would likely involve the continued suspension of distributions by Hiland Partners for a considerable period of time.

On May 4, 2009, the Hiland Holdings Conflicts Committee held a telephone conference with Fulbright and Barclays Capital, in which a representative of Fulbright reported that he had spoken to Conner & Winters and confirmed that the Hiland Partners Conflicts Committee intended to seek an increase in the offer price of $0.25 per common unit. After a brief discussion, the Hiland Holdings Conflicts Committee determined that it would seek a price increase from Mr. Hamm to test whether the April 20 Revised Proposal was the best offer that the Hiland Holdings Conflicts Committee could obtain from Mr. Hamm. The Hiland Holdings Conflicts Committee instructed Barclays Capital to contact Wachovia Securities to pass along the Hiland Holdings Conflicts Committee’s request that the price per common unit offered by Mr. Hamm be increased by a “meaningful amount.” After discussions with Messrs. Griffin and Harrison, Wachovia Securities responded later that day at the direction of Mr. Griffin and requested that the Hiland Holdings Conflicts Committee propose a specific increase.

On May 5, 2009, the Hiland Holdings Conflicts Committee met again with Barclays Capital and Fulbright by telephone to discuss the specific amount of the price increase it should request from Mr. Hamm. After deliberating and obtaining the preliminary financial views of Barclays Capital, the Hiland Holdings Conflicts Committee determined that Barclays Capital should contact Wachovia Securities and request that the offer proposed by the Hamm Continuing Investors’ be increased by $0.40 per common unit. The Hiland Holdings Conflicts Committee also discussed with Fulbright issues raised by the Hamm Continuing Investors and Baker Botts in the April 27 draft of the Hiland Holdings merger agreement. Specifically, the Hiland Holdings

Conflicts Committee felt that Fulbright should attempt to limit operational representations and warranties and interim operating covenants of Hiland Holdings in the Hiland Holdings merger agreement, which would limit the ability of Mr. Hamm and his affiliates to terminate or avoid closing the proposed going private transaction.

Later that day, representatives of Barclays Capital contacted Wachovia Securities to request, on behalf of the Hiland Holdings Conflicts Committee, that the offer proposed by Mr. Hamm be increased by $0.40 per Hiland Holdings common unit. Wachovia Securities relayed the request to Mr. Hamm, and at his direction contacted Barclays Capital again that afternoon to report that Mr. Hamm would not agree to increase the offer price of $2.40 per Hiland Holdings common unit in the April 20 Revised Proposal.

Barclays Capital relayed Mr. Hamm’s refusal to the Hiland Holdings Conflicts Committee in a telephone conference the next morning, May 6, 2009, at which representatives of Fulbright were present. The Hiland Holdings Conflicts Committee members then indicated that they thought that they should personally appeal to Mr. Hamm to increase his offer price so that they could confirm whether the offer price of $2.40 per common unit was the best price that they could obtain from Mr. Hamm.

Later that day, following the Hiland Holdings Board of Directors meeting in Enid, Oklahoma, both members of the Hiland Holdings Conflicts Committee met directly with Mr. Hamm to again request that he increase the offered price of $2.40 per Hiland Holdings common unit by $0.40 per common unit. Mr. Hamm agreed to evaluate the Hiland Holdings Conflicts Committee’s request, but on May 8, 2009, at the direction of Mr. Hamm, Wachovia Securities contacted Barclays Capital to report that Mr. Hamm had again rejected the Hiland Holdings Conflicts Committee’s request to increase the offer price. Barclays Capital reported this to the Hiland Holdings Conflicts Committee in a telephone conference later that day. The Hiland Holdings Conflicts Committee determined that it would likely not be productive to seek further price increases from Mr. Hamm, and that Barclays Capital should work to confirm that it could opine as to the fairness to Hiland Holdings public unitholders, from a financial point of view, of the $2.40 per Hiland Holdings common unit offered in the April 20 Revised Proposal. Additionally, the Hiland Holdings Conflicts Committee directed Fulbright to continue negotiations with Baker Botts regarding the Hiland Holdings merger agreement and related documents, and that Fulbright should make efforts to coordinate with Conner & Winters in its negotiations regarding the Hiland Partners merger agreement with Baker Botts and Mr. Hamm.

Between May 8, 2009 and May 26, 2009, representatives of Fulbright, on behalf of the Hiland Holdings Conflicts Committee, continued to negotiate the terms of the Hiland Holdings merger agreement with representatives of Baker Botts in accordance with the instructions of the Hiland Holdings Conflicts Committee. Fulbright coordinated directly with Conner & Winters in its negotiations with Baker Botts, periodically discussing the various provisions of the Hiland Holdings merger agreement with Conner & Winters and reviewing and receiving information from Conner & Winters about the status of the Hiland Partners’ draft merger agreement. During this period, Fulbright and Baker Botts participated in several calls and meetings regarding the Hiland Holdings merger agreement and related documents. In particular, the Hiland Holdings Conflicts Committee, in consultation with Fulbright, determined that Fulbright should continue to seek to limit operational representations, warranties and interim operating covenants of Hiland Holdings, as well as to limit the circumstances where Mr. Hamm and his affiliates could terminate the Hiland Holdings merger agreement or refuse to close the Hiland Holdings merger following execution of the Hiland Holdings merger agreement.

On May 27, 2009, the Hiland Holdings Conflicts Committee met with Barclays Capital and Fulbright to discuss the status of negotiations on the Hiland Holdings merger agreement and to receive an updated, preliminary presentation from Barclays Capital regarding its analysis of the April 20 Revised Proposal, from a financial point of view. At the meeting, representatives of Fulbright reviewed with the Hiland Holdings Conflicts Committee its obligations and duties under the Hiland Holdings partnership agreement and applicable law. Fulbright also provided the Hiland Holdings Conflicts Committee with a review of the terms of the Hiland Holdings draft merger agreement and related documents. Following Fulbright’s presentation, a representative of Barclays Capital presented the Hiland Holdings Conflicts Committee an update of recent trends in the equity markets and commodity prices and a review of its financial analysis of the April 20 Revised Proposal. In particular, Barclays Capital confirmed its preliminary view that as of the date thereof, the cash merger consideration of $2.40 per common unit of Hiland Holdings was fair, from a financial point of view, to the Hiland Holdings public unitholders. Barclays Capital also stated in its presentation that, for the same reasons it had indicated in its March 2, 2009 presentation to the Hiland Holdings Conflicts Committee, it did not appear likely that there were alternatives to the April 20 Revised Proposal that were superior, from a financial point of view, to the Hiland Holdings public unitholders.

On May 28, 2009, management delivered updated 2009 projections to Barclays Capital, which projections reflected updated 2009 forward strip pricing and lower expected natural gas volumes for 2009 than contained in management’s earlier projections as a result of a continued reduction in the level of drilling activity in Hiland Partners’ areas of operation.

On June 1, 2009, the Hiland Holdings Conflicts Committee met again with its advisors. At the meeting, Fulbright confirmed that the terms of the Hiland Holdings merger agreement and related documents had not materially changed since the May 27 meeting of the Hiland Holdings Conflicts Committee. Barclays Capital also briefly updated its financial analysis from the May 27 meeting of the Hiland Holdings Conflicts Committee (based on updated market and company information) and delivered its opinion that the merger consideration of $2.40 per common unit offered to the Hiland Holdings public unitholders pursuant to the Hiland Holdings merger was fair, from a financial point of view, to such holders. After hearing from its advisors, the Hiland Holdings Conflicts Committee resolved unanimously (a) that the Hiland Holdings merger agreement and the Hiland Holdings merger are advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders, (b) to approve and recommend that the Hiland Holdings Board of Directors approve, on behalf of Hiland Holdings (i) the Hiland Holdings merger agreement and related documents, and (ii) the Hiland Holdings merger, (c) to recommend to the Hiland Holdings Board of Directors that it should recommend that the Hiland Holdings public unitholders should approve the Hiland Holdings merger agreement and the Hiland Holdings merger, and (d) to recommend to the Hiland Holdings public unitholders that such public unitholders should approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

Approval of the Mergers by the Boards of Directors

On June 1, 2009, following the meetings of each Conflicts Committee during which each Conflicts Committees approved the applicable merger agreement and merger and recommended that their respective full Board of Directors approve the applicable merger agreement and merger, each of the Boards of Directors of the Hiland Companies convened a special meeting to consider the recommendation.

At the Hiland Partners Board of Directors meeting, Vinson & Elkins again reviewed with the Hiland Partners Board of Directors its duties under the Hiland Partners partnership agreement, and Messrs. Griffin and Harrison provided an update on Hiland Partners’ business. Following the update, Jefferies & Company presented its financial analysis of the $7.75 per common unit merger consideration and summarized its opinion, delivered earlier to the Hiland Partners Conflicts Committee, that the Hiland Partners merger consideration was fair, from a financial point of view, to the Hiland Partners public unitholders. Conner & Winters then reviewed the terms of the Hiland Partners merger agreement and the related agreements. After hearing from its advisors and the members of the Hiland Partners Conflicts Committee and their advisors, the Hiland Partners Board of Directors approved the Hiland Partners merger agreement and the Hiland Partners merger, recommended approval of the Hiland Partners merger agreement and the Hiland Partners merger to the Hiland Partners public unitholders and took other related actions.

Following the conclusion of the special meeting of the Hiland Partners Board of Directors, the Hiland Holdings Board of Directors also convened a special meeting. At this meeting, Vinson & Elkins again reviewed with the Hiland Holdings Board of Directors its duties under the Hiland Holdings partnership agreement, and Messrs. Griffin and Harrison provided an update on the Hiland Companies’ business. Following the update, Barclays Capital presented its financial analysis of the $2.40 per common unit merger consideration and summarized its opinion, delivered earlier to the Hiland Holdings Conflicts Committee, that the Hiland Holdings merger consideration was fair, from a financial point of view, to the Hiland Holdings public unitholders. Fulbright then reviewed the terms of the Hiland Holdings merger agreement and the related agreements. After hearing from its advisors and the members of the Hiland Holdings Conflicts Committee and their advisors, the Hiland Holdings Board of Directors approved the Hiland Holdings merger agreement and the Hiland Holdings merger, recommended approval of the Hiland Holdings merger agreement and the Hiland Holdings merger to the Hiland Holdings public unitholders and took other related actions.

On the afternoon of June 1, 2009, Hiland Partners, the general partner of Hiland Partners, Parent and HLND Merger Sub executed the Hiland Partners merger agreement and related documents and Hiland Holdings, the general partner of Hiland Holdings, Parent and HPGP Merger Sub executed the Hiland Holdings merger agreement and the related documents. The Hiland Companies then issued a joint press release announcing the signing of the merger agreements.

Recommendations of the Hiland Partners Conflicts Committee and Hiland Partners Board of Directors; Reasons for Recommending Approval of the Merger

The Hiland Partners Conflicts Committee

The Hiland Partners Conflicts Committee consists of two independent directors: John T. McNabb, II, and Shelby E. Odell. In resolutions approved by the Hiland Partners Board of Directors on February 19, 2009, the Hiland Partners Conflicts Committee was authorized to review, evaluate and make recommendations to the Hiland Partners Board of Directors with respect to Mr. Hamm’s proposed acquisition of the publicly-held Hiland Partners common units and potential alternative transactions. The Hiland Partners Conflicts Committee retained Jefferies & Company as its independent financial advisor and Conner & Winters as its independent legal counsel. The Hiland Partners Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of Mr. Hamm’s proposal and potential alternative transactions and conducted negotiations with Mr. Hamm and his representatives with respect to the Hiland Partners merger agreement and the various other agreements related to the Hiland Partners merger.

The Hiland Partners Conflicts Committee, by unanimous vote at a meeting held on June 1, 2009, determined that the Hiland Partners merger agreement and the transactions contemplated by the Hiland Partners merger agreement were advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders. In addition, at the June 1, 2009 meeting, the Hiland Partners Conflicts Committee recommended that (1) the Hiland Partners Board of Directors approve the Hiland Partners merger agreement and the related agreements, and the consummation of the transactions contemplated thereby, including the Hiland Partners merger and (2) the Hiland Partners public unitholders vote in favor of approval of the Hiland Partners merger agreement and the Hiland Partners merger. In reaching its determination, the Hiland Partners Conflicts Committee consulted with and received the advice of its independent financial and legal advisors, considered the potential alternatives of Hiland Partners, including the uncertainties and risks facing it, and considered the interests of the Hiland Partners public unitholders.

In determining that the Hiland Partners merger agreement was advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders and recommending the approval of the Hiland Partners merger agreement and the related agreements, and the consummation of the transactions contemplated thereby, including the Hiland Partners merger, to the Hiland Partners Board of Directors on June 1, 2009, the Hiland Partners Conflicts Committee considered a number of factors. The material factors are summarized below.

The Hiland Partners Conflicts Committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

1. The Hiland Partners merger would provide the Hiland Partners public unitholders with cash consideration of $7.75 per common unit, a price the Hiland Partners Conflicts Committee viewed as fair in light of Hiland Partners’ recent and projected financial performance and recent trading prices of the Hiland Partners common units. In making this determination, the Hiland Partners Conflicts Committee concluded that the best alternative was the proposed Hiland Partners merger.

2. The opinion received by the Hiland Partners Conflicts Committee from its financial advisor, Jefferies & Company, delivered orally at the Hiland Partners Conflicts Committee meeting on June 1, 2009, and subsequently confirmed in writing later that day, to the effect that, as of the date of the opinion, the $7.75 per common unit merger consideration to be received by the Hiland Partners public unitholders pursuant to the Hiland Partners merger, was fair, from a financial point of view, to those holders.

3. The presentation of Jefferies & Company on June 1, 2009, in connection with the foregoing opinion, which is described under “— Opinion of Financial Advisor of Hiland Partners.”

4. The difficult business environment currently facing Hiland Partners, including commodity prices, in particular natural gas prices, and the significant reduction in drilling activity and the resulting negative effect on the financial condition and results of operations of Hiland Partners.

5. The Hiland Partners Conflicts Committee’s belief that it was unlikely that any other transaction with a third party involving a sale of the Hiland Companies or a significant interest in the Hiland Companies could be consummated at this time in light of the position of Mr. Hamm (contained in his letter, dated January 15, 2009, to the Hiland Partners Board of Directors and subsequently confirmed to the Hiland Partners Conflicts Committee) that he was interested only in acquiring common units in the Hiland Companies and that he was not interested in selling (or causing his affiliates to sell) interests in the Hiland Companies and the lack of any indications of interest from any third parties since the public announcement of the January 15 Proposal.

6. The Hiland Partners Conflicts Committee’s belief that the $7.75 per common unit cash merger consideration represented the highest per common unit consideration that could be negotiated.

7. The likelihood that Hiland Partners would be in violation of the leverage ratio covenant under the Hiland Operating Credit Agreement as soon as June 30, 2009. In that regard, the Hiland Partners Conflicts Committee noted that:

•	any solution satisfactory to the existing lenders (or any lenders willing to refinance the Hiland Operating Credit Agreement) would likely require the assessment of fees and increased rates, the infusion of additional equity capital or the incurrence of subordinated indebtedness by Hiland Partners, and the indefinite suspension of distributions, including distributions to Hiland Holdings; and

•	it was unlikely that the Hiland Companies could raise significant equity capital through a sale of equity to the public or to private investors (including to Mr. Hamm since he had rejected such an investment).

8. The terms of the Hiland Partners commitment letter from Mr. Hamm to Parent to fund the full amount of the HLND Parent Parties’ obligation to pay the merger consideration, including the provision making Hiland Partners a third-party beneficiary under the Hiland Partners commitment letter.

9. The terms of the Hiland Partners merger agreement, principally:

•	all of the outstanding common units not held by Hiland Holdings (and restricted common units held by officers and employees of Hiland Partners) will be converted into the right to receive cash at $7.75 per common unit;

•	the requirement that the Hiland Partners merger agreement and the Hiland Partners merger be approved by a vote of the holders of a majority of the common units held by the Hiland Partners public unitholders entitled to vote thereon voting as a class;

•	the provision limiting the ability of the HLND Parent Parties to close the Hiland Holdings merger without closing the Hiland Partners merger, unless the Hiland Partners public unitholders fail to approve the Hiland Partners merger and Hiland Partners merger agreement;

•	the limited nature of the operational representations and warranties given by Hiland Partners and the fact that the representations and warranties of Hiland Partners do not survive the closing;

•	the inability of the HLND Parent Parties to refuse to close the Hiland Partners merger as the result of a failure of Hiland Operating to be in compliance with certain financial covenants of the Hiland Operating Credit Agreement;

•	the absence of a financing condition to the HLND Parent Parties’ obligation to consummate the transaction;

•	the provision allowing the Hiland Partners Board of Directors or the Hiland Partners Conflicts Committee to withdraw or change its recommendation of the Hiland Partners merger agreement and the Hiland Partners merger if it makes a good faith determination that a change or withdrawal would be in the best interests of the Hiland Partners public unitholders, subject to providing Parent with advance notice;

•	the provisions allowing for Hiland Partners to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal; and

•	the lack of a break-up fee for termination of the Hiland Partners merger agreement in accordance with its terms, although Hiland Partners may be liable to reimburse the expenses of the HLND Parent Parties in certain limited circumstances if the Hiland Partners merger agreement is terminated.

The Hiland Partners Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

1. The Hiland Partners public unitholders will have no ongoing equity participation in Hiland Partners following the Hiland Partners merger, and such unitholders will cease to participate in Hiland Partners’ future earnings or growth, if any, or to benefit from increases, if any, in the value of Hiland Partners’ common units and would not participate in any potential future sale of Hiland Partners to a third party.

2. Given that Mr. Hamm (who together with Continental Gas and the Hamm family trusts own a 60.8% limited partner interest in Hiland Holdings, which owns a controlling interest in Hiland Partners) had publicly expressed an interest only in acquiring common units of the Hiland Companies and lack of interest in selling, or causing his affiliates to sell, interests in the Hiland Companies, it would be impracticable to sell the general partner of Hiland Partners or Hiland Partners without his approval. Therefore, no attempt was made to contact third parties that might otherwise consider an acquisition of Hiland Partners. The Hiland Partners Conflicts Committee recognized that it was possible (although not considered to be likely) that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the Hiland Partners merger.

3. The Hiland Partners merger agreement’s limitation on Hiland Partners’ ability to solicit third party offers.

4. The possibility that the Hamm Continuing Investors could sell some or all of Hiland Partners, as the surviving entity following the Hiland Partners merger, or its assets to one or more purchasers at a valuation higher than that available in the Hiland Partners merger.

The foregoing discussion of the information and factors considered by the Hiland Partners Conflicts Committee is not intended to be exhaustive, but includes the material factors considered by the Hiland Partners Conflicts Committee. In view of the variety of factors considered in connection with its evaluation of the Hiland Partners merger, the Hiland Partners Conflicts Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the Hiland Partners Conflicts Committee may have given differing weights to different factors. On balance, the Hiland Partners Conflicts Committee believed that the positive factors discussed above outweighed the negative factors discussed above.

The Hiland Partners Conflicts Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the Hiland Partners merger and to permit the Hiland Partners Conflicts Committee to represent effectively the interests of the Hiland Partners public unitholders, each of which the Hiland Partners Conflicts Committee believes supports its decision and provides assurance of the fairness of the Hiland Partners merger to the Hiland Partners public unitholders. The Hiland Partners Conflicts Committee believes that the process it followed in making its determination and recommendation with respect to the Hiland Partners merger agreement was fair because:

1. The Hiland Partners Conflicts Committee consisted solely of directors who are not officers or controlling unitholders of Hiland Partners, or affiliated with Mr. Hamm or any of the Hamm Continuing Investors.

2. The members of the Hiland Partners Conflicts Committee were adequately compensated for their services and their compensation was in no way contingent on their approving the Hiland Partners merger agreement or the Hiland Partners merger.

3. Other than by the immediate vesting of any restricted common units issued and outstanding to non-employee directors of Hiland Partners pursuant to the Hiland Partners, LP Long-Term Incentive Plan immediately prior to the effective time of the Hiland Partners merger, the members of the Hiland Partners Conflicts Committee will not personally benefit from the completion of the Hiland Partners merger in a manner different from the Hiland Partners public unitholders.

4. The Hiland Partners Conflicts Committee retained and was advised by independent legal counsel, Conner & Winters, and an independent financial advisor, Jefferies & Company.

5. From the date that the January 15 Proposal was announced to the time of the Hiland Partners Conflicts Committee’s determination and recommendations, no third parties indicated any interest in pursuing a transaction with Hiland Partners or Hiland Holdings.

6. The Hiland Partners Conflicts Committee and its legal counsel and financial advisor conducted due diligence regarding the Hiland Companies and their prospects and considered all viable alternatives for Hiland Partners in addition to the proposed Hiland Partners merger agreement.

7. The Hiland Partners Conflicts Committee received the opinion of Jefferies & Company that, as of June 1, 2009, and based on and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the Hiland Partners public unitholders pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to such holders.

8. The Hiland Partners Conflicts Committee had the ultimate authority to decide whether or not to proceed with the proposed transaction or any alternatives, and the Hiland Partners Board of Directors resolved not to recommend, authorize, approve or endorse the January 15 Proposal or any other merger, acquisition or similar proposal involving Hiland Partners and the Hamm Continuing Investors or any of their affiliates unless such transaction was recommended to the Hiland Partners Board of Directors by the Hiland Partners Conflicts Committee.

9. The requirement that the Hiland Partners merger agreement and the Hiland Partners merger be approved by holders of a majority of the Hiland Partners common units held by Hiland Partners public unitholders entitled to vote thereon voting as a class.

10. The Hiland Partners Conflicts Committee, with the assistance of its legal and financial advisors, negotiated the terms of the Hiland Partners merger agreement on an arm’s-length basis with Mr. Hamm and his legal and financial advisors.

11. The Hiland Partners Conflicts Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Mr. Hamm.

The Hiland Partners Conflicts Committee did not consider liquidation value in determining the fairness of the Hiland Partners merger to the Hiland Partners public unitholders because of its belief, after consulting with its financial advisor, that liquidation value does not present a meaningful valuation for Hiland Partners and its business as Hiland Partners’ value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation.

The Hiland Partners Conflicts Committee also did not consider net book value in determining the fairness of the merger to the Hiland Partners public unitholders because of its belief, after consulting with its financial advisor, that net book value does not present a meaningful valuation metric for Hiland Partners and its business as Hiland Partners’ value is derived from the cash flows generated from its continuing operations.

The Hiland Partners Board of Directors

The Hiland Partners Board of Directors consists of eight directors: Harold Hamm, Joseph L. Griffin, Matthew S. Harrison, Edward D. Doherty, Michael L. Greenwood, John T. McNabb, II, Shelby E. Odell, and Rayford T. Reid. When the Hiland Partners Board of Directors received the January 15 Proposal, Dr. David L. Boren was also a member of the Hiland Partners Board of Directors. Mr. Boren subsequently resigned on March 13, 2009.

The directors of Hiland Partners have different interests in the Hiland Partners merger than the Hiland Partners public unitholders, generally. In particular:

•	Affiliates of Mr. Hamm, the Chairman of the Board of Directors of each of the Hiland Companies, are counterparties to the Hiland Companies in each of the merger agreements and will acquire, along with the Hamm family trusts, all of the outstanding common units of each of the Hiland Companies not already owned by the Hamm Continuing Investors (other than certain restricted common units discussed below) pursuant to the merger agreements.

•	six of the eight members of the Hiland Partners Board of Directors serve as members of the Hiland Holdings Board of Directors, and therefore have certain duties and obligations to the unitholders of each Hiland Company as provided in the respective partnership agreements of the Hiland Companies;

•	the non-employee directors of Hiland Partners hold restricted common units of Hiland Partners, which will vest immediately prior to the effective time of the Hiland Partners merger and automatically convert into the right to receive the Hiland Partners merger consideration in the Hiland Partners merger;

•	certain employee directors of Hiland Partners own phantom units in Hiland Partners that will remain outstanding as equity interests in the surviving entity following the Hiland Partners merger. Additionally, if any employee directors of Hiland Partners are granted restricted common units, phantom units or unit options under the Hiland Partners, LP Long-Term Incentive Plan or the Hiland Holdings GP, LP Long-Term Incentive Plan in the ordinary course of business prior to the effective time of the Hiland Partners merger or the Hiland Holdings merger, as applicable, such equity interests will remain outstanding following the effective time of the Hiland Partners merger or the Hiland Holdings merger, as applicable;

•	certain members of the Hiland Partners Board of Directors hold Hiland Holdings common units which will convert into the right to receive the Hiland Holdings merger consideration in the Hiland Holdings merger;

•	certain members of the Hiland Partners Board of Directors who also serve on the Hiland Holdings Board of Directors, as well as Mr. Odell, who was formerly a member of the Hiland Holdings Board of Directors, hold restricted common units in Hiland Holdings, which will vest immediately prior to the effective time of the Hiland Holdings merger and automatically convert into the right to receive the Hiland Holdings merger consideration in the Hiland Holdings merger;

•	the members of the Hiland Partners Conflicts Committees have received payments in the amount of $30,000 each for their consideration and negotiation of the mergers, which payments were not contingent on any outcome of the consideration or negotiations;

•	Joseph L. Griffin and Matthew S. Harrison, who are members of the Board of Directors and the Chief Executive Officer and Chief Financial Officer, respectively, of each of the Hiland Companies, have agreed to vote their common units of Hiland Partners in favor of the Hiland Partners merger agreement and the Hiland Partners merger, have been offered continued employment with the surviving entities after the effective times of the mergers, and may enter into or be provided new employment, retention and compensation arrangements (although no such arrangements have been proposed or agreed to); and

•	certain indemnification arrangements and insurance policies for directors and officers of the general partner of Hiland Partners will be continued for six years by the surviving entity in the Hiland Partners merger if the Hiland Partners merger is completed.

For a complete discussion of these and other interests of the members of the Hiland Partners Board of Directors in the Hiland Partners merger, see “Special Factors — Interests of Certain Persons in the Mergers.”

Because of such actual and potential conflicts, the Hiland Partners Board of Directors authorized the Hiland Partners Conflicts Committee to review, evaluate and make recommendations to the Hiland Partners Board of Directors and the Hiland Partners public unitholders regarding Mr. Hamm’s proposal and any potential alternatives thereto. On June 1, 2009, the Hiland Partners Board of Directors met to consider the report and recommendation of the Hiland Partners Conflicts Committee. On the basis of the Hiland Partners Conflicts Committee’s recommendation and the other factors described below, each of the six members of the Hiland Partners Board of Directors participating in the meeting unanimously (1) determined that the Hiland Partners merger agreement and the transactions contemplated by the Hiland Partners merger agreement, including the Hiland Partners merger, were advisable, fair to, and in the best interests of, Hiland Partners and Hiland Partners public unitholders and (2) recommended that the Hiland Partners public unitholders vote to approve the Hiland Partners merger agreement and the Hiland Partners merger.

Neither of Messrs. Hamm nor Reid participated in the Hiland Partners Board of Directors’ consideration or vote on these matters. Mr. Hamm did not feel his participation was appropriate given that the Hiland Partners Board of Directors was evaluating his offer to acquire Hiland Partners. Mr. Reid did not feel participation was appropriate given his professional relationship with Mr. Hamm, through which he has historically provided Mr. Hamm and the Hamm family trusts with financial advisory services, including in connection with evaluating strategic alternatives with respect to the Hiland Companies.

Because Messrs. Hamm and Reid abstained from voting on the Hiland Partners merger agreement and the Hiland Partners merger, only four of the six non-employee members of the Hiland Partners Board of Directors voted to approve the Hiland Partners merger agreement and the Hiland Partners merger.

In determining that the Hiland Partners merger agreement is advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders and approving the Hiland Partners merger agreement and the transactions contemplated by the Hiland Partners merger agreement, including the Hiland Partners merger, and recommending that the Hiland Partners public unitholders vote for the approval of the Hiland Partners merger agreement and the Hiland Partners merger, the Hiland Partners Board of Directors considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Hiland Partners Conflicts Committee;

•	the opinion of Jefferies & Company delivered orally at the Hiland Partners Conflicts Committee meeting and presented at the Hiland Partners Board of Directors meeting on June 1, 2009, and subsequently confirmed in writing, that, based upon and subject to the factors and assumptions set forth in the opinion, the Hiland Partners merger consideration of $7.75 per common unit to be received by the holders of common units of Hiland Partners (other than the Hiland Partners rollover common unitholders) pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to the Hiland Partners public unitholders, as of the date of such opinion, as described in the opinion of Jefferies & Company;

•	the financial presentation of Jefferies & Company in connection with the foregoing opinion that was presented to the Hiland Partners Board of Directors at the request of the Hiland Partners Conflicts Committee;

•	the fact that the Hiland Partners merger consideration and the other terms of the Hiland Partners merger agreement resulted from negotiations between the Hiland Partners Conflicts Committee and Mr. Hamm, and the Hiland Partners Board of Directors’ belief that $7.75 in cash for each Hiland Partners common unit represented the highest per common unit consideration that could be negotiated; and

•	the factors considered by the Hiland Partners Conflicts Committee, including the positive factors and potential benefits of the Hiland Partners merger agreement, the risks and potentially negative factors relating to the Hiland Partners merger agreement, and the factors relating to procedural safeguards, each as described in “— The Hiland Partners Conflicts Committee” above.

In doing so, the Hiland Partners Board of Directors expressly adopted the analysis of the Hiland Partners Conflicts Committee, which is discussed above.

The foregoing discussion of the information and factors considered by the Hiland Partners Board of Directors includes the material factors considered by the Hiland Partners Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Hiland Partners merger, the Hiland Partners Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Hiland Partners Board of Directors approved and recommends the Hiland Partners merger agreement and the Hiland Partners merger based upon the totality of the information presented to and considered by it.

The Hiland Partners Board of Directors did not consider liquidation value in determining the fairness of the Hiland Partners merger to the Hiland Partners public unitholders because of its belief, after considering the factors considered by the Hiland Partners Conflicts Committee, that liquidation value does not present a meaningful valuation for Hiland Partners and its business as Hiland Partners’ value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation.

The Hiland Partners Board of Directors also did not consider net book value in determining the fairness of the merger to the Hiland Partners public unitholders because of its belief, after considering the factors considered by the Hiland Partners Conflicts Committee, that net book value does not present a meaningful valuation metric for Hiland Partners and its business as Hiland Partners’ value is derived from the cash flows generated from its continuing operations.

The Hiland Partners Board of Directors believes that the Hiland Partners merger is procedurally fair because (1) of the independence, absence of conflicts of interest and role and actions of the Hiland Partners Conflicts Committee members (permitting them to represent effectively the interests of the Hiland Partners public unitholders), (2) of the approval of the Hiland Partners merger agreement by a majority of the directors who are not employees of Hiland Partners and (3) the terms of the Hiland Partners merger agreement require the approval of a majority of the publicly-held Hiland Partners common units. The Hiland Partners Board of Directors believes that each of these procedural safeguards supports its decision and provides assurance of the fairness of the Hiland Partners merger to the Hiland Partners public unitholders.

Opinion of Financial Advisor of Hiland Partners

Jefferies & Company was engaged to render an opinion to the Hiland Partners Conflicts Committee as to whether the merger consideration of $7.75 in cash per common unit to be received by the Hiland Partners public unitholders pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to such holders. On June 1, 2009, Jefferies & Company delivered to the Hiland Partners Conflicts Committee its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, the merger consideration to be received by the Hiland Partners public unitholders pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to such holders. The June 1, 2009 opinion of Jefferies & Company is referred to hereinafter in this “Opinion of Jefferies & Company, Inc.” section as the “opinion.”

The full text of the opinion is attached as Annex C to this joint proxy statement and incorporated into this joint proxy statement by reference. We urge you to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion.

The opinion is for the use and benefit of the general partner of Hiland Partners and the Hiland Partners Conflicts Committee in their consideration of the Hiland Partners merger. The opinion does not address the relative merits of the transactions contemplated by the Hiland Partners merger agreement as compared to any alternative transaction or opportunity that might be available to Hiland Partners, nor does it address the underlying business decision by Hiland Partners to engage in the Hiland Partners merger or the terms of the Hiland Partners merger agreement or the documents referred to therein. The opinion does not constitute a recommendation as to whether any holder of common units should vote on the Hiland Partners merger or any matter related thereto. In addition, the Hiland Partners Conflicts Committee did not ask Jefferies & Company to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Hiland Partners, other than the holders of common units of Hiland Partners. Jefferies & Company expresses no opinion as to the price at which common units will trade at any time. Furthermore, Jefferies & Company does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by, any of Hiland Partners’ officers, directors or employees, or any such class of such persons, in connection with the Hiland Partners merger agreement relative to the merger consideration to be received by holders of common units. The opinion has been authorized by a Fairness Committee of Jefferies & Company.

In arriving at its opinion, Jefferies & Company has, among other things:

(i) reviewed a draft of the Hiland Partners merger agreement dated May 28, 2009;

(ii) reviewed certain publicly available financial and other information about Hiland Partners;

(iii) reviewed certain information furnished by Hiland Partners’ management, including financial forecasts and analyses, relating to the business, operations and prospects of Hiland Partners;

(iv) held discussions with members of senior management of Hiland Partners concerning the matters described in clauses (ii) and (iii) above;

(v) reviewed the trading price history and valuation multiples for the common units and compared them with those of certain publicly traded entities that Jefferies & Company deemed relevant;

(vi) compared the proposed financial terms of the Hiland Partners merger under the Hiland Partners merger agreement with the financial terms of certain other transactions that Jefferies & Company deemed relevant; and

(vii) conducted such other financial studies, analyses and investigations as Jefferies & Company deemed appropriate.

In Jefferies & Company’s review and analysis and in rendering its opinion, Jefferies & Company assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies & Company or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies & Company. In Jefferies & Company’s review, Jefferies & Company did not obtain any independent evaluation or appraisal of any of the assets or liabilities, nor did Jefferies & Company conduct a physical inspection of any of the properties or facilities, of Hiland Partners, nor was Jefferies & Company furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies & Company have any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies & Company, Jefferies & Company notes that projecting future results of any company is inherently subject to uncertainty. Hiland Partners informed Jefferies & Company, however, and Jefferies & Company assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Hiland Partners as to the future financial performance of Hiland Partners. Jefferies & Company expresses no opinion as to any such financial forecasts or the assumptions on which they were made.

Jefferies & Company’s opinion was based on economic, monetary, regulatory, market and other conditions existing and that could be evaluated as of the date of its opinion. Jefferies & Company has no obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies & Company may have become aware after the date of its opinion.

Jefferies & Company made no independent investigation of any legal or accounting matters affecting Hiland Partners, and Jefferies & Company assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Hiland Partners and the Hiland Partners Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Hiland Partners merger agreement to Hiland Partners and the holders of Hiland Partners common units. In addition, in preparing its opinion, Jefferies & Company did not take into account any tax consequences of the transaction to any holder of Hiland Partners common units. Jefferies & Company assumed that the final form of the Hiland Partners merger agreement would be substantially similar to the draft, dated May 28, 2009, reviewed by Jefferies & Company. Jefferies & Company also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Hiland Partners merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Hiland Partners, Parent or the contemplated benefits of the Hiland Partners merger in any way meaningful to Jefferies & Company’s analysis.

The following is a brief summary of the analyses performed by Jefferies & Company in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies & Company but includes all material factors considered by Jefferies & Company in rendering its opinion. Jefferies & Company drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration. Each analysis performed by Jefferies & Company is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies & Company believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies & Company to arrive at its opinion.

Comparable Public Company Analysis

Jefferies & Company utilized comparable public company analysis, which values a target company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and similar service markets. Jefferies & Company reviewed and compared selected financial data for eleven publicly traded companies in the energy industry. Five of the companies chosen derived more than 50% of their estimated 2009 cash flow from fee-based contracts, and six of the companies chosen derived more than 50% of their estimated 2009 cash flow from non fee-based contracts, although Copano Energy, L.L.C. was excluded from trimmed mean calculations due to its significant hedge positions that reduce sensitivity to commodity prices over the next three years. Hiland Partners has a high percentage of its contract mix tied to non-fee based revenue streams, which are sensitive to commodity prices. The comparable companies chosen by Jefferies & Company included:

Fee-Based

•	Crosstex Energy, L.P.

•	DCP Midstream Partners, LP

•	Quicksilver Gas Services LP

•	Regency Energy Partners LP

•	Western Gas Partners, LP

Non Fee-Based

•	Atlas Pipeline Partners, LP

•	Copano Energy, L.L.C.

•	Eagle Rock Energy Partners, L.P.

•	MarkWest Energy Partners, L.P.

•	Targa Resources Partners LP

•	Williams Partners L.P.

For each of the comparable companies, Jefferies & Company calculated the total enterprise value as a multiple of (i) that company’s revenue for the noted last twelve month (“LTM”) periods; (ii) that company’s projected revenue, to the extent available, for the year ending December 31, 2009, as reflected in certain First Call estimates; (iii) that company’s projected revenue, to the extent available, for the year ending December 31, 2010, as reflected in certain First Call estimates; (iv) that company’s estimated EBITDA for the noted LTM periods; (v) that company’s EBITDA, to the extent available, for the year ending December 31, 2009, as reflected in certain First Call estimates; and (vi) that company’s estimated EBITDA, to the extent available, for the year ending December 31, 2010, as reflected in certain First Call estimates. Total enterprise value (“TEV”) was calculated as equity market value, plus net debt, all as of May 28, 2009. Net debt equals total debt plus minority interest less cash and cash equivalents. Jefferies & Company then calculated each company’s distributable cash yield using (a) that company’s most recent declared distribution, annualized, divided by that company’s unit price as of May 28, 2009, (b) that company’s estimated distributable cash, to the extent available, for the year ending December 31, 2009, as reflected in certain First Call estimates and dividing by that company’s unit price as of May 28, 2009, and (c) that company’s estimated distributable cash, to the extent available, for the year ending December 31, 2010, as reflected in certain first call estimates and dividing by that company’s unit price as of May 28, 2009.

Utilizing the most representative multiple range within the comparable public company set, Jefferies & Company then calculated a range of implied values per common unit based on (i) Hiland Partners’ LTM EBITDA; (ii) Hiland Partners’ projected EBITDA for the year ending December 31, 2009, based on Hiland Partners management’s estimates, where the estimated downside projected EBITDA assumed inlet natural gas volumes were risked at 95%; and (iii) Hiland Partners’ projected EBITDA for the year ending December 31, 2010, based on Hiland Partners management’s estimates, where the estimated downside projected EBITDA assumed inlet natural gas volumes were risked at 95%. Jefferies & Company then calculated a range of implied values per common unit by dividing (i) Hiland Partners’ current distributable cash; (ii) Hiland Partners’ projected distributable cash for the year ending December 31, 2009, based on Hiland Partners management’s estimates; and (iii) Hiland Partners’ projected distributable cash for the year ending December 31, 2010, based on Hiland Partners management’s estimates, in each case, by the most representative range of distributable cash yields within the comparable public company set. The resulting ranges of implied values per common unit are set forth in the table below:

	Comparable Public
	Company Multiple	Hiland Partners	Implied per Unit
	Range	Metric (Millions)	Value Range

TEV/LTM EBITDA	5.7x - 6.7x	$62.9	$9.94 - $16.53
TEV/EBITDA 2009E	7.2x - 8.2x	$44.8	$4.73 - $10.98(1)
TEV/EBITDA 2010E	6.8x - 7.8x	$48.0	$3.76 - $11.46(1)
Current Distributable Cash Yield	7.1% - 17.1%	$0.00	$0.00
Distributable Cash Yield 2009E	7.4% - 17.4%	$0.00	$0.00
Distributable Cash Yield 2010E	7.5% - 17.5%	$0.00	$0.00

(1)	Downside assumes inlet natural gas volumes risked at 95%.

Jefferies & Company then compared the ranges of implied values per common unit against (i) the Hiland Partners closing unit price of $5.40 per unit on May 28, 2009; and (ii) the merger consideration of $7.75 per unit to be received by the Hiland Partners public unitholders.

No company utilized in the comparable public company analysis is identical to Hiland Partners. Jefferies & Company made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hiland Partners. Mathematical analysis of comparable public companies in isolation from other analyses is not an effective method of evaluating transactions.

Premiums Paid Analysis

Jefferies & Company utilized a premiums paid analysis, a method of valuing a target business by analyzing the premiums paid in selected merger and acquisition transactions. Using publicly available information, Jefferies & Company conducted a premiums paid analysis of 19 change of control transactions involving target companies in the energy industry announced since April 7, 2004.

For each of the target companies involved in the 19 transactions, Jefferies & Company examined the closing unit price one trading day prior to announcement of the initial offer in connection with each transaction in order to calculate the high and low premiums paid by the acquiror over the target company’s closing unit price at such point in time. Jefferies & Company then compared those premiums to (i) the premium implied by the January 15 Proposal of $9.50 per common unit of Hiland Partners over Hiland Partners’ common unit price on one trading day prior to the announcement of the January 15 Proposal ($7.90), and (ii) the $7.75 proposed merger consideration over Hiland Partners’ common unit price on one trading day prior to the announcement of the revised offer of $7.75 per common unit of Hiland Partners ($8.18). Jefferies & Company believed that this method was less illustrative of value because of the significant deterioration in Hiland Partners’ operations since the date of the January 15 Proposal. A summary of the premiums observed in the premiums paid analysis is set forth in the table below:

Premium Percentage	One Day Prior

High	34.4%
Mean	18.5%
Median	20.9%
Low	1.9%
Implied Equity Price Per Unit of the January 15 Proposal
High	$10.61
Low	$8.05
Implied Equity Price Per Unit of the Merger
High	$10.99
Low	$8.38
Implied Merger Premium Per Unit
January 15 Proposal of $9.50/unit	20.3%
Merger Consideration of $7.75/unit	(5.3)%

Discounted Cash Flow Analysis

Jefferies & Company utilized discounted cash flow analysis, which values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company’s terminal or residual value at the end of the forecast period. Jefferies & Company examined the value of Hiland Partners based on projected free cash flow estimates, which were generated utilizing financial projections from April 1, 2009 through December 31, 2013. Those internal financial projections were prepared by Hiland Partners’ management and were approved for Jefferies & Company’s use by the Hiland Partners Conflict Committee. As instructed by Hiland Partners, Jefferies & Company considered the risks and uncertainties of achieving the

Hiland Partners forecasts and the possibility that the Hiland Partners forecasts will not be realized. Accordingly, Jefferies & Company performed a sensitivity analysis to illustrate the effect of different assumptions for changes in projected annual revenue growth and projected annual EBITDA margins from the Hiland Partners’ management forecasts.

Jefferies & Company ascribed EBITDA exit multiples, which ranged from 7.5x to 8.5x, to the projected EBITDA for the LTM ending December 31, 2013, giving effect to Jefferies & Company’s sensitivity analysis. Jefferies & Company calculated a range of discount factors of 18.0% — 20.0% based on the Capital Asset Pricing Model using the average levered beta of the comparable public companies listed in the “Comparable Public Company Analysis” section. Based on those ranges of EBITDA exit multiples and discount rates, Jefferies & Company calculated the implied equity price per common unit value ranging from $0.00 to $2.35. Jefferies & Company then compared the implied equity prices per common unit values against the $7.75 per common unit in cash to be received in the Hiland Partners merger.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Hiland Partners’ present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Conclusion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Jefferies & Company considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies & Company believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, Jefferies & Company made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Hiland Partners. The analyses performed by Jefferies & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies & Company did not recommend any specific consideration to the Hiland Partners Conflicts Committee or that any specific consideration constituted the only appropriate consideration with respect to the Hiland Partners merger agreement and the transactions contemplated thereby, including the Hiland Partners merger. A copy of the presentation materials presented by Jefferies & Company to the Hiland Partners Conflicts Committee in connection with the delivery of its opinion has been filed with the SEC as an exhibit to the Schedule 13E-3 filed by Hiland Partners.

Miscellaneous

Jefferies & Company may seek, in the future, to provide financial advisory and financing services to Hiland Partners, the general partner of Hiland Partners or entities that are affiliated with Hiland Partners or its general partner, for which Jefferies & Company would expect to receive compensation.

Jefferies & Company was engaged by the Hiland Partners Conflicts Committee in connection with the delivery of the opinion and is entitled to a fee of $550,000 for its services from Hiland Partners, a portion of which was payable prior to the delivery of the opinion and the remainder of which was payable upon the delivery of the opinion. Jefferies & Company also will be reimbursed for expenses incurred. Hiland Partners has agreed to indemnify Jefferies & Company against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies & Company under such engagement.

In the ordinary course of its business, Jefferies & Company and its affiliates maintain a market in the securities of Hiland Partners and may trade or hold securities of Hiland Partners and/or its affiliates for Jefferies & Company and its affiliates’ own accounts and for accounts of their customers and, accordingly, may, at any time hold long or short positions in those securities.

Position of HLND Schedule 13E-3 Filing Persons as to the Fairness of the Hiland Partners Merger

Under SEC rules, Parent, HLND Merger Sub, Hiland Holdings, the general partner of Hiland Holdings, and Messrs. Hamm, Griffin and Harrison (collectively the “HLND Schedule 13E-3 Filing Persons”) are required to provide certain information regarding their position as to the substantive and procedural fairness of the Hiland Partners merger to the Hiland Partners public unitholders. The HLND Schedule 13E-3 Filing Persons are making the statements included in this section solely for purposes of complying with such requirements. The HLND Schedule 13E-3 Filing Persons’ views as to the fairness of the Hiland Partners merger should not be construed as a recommendation to any unitholder as to how that unitholder should vote on the proposals to approve the Hiland Partners merger agreement and the Hiland Partners merger.

The HLND Schedule 13E-3 Filing Persons, other than Messrs. Griffin and Harrison, did not participate in the deliberations of the Hiland Partners Board of Directors or the Hiland Partners Conflicts Committee regarding, and did not receive advice from the Hiland Partners Conflicts Committee’s legal or financial advisors as to, the fairness of the Hiland Partners merger. Mr. Hamm engaged Wachovia Securities as his financial advisor to provide certain financial advisory services with respect to a potential acquisition by Mr. Hamm and/or certain of his affiliates of the assets or capital stock of the Hiland Companies. Wachovia Securities did not provide an opinion with respect to the fairness of the Hiland Partners merger or the Hiland Partners merger consideration.

The discussion below of the information and factors considered by the HLND Schedule 13E-3 Filing Persons is not intended to be exhaustive, but includes the material factors considered by the HLND Schedule 13E-3 Filing Persons. In view of the variety of factors considered in connection with their evaluation of the fairness of Hiland Partners merger, the HLND Schedule 13E-3 Filing Persons did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching their determination. In addition, each of the HLND Schedule 13E-3 Filing Persons may have given differing weights to different factors. On balance, the HLND Schedule 13E-3 Filing Persons believed that the positive factors discussed above outweighed the negative factors discussed above and arrived at the conclusion that the Hiland Partners merger was fair to the Hiland Partners public unitholders.

The HLND Schedule 13E-3 Filing Persons, other than Messrs. Griffin and Harrison, believe that the Hiland Partners merger consideration is substantively fair to the Hiland Partners public unitholders based on the following factors:

•	The HLND Schedule 13E-3 Filing Persons’ view that if the adverse impact of commodity prices on gathering and processing fundamentals and the challenges presented by the global economic crisis persist, Hiland Partners will experience a meaningful decrease in future distributable cash flow and will need substantial new equity capital to remain in continued compliance with the financial covenants under the Hiland Operating Credit Agreement. Obtaining such equity capital in the current environment on acceptable terms does not appear feasible and would be significantly dilutive to current unitholders.

•	The consideration proposed to be paid to the Hiland Partners public unitholders represents a 45% premium over the reported closing sale price $5.36 per common unit of Hiland Partners on May 29, 2009, the last trading day prior to the execution of the Hiland Partners merger agreement and a 34% premium over the average closing sale price of $5.78 per common unit of Hiland Partners over the 30-day period ending May 29, 2009.

•	The consideration to be paid to the Hiland Partners public unitholders in the Hiland Partners merger is all cash, thus eliminating any uncertainty in valuing the consideration to be received by such unitholders.

•	The Hiland Partners merger will provide liquidity for the Hiland Partners public unitholders without incurring brokerage and other costs typically associated with market sales.

•	The Hiland Partners merger agreement allows the Hiland Partners Conflicts Committee to withdraw or change its recommendation of the Hiland Partners merger agreement, and to terminate the merger agreement in certain circumstances.

•	The obligations of Parent and HLND Merger Sub to consummate the Hiland Partners merger are not subject to any financing condition. Mr. Hamm has delivered to Parent the Hiland Partners commitment letter, pursuant to which Mr. Hamm has committed to contribute an aggregate of approximately $32.0 million in cash to Parent, representing the Hiland Partners merger consideration of approximately $30.9 million and estimated expenses of approximately $1.1 million, less the amount of cash, if any, contributed by the Hamm family trusts to Parent or HLND Merger Sub that is available immediately prior to the closing of the Hiland Partners merger. Pursuant to its terms, Hiland Partners is a third-party beneficiary of the Hiland Partners commitment letter.

•	The Hiland Partners Conflicts Committee received an opinion from Jefferies & Company to the effect that, as of the date of the opinion and based upon and subject to the assumptions and limitations set forth therein, the cash merger consideration of $7.75 per common unit to be received by the holders of Hiland Partners common units (other than the Hiland Partners rollover common unitholders) pursuant to the Hiland Partners merger agreement was fair, from a financial point of view, to the Hiland Partners public unitholders. Jefferies & Company’s opinion is attached to this joint proxy statement as Annex C.

The HLND Schedule 13E-3 Filing Persons, other than Messrs. Griffin and Harrison, believe that the Hiland Partners merger is procedurally fair to the Hiland Partners public unitholders based on the following factors:

•	The Hiland Partners Conflicts Committee, which consists of directors who are not officers, employees or controlling unitholders of Hiland Partners, or affiliated with the Hamm Continuing Investors, negotiated with Mr. Hamm the terms of the Hiland Partners merger. The HLND Schedule 13E-3 Filing Persons believe that the Hiland Partners Conflicts Committee was therefore able to represent the interests of the Hiland Partners public unitholders without the potential conflicts of interest that the foregoing relationships would otherwise have presented.

•	The Hiland Partners Conflicts Committee retained its own nationally recognized financial advisor, Jefferies & Company which, in the Hiland Partners Conflicts Committee’s view, had no relationships that would compromise its independence.

•	The Hiland Partners Conflicts Committee retained its own legal advisor, Conner and Winters, which the Hiland Partners Conflicts Committee determined had no relationship creating a potential conflict.

•	The Hiland Partners Conflicts Committee and its advisors conducted a due diligence investigation of Hiland Partners before commencing negotiations, which the HLND Schedule 13E-3 Filing Persons believe provided the Hiland Partners Conflicts Committee and its advisors with the information necessary to effectively represent the interests of the Hiland Partners public unitholders.

•	The Hiland Partners Conflicts Committee had the authority to review alternative proposals and to reject the transaction proposed by Mr. Hamm.

•	The Hiland Partners merger consideration and other terms and conditions of the Hiland Partners merger agreement were the result of negotiations between Mr. Hamm and the Hiland Partners Conflicts Committee and their respective financial and legal advisors. The Hamm Continuing Investors did not participate in or have any influence over the conclusions reached by the Hiland Partners Conflicts Committee or the negotiating positions of the Hiland Partners Conflicts Committee.

•	The Hiland Partners merger agreement and the Hiland Partners merger were approved unanimously by the Hiland Partners Conflicts Committee, which determined that the Hiland Partners merger agreement and the Hiland Partners merger are advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders. The Hiland Partners merger agreement and the Hiland Partners merger were also recommended to the Hiland Partners public unitholders unanimously by the Hiland Partners Conflicts Committee, which further recommended that the Hiland Partners Board of Directors recommend approval of the Hiland Partners merger agreement and the Hiland Partners merger to the Hiland Partners public unitholders.

•	The Hiland Partners Board of Directors approved, and recommended that the Hiland Partners public unitholders vote to approve, the Hiland Partners merger agreement and the Hiland Partners merger. The action by the Hiland Partners Board of Directors represented the unanimous approval of the directors of Hiland Partners, other than Messrs. Hamm and Reid who recused themselves from voting.

Messrs. Griffin and Harrison believe that the Hiland Partners merger is both substantively and procedurally fair to the Hiland Partners public unitholders based on the factors described in “— Recommendation of the Hiland Partners Conflicts Committee and the Hiland Partners Board of Directors; Reasons for Recommending Approval of the Merger — The Hiland Partners Board of Directors” beginning on page 57.

Recommendations of the Hiland Holdings Conflicts Committee and Hiland Holdings Board of Directors; Reasons for Recommending Approval of the Merger

The Hiland Holdings Conflicts Committee

The Hiland Holdings Conflicts Committee consists of two independent directors: Dr. Bobby B. Lyle and Dr. Cheryl L. Evans. In resolutions approved by the Hiland Holdings Board of Directors on February 19, 2009, the Hiland Holdings Conflicts Committee was authorized to review, evaluate and make recommendations to the Hiland Holdings Board of Directors with respect to Mr. Hamm’s proposed acquisition of the publicly-held Hiland Holdings common units and potential alternative transactions. The Hiland Holdings Conflicts Committee retained Barclays Capital as its independent financial advisor, Fulbright as its independent legal counsel and Morris Nichols as its independent special Delaware legal counsel. The Hiland Holdings Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of Mr. Hamm’s proposal and potential alternative transactions and conducted negotiations with Mr. Hamm and their representatives with respect to the Hiland Holdings merger agreement and the various other agreements related to the Hiland Holdings merger.

The Hiland Holdings Conflicts Committee, by unanimous vote at a meeting held on June 1, 2009, determined that the Hiland Holdings merger agreement and the transactions contemplated by the Hiland Holdings merger agreement were advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders. In addition, at the June 1, 2009 meeting, the Hiland Holdings Conflicts Committee recommended that (1) the Hiland Holdings Board of Directors approve the Hiland Holdings merger agreement and the related agreements, and the consummation of the transactions contemplated thereby, including the Hiland Holdings merger and (2) the Hiland Holdings public unitholders vote in favor of approval of the Hiland Holdings merger agreement and the Hiland Holdings merger. In reaching its determination, the Hiland Holdings Conflicts Committee consulted with and received the advice of its independent financial and legal advisors, considered the potential alternatives of Hiland Holdings, including the uncertainties and risks facing it, and considered the interests of the Hiland Holdings public unitholders.

In determining that the Hiland Holdings merger agreement was advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and recommending the approval of the Hiland Holdings merger agreement and the related agreements, and the consummation of the transactions contemplated thereby, including the Hiland Holdings merger, to the Hiland Holdings Board of Directors on June 1, 2009, the Hiland Holdings Conflicts Committee considered a number of factors. The material factors are summarized below.

The Hiland Holdings Conflicts Committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

1. The Hiland Holdings merger would provide the Hiland Holdings public unitholders with cash consideration of $2.40 per common unit, a price the Hiland Holdings Conflicts Committee viewed as fair in light of recent and projected financial performance of Hiland Holdings and recent trading prices of the Hiland Holdings common units. In making this determination, the Hiland Holdings Conflicts Committee also considered that Hiland Holdings’ only cash flowing assets are its partnership interests in Hiland Partners, consisting of 2,321,471 common units, 3,060,000 subordinated units, the 2% general partner interest and all the incentive distribution rights, and, moreover, that on April 27, 2009 Hiland Partners announced the suspension of quarterly distributions on the common units and subordinated units beginning with the first quarter of 2009. The Hiland Holdings Conflicts Committee also considered the following related facts:

•	Since Hiland Partners suspended distributions on the common units, the amount of common unit arrearages that have been accumulated through June 1, 2009 is approximately $2.8 million. Based on the number of common units of Hiland Partners outstanding as of June 1, 2009, approximately $2.8 million in common unit arrearages will accumulate each quarter until Hiland Partners resumes paying the MQD. Therefore, the likelihood of Hiland Holdings receiving the minimum quarterly distribution in the future on its subordinated units in Hiland Partners is significantly less than its likelihood of receiving the minimum quarterly distribution on its common units.

•	Additionally, as a result of the suspension in distributions on the subordinated units, the likelihood of the subordinated units meeting the tests for conversion into common units after March 31, 2010 has been significantly reduced. In order for the subordinated units to convert, Hiland Partners must have earned and paid the minimum quarterly distribution on all outstanding units for three consecutive four-quarter periods. In addition to being subordinated to the common units with respect to distributions, including liquidating distributions, the subordinated units are not publicly traded and therefore they are a more illiquid asset than common units, which impairs their value.

•	Furthermore, no distributions may be made on the incentive distributions rights until the minimum quarterly distribution has been paid on all outstanding Hiland Partners common units and subordinated units. Therefore, the likelihood of Hiland Holdings receiving distributions in the future on its incentive distribution rights is significantly less than its likelihood of receiving the minimum quarterly distribution on its subordinated units. For the third quarter of 2008, the last quarter in which distributions related to the incentive distribution rights were paid, approximately 31% of the cash distributions received by Hiland Holdings from Hiland Partners were the payment of the minimum quarterly distribution on the common units and the commensurate general partner interest, approximately 37% were the payment of the minimum quarterly distribution on the subordinated units and the commensurate general partner interest and approximately 31% were the payment of distributions on all units and the incentive distribution rights above the minimum quarterly distribution.

2. The opinion received by the Hiland Holdings Conflicts Committee from its financial advisor, Barclays Capital, delivered orally at the Hiland Holdings Conflicts Committee meeting on June 1, 2009, and subsequently confirmed in writing later that day, to the effect that as of the date of the opinion, the $2.40 per common unit cash merger consideration to be received by the Hiland Holdings public unitholders, pursuant to the Hiland Holdings merger, was fair, from a financial point of view, to those holders.

3. The presentation of Barclays Capital on June 1, 2009, in connection with the foregoing opinion, which is described under “— Opinion of Financial Advisor of Hiland Holdings.”

4. The difficult business environment currently facing the Hiland Companies, including commodity prices, in particular natural gas prices, and the significant reduction in drilling activity and the resulting negative effect on the financial condition and results of operations of the Hiland Companies.

5. The Hiland Holdings Conflicts Committee’s belief that there were no alternatives to the April 20 Revised Proposal that would likely be viable or financially superior to the Hiland Holdings public unitholders. In that regard, the Hiland Holdings Conflicts Committee noted that:

•	it was very likely that Hiland Partners would be in violation of the leverage ratio covenant under the Hiland Operating Credit Agreement as soon as June 30, 2009, and that the Hiland Companies could not continue operating without resolving this potential default;

•	obtaining a waiver or amendment under the Hiland Operating Credit Agreement in the absence of a significant equity injection by Mr. Hamm or some other party would very likely involve a significant upfront restructuring fee, a significant increase in the applicable interest rate, and an indefinite suspension of distributions from Hiland Partners, resulting in the buildup of arrearages with respect to the common units of Hiland Partners and a decrease in value of the subordinated units and incentive distribution rights held directly or indirectly by Hiland Holdings;

•	it was very unlikely that the Hiland Companies could replace the Hiland Operating Credit Agreement with a new credit facility, refinance the Hiland Operating Credit Agreement through the issuance of other debt instruments, or exchange all or a portion of its existing indebtedness under the Hiland Operating Credit Agreement for equity securities;

•	it was very unlikely that the Hiland Companies could raise sufficient equity capital to pay down the indebtedness under the Hiland Operating Credit Agreement through a public or private issuance of equity securities, including an issuance of structured equity investment by Mr. Hamm (particularly as Mr. Hamm had indicated that he had determined not to pursue such an investment);

•	a sale of strategic assets by Hiland Partners was not an attractive option as the market for assets of the nature of Hiland Partners’ assets is very challenging and the most likely purchasers are themselves experiencing financial difficulties and have little access to acquisition capital; and

•	it was unlikely that any other transaction with a third party involving a sale of the Hiland Companies or a significant interest in the Hiland Companies could be consummated at this time in light of the position of Mr. Hamm (contained in his letter, dated January 15, 2009, to the Hiland Holdings Board of Directors and subsequently confirmed to the Hiland Holdings Conflicts Committee), that he was interested only in acquiring common units in the Hiland Companies and that he was not interested in selling (or causing his affiliates to sell) interests in the Hiland Companies, and the lack of any indications of interest from any third parties since the public announcement of the January 15 Proposal.

6. The Hiland Holdings Conflicts Committee’s belief that the $2.40 per common unit cash merger consideration represented the highest per common unit consideration that could be negotiated.

7. The terms of the Hiland Holdings commitment letter from Mr. Hamm to Parent to fund the full amount of the HPGP Parent Parties’ obligation to pay the merger consideration, including the provision making the Holdings Parties third-party beneficiaries under the Hiland Holdings commitment letter.

8. The terms of the Hiland Holdings merger agreement, principally:

•	all of the outstanding common units not held by Harold Hamm, Continental Gas and the Hamm family trusts (and restricted common units held by officers and employees of Hiland Holdings) will be converted into the right to receive cash at $2.40 per common unit;

•	the requirement that the Hiland Holdings merger and Hiland Holdings merger agreement be approved by a vote of the holders of a majority of the Hiland Holdings common units held by Hiland Holdings public unitholders entitled to vote thereon voting as a class;

•	the limited nature of the operational representations and warranties given by Hiland Holdings and the fact that the representations and warranties of Hiland Holdings do not survive the closing of the Hiland Holdings merger;

•	the inability of the HPGP Parent Parties to refuse to close the Hiland Holdings merger as the result of a failure of Hiland Operating to be in compliance with certain financial covenants of the Hiland Operating Credit Agreement;

•	the provision limiting the ability of the HPGP Parent Parties to close the Hiland Partners merger without closing the Hiland Holdings merger, unless the Hiland Holdings public unitholders fail to approve the Hiland Holdings merger and the Hiland Holdings merger agreement;

•	the absence of a financing condition to the HPGP Parent Parties’ obligation to consummate the transaction;

•	the provision allowing the Hiland Holdings Board of Directors or the Hiland Holdings Conflicts Committee to withdraw or change its recommendation of the Hiland Holdings merger agreement and the Hiland Holdings merger if it makes a good faith determination that a change or withdrawal would be in the best interests of the Hiland Holdings public unitholders, subject to providing the HPGP Parent Parties with advance notice; and

•	the provisions allowing for the Holdings Parties to participate in negotiations with a third party in response to an unsolicited alternative proposal which may, in certain circumstances, result in a superior proposal; and

•	the lack of a break-up fee for termination of the Hiland Holdings merger agreement in accordance with its terms, although Hiland Holdings may be liable to reimburse the expenses of the HPGP Parent Parties in certain limited circumstances if the Hiland Holdings merger agreement is terminated.

The Hiland Holdings Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

1. The Hiland Holdings public unitholders will have no ongoing equity participation in Hiland Holdings following the Hiland Holdings merger, and such unitholders will cease to participate in Hiland Holdings’ future earnings or growth, if any, or benefit from increases, if any, in the value of Hiland Holdings’ common units and would not participate in any potential future sale of Hiland Holdings to a third party.

2. Given that Mr. Hamm (who together with Continental Gas and the Hamm family trusts own a 60.8% limited partner interest in Hiland Holdings) had publicly expressed an interest only in acquiring common units of the Hiland Companies and no interest in selling, or causing his affiliates to sell, interests in the Hiland Companies, it would be impracticable to sell the general partner of Hiland Partners or Hiland Partners without his approval. Therefore no attempt was made to contact, third parties that might otherwise consider an acquisition of Hiland Holdings. The Hiland Holdings Conflicts Committee recognized that it was possible (although did not consider it to be likely) that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the Hiland Holdings merger.

3. The Hiland Holdings merger agreement’s limitation on Hiland Holdings’ ability to solicit third party offers.

4. The possibility that the Hamm Continuing Investors could sell some or all of Hiland Holdings, as the surviving entity following the Hiland Holdings merger, or its assets to one or more purchasers at a valuation higher than that available in the Hiland Holdings merger.

The foregoing discussion of the information and factors considered by the Hiland Holdings Conflicts Committee is not intended to be exhaustive, but includes the material factors considered by the Hiland Holdings Conflicts Committee. In view of the variety of factors considered in connection with its evaluation of the Hiland Holdings merger, the Hiland Holdings Conflicts Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the Hiland Holdings Conflicts Committee may have given differing weights to different factors. On balance, the Hiland Holdings Conflicts Committee believed that the positive factors discussed above outweighed the negative factors discussed above.

The Hiland Holdings Conflicts Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the Hiland Holdings merger and to permit the Hiland Holdings Conflicts Committee to represent effectively the interests of the Hiland Holdings public unitholders, each of which the Hiland Holdings Conflicts Committee believes supports its decision and provides assurance of the fairness of the Hiland Holdings merger to the Hiland Holdings public unitholders. The Hiland Holdings Conflicts

Committee believes that the process it followed in making its determination and recommendation with respect to the Hiland Holdings merger agreement was fair because:

1. The Hiland Holdings Conflicts Committee consisted solely of directors who are not officers or controlling unitholders of Hiland Holdings, or affiliated with Mr. Hamm or any of the Hamm Continuing Investors.

2. The members of the Hiland Holdings Conflicts Committee were adequately compensated for their services and their compensation was in no way contingent on their approving the Hiland Holdings merger agreement or the Hiland Holdings merger.

3. Other than by the immediate vesting of any restricted common units issued and outstanding to non-employee directors of Hiland Holdings pursuant to the Hiland Holdings GP, LP Long-Term Incentive Plan immediately prior to the effective time of the Hiland Holdings merger, the members of the Hiland Holdings Conflicts Committee will not personally benefit from the completion of the Hiland Holdings merger in a manner different from the Hiland Holdings public unitholders.

4. The Hiland Holdings Conflicts Committee retained and was advised by independent legal counsel, Fulbright and Morris Nichols, and an independent financial advisor, Barclays Capital.

5. Barclays Capital’s right to receive its advisory fee was not contingent upon it delivering a favorable opinion.

6. From the date that the January 15 Proposal was announced to the time of the Hiland Holdings Conflicts Committee’s determination and recommendations, no third parties indicated any interest in pursuing a transaction with Hiland Holdings or Hiland Partners.

7. The Hiland Holdings Conflicts Committee and its legal counsel and financial advisor conducted due diligence regarding the Hiland Companies and their prospects and considered all viable alternatives for Hiland Holdings in addition to the proposed Hiland Holdings merger agreement.

8. The Hiland Holdings Conflicts Committee received the opinion of Barclays Capital that, as of June 1, 2009, and based on and subject to the factors and assumptions set forth in the opinion, the merger consideration to be offered to the Hiland Holdings public unitholders in the Hiland Holdings merger was fair to such unitholders, from a financial point of view.

9. The requirement that the Hiland Holdings merger agreement and the Hiland Holdings merger must be approved by holders of a majority of the Hiland Holdings common units held by Hiland Holdings public unitholders entitled to vote thereon voting as a class.

10. The Hiland Holdings Conflicts Committee was involved in extensive deliberations over a period of approximately three months regarding both the January 15 Proposal and the April 20 Revised Proposal.

11. The Hiland Holdings Conflicts Committee, with the assistance of its legal and financial advisors, negotiated the terms of the Hiland Holdings merger agreement on an arm’s-length basis with Mr. Hamm and his legal and financial advisors.

12. The Hiland Holdings Conflicts Committee had the ultimate authority to decide whether or not to proceed with the proposed transaction or any alternatives, and the Hiland Holdings Board of Directors resolved not to recommend, authorize, approve or endorse the January 15 Proposal or any other merger, acquisition or similar proposal involving Hiland Holdings and the Hamm Continuing Investors or any of their affiliates unless such transaction was recommended to the Hiland Holdings Board of Directors by the Hiland Holdings Conflicts Committee.

13. The Hiland Holdings Conflicts Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Mr. Hamm.

The Hiland Holdings Conflicts Committee did not consider liquidation value in determining the fairness of the Hiland Partners merger to the Hiland Holdings public unitholders because of its belief, after consulting with its financial advisor, that liquidation value does not present a meaningful valuation for Hiland Holdings and its business because Hiland Holdings’ value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation.

The Hiland Holdings Conflicts Committee also did not consider net book value in determining the fairness of the merger to the Hiland Holdings public unitholders because of its belief, after consulting with its financial advisor, that net book value does not present a meaningful valuation metric for Hiland Holdings and its business because Hiland Holdings’ value is derived from the cash flows generated from its continuing operations.

The Hiland Holdings Board of Directors

The Hiland Holdings Board of Directors consists of eight directors: Harold Hamm, Joseph L. Griffin, Matthew S. Harrison, Edward D. Doherty, Dr. Cheryl L. Evans, Michael L. Greenwood, Dr. Bobby B. Lyle, and Rayford T. Reid.

The directors of Hiland Holdings have different interests in the Hiland Holdings merger than the Hiland Holdings public unitholders generally. In particular:

•	Affiliates of Mr. Hamm, the Chairman of the Board of Directors of each of the Hiland Companies, is a counterparty to the Hiland Companies in each of the merger agreements and will acquire, along with the Hamm family trusts, all of the outstanding common units of each of the Hiland Companies not already owned by the Hamm Continuing Investors (other than certain restricted common units discussed below) pursuant to the merger agreements.

•	six of the eight members of the Hiland Holdings Board of Directors serve as members of the Hiland Partners Board of Directors, and therefore have certain duties and obligations to the unitholders of each Hiland Company as provided in the respective partnership agreements of the Hiland Companies;

•	the non-employee directors of Hiland Holdings hold restricted common units of Hiland Holdings, which will vest immediately prior to the effective time of the Hiland Holdings merger and automatically convert into the right to receive the Hiland Holdings merger consideration in the Hiland Holdings merger;

•	if any employee directors of Hiland Holdings are granted restricted common units, phantom units or unit options under the Hiland Partners GP, LP Long-Term Incentive Plan or the Hiland Partners, LP Long-Term Incentive Plan in the ordinary course of business prior to the effective time of the Hiland Holdings merger or the Hiland Partners merger, as applicable, such equity interests will remain outstanding following the effective time of the Hiland Holdings merger or the Hiland Partners merger, as applicable;

•	certain members of the Hiland Holdings Board of Directors hold Hiland Partners common units which will convert into the right to receive the Hiland Partners merger consideration in the Hiland Partners merger;

•	certain members of the Hiland Holdings Board of Directors who also serve on the Hiland Partners Board of Directors hold restricted common units in Hiland Partners, which will vest immediately prior to the effective time of the Hiland Partners merger and automatically convert into the right to receive the Hiland Partners merger consideration in the Hiland Partners merger;

•	the members of the Hiland Holdings Conflicts Committees have received payments in the amount of $30,000 each for their consideration and negotiation of the mergers, which payments were not contingent on any outcome of the consideration or negotiations;

•	Joseph L. Griffin and Matthew S. Harrison, who are members of the Board of Directors and the Chief Executive Officer and Chief Financial Officer, respectively, of each of the Hiland Companies, have been offered continued employment with the surviving entities after the effective times of the mergers, and may enter into or be provided new employment, retention and compensation arrangements (although no such arrangements have been proposed or agreed to); and

•	certain indemnification arrangements and insurance policies for directors and officers of the general partner of Hiland Holdings will be continued for six years by the surviving entity in the Hiland Holdings merger if the Hiland Holdings merger is completed.

For a complete discussion of these and other interests of the members of the Hiland Holdings Board of Directors in the Hiland Holdings merger, see “Special Factors — Interests of Certain Persons in the Mergers.”

Because of such actual and potential conflicts, the Hiland Holdings Board of Directors authorized the Hiland Holdings Conflicts Committee to review, evaluate and make recommendations to the Hiland Holdings Board of Directors and the Hiland Holdings public unitholders regarding Mr. Hamm’s proposal and any potential alternatives thereto. On June 1, 2009, the Hiland Holdings Board of Directors met to consider the report and recommendation of the Hiland Holdings Conflicts Committee. On the basis of the Hiland Holdings Conflicts Committee’s recommendation and the other factors described below, each of the six members of the Hiland Holdings Board of Directors participating in the meeting unanimously (1) determined that the Hiland Holdings merger agreement and the transactions contemplated by the Hiland Holdings merger agreement, including the Hiland Holdings merger, were advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and (2) recommended that the Hiland Holdings public unitholders vote to approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

Neither of Messrs. Hamm nor Reid participated in the Hiland Holdings Board of Directors’ consideration or vote on these matters. Mr. Hamm did not feel his participation was appropriate given that the Hiland Holdings Board of Directors was evaluating his offer to acquire Hiland Holdings. Mr. Reid did not feel participation was appropriate given his professional relationship with Mr. Hamm, through which he has historically provided Mr. Hamm and the Hamm family trusts with financial advisory services, including in connection with evaluating strategic alternatives with respect to the Hiland Companies.

Because Messrs. Hamm and Reid abstained from voting on the Hiland Holdings merger agreement and the Hiland Holdings merger, only four of the six non-employee members of the Hiland Holdings Board of Directors voted to approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

In determining that the Hiland Holdings merger agreement is advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and approving the Hiland Holdings merger agreement and the transactions contemplated thereby, including the Hiland Holdings merger, and recommending that the Hiland Holdings public unitholders vote for the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger, the Hiland Holdings Board of Directors considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Hiland Holdings Conflicts Committee;

•	the opinion of Barclays Capital delivered orally at the Hiland Holdings Conflicts Committee meeting and presented at the Hiland Holdings Board of Directors meeting on June 1, 2009, and subsequently confirmed in writing, that as of the date of the opinion, based upon and subject to the factors and assumptions set forth in the opinion, the Hiland Holdings merger consideration of $2.40 per common unit to be offered to the holders of common units of Hiland Holdings (other than the Hiland Holdings rollover common unitholders) pursuant to the Hiland Holdings merger was fair, from a financial point of view, to the Hiland Holdings public unitholders, as described in the opinion of Barclays Capital;

•	the financial presentation of Barclays in connection with the foregoing opinion that was presented to the Hiland Holdings Board of Directors at the request of the Hiland Holdings Conflicts Committee;

•	the fact that the Hiland Holdings merger consideration and the other terms of the Hiland Holdings merger agreement resulted from negotiations between the Hiland Holdings Conflicts Committee and Mr. Hamm, and the Hiland Holdings Board of Directors’ belief that $2.40 in cash for each Hiland Holdings common unit represented the highest per common unit consideration that could be negotiated; and

•	The factors considered by the Hiland Holdings Conflicts Committee, including the positive factors and potential benefits of the Hiland Holdings merger agreement, the risks and potentially negative factors relating to the Hiland Holdings merger agreement, and the factors relating to procedural safeguards, each as described in “— The Hiland Holdings Conflicts Committee” above.

In doing so, the Hiland Holdings Board of Directors expressly adopted the analysis of the Hiland Holdings Conflicts Committee, which is discussed above.

The foregoing discussion of the information and factors considered by the Hiland Holdings Board of Directors includes the material factors considered by the Hiland Holdings Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Hiland Holdings merger, the Hiland Holdings Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Hiland Holdings Board of Directors approved and recommends the Hiland Holdings merger agreement and the Hiland Holdings merger based upon the totality of the information presented to and considered by it.

The Hiland Holdings Board of Directors did not consider liquidation value in determining the fairness of the Hiland Holdings merger to the Hiland Holdings public unitholders because of its belief, after considering the factors considered by the Hiland Holdings Conflicts Committee, that liquidation value does not present a meaningful valuation for Hiland Holdings and its business as Hiland Holdings’ value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation.

The Hiland Holdings Board of Directors also did not consider net book value in determining the fairness of the merger to the Hiland Holdings public unitholders because of its belief, after considering the factors considered by the Hiland Holdings Conflicts Committee, that net book value does not present a meaningful valuation metric for Hiland Holdings and its business as Hiland Holdings’ value is derived from the cash flows generated from its continuing operations.

The Hiland Holdings Board of Directors believes that the Hiland Holdings merger is procedurally fair because (1) of the independence, absence of conflicts of interest and role and actions of the Hiland Holdings Conflicts Committee members (permitting them to represent effectively the interests of the Hiland Holdings public unitholders), (2) of the approval of the Hiland Holdings merger agreement by a majority of the directors who are not employees of Hiland Holdings and (3) the terms of the Hiland Holdings merger agreement require the approval of a majority of the publicly-held Hiland Holdings common units. The Hiland Holdings Board of Directors believes that each of these procedural safeguards supports its decision and provides assurance of the fairness of the Hiland Holdings merger to the Hiland Holdings public unitholders.

Opinion of Financial Advisor of Hiland Holdings

The general partner of Hiland Holdings engaged Barclays Capital to act as financial advisor to the Hiland Holdings Conflicts Committee with respect to the proposed Hiland Holdings merger between HPGP Merger Sub and Hiland Holdings on February 17, 2009. At the request of the Hiland Holdings Conflicts Committee, Barclays Capital prepared and updated several presentations to the Hiland Holdings Conflicts Committee over the course of its engagement. On June 1, 2009, Barclays Capital rendered its oral opinion (which was subsequently confirmed in writing) to the Hiland Holdings Conflicts Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the unitholders of Hiland Holdings, other than Mr. Hamm, Continental Gas and the Hamm family trusts, is fair, from a financial point of view, to such unitholders.

The full text of Barclays Capital’s written opinion, dated as of June 1, 2009, is attached as Annex F to this joint proxy statement. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the Hiland Holdings Conflicts Committee, addresses only the fairness, from a financial point of view, of the consideration to be received by the unitholders of Hiland Holdings, other than the Hamm Continuing Investors, and does not constitute a recommendation to any unitholder of Hiland Holdings as to how such unitholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between the general partner of Hiland Holdings and Parent and were unanimously approved by the Hiland Holdings Board of Directors, with Messrs. Hamm and Reid abstaining. Barclays Capital did not recommend any specific form of consideration to the Hiland Holdings Conflicts Committee or the general partner of Hiland Holdings or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays Capital was not requested to address, and its opinion does not in any manner address, Hiland Holdings’ underlying business decision (i) to proceed with or effect the proposed transaction or (ii) with respect to the timing of entering into or consummating the proposed transaction. Further, Barclays was not requested to opine as to, and its opinion does not in any manner address, the Hiland Partners merger. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the unitholders of Hiland Holdings other than the Hamm Continuing Investors in the proposed transaction. No limitations were imposed by the Hiland Holdings Conflicts Committee upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

Barclays Capital understands, based on discussions with the management of Hiland Holdings and Hiland Partners, that Hiland Holdings derives all of its cash flows from its ownership of (i) common units and subordinated units in Hiland Partners, (ii) the general partner interest in Hiland Partners, and (iii) the associated incentive distribution rights, and as such, Barclays Capital’s analysis involved, in part, a review of Hiland Partners’ financial and operating information provided by the management of Hiland Partners.

In arriving at its opinion, Barclays Capital, among other things, reviewed and analyzed:

•	a draft of the Hiland Holdings merger agreement, dated as of May 22, 2009, and the specific terms of the Hiland Holdings merger;

•	publicly available information concerning Hiland Holdings and Hiland Partners that Barclays Capital believed to be relevant to its analysis, including Hiland Holdings’ and Hiland Partners’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	financial and operating information with respect to the business, operations and prospects of Hiland Partners, furnished by the management of Hiland Partners, including financial projections prepared by the management of Hiland Partners (the “Hiland Projections”);

•	financial and operating information with respect to the business, operations and prospects of Hiland Holdings, furnished by the management of Hiland Holdings and Hiland Partners, including financial projections prepared by the management of Hiland Holdings and Hiland Partners (the “Holdings Projections”);

•	the trading histories of common units of Hiland Holdings and the common units of Hiland Partners from May 28, 2008 to May 28, 2009 and a comparison of those trading histories with those of other companies and publicly traded partnerships that Barclays Capital deemed relevant;

•	a comparison of the historical financial results and present financial condition of Hiland Holdings and Hiland Partners with those of other companies and publicly traded partnerships that Barclays Capital deemed relevant;

•	a comparison of the financial terms of the Hiland Holdings merger with the financial terms of certain other transactions that Barclays Capital deemed relevant;

•	the impact of varying commodity price and volume scenarios on Hiland Partners’ operating and financial prospects, including (i) assumptions used by Hiland Partners’ management, with commodity prices as quoted on the NYMEX on May 28, 2009 and (ii) selected commodity price and volume sensitivity cases, in both cases analyzing the resultant impact on Hiland Holdings and Hiland Partners;

•	Hiland Partners’ current liquidity position and its ability to meet its cash requirements, financial obligations and covenants contained in the Hiland Operating Credit Agreement;

•	the limited business and strategic alternatives available to Hiland Holdings and Hiland Partners, taking into consideration the challenging conditions for natural gas gathering and processing companies;

•	the limited financing or re-financing alternatives available to Hiland Holdings and Hiland Partners, the result of which may lead to the insolvency of Hiland Holdings and/or Hiland Partners;

•	the impact of Hiland Partners’ decision to suspend indefinitely its quarterly cash distributions, thereby reducing Hiland Holdings’ cash inflows to zero and resulting in arrearages which require Hiland Partners to first pay cumulative arrearage amounts to its common unitholders (including Hiland Holdings) before any cash distributions may be paid to Hiland Holdings with regard to its subordinated units or incentive distribution rights; and

•	the impact of Hiland Holdings’ decision to suspend indefinitely its quarterly cash distributions.

Barclays Capital had discussions with the management of Hiland Holdings and Hiland Partners concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and has undertaken such other studies, analyses and investigations as deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information. Barclays Capital also relied upon the assurances of management of Hiland Partners that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Hiland Holdings and Hiland Partners, upon advice of Hiland Partners, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hiland Partners as to Hiland Partners’ and Hiland Holdings’ future financial performance and that Hiland Partners and Hiland Holdings would perform substantially in accordance with such projections. In arriving at its opinion, Barclays Capital assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of Hiland Partners and did not make or obtain any evaluations or appraisals of the assets or liabilities of Hiland Holdings and Hiland Partners. In addition, Barclays Capital was not authorized by Hiland Holdings to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Hiland Holdings, or Hiland Partners’ business. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 1, 2009. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after June 1, 2009.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the Hiland Holdings units but rather made its determination as to fairness, from a financial point of view, to Hiland Holdings’ unitholders other than the Hamm Continuing Investors of the consideration to be offered to such unitholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion to the Hiland Holdings Conflicts Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hiland Holdings or any other parties to the proposed transaction. None of Hiland Partners, Hiland Holdings, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Strategic Alternatives Analysis

As of June 1, 2009, according to the management of Hiland Partners, Hiland Partners was likely to be in breach of the leverage ratio covenant under the Hiland Operating Credit Agreement as early as June 30, 2009. Due to these circumstances, Barclays Capital considered and evaluated various strategic alternatives with the goal of determining certain scenarios under which Hiland Partners and Hiland Holdings could continue to operate their respective businesses as going concern entities. Generally, Barclays Capital looked at strategic alternatives regarding (i) debt, (ii) equity and (iii) mergers and acquisitions. Below is a more detailed explanation of each alternative considered.

Debt Related Alternatives

•	Credit Facility Amendment/Waiver — A credit facility amendment or covenant waiver represented the only likely actionable and possibly achievable debt-related alternative. Barclays Capital noted, based on current market conditions and precedent, that any amendment/waiver for Hiland Partners would likely require elimination of all distributions and reduced growth capital expenditures until such time as Hiland Partners returned to compliance. Barclays Capital also assumed that any amendment would likely require increased interest pricing and an upfront fee. Barclays Capital was aware that Mr. Hamm was in direct negotiations with the Hiland Partners lenders and had learned through his discussions that an amendment would require a substantial equity contribution from Mr. Hamm and increased pricing in exchange for covenant relief. While Hiland Partners management had not held similar negotiations with the bank group, Barclays Capital noted that in conversations with Hiland Partners management, it understood a similar amendment could be reached, but with far more onerous terms, particularly due to the absence of any equity injection. Barclays Capital assumed that executing an amendment to the existing Hiland Partners credit facility was one alternative available to Hiland Partners, and accordingly Barclays Capital developed a set of projections that reflected this alternative (described in more detail later in this section). While, as of June 1, 2009, the management of Hiland Partners expected Hiland Partners to violate its leverage ratio covenant as early as June 30, 2009, Barclays Capital noted that upon signing of the merger agreements, Mr. Hamm assumed any default risk under the Hiland Operating Credit Agreement.

•	New Bank Credit Facility — Entering into a new credit facility would have posed several challenges to Hiland Partners. First, the market conditions at the time were very challenging. Attracting a sufficient lender group would likely not have been possible. Even in the case where Hiland Partners could have accessed the market, the cost would have been extremely expensive, both in terms of interest cost and upfront fees. Given overall credit market conditions and the particulars around Hiland Partners and the state of its industry, Barclays Capital believed executing a new credit agreement would not have been a viable option.

•	High Yield Bond Issuance — A high-yield bond issuance could have potentially represented a way for Hiland Partners to access capital with less restrictive covenants than those contained in the Hiland Operating Credit Agreement. However, because of Hiland Partners’ financial condition, Barclays Capital felt that Hiland Partners would not have had access to this market. Furthermore, the incurrence of additional debt at Hiland Partners would have required an amendment to the Hiland Operating Credit Agreement.

•	Mezzanine Financing — The mezzanine market, while similar in many respects to the high-yield market, is characterized by higher interest costs and restrictions on total transaction size. The market restrictions around total size would not have afforded Hiland Partners with enough proceeds to retire its existing credit facility. Like the high yield bond issuance, this alternative would have also required an amendment to the Hiland Operating Credit Agreement. Considering all of these factors, Barclays Capital believed that mezzanine financing was not a viable alternative for Hiland Partners.

•	Debt-for-Equity Exchange — A debt-for-equity exchange would have represented a de-levering transaction for Hiland Partners, as lenders would swap out debt for equity in Hiland Partners. Given the required amount of debt relief and current market capitalization of Hiland Partners, any debt-for-equity transaction would have resulted in significant dilution to current Hiland Partners unitholders. Furthermore, Barclays Capital believed that given the uncertainty around Hiland Partners and its industry, the lenders under the Hiland Operating Credit Agreement would have no interest in owning Hiland Partners equity. Barclays Capital also believed that this option was not an appropriate alternative for Hiland Partners.

•	Direct Debt Paydown by Harold Hamm — Barclays Capital also examined a direct equity injection by Mr. Hamm in order to retire a portion of the borrowings outstanding under the Hiland Operating Credit Agreement. While this option would have reduced leverage at no cost to Hiland Partners, the corresponding returns to Mr. Hamm were negative and Barclays Capital therefore did not believe that Mr. Hamm would support this option.

Equity Related Alternatives

Barclays Capital also examined certain equity related alternatives for Hiland Partners. An important factor that developed during the course of Barclays Capital’s analyses was Hiland Partners’ and Hiland Holdings’ announcement, on April 27, 2009, of the suspension of distributions, beginning with the first quarter distribution of 2009. As a result, Hiland Partners will accrue arrearages on the common units, such that no distributions on the subordinated units or related to the incentive distribution rights are permitted until such time as the common unit arrearages are repaid in full.

•	Public Equity Issuance — Barclays Capital examined the potential for Hiland Partners to issue public equity and use the proceeds to repay bank debt in an amount sufficient to be in compliance with the covenants in the Hiland Operating Credit Agreement, given the then-current trading price of Hiland Partners common units. The estimated amount of equity required to retire enough debt to achieve compliance represented nearly twice Hiland Partners’ market capitalization and a substantial multiple of the public float. Given the required offering size, such an issuance would have been extremely dilutive to existing Hiland Partners unitholders. An equity issuance of this size would have created a situation whereby Hiland Partners would not have been able to make its MQD for some time and therefore Hiland Partners would accrue significant arrearages on the common units. This alternative was likely not viable even prior to the suspension of distributions. Following the suspension of distributions, this option was even less viable.

•	Private Third-Party Investment — Similar to a public equity issuance, a private equity investment by a third party could provide proceeds to repay a portion of the debt outstanding under the Hiland Operating Credit Agreement and potentially provide covenant relief. However, given Hiland Partners’ financial condition and outlook, Barclays Capital believed that attracting a private equity investment would likely not be possible given the significant returns required by private equity investors. Any investment of this nature would have also limited Hiland Partners’ ability to pay its MQD by increasing the outstanding number of common units, and therefore would not have been a viable alternative.

•	Structured Equity Investment by Harold Hamm — An additional alternative that Barclays Capital analyzed involved a direct equity investment by Mr. Hamm. Barclays Capital envisioned that this investment would be structured with the goal of maintaining covenant compliance while avoiding arrearages on the common units. This equity security would receive distributions after Hiland Partners paid the MQD on all common units and subordinated units, and in that case, this security would receive 100% of the excess cash flow above the MQD on all common units and subordinated units until such time as the investment was repaid in full. Given the contemplated structure, this security would have effectively limited Hiland Partners’ and Hiland Holdings’ distributions to the MQD level for the foreseeable future. Barclays Capital believed that this could have been a viable alternative and accordingly developed a set of projections that reflected this alternative (described in more detail later in this section). Barclays Capital understands that Mr. Hamm considered this alternative, but ultimately chose not to pursue this alternative.

Mergers and Acquisitions Alternatives

In addition to the proposed transaction with Mr. Hamm, Barclays Capital evaluated several additional merger and acquisition-related alternatives.

•	Sale of Entire Entity — Barclays Capital analyzed a combined sale of both Hiland Partners and Hiland Holdings to third party acquirors. Barclays Capital analyzed potential transaction economics to prospective buyers and concluded that the implied economics did not support a transaction at or near the levels offered by Mr. Hamm. Additionally, at the time of his initial offer, Mr. Hamm stated that he was interested only in acquiring common units in the Hiland Companies and that he was not interested in selling (or causing his affiliates to sell) interests in Hiland Holdings or Hiland Partners, which would have likely deterred any potential acquirors. Barclays Capital believed that this did not represent a viable alternative.

•	Selected Asset Sales — The market for asset sales has been and continues to be extremely challenged. Buyers of gathering and processing assets have limited access to capital and those with access to capital are offering prices well below historical averages. According to management, Hiland Partners’ historical earnings are expected to be greater than the projected earnings. Therefore, asset sales would likely have had a dilutive effect on Hiland Partners’ credit statistics as calculated under the Hiland Operating Credit Agreement. Barclays Capital believed that this did not represent a viable alternative.

•	Sale/Leaseback Transaction — The nature of Hiland Partners’ assets are not ideal for a sale/leaseback structure. Additionally, the number of investors that typically participate in transactions of this type has decreased significantly over the past several months. Barclays Capital believed that this did not represent a viable alternative.

•	Purchase of Hiland Holdings by Hiland Partners — A transaction whereby Hiland Partners would purchase all of the outstanding units of Hiland Holdings may have been possible, but such transaction would not have resolved the impending issues related to potential covenant violations under the Hiland Operating Credit Agreement. Barclays Capital believed that this did not represent a viable alternative.

Additionally, in considering these various strategic alternatives, Barclays Capital took into consideration: (i) the likelihood of transaction consummation, including cost and willingness of Hiland Partners and Hiland Holdings to participate; (ii) the marketplace availability and timing of each alternative, particularly in certain debt and equity alternatives; (iii) counterparty availability, willingness, and timing of each alternative, particularly in the mergers and acquisitions alternatives; (iv) the financial impact on Hiland Partners and Hiland Holdings; and (v) whether the alternatives would be sufficient to resolve Hiland Partners’ pending credit facility issues. In its analysis, Barclays Capital also considered the likelihood of Hiland Partners embarking on any given alternative; while the Hiland Holdings Conflicts Committee holds no specific authorization to pursue any of the alternatives, the Hiland Holdings Conflicts Committee and Barclays Capital determined that it was important to evaluate strategic alternatives which could potentially offer greater value to Hiland Holdings’ public unitholders. After the analysis and evaluation, Barclays Capital determined that the following “financial case” alternatives were the only alternatives which were reasonably available to Hiland Partners (and thus Hiland Holdings).

Financial Cases

•	Status Quo: This case was a hypothetical case that assumed that Hiland Partners continued to operate its business and make distributions without pursuing any strategic alternatives. In order for this scenario to have been applicable, industry conditions and Hiland Partners’ future financial performance would have needed to improve dramatically such that Hiland Partners would not have been in violation of its credit facility covenants in the coming months. Alternatively, this case would have also been applicable if Hiland Partners’ existing bank group would have agreed to waive covenant compliance for no fee or no increase in interest cost, which Barclays Capital believed was not possible. Accordingly, Barclays Capital only considered this case under the upside operating scenario (as described below).

•	Renegotiate Credit Facility: In this scenario, Barclays Capital assumed Hiland Partners could renegotiate the Hiland Operating Credit Agreement with its current bank group. Barclays Capital assumed a 0.30 percentage point upfront fee as well as an incremental 2.50 percentage point increase in interest costs. This case only allowed distributions to the extent that Hiland Partners was in compliance with its credit facility covenants.

•	Private Investment: In this case, Barclays Capital assumed that Mr. Hamm would invest $125 million into Hiland Partners for the purpose of paying down the debt outstanding under the Hiland Operating Credit Agreement to a level that would achieve compliance with the credit facility covenants. Barclays Capital assumed that this private investment would be subordinated to both the existing common units and subordinated units of Hiland Partners and would only receive distributions in the event that Hiland Partners paid a cash distribution above the MQD. All distributions above the MQD would be for the benefit of this private security until the cumulative distributions to the private security totaled $125 million.

Operating Scenarios

Based on discussions with Hiland Partners’ and Hiland Holdings’ management, Barclays Capital analyzed three different operational scenarios, as described below:

•	Management Case: Production volumes flat from fourth quarter 2009 levels; projected NYMEX future pricing for crude oil, natural gas and NGLs.

•	Upside Case: Production volume growth in 2010 and flat thereafter; NYMEX future pricing through the second quarter of 2009; afterward, $80.00 per barrel of crude oil, $8.00 per million British Thermal Units for natural gas and 12-month historical NGLs to crude oil correlations for NGL prices.

•	Downside Case: Production decline in 2009 and 2010 with a moderate decline thereafter; NYMEX future pricing for crude oil, natural gas and NGLs.

Cash distribution assumptions and growth capital expenditure assumptions vary with each alternative based on the financial cases described below and Hiland Partners’ ability to remain in compliance with its covenants under the Hiland Operating Credit Agreement.

Barclays Capital’s Summary Valuation Analysis

Hiland Holdings’ only assets are partnership interests in Hiland Partners. Accordingly, Barclays Capital’s valuation of Hiland Holdings is highly dependent on the underlying prospects and performance of Hiland Partners. The economic assets owned by Hiland Holdings consist of: (i) 2,321,471 common units of Hiland Partners, (ii) 3,060,000 subordinated units of Hiland Partners, (iii) the 2% general partner interest and (iv) the incentive distribution rights. Given the organizational and ownership structure of Hiland Holdings and Hiland Partners, any valuation of Hiland Holdings is highly dependent on the cash distributions received by Hiland Holdings from Hiland Partners. In any scenario where Hiland Partners reduces or suspends cash distributions, Hiland Holdings will receive reduced or no cash distributions. Further affecting the valuation is Hiland Holdings’ ownership of both (i) the subordinated units of Hiland Partners, which do not receive distributions until the MQD and all arrearages have been paid to the common unitholders and (ii) the incentive distribution rights, which do not receive cash distributions unless the common unitholders are paid the MQD and all arrearages, the subordinated units have been paid the MQD and certain target distribution levels above the MQD are met. When Hiland Partners distributions are lowered below the MQD level, Hiland Holdings receives reduced cash distributions on its common units and general partner interest, and no cash distributions on the subordinated units and the incentive distribution rights.

Following is a summary of per unit values for Hiland Holdings based on Barclays Capital’s different methodologies. Additional description of the valuation methodologies used by Barclays Capital can be found on the following pages.

Valuation Methodolgy	Implied Equity Value/HPGP Unit

Discounted Cash Flow Analysis
Upside Case: Renegotiate Credit Facility	$2.20	-	$2.95
Upside Case: Private Investment	$2.28	-	$3.15
Upside Case: Status Quo	$2.99	-	$3.86
Management Case: Private Investment	$1.69	-	$2.20
Downside Case: Private Investment	$1.65	-	$2.16
Comparable Company Analysis	$0.51	-	$1.04
Corporate & GP Holdco Transaction Analysis	$2.16	-	$6.55
Net Asset Valuations
Comparable Transactions	$0.89	-	$3.32
Discounted Cash Flow	$(1.90)	-	$2.31

Discounted Cash Flow Analysis

In order to estimate the value of Hiland Holdings, Barclays Capital performed discounted cash flow analyses on Hiland Holdings assuming various operating scenarios and financial cases. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

The discounted cash flow analysis was performed on the cash flows expected to be received by equity holders of Hiland Holdings and thus is necessarily based upon distributions received from Hiland Partners. In scenarios where Hiland Partners is unable to pay distributions, performing a discounted cash flow analysis on Hiland Holdings is not possible. In the management and downside operating scenarios under the Renegotiate Credit Facility case, Barclays Capital assumed that given the high leverage, the lenders would not allow Hiland Partners to pay distributions until such time as Hiland Partners was in compliance with its credit facility covenants. Without Hiland Partners distributions, there can be no distributions at Hiland Holdings, rendering an equity valuation not possible. Therefore, Barclays Capital excluded these two scenarios from the summary valuation.

The discounted cash flow analyses were performed using a “sum-of-the-parts” approach. Hiland Holdings has four separate cash flow streams: (i) cash distributions on its Hiland Partners common units; (ii) cash distributions on its subordinated units; (iii) cash distributions on the general partner interest and incentive distribution rights; and (iv) general and administrative (“G&A”) expenses at the Hiland Holdings level.

Barclays Capital performed a discounted cash flow analysis of the projected equity cash flow distributions of Hiland Holdings for the five fiscal years beginning January 1, 2009 and ending December 31, 2013. Barclays Capital used the following discount rates as an estimate of the cost of equity:

•	Common Units: 17.5% - 22.5%

•	Subordinated Units: 20.0% - 25.0%

•	GP Cash flows (including both the 2% general partner interest, the incentive distribution rights and G&A Expenses): 25.0% - 30.0%

In calculating the terminal values, Barclays Capital used a perpetuity of projected equity cash flows and assumed growth rates of: (i) 0.0% - 1.0% for the common units and subordinated units; (ii) 0.0% - 2.0% for the G&A cash flows; and (iii) 0.0% - 5.0% for the GP cash flows. The growth rates for the projected equity cash flows beyond 2013 were based on estimated growth rates for Hiland Partners.

The table below shows the resulting valuations based on discounted cash flow analyses of equity distributions at Hiland Holdings. Barclays Capital noted that on the basis of the discounted cash flow analysis, the transaction consideration of $2.40 per unit was within the implied value ranges per unit.

Discounted Cash Flow Analysis (Equity Value/Hiland Holdings Unit)

Upside Case:
Renegotiate Credit Facility	$2.20	-	$2.95
Private Investment	$2.28	-	$3.15
Status Quo	$2.99	-	$3.86
Management Case:
Private Investment	$1.69	-	$2.20
Downside Case:
Private Investment	$1.65	-	$2.16

Publicly-Derived Valuations

In addition to the discounted cash flow analyses, Barclays Capital also performed valuations based upon observations regarding (i) comparable publicly traded MLPs and comparable publicly traded general partner holding companies (“GP Holdcos”) and (ii) comparable transactions involving publicly traded MLPs and publicly traded GP Holdcos.

Selected Comparable Company Analysis

Barclays Capital reviewed and compared specific financial and operating data relating to Hiland Holdings with selected companies that Barclays Capital, based on its experience in the midstream segment of the energy industry, deemed comparable to Hiland Holdings. The selected comparable companies (divided into “Selected GP Holdcos” and “Selected MLPs”) were:

Selected GP Holdcos

•	Alliance Holdings GP, L.P.

•	Atlas Pipeline Holdings, L.P.

•	Buckeye GP Holdings L.P.

•	Crosstex Energy Inc.

•	Energy Transfer Equity, L.P.

•	Enterprise GP Holdings L.P.

•	Inergy Holdings, L.P.

•	Magellan Midstream Holdings, L.P.

•	NuStar GP Holdings, LLC

•	Penn Virginia GP Holdings, L.P.

Selected MLPs

•	Atlas Pipeline Partners, L.P.

•	Copano Energy, L.L.C.

•	Crosstex Energy, L.P.

•	DCP Midstream Partners, L.P.

•	MarkWest Energy Partners, L.P.

•	Regency Energy Partners LP

•	Targa Resources Partners LP

•	Williams Partners L.P.

The Selected GP Holdcos were selected by Barclays Capital because they are publicly traded general partners which for the purposes of analysis may be considered similar to Hiland Holdings due to corporate structure and broadly, due to the nature of the business of the underlying MLP. The Selected MLPs were selected because they are publicly traded partnerships with operations which for the purposes of analysis may be considered similar to those of Hiland Partners. However, because of the inherent differences between the business, operations and prospects of Hiland Holdings and Hiland Partners and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Hiland Holdings, Hiland Partners and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. Barclays Capital calculated various multiples for the Selected GP Holdcos and used the multiples as a reference point to develop an indicative valuation for the 2% general partner interest and incentive distribution rights owned by Hiland Holdings. Given the suspension of distributions, utilizing distributable cash flow estimates results in a more meaningful result. For the Selected GP Holdcos, Barclays Capital utilized a range of distributable cash flow multiples (“DCF Multiples”), the estimates for which were based on publicly available Wall Street equity research. In determining appropriate DCF Multiples for the 2% general partner interest incentive distribution rights, Barclays Capital calculated the implied value of the general partner interest of each Selected GP Holdco by first calculating the total enterprise value of each Selected GP Holdco, then subtracting the value of any limited partner interests owned by the Selected GP Holdco as well as any other business assets not specifically related to the general partner interest and incentive distribution rights of the underlying MLP. Barclays Capital used its judgment in determining which Selected GP Holdcos were most comparable to Hiland Holdings in terms of business mix and subsector participation. Currently, several of the Selected GP Holdcos are considered to be in financial distress. Barclays Capital analyzed the Selected GP Holdcos on an after-G&A basis, then valued Hiland Holdings’ negative G&A cash flow stream using the same multiple range. In determining appropriate DCF Multiples for the limited partner interest owned by Hiland Holdings, Barclays Capital analyzed the distributable cash flow yields of the Selected MLPs, again using its judgment in determining the most comparable companies to Hiland Partners.

The results of this selected comparable company analysis are summarized below:

Selected GP Companies Statistics and Multiples
Implied GP Value as Multiple of:	Median		Mean		High		Low

2009E Distributable Cash Flow (After-G&A)	10.8	x	10.7	x	23.4	x	3.0x

Selected MLP Companies Statistics and Multiples
Distributable Cash Flow Yield:	Median	Mean	High	Low

2009E Distributable Cash Flow	16.08%	25.39%	64.69%	12.23%

Barclays Capital noted that on the basis of the selected comparable company analysis, the transaction consideration of $2.40 per unit was above the range of implied values of $0.51 to $1.04 per unit.

Selected Comparable Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. These transactions principally involved publicly traded MLPs and GP Holdcos. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Hiland Holdings and Hiland Partners primarily with respect to nature of business and corporate structure.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of Hiland Holdings and Hiland Partners and the companies included in the selected precedent transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Hiland Holdings. In particular, Barclays Capital noted that the majority of the precedent transactions were consummated in different capital market and industry conditions than at present. In deriving the comparable transaction valuation, Barclays Capital first valued Hiland Partners as a whole and then calculated the portion of that value attributable to Hiland Holdings’ limited partner interest in Hiland Partners. Barclays Capital then valued the 2% general partner interest and incentive distribution rights in Hiland Partners owned by Hiland Holdings, and added that value to the limited partner interest to derive a total value for Hiland Holdings.

Barclays Capital examined the following publicly traded MLP transactions and GP Holdco transactions:

Publicly Traded MLP Transactions

•	Plains All American Pipeline, L.P./Pacific Energy Partners, L.P.

•	Valero L.P./Kaneb Pipe Line Partners, L.P.

•	Enterprise Products Partners L.P./GulfTerra Energy Partners, L.P.

•	Kinder Morgan Energy Partners, L.P./Santa Fe Pacific Pipeline Partners, L.P.

GP Holdco Transactions

•	Occidental Petroleum Corporation/Plains All American GP LLC

•	MarkWest Energy Partners, L.P./MarkWest Hydrocarbon, Inc. & 10.3% Interest in MWE GP

•	GE Energy Financial Services/Regency GP LP

•	Enterprise GP Holdings L.P./Texas Eastern Products Pipeline Company, LLC

•	ArcLight Capital Partners, Kelso & Company and Lehman Brothers/Buckeye GP Holdings

•	Suburban Propane Partners, L.P./Suburban Energy Services Group LLC

•	Plains All American Pipeline, L.P./Pacific Energy Partners, L.P.

•	ONEOK, Inc./TransCanada’s GP Interest in Northern Border Partners, L.P.

•	EPCO, Inc./Texas Eastern Products Pipeline Company, LLC

•	EPCO, Inc./Enterprise Products GP LLC

•	Valero L.P./Kaneb Services LLC

•	LB Pacific, L.P./Pacific Energy Partners, L.P.

•	ONEOK, Inc./Northern Plains

•	Carlyle/Riverstone/Glenmoor, Ltd.

•	First Reserve, Corbin Robertson and Mgmt./Arch Coal, Inc.’s G.P. Interest in Natural Resource Partners, L.P.

•	Enterprise Products Partners L.P./GulfTerra Energy Partners, L.P.

•	Vulcan Capital/Plains Resources Inc.

•	Energy Transfer Company/U.S. Propane L.P.

•	Goldman Sachs/GulfTerra Energy Partners, L.P.

•	Madison Dearborn and Riverstone/Williams Energy Partners L.P.

Barclays Capital noted that there were no recent publicly traded MLP transactions or GP Holdco transactions. Given the depressed market environment, Barclays Capital believed that the implied multiples associated with these transactions were not achievable at the time of its analysis. Accordingly, Barclays Capital applied a discount intended to reflect the potential of a distressed sale of Hiland Partners or Hiland Holdings in today’s environment. Barclays Capital estimated this discount to be 35% - 50%, and applied this to the derived per unit valuation to establish the low end of the valuation range. These discounts were derived by examining recent asset sales in the market and the corresponding percentage decline in those multiples relative to the multiples received in a more normalized market environment.

Selected MLP Transactions

Enterprise Value as a Multiple of:	Median	Mean	High	Low

2009E EBITDA	14.4x	14.7x	15.0x	12.7x

Selected MLP Transactions (35% Discount)

Enterprise Value as a Multiple of:	Median	Mean	High	Low

2009E EBITDA	9.4x	9.6x	9.8x	8.3x

Selected GP Holdco Transactions

Enterprise Value as a Multiple of:	Median	Mean	High	Low

2009E Distributable Cash Flow (After G&A)	12.4x	24.4x	145.7x	6.5x

Barclays Capital noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $2.40 per Hiland Holdings unit was within the range of implied values of $2.16 to $6.55 per unit.

Net Asset Valuation

Because of the significant disruption in the capital markets and the challenging environment for gathering and processing MLPs, Barclays Capital performed a net asset valuation of Hiland Partners and Hiland Holdings in order to derive a valuation based on the underlying business that is not dependent on cash distributions being paid. The net asset valuation consisted of two main components: (i) comparable gathering and processing asset transactions and (ii) a discounted cash flow analysis on the unlevered cash flows generated by Hiland Partners’ assets.

Comparable Asset Transactions Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other asset transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target assets in the transactions to Hiland Holdings and Hiland Partners primarily with respect to nature of business. Below are the asset transactions Barclays reviewed:

•	Spectra Energy Partners, LP/Atlas Pipeline Partners, L.P.

•	Eagle Rock Energy Partners, L.P./Millennium Midstream Partners, L.P.

•	Regency Energy Partners LP/Nexus Gas Holdings, LLC

•	Targa Resources Partners LP/Targa Resources, Inc.

•	Copano Energy, L.L.C./Cantera Natural Gas, LLC

•	Energy Transfer Partners, L.P./Canyon Gas Resources, LLC

•	Atlas Pipeline Partners, L.P./Anadarko Petroleum Corporation

•	Momentum Energy Group, Inc./DCP Midstream Partners, L.P.

•	Eagle Rock Energy Partners, L.P./Laser Midstream Energy, LP

•	Regency Energy Partners LP/TexStar Field Services, L.P.

•	Enterprise Products Partners L.P./Lewis Energy Group, L.P.

•	Crosstex Energy, L.P./Chief Holdings, LLC

•	Hiland Partners, LP/Enogex Gas Gathering, L.L.C.

•	Southern Union Company/Sid Richardson Energy Services Co.

•	Eagle Rock Energy Partners, L.P./ONEOK Texas Field Services L.P.

•	Crosstex Energy, L.P./El Paso Corporation

•	Targa Resources Partners LP/Dynegy Midstream Services L.P.

•	Copano Energy, L.L.C./ScissorTail Energy, LLC

•	Atlas Pipeline Partners, L.P./Energy Transfer Partners, L.P.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Hiland Holdings and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Hiland Holdings. In particular, Barclays noted that the majority of the precedent transactions were consummated in different capital market and industry conditions than at present.

After arriving at an equity valuation range for Hiland Partners, Barclays then calculated the proportion of this value range attributable to the limited partners and the general partner based on distributable cash flow attributable to the limited partners and general partner of Hiland Partners. Barclays then calculated the implied value of Hiland Holdings. Barclays then subtracted the value of the general and administrative expenses and the net debt at Hiland Holdings to derive an equity valuation range for Hiland Holdings.

Selected Asset Transactions

Enterprise Value as a Multiple of:	Median	Mean	High	Low

2009E EBITDA	9.0x	9.8x	15.4x	6.0x

Barclays noted that on the basis of the selected comparable asset transactions analysis, the transaction consideration of $2.40 per unit was within the range of implied values of $0.89 to $3.32 per unit.

Asset Discounted Cash Flow Analysis

Barclays also performed an asset-based discounted cash flow analysis on Hiland Partners using the Management Case projections. This discounted cash flow analysis was performed on the unlevered cash flows generated by Hiland Partners’ assets for the five fiscal years beginning January 1, 2009 and ending December 31, 2013. Barclays used discount rates of 12% to 16% as an estimate of the weighted average cost of capital.

In calculating the terminal values, Barclays used a perpetuity of projected unlevered free cash flows and assumed growth rates of 1% to 3%. The growth rates for the projected unlevered free cash flows beyond 2013 were based on estimated growth rates for Hiland Partners’ assets.

After arriving at an equity valuation range for Hiland Partners, Barclays then calculated the proportion of this value range attributable to the limited partners and the general partner based on distributable cash flow attributable to the limited partners and general partner of Hiland Partners. Barclays then calculated the implied value of Hiland Holdings. Barclays then subtracted the value of the general and administrative expenses and the net debt at Hiland Holdings to derive an equity valuation range for Hiland Holdings.

Valuation Analysis — Discounted Cash Flow Sensitivity

	Management Case

Enterprise Value — Hiland Partners	$215.0	$370.0
Net Debt	265.2	265.2

Equity Value — Hiland Partners	$(50.2)	$104.8

Implied Equity Value of Hiland Holdings	$(41.1)	50.0

Barclays noted that on the basis of the discounted cash flow analysis, the transaction consideration of $2.40 per unit was above the range of implied values of ($1.90) to $2.31 per unit.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Hiland Holdings Conflicts Committee selected Barclays because of its familiarity with

Hiland Partners and Hiland Holdings and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the Hiland Holdings Conflicts Committee in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Hiland Holdings paid Barclays a fee of $250,000 upon execution of Barclays’ engagement letter with Hiland Holdings and $1,000,000 upon the delivery of Barclays’ opinion. At the sole and absolute discretion of the Hiland Holdings Conflicts Committee, Hiland Holdings may pay Barclays a limited discretionary fee of $250,000 (in cash) based on the Hiland Holdings Conflicts Committee’s evaluation of the quality and quantity of the work performed. Hiland Holdings has agreed to reimburse Barclays for certain of its expenses and to indemnify Barclays for certain liabilities that may arise out of its engagement. Barclays has performed various investment banking and financial services for Hiland Partners, Hiland Holdings, their affiliates and Parent in the past, and may expect to perform such services in the future, and has received, and expects to receive, customary fees for such services. However, in the past two years, Barclays has performed only limited services for Hiland Partners, Hiland Holdings and their affiliates, for which Barclays received no compensation.

Barclays is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Hiland Partners, Hiland Holdings and their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Copies of the presentation materials presented by Barclays to the Hiland Holdings Conflicts Committee in connection with the delivery of its opinion have been filed with the SEC as exhibits to the Schedule 13E-3 filed by Hiland Holdings.

Position of HPGP Schedule 13E-3 Filing Persons as to the Fairness of the Hiland Holdings Merger

Under SEC rules, Parent, HPGP Merger Sub, Continental Gas and Messrs. Hamm, Griffin and Harrison (collectively the “HPGP Schedule 13E-3 Filing Persons”) are required to provide certain information regarding their position as to the substantive and procedural fairness of the Hiland Holdings merger to the Hiland Holdings public unitholders. The HPGP Schedule 13E-3 Filing Persons are making the statements included in this section solely for purposes of complying with such requirements. The HPGP Schedule 13E-3 Filing Persons’ views as to the fairness of the Hiland Holdings merger should not be construed as a recommendation to any unitholder as to how that unitholder should vote on the proposals to approve the Hiland Holdings merger agreement and the Hiland Holdings merger.

The HPGP Schedule 13E-3 Filing Persons, other than Messrs. Griffin and Harrison, did not participate in the deliberations of the Hiland Holdings Board of Directors or the Hiland Holdings Conflicts Committee regarding, and did not receive advice from the Hiland Holdings Conflicts Committee’s legal or financial advisors as to, the fairness of the Hiland Holdings merger. Mr. Hamm engaged Wachovia Securities as his financial advisor to provide certain financial advisory services with respect to a potential acquisition by Mr. Hamm and/or certain of his affiliates of the assets or the capital stock of the Hiland Companies. Wachovia Securities did not provide an opinion with respect to the fairness of the Hiland Holdings merger or the Hiland Holdings merger consideration.

The discussion below of the information and factors considered by the HPGP Schedule 13E-3 Filing Persons is not intended to be exhaustive, but includes the material factors considered by the HPGP Schedule 13E-3 Filing Persons. In view of the variety of factors considered in connection with their evaluation of the fairness of Hiland Holdings merger, the HPGP Schedule 13E-3 Filing Persons did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching their determination. In addition, each of the HPGP Schedule 13E-3 Filing Persons may have given differing weights to different factors. On balance, the HPGP Schedule 13E-3 Filing Persons believed that the positive factors discussed above outweighed the negative factors discussed above and arrived at the conclusion that the Hiland Holdings merger was fair to the Hiland Holdings public unitholders.

The HPGP Schedule 13E-3 Filing Persons, other than Messrs. Griffin and Harrison, believe that the Hiland Holdings merger consideration is substantively fair to the Hiland Holdings public unitholders based on the following factors:

•	The HPGP Schedule 13E-3 Filing Persons’ view that if the adverse impact of commodity prices on gathering and processing fundamentals and the challenges presented by the global economic crisis persist, Hiland Partners, and consequently Hiland Holdings, will experience a meaningful decrease in future distributable cash flow and will need substantial new equity capital to remain in continued compliance with the financial covenants under the Hiland Operating Credit Agreement. Obtaining such equity capital in the current environment on acceptable terms does not appear feasible and would be significantly dilutive to current unitholders, including Hiland Holdings.

•	The consideration proposed to be paid to the Hiland Holdings public unitholders represents a 49% premium over the reported closing sale price of $1.61 per common unit of Hiland Holdings on May 29, 2009, the last trading day prior to the execution of the Hiland Holdings merger agreement and a 35% premium over the average closing sale price of $1.78 per common unit of Hiland Holdings over the 30-day period ending May 29, 2009.

•	The consideration to be paid to the Hiland Holdings public unitholders in the Hiland Holdings merger is all cash, thus eliminating any uncertainty in valuing the consideration to be received by such unitholders.

•	The Hiland Holdings merger will provide liquidity for the Hiland Holdings public unitholders without incurring brokerage and other costs typically associated with market sales.

•	The Hiland Holdings merger agreement allows the Hiland Holdings Conflicts Committee to withdraw or change its recommendation of the Hiland Holdings merger agreement, and to terminate the merger agreement in certain circumstances.

•	The obligations of Parent and HPGP Merger Sub to consummate the Hiland Holdings merger are not subject to any financing condition. Mr. Hamm has delivered to Parent the Hiland Holdings commitment letter, pursuant to which Mr. Hamm has committed to contribute an aggregate of approximately $21.2 million in cash to Parent, representing the Hiland Holdings merger consideration of approximately $20.4 million and estimated expenses of approximately $800,000, less the amount of cash, if any, contributed by the Hamm family trusts to Parent or HPGP Merger Sub that is available immediately prior to the closing of the Hiland Holdings merger. Pursuant to its terms, Hiland Holdings is a third-party beneficiary of the Hiland Holdings commitment letter.

•	The Hiland Holdings Conflicts Committee received an opinion from Barclays to the effect that, as of the date of the opinion and based upon and subject to the assumptions and limitations set forth therein, the cash merger consideration of $2.40 per common unit to be received by the holders of Hiland Holdings common units (other than the Hiland Holdings rollover common unitholders) pursuant to the Hiland Holdings merger agreement was fair, from a financial point of view, to the Hiland Holdings public unitholders. Barclays’ opinion is attached to this joint proxy statement as Annex F.

The HPGP Schedule 13E-3 Filing Persons (other than Messrs. Griffin and Harrison) believe that the Hiland Holdings merger is procedurally fair to the Hiland Holdings public unitholders based on the following factors:

•	The Hiland Holdings Conflicts Committee, which consists of directors who are not officers, employees or controlling unitholders of Hiland Holdings, or affiliated with the Hamm Continuing Investors, negotiated with Mr. Hamm the terms of the Hiland Holdings merger. The HPGP Schedule 13E-3 Filing Persons believe that the Hiland Holdings Conflicts Committee was therefore able to represent the interests of the Hiland Holdings public unitholders without the potential conflicts of interest that the foregoing relationships would otherwise have presented.

•	The Hiland Holdings Conflicts Committee retained its own nationally recognized financial advisor, Barclays, which, in the Hiland Holdings Conflicts Committee’s view, had no relationships that would compromise its independence.

•	The Hiland Holdings Conflicts Committee retained its own legal advisors, Fulbright and Morris Nichols, which the Hiland Holdings Conflicts Committee determined had no relationship creating a potential conflict.

•	The Hiland Holdings Conflicts Committee and its advisors conducted a due diligence investigation of Hiland Holdings before commencing negotiations, which the HPGP Schedule 13E-3 Filing Persons believe provided the Hiland Holdings Conflicts Committee and its advisors with the information necessary to effectively represent the interests of the Hiland Holdings public unitholders.

•	The Hiland Holdings Conflicts Committee had the authority to reject the transaction proposed by Mr. Hamm and review and recommend any alternative thereto.

•	The Hiland Holdings merger consideration and other terms and conditions of the Hiland Holdings merger agreement were the result of extensive negotiations between Parent and the Hiland Holdings Conflicts Committee and their respective financial and legal advisors. The Hamm Continuing Investors did not participate in or have any influence over the conclusions reached by the Hiland Holdings Conflicts Committee or the negotiating positions of the Hiland Holdings Conflicts Committee.

•	The Hiland Holdings merger agreement and the Hiland Holdings merger were approved unanimously by the Hiland Holdings Conflicts Committee, which determined that the Hiland Holdings merger agreement and the Hiland Holdings merger are advisable, fair to, and in the best interests of, the Hiland Holdings public unitholders. The Hiland Holdings merger agreement and the Hiland Holdings merger were also recommended to the Hiland Holdings public unitholders unanimously by the Hiland Holdings Conflicts Committee, which further recommended that the Hiland Holdings Board of Directors recommend approval of the Hiland Holdings merger agreement and the Hiland Holdings merger to the Hiland Holdings public unitholders.

•	The Hiland Holdings Board of Directors approved, and recommended that the Hiland Holdings public unitholders vote to approve, the Hiland Holdings merger agreement and the Hiland Holdings merger. The action by the Hiland Holdings Board of Directors represented the unanimous approval of the directors of Hiland Holdings, other than Messrs. Hamm and Reid who recused themselves from voting.

Messrs. Griffin and Harrison believe that the Hiland Holdings merger is both substantively and procedurally fair to the Hiland Holdings public unitholders based on the factors described in “— Recommendation of the Hiland Holdings Conflicts Committee and the Hiland Holdings Board of Directors; Reasons for Approving the Merger — The Hiland Holdings Board of Directors” beginning on page 72.

Reasons of Combined Schedule 13E-3 Filing Persons for the Mergers

Under the SEC rules governing “going private” transactions, each of the HLND Schedule 13E-3 Filing Persons and the HPGP Schedule 13E-3 Filing Persons (collectively, the “Combined Schedule 13E-3 Filing Persons”) are deemed to be engaged in a “going private” transaction and therefore are required to express their reasons for the proposed mergers to the unaffiliated unitholders, as defined in Rule 13e-3 of the Exchange Act, of Hiland Partners and Hiland Holdings, respectively. The Combined Schedule 13E-3 Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Combined Schedule 13E-3 Filing Persons decided to pursue the Hiland Partners merger and the Hiland Holdings merger because they believe that taking the Hiland Companies private would eliminate the exposure of the Hiland Partners and Hiland Holdings public unitholders to various risks and volatility that began to have serious effects on the businesses of the Hiland Companies in the third quarter of 2008. In particular, substantial volatility in NGL prices and frac spreads and declines in drilling activity along Hiland Partners’ systems negatively impacted the Hiland Companies’ forecasted throughput volumes, midstream segment margins and cash flows, resulting in a suspension of quarterly distributions and a meaningful increase in the risk of a default under the Hiland Operating Credit Agreement. In addition, the Hiland Companies experienced significant increases in the cost of capital and other negative effects of global economic turmoil. Going private transactions would enable the public unitholders to receive cash in exchange for their investments in the Hiland Companies while avoiding the significant dilution they would experience in connection with an equity infusion ultimately necessary to stabilize the Hiland Companies. Further, the Combined Schedule 13E-3 Filing Persons believe that responding to the developments experienced by the Hiland Companies will require tolerance for volatility in the performance of the business of Hiland Partners and Hiland Holdings and a willingness to make long-term investment decisions that carry substantial risks. As private companies, the Hiland Companies would have increased flexibility to address these developments through strategies that might negatively affect short-term results, that would not be feasible with a public unitholder base or that may exceed the risk tolerance of public unitholders.

From September 2008 to January 2009, Messrs. Hamm, Griffin and Harrison began a review of potential alternatives to address the challenges and risks identified above. During this period, consideration was given to several approaches including maintaining the status quo, renegotiating the Hiland Operating Credit Agreement to achieve temporary covenant relief, selling certain existing assets to repay debt, issuing convertible securities to repay bank debt, issuing new equity to maintain compliance with debt-to-equity ratios required under the Hiland Operating Credit Agreement, merging with a third party to alleviate credit concerns, and engaging in going private transactions led by Mr. Hamm. Also considered during the same time frame by Messrs. Hamm, Griffin and Harrison was a potential subordinated debt issuance funded by Mr. Hamm to pay down existing debt under the Hiland Operating Credit Agreement. In subsequent meetings through April 2009 with Wachovia Securities, these directors and officers also considered a subordinated debt offering, a rights offering and a merger of Hiland Holdings with and into Hiland Partners in conjunction with a rights offering. Please see “Special Factors — Summary of Analyses of Wachovia Securities — Summary of Strategic Alternatives Analysis” for a more detailed description of each alternative.

Based on his review of potential alternatives, Mr. Hamm believed that the going private transactions were the best strategic alternative then available to the Hiland Companies to maximize unitholder value. Mr. Hamm and the other the Combined Schedule 13E-3 Filing Persons believe that structuring the transactions as cash mergers is preferable to other transaction structures because it provides the unitholders of both Hiland Partners and Hiland Holdings with cash for all of their common units and allows for a prompt and orderly transfer of ownership of the common units in a single step for each company, without the timing complexities and uncertainty associated with interdependent tender offers.

Summary of Analyses of Wachovia Securities

Mr. Hamm retained Wachovia Securities to act as his financial advisor in connection with a potential acquisition by Mr. Hamm and/or certain of his affiliates of the assets or capital stock of the Hiland Companies. Over the course of several months, at the request of Mr. Hamm, Wachovia Securities prepared and updated a number of financial, comparative and other analyses including an analysis of the various strategic alternatives involving the Hiland Companies to assist Mr. Hamm in pursuing such potential acquisition of the Hiland Companies. The financial, comparative and other analyses conducted by Wachovia Securities, including the analysis of the various strategic alternatives involving the Hiland Companies, were prepared solely for Mr. Hamm’s review and consideration (other than the presentation dated as of January 21, 2009 which was presented to the Board of Directors of Hiland Holdings). None of the analyses conducted by Wachovia Securities was intended to provide advice to any other person including the management team the Hiland Companies, their Boards of Directors or any unitholder of the Hiland Companies. Below is a summary of the material strategic alternatives analyses contained in Wachovia Securities’ presentations made on December 18, 2008, January 5, 2009 (dated as of January 5, 2008), January 8, 2009, March 3, 2009, March 13, 2009 and March 16, 2009, and the final presentation of Wachovia Securities made to Mr. Hamm on April 16, 2009 analyzing certain financial aspects of a going private transaction. The aforementioned summaries are provided in this joint proxy statement solely for the purpose of complying with applicable disclosure requirements. The following summaries, however, do not purport to be a complete description of the financial, comparative and other analyses performed by Wachovia Securities. The preparation of financial, comparative and other analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to the particular circumstances and therefore, is not readily susceptible to partial analysis or summary description. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Wachovia Securities’ financial analyses. The analyses described herein, the order in which they are presented and the results of the analyses do not represent relative importance or weight given to those analyses by Wachovia Securities. Wachovia Securities believes that selecting portions of the analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors, the narrative description and the full text of the analyses, could create a misleading or incomplete view of the processes underlying Wachovia Securities’ analyses. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis in any presentation. The presentations of Wachovia Securities are filed as Exhibits 4 through 16 of the Schedule 13e-3 filed by Hiland Partners and as Exhibits 4 through 16 of the Schedule 13e-3 filed by Hiland Holdings and are incorporated herein by reference. The descriptions of the analyses below are qualified by reference to the full text of such analyses. Copies of the presentations may be obtained from the SEC. See “Where You Can Find More Information” beginning on page 191.

Mr. Hamm did not request, and Wachovia Securities did not provide, any opinion as to the fairness of the merger consideration or any other aspect of the mergers to Mr. Hamm, the other Hamm Continuing Investors, Hiland Partners, the unitholders of Hiland Partners, Hiland Holdings, the unitholders of Hiland Holdings or any other person, or any other valuation of Hiland Partners or Hiland Holdings for the purpose of assessing the fairness of the merger consideration or any other aspect of the mergers to Mr. Hamm, the other Hamm Continuing Investors, Hiland Partners, the unitholders of Hiland Partners, Hiland Holdings, the unitholders of Hiland Holdings or any other person.

Wachovia Securities has established procedures for rendering a fairness opinion, including review of the fairness opinion and the underlying information, comparisons and analyses by a fairness committee composed of senior investment bankers with relevant expertise. Because Wachovia Securities was not requested to and did not render a fairness opinion, it was not necessary to, and it did not, submit the information, comparisons and analyses described below to a fairness opinion committee for review, nor did Wachovia Securities follow all of the procedures that it ordinarily follows in connection with rendering a fairness opinion. Had Wachovia Securities been requested to provide an opinion or been requested to recommend or provide support for a fair or appropriate valuation of Hiland Partners’ and/or Hiland Holdings’ securities and submitted the information, comparisons and analyses in its presentations to its full fairness opinion process, including review by a fairness committee, the information, comparisons and analyses presented by Wachovia Securities following that process may have been different from those included in the presentations and described below.

Wachovia Securities delivered its analyses for the information of Mr. Hamm in connection with his consideration of the Hiland Partners merger and the Hiland Holdings merger. Wachovia Securities did not make, and its analyses do not constitute, a recommendation to Mr. Hamm or any other person or as to how any Hiland Partners or Hiland Holdings unitholder should vote with respect to the Hiland Partners merger, the Hiland Holdings merger, or any other matter.

In connection with providing financial advice and preparing its financial analysis, Wachovia Securities made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Wachovia Securities:

•	Reviewed and discussed with the management of the Hiland Companies, certain business, financial and other information, including financial projections, regarding the Hiland Companies that were furnished periodically to Wachovia Securities by the management of the Hiland Companies.

•	Reviewed certain periodic reports including financial statements and other publicly available business and financial information regarding the Hiland Companies.

•	Reviewed the unit price and trading history of the Hiland Companies.

•	Discussed the Hiland Companies’ past and current operations, financial condition and prospects with Mr. Hamm.

•	Considered certain business, financial and other information regarding the Hiland Companies and compared that information with corresponding information for certain other publicly traded partnerships and/or transactions that Wachovia Securities deemed relevant.

•	Performed discounted cash flow analysis based upon financial forecasts and other estimates gathered from public sources and provided by management of the Hiland Companies, and other assumptions discussed with and confirmed as reasonable by the management of the Hiland Companies.

•	Reviewed certain drafts of the Hiland Partners merger agreement.

•	Considered other information, such as financial studies, analyses and investigations, as well as financial, economic and market criteria that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it, including all information, analyses and assumptions relating to accounting, legal and tax matters, and Wachovia Securities did not assume any responsibility for, nor did it independently verify, such information or physically inspect any of the Hiland Companies’ assets. Wachovia Securities relied upon the assurances of the management of the Hiland Companies that they are not aware of any facts or circumstances that would make such information about the Hiland Companies inaccurate or misleading, Wachovia Securities relied upon financial forecasts, as well as estimates, judgments, allocations and assumptions of management of the Hiland Companies regarding the future financial performance of the Hiland Companies furnished to it by the management of the Hiland Companies and was advised by the management of the Hiland Companies and assumed, at Mr. Hamm’s direction, that such financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best then currently available estimates, judgments, allocations and assumptions of the management of the Hiland Companies regarding the future financial performance of the Hiland Companies. Wachovia Securities assumed no responsibility for, and expressed no view as to, any such financial forecasts or the estimates, judgments, allocations or assumptions on which they were based. In developing its financial analysis, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of the assets or liabilities of the Hiland Companies, including any contingent liabilities, nor was Wachovia Securities provided with any such evaluations or appraisals. Unless otherwise stated, Wachovia Securities also assumed that there had been no material changes in the condition (financial or otherwise), results of operations, business or prospects of the Hiland Companies since the date of the last financial statements provided to it. In addition, Wachovia Securities did not consider or analyze the price at which the securities of the Hiland Companies may trade following the announcement of the mergers. Wachovia Securities’ presentations were necessarily based on economic, market and other conditions as in effect on, and information made available to it as of, the date of such presentations. Hence, although subsequent developments may affect the information contained in the presentations Wachovia Securities did not assume any obligation to update, revise or reaffirm the contents of the presentations. At the direction of Mr. Hamm, other than with respect to the presentations dated as of March 13, 2009, March 16, 2009 and March 17, 2009, Wachovia Securities assumed the continuation of all existing contracts with the current customers of the Hiland Companies.

Except as otherwise set forth in this section of “Summary of Analyses of Wachovia Securities”, Mr. Hamm imposed no instructions or limitations on Wachovia Securities with respect to the investigations made or the procedures followed by Wachovia Securities.

Summary of Strategic Alternatives Analysis

The following is a summary of the material strategic alternatives analyses contained in Wachovia Securities’ presentations made on December 18, 2008, January 5, 2009 (dated as of January 5, 2008), January 8, 2009, March 3, 2009, March 13, 2009 and March 16, 2009.

Status Quo.  According to the management of Hiland Partners, Hiland Partners was likely to be in violation of the leverage ratio covenant under the Hiland Operating Credit Agreement as early as June 30, 2009. Wachovia Securities identified the following as potential impacts in the event that Hiland Partners would not change its operations, organizational structure or capital structure: (i) Hiland Partners’ general recovery and continued compliance with its financial covenants under the Hiland Operating Credit Agreement would likely be dependent on a sharp increase in near term commodity prices, (ii) in the absence of such increase in commodity prices, distributions on Hiland Partners’ common units could not be sustainable and capital expenditures would likely be curtailed, (iii) the prospects of a capital raise could be low, and (iv) the potential for a default under the Hiland Operating Credit Agreement could remain high. Wachovia Securities also analyzed a scenario in which Hiland Partners would discontinue growth capital expenditures and a scenario in which Hiland Partners’ would discontinue growth capital expenditures and eliminate distributions. Under both of these scenarios, compliance with Hiland Partners’ financial covenants would still be dependent on a sharp increase in near-term commodity prices.

Renegotiate Hiland Operating Credit Agreement.  Wachovia Securities analyzed a scenario in which Hiland Partners would renegotiate the terms of the Hiland Operating Credit Agreement with the lenders thereunder in an effort to secure relief from certain financial covenants including the leverage ratio covenant. Wachovia Securities identified the following considerations with respect to such a scenario: (i) the ability to maintain Hiland Partners’ asset base and the ability of all unitholders to participate in any future upside generated by those assets, and (ii) the protection of investors from dilution that would occur through alternative financing alternatives. However, given the unsuccessful attempt by Hiland Partners in November 2008 to increase the borrowing base under the Hiland Operating Credit Agreement on acceptable terms and the global financial crisis regarding financial institutions Wachovia Securities also identified the following as potential impacts of such a scenario: (i) there was a strong likelihood of disapproval from banks who were members of the lender group to any such renegotiation of terms, and (ii) given the magnitude of the covenant violation, the terms on which the lenders would be willing to renegotiate the Hiland Operating Credit Agreement were likely to be onerous for Hiland Partners.

Sale of Selected Existing Assets.  Another option analyzed by Wachovia Securities was a sale of selected assets, the proceeds of which would be used to partially repay existing debt under the Hiland Operating Credit Agreement. A sale of selected assets could potentially provide proceeds to Hiland Partners in the near term. However, given the global credit crisis and limited ability of companies to secure acquisition financing and the depressed equity markets, Wachovia Securities identified the following considerations with respect to a sale of selected assets: (i) the existence of a limited universe of potential buyers, and (ii) the anticipation that such buyers would likely seek Hiland Partners’ highest quality assets in any such transaction for a price at the low range of their valuation. This would result in Hiland Partners becoming an entity that could be too small to remain public. Wachovia Securities also analyzed that the benefits of an asset sale would likely be mitigated by the negative impact on the borrowing capacity under Hiland Operating Credit Agreement.

Issuance of Convertible Security.  A further strategic alternative analyzed by Wachovia Securities was the potential issuance of a convertible security by Hiland Partners, the proceeds of which would be used to partially repay existing debt under the Hiland Operating Credit Agreement. If such a transaction could be executed, it could strengthen Hiland Partners’ balance sheet and allow for Hiland Partners’ continued independence compared to a business combination or strategic transaction with Mr. Hamm or a third party. Wachovia Securities identified the following additional considerations with respect to any such transaction: (i) the need for approval of the unitholders of Hiland Partners, (ii) likely significant dilution of ownership and cash distributions to existing unitholders, including Hiland Holdings, upon conversion of the security to common equity, (iii) given the financial condition of Hiland Partners, the existence of a potentially limited universe of investors in such a security, and (iv) significant execution risk as a result of the foregoing.

Issuance of Subordinated Debt.  Wachovia Securities also analyzed a subordinated debt issuance by Hiland Partners, the proceeds of which would be used to partially repay existing debt under the Hiland Operating Credit Agreement. The subordinated debt issuance would take the form of a subordinated loan with a blended coupon paid in cash and in-kind. Such a transaction could enable Hiland Partners to make distributions on common and subordinated units through the end of 2011, and could give unitholders the ability to participate in future prospects of Hiland Partners which could be positive in the event of a recovery by Hiland Partners. A subordinated debt issuance could likely enable Hiland Partners to preserve its independence. Wachovia Securities identified the following additional considerations with respect to any such transaction: (i) such a transaction would require the consent of existing lenders under the Hiland Operating Credit Agreement, including their agreement to modify certain financial covenants, (ii) even though a subordinated debt issuance was not anticipated to result in an immediate dilution of unitholders, it would likely need to be refinanced with new equity, which would lead to significant dilution of ownership and cash distributions to unitholders, including Hiland Holdings, and (iii) given the financial condition of Hiland Partners, there would likely be a potentially limited universe of investors in such a security.

Issuance of New Common Equity.  Wachovia Securities also analyzed the possibility of Hiland Partners issuing new common equity to the public, the proceeds of which would be used to partially repay existing debt under the Hiland Operating Credit Agreement. If such a transaction could be executed, it could strengthen Hiland Partners’ balance sheet and allow for Hiland Partners’ continued independence. Wachovia Securities identified the following as potential impacts of any such transaction: (i) such a transaction would result in dilution of ownership and cash distributions to existing unitholders and would likely require their approval, (ii) issuance of new common equity to the public could permanently impair the value of Hiland Partners’ subordinated units and incentive distribution rights (all of which are owned by Hiland Holdings) by increasing the number of common units that would be entitled to receive minimum quarterly distribution (and arrearages) prior to any distributions on the subordinated units and incentive distribution rights, and (iii) the size of equity transaction required to achieve financial covenant compliance could be challenging given the existing equity market capitalization, float and financial condition of Hiland Partners. As a result of the foregoing and given the high volatility of public equity markets, this alternative possessed significant execution risk.

Merger with Third Party.  Wachovia Securities also analyzed the possibility of merging Hiland Partners with an unaffiliated third party, which could generate synergies and potentially alleviate concerns related to the Hiland Operating Credit Agreement. Such merger transaction could preserve unitholder participation in the event of a future recovery, provide business and financial diversification and mitigate operational and financial risk. Wachovia Securities identified the following as additional considerations with respect to any such transaction: (i) given the financial condition of Hiland Partners, there could be a potentially limited universe of investors, and (ii) any such merger transaction would likely result in the loss of control of the surviving entity by Mr. Hamm, who had indicated that he was interested only in acquiring common units of Hiland Partners and not selling his interest in Hiland Partners.

Rights Offering.  An additional strategic alternative analyzed by Wachovia Securities was a rights offering by Hiland Partners, the proceeds of which would be used to partially repay existing debt under the Hiland Operating Credit Agreement. Under the contemplated rights offering, existing unitholders would be issued rights on a pro rata basis to acquire newly issued common units of Hiland Partners. In addition, Mr. Hamm would act as the standby purchaser in the offering. Existing unitholders who had an interest could maintain their relative percentage ownership of Hiland Partners by exercising their rights to purchase common units issued by Hiland Partners at a discount to the public trading price. Such a transaction could potentially result in a smaller cash outlay from Mr. Hamm compared to a going private alternative. Wachovia Securities identified the following as additional potential impacts of any such transaction: (i) it would not provide liquidity at a premium for investors who were interested in selling their common units, (ii) it would effectively force Hiland Holdings to raise equity to participate in the rights offering in order to avoid dilution of its ownership interest in Hiland Partners, (iii) it would require approval by the unitholders; (iv) given the impaired financial condition of Hiland Partners, the existing unitholders’ participation in a rights offering would likely be limited, (v) any such transaction would increase the aggregate number of units of Hiland Partners and could consequently limit the ability of Hiland Partners to pay its minimum quarterly distribution to its common unitholders, resulting in the obligation to pay arrearages prior to any distributions on the subordinated units and incentive distribution rights could be made and as a result diminishing the value of each of the Hiland Partners common units, subordinated units and incentive distribution rights as well as Hiland Holdings units.

Merger of Hiland Holdings with Hiland Partners.  Wachovia Securities also analyzed a potential merger of Hiland Holdings with and into Hiland Partners to be followed by a rights offering. By merging Hiland

Holdings with and into Hiland Partners, the organizational structure of the Hiland Companies would be simplified and the public company expenses of Hiland Holdings would be eliminated. Wachovia Securities identified the following considerations with respect to any such transaction: (i) any such transaction presented complexity and timing issues, (ii) there could be difficulty valuing Hiland Holdings as a stand alone entity and determining an exchange ratio between each Hiland Partners unit and Hiland Holdings unit, (iii) there would likely be a need to raise substantial equity in the follow-up rights offering which would result in dilution to unitholders of the combined entity and potentially reduce any future distributions to the unitholders of such entity, and (iv) any such transaction would be subject to approval of the unitholders of each of Hiland Partners and Hiland Holdings.

Going Private Transactions.  Wachovia Securities analyzed a potential going private transaction of each of Hiland Partners and Hiland Holdings. Such transactions would potentially provide investors in the Hiland Companies with greater transaction certainty, liquidity at a premium at a time when Hiland Partners’ financial condition was considered to be impaired and Hiland Partners was expected to violate certain of its financial covenants, including the leverage ratio covenant. Wachovia Securities identified the following additional considerations with respect to any such transaction: (i) it would prevent current public unitholders from participating in the future prospects and risks of equity ownership in the Hiland Companies, (ii) the Hiland Companies could operate without the constraints, including costs, of being a public company, retain cash flows (instead of paying quarterly cash distributions) and pursue long-term projects, and (iii) as notified by MidFirst Bank, Mr. Hamm would likely be required to contribute substantial new equity to reduce existing debt of Hiland Partners and negotiate revisions to the Hiland Operating Credit Agreement.

Summary of Financial Analyses

The following is a summary of the material financial analyses contained in Wachovia Securities’ final presentation made to Mr. Hamm on April 16, 2009. The summary of the selected comparable transactions analysis is based in part on information included in Wachovia Securities’ presentation on January 5, 2009 (dated as of January 5, 2008), which was referenced in summary format and updated in Wachovia Securities’ final presentation made to Mr. Hamm on April 16, 2009. Management of the Hiland Companies provided Wachovia Securities financial projections to assist Wachovia Securities in performing its financial analysis. These financial projections consisted of management’s estimates with respect to the Hiland Companies’ future financial performance for the years 2009 through 2013 based on numerous assumptions made by management of the Hiland Companies, which are described in more detail under the heading “Projected Financial Information,” below.

Selected Comparable Transactions Analysis.  For reference purposes only, using publicly available information, including research analysts’ estimates and public filings, Wachovia Securities reviewed the following six selected transactions involving midstream MLPs announced during 2008:

Announcement Date	Acquiror	Seller

• December 8, 2008	Duncan Energy Partners, L.P.	Enterprise Products Partners, L.P.
• November 11, 2008	Western Gas Partners, LP	Anadarko Petroleum Corporation
• September 17, 2008	El Paso Pipeline Partners, L.P.	El Paso Corporation
• September 16, 2008	Eagle Rock Energy Partners, L.P.	Millennium Midstream Partners, L.P.
• August 28, 2008	Kinder Morgan Energy Partners, L.P.	Knight Inc.
• April 30, 2008	Sunoco Logistics Partners L.P.	Mobil Pipe Line Company

Wachovia Securities reviewed, among other things, the aggregate consideration paid to sellers in the selected transactions as a multiple of estimated 2009 EBITDA. Wachovia Securities then applied a range of estimated 2009 EBITDA multiples of 7.0x to 9.0x derived from the selected transactions, to management’s March 31, 2009 estimates of Hiland Partners’ 2009 projected EBITDA of $41.1 million. Financial data for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Financial data for Hiland Partners consisted of management’s estimates. This analysis resulted in the following implied per unit equity reference ranges for Hiland Partners as of April 16, 2009:

Implied Hiland Partners Common Unit Equity Reference Range

Common and Subordinated Units — aggregate	$1.71 - $10.34
Common Units — only	$2.52 - $15.21

Based on the number of Hiland Partners common and subordinated units owned by Hiland Holdings, Wachovia Securities derived the following implied per unit equity reference ranges for Hiland Holdings, as compared to the $2.49 closing price for Hiland Holdings common units as of April 14, 2009:

Implied Hiland Holdings Common Unit Equity Reference Range

Common and Subordinated Units — aggregate	$0.44 - $2.67
Common Units — only	$0.29 - $1.77

Comparable Partnership Analysis.  Using publicly available information, including research analysts’ estimates and public filings, Wachovia Securities reviewed and compared specific financial, operating and equity market data relating to Hiland Partners with that of the following selected publicly traded gas gathering and processing MLPs that Wachovia Securities deemed comparable to Hiland Partners:

Comparable Midstream Companies and Partnerships

• Atlas Pipeline Partners, L.P.	• MarkWest Energy Partners, L.P.
• Copano Energy, L.L.C.	• Quicksilver Gas Services LP
• Crosstex Energy, L.P.	• Regency Energy Partners LP
• DCP Midstream Partners, LP	• Targa Resources Partners LP
• Eagle Rock Energy Partners,L.P.	• Western Gas Partners, LP
• Exterran Partners, L.P.	• Williams Partners L.P.

For each of the partnerships listed above, Wachovia Securities analyzed valuation multiples, including (i) distributable cash flow (defined as net income plus depreciation and amortization and other non-cash items less maintenance capital expenditures) for the calendar years ending December 31, 2009 and 2010 divided by total current distributions; (ii) implied firm value (defined as common and subordinated units multiplied by the market price of common units) divided by adjusted EBITDA (defined as earnings before interest, tax, depreciation and amortization less distributions to the general partner) estimates (based on First Call consensus estimates) for the calendar years ending December 31, 2009 and 2010; and (iii) net debt (based on First Call consensus estimates) divided by EBITDA estimates (based on First Call consensus estimates) for the calendar year ending December 31, 2009. The analysis was compiled using publicly available information, including closing equity market data as of April 14, 2009 and First Call consensus estimates for EBITDA for the comparable partnerships and both publicly available information and management’s March 31, 2009 estimates of Hiland Partners’ projected EBITDA and net debt. The following table presents the results of this analysis with respect to the comparable partnerships selected by Wachovia Securities:

	Distributable Cash Flow /		Implied Firm Value /		Net Debt /
	Total Distributions		Adjusted EBITDA		EBITDA
Comparable Partnerships	2009E	2010E	2009E	2010E	2009E

Mean	1.1x	1.5x	8.2x	7.0x	4.4x
Median	1.1x	1.4x	8.2x	7.0x	4.2x

The following table presents the results of this analysis with respect to Hiland Partners:

	Distributable Cash Flow /		Implied Firm Value /		Net Debt /
	Total Distributions		Adjusted EBITDA		EBITDA
Hiland Partners	2009E	2010E	2009E	2010E	2009E

First Call consensus estimates	1.1x	2.0x	7.2x	5.6x	5.5x
Management projections	NA	NA	8.4x	7.8x	6.6x

Discounted Cash Flow Analysis.  Wachovia Securities performed a discounted cash flow analysis of Hiland Partners using management’s March 31, 2009 estimates of Hiland Partners’ 2009 through 2013 projected EBITDA. In conducting this analysis, Wachovia Securities arrived at the discounted cash flow by adding the projected unlevered free cash flows calculated by subtracting working capital usage, maintenance capital expenditures, expansion capital expenditures and other long-term liabilities from projected EBITDA for Hiland Partners and a terminal value calculated as a 9.0x multiple of 2013 projected EBITDA. The projections were accepted without any adjustment for risks or circumstances that might cause actual results to vary from them. The projected free cash flows and implied terminal value indications were discounted using a rate of 20% to arrive at the estimated present enterprise value for Hiland Partners as of April 16, 2009. From this enterprise value, Wachovia Securities derived an implied per unit value for both Hiland Partners’ common and subordinated units aggregated together and Hiland Partners’ common units as a separate class. The following table presents the results of this analysis:

Implied Equity Value Per Unit Based Upon Discounted Cash Flow Analysis
(assuming 9.0x exit multiple and 20% discount rate)

Common and Subordinated Units — aggregate	$3.21
Common Units — only	$4.73

Wachovia Securities also performed a sensitivity analysis of the discounted cash flow analysis using discount rates ranging between 10% and 25% and multiples of 2013 projected EBITDA ranging between 7.0x and 11.0x. This resulted in implied per unit values for Hiland Partners’ common and subordinated units aggregated together ranging between $22.67 and minus $5.72 and for Hiland Partners’ common units as a separate class ranging between $33.37 and minus $8.42.

EBITDA Analysis.  Wachovia Securities compared management’s January 16, 2009 and March 31, 2009 estimates of Hiland Partners’ 2009 to 2013 projected EBITDA. The differences in projected EBITDA and the decrease in the implied terminal value calculated as a 9.0x multiple of the difference in 2013 projected EBITDA were discounted at a rate of 20% which resulted in a present value total decrease of $14.5 million from the January 16, 2009 projections. This analysis implied a total decrease per Hiland Partners unit of $1.52, including common units, subordinated units and general partner interest. Based on the number of Hiland Partners common units owned by Hiland Holdings, Wachovia Securities derived an implied total decrease per Hiland Holdings common unit of $0.39.

Liquidation Analysis.  Wachovia Securities utilized March 31, 2009 management estimates of Hiland Partners’ EBITDA for the calendar year ending December 31, 2009 to evaluate an estimated liquidation value per Hiland Partners common unit and Hiland Holdings common unit. Assuming a range of multiples of total enterprise value over projected EBITDA from 6.0x to 8.5x, Wachovia Securities arrived at a range of implied liquidation prices for Hiland Partners of between $246.9 million and $349.7 million. Wachovia Securities then reduced the implied liquidation prices by management projections of Hiland Partners net debt of $272.3 million as of June 30, 2009. This analysis resulted in a range of implied Hiland Partners liquidation value ranging between $11.94 and minus $3.93 per common unit. Based on the number of Hiland Partners common units owned by Hiland Holdings, Wachovia Securities derived a range of implied Hiland Holdings liquidation value ranging between $1.39 and minus $0.46 per common unit.

Purchase Price Analysis.  Based on publicly available information and March 31, 2009 management estimates of Hiland Partners’ EBITDA for the calendar years ending December 31, 2009 and December 31,

2010, and assuming a unit price of $7.78 per Hiland Partners common unit and $2.49 per Hiland Holdings common unit, Wachovia Securities calculated the total implied enterprise value at $357 million. Wachovia Securities then divided the total implied enterprise value by EBITDA or projected EBITDA, as applicable, for the last twelve months and the calendar years ending December 31, 2008, December 31, 2009 and December 31, 2010 and obtained multiples of 5.2x, 5.3x, 8.6x and 7.8x, respectively. Wachovia Securities then performed a sensitivity analysis of these multiples based on unit prices ranging between $5.00 and $9.50 per Hiland Partners common unit and between $1.50 and $3.20 per Hiland Holdings common unit. This analysis resulted in total enterprise value over EBITDA multiples ranging between 7.8x and 9.1x based on estimates of Hiland Partners’ EBITDA for the calendar year ending December 31, 2009 and total enterprise value over EBITDA multiples ranging between 7.1x and 8.3x based on estimates of Hiland Partners’ EBITDA for the calendar year ending December 31, 2010.

Miscellaneous.  In performing its analysis Wachovia Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Hiland Companies or Mr. Hamm. The estimates of the future performance of the Hiland Companies provided by the management of the Hiland Companies in or underlying Wachovia Securities’ analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by Wachovia Securities’ analyses. These analyses were prepared solely as part of the preparation of presentations to Mr. Hamm. The estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Wachovia Securities’ view of the actual value of the Hiland Companies. Therefore neither the Hiland Companies nor Wachovia Securities nor any other person assumes any responsibility if future results are materially different from those estimated or indicated.

No partnership, transaction or business utilized in the analyses conducted by Wachovia Securities is identical or directly comparable to the Hiland Companies or the mergers. Therefore, a purely quantitative comparable transactions analysis, comparable partnership analysis or other quantitative analyses would not be dispositive in the context of the Hiland Partners and Hiland Holdings mergers, and an appropriate use of such analyses involves qualitative judgments concerning the differences between the characteristics of the various partnerships, transactions or businesses and the Hiland Partners and Hiland Holdings mergers that would affect the value of the selected partnerships, transactions, businesses and Hiland Partners and Hiland Holdings.

The decision to enter into the merger agreements was solely that of Mr. Hamm and the other parties to each such merger agreement respectively. The type and the amount of consideration payable in the mergers were determined through negotiations between Mr. Hamm and each of the conflicts committees, and were not determined or recommended by Wachovia Securities.

Mr. Hamm selected Wachovia Securities as his financial advisor because it is an internationally recognized investment banking firm which regularly provides investment banking and other financial advisory services in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements, its familiarity with the Hiland Companies and their business, and after meeting with two other investment banking firms and considering their respective experience in the field, preliminary views and fee proposals.

Pursuant to the terms of Wachovia Securities’ engagement letter, Mr. Hamm has agreed to pay Wachovia Securities customary fees for advisory services in relation to the acquisition of the Hiland Companies by Mr. Hamm and certain of his affiliates. In addition, Mr. Hamm has agreed to reimburse Wachovia Securities for reasonable travel and other out-of-pocket expenses incurred in connection with Wachovia Securities’ engagement including certain fees of outside counsel and to indemnify Wachovia Securities, its affiliates and certain other related parties for certain liabilities that may arise out of Wachovia Securities’ engagement by Mr. Hamm.

Wachovia Securities is an affiliate of Wells Fargo & Company, which through its subsidiaries and affiliates provides a full range of investment and commercial banking advice and services, including financial advisory services; securities underwritings and placements; securities sales and trading; brokerage advice and services; and commercial loans. In that regard, Wachovia Securities and/or its affiliates have in the past provided, currently are providing and may in the future provide, investment and commercial banking advice and financial advisory and financing or other services to, and otherwise seek to expand or maintain its business and commercial relationships, with Hiland Partners, the general partner of Hiland Partners, Hiland Holdings, the general partner of Hiland Holdings, Mr. Hamm, Parent and/or certain of their respective affiliates, for which Wachovia Securities and its affiliates have received and would expect to receive customary compensation. In particular, these services include, among other things, Wachovia Bank, National Association, and Wells Fargo Bank, N.A., each an affiliate of Wachovia Securities that participated in Hiland Partners’ $300 million senior secured credit facility. In the ordinary course of business, Wachovia Securities or its affiliates may actively trade or hold securities or other financial instruments including loans of Mr. Hamm, Hiland Partners and Hiland Holdings as applicable and certain of their respective affiliates for their own account or for the account of their customers, and accordingly they may at any time hold long or short positions in these securities or financial instruments.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary of Wells Fargo & Company.

Projected Financial Information

As part of their annual financial planning process, the Hiland Companies prepare a budget for their upcoming fiscal year and a projection of operating and financial results for the five-year period beginning with that upcoming fiscal year. While the Hiland Companies do release annual guidance from time to time, they do not, as a matter of course, publicly disclose their full financial projections. Harold Hamm, however, as the controlling equity holder and chairman of the Board of Directors of each of the Hiland Companies, generally has access to these projections.

In connection with their consideration of the January 15 Proposal, each of the Conflicts Committees and their respective financial advisors received certain projected financial information, which management regularly updated to include the most recently available information on drilling activity and then-current forward commodity pricing. In some cases the projections also included sensitivity analyses illustrating how certain of the projections would change based on varying assumptions for (i) future crude oil prices, (ii) future natural gas prices, and (iii) the future correlation between crude oil and NGL prices based on three-, six-, 12- and 24-month historical correlations.

Management first provided projections to the Conflicts Committees on February 13, 2009, in connection with management’s initial presentation to the Conflicts Committees and their advisors. A summary of management’s assumptions and projections follows. These assumptions and projections were also made available to Harold Hamm.

Summary Projected Financial Data for Hiland Partners
(Provided on February 13, 2009)

	2009	2010	2011	2012	2013

Financial Data:
Commodity Pricing — Forward Pricing as of 1/16/09
Assumed NYMEX Gas Price(1)	$5.38	$6.70	$7.12	$7.27	$7.29
Assumed NYMEX Crude Oil Price	$51.72	$62.49	$67.10	$70.49	$72.50
OPIS Conway NGL Simple Average(2)	$0.7475	$0.8028	$1.0131	$1.0644	$1.0947
OPIS Mont Belvieu NGL Simple Average(2)	$0.7853	$0.8531	$1.0411	$1.0937	$1.1248
Inlet natural gas volumes (Mcf/d)	291,139	290,387	291,617	291,374	291,155
EBITDA ($ in millions)(3)	$44.4	$50.2	$51.6	$54.1	$55.1
Maintenance capital expenditures ($ in millions)	$7.6	$8.5	$8.5	$8.5	$8.5
Growth capital expenditures ($ in millions)	$18.5	$21.5	$21.5	$21.5	$21.5

(1)	In determining projected EBITDA for 2009 and 2010, management used then-current estimated forward quotes for natural gas pipeline basis differentials. In determining projected EBITDA for 2011 through 2013, natural gas basis differentials were based on their historical percentage of the NYMEX price.

(2)	NGL prices were based on forward quotes for 2009 and 2010 and the trailing 12-month historical correlations to crude oil as of December 31, 2008 for 2011 through 2013.

(3)	“EBITDA,” a Non-GAAP financial measure, is defined as net income (loss) plus interest expense, provisions for income taxes, and depreciation, amortization and accretion expense. Please see “Non-GAAP Financial Measures.”

Management also included in its projections a calculation of the leverage ratio under the Hiland Operating Credit Agreement based upon the projected financial information. Management’s calculations showed that, assuming no distributions were made to Hiland Partners’ unitholders, Hiland Partners’ leverage ratio would be 4.98x at the end of the second quarter of 2009, 5.68x at the end of the third quarter of 2009 and 5.81x at the end of the fourth quarter of 2009, all in excess of the then maximum permissible leverage ratio of 4.0x under the Hiland Operating Credit Agreement. The projected leverage ratios were also in excess of the maximum permissible leverage ratio of 4.75x that would be in effect upon the “step-up” of the leverage ratio that management anticipated electing pursuant to the provisions of the Hiland Operating Credit Agreement at the end of the first quarter. The leverage ratio would be required to be stepped back down to 4.0x at the end of the fourth quarter of 2009. Based on these projections, management estimated that at least $80 million of equity would need to be infused into Hiland Partners by December 31, 2009 to be in compliance with the leverage ratio covenant.

At the same meeting, management provided sensitivity analyses illustrating how certain of the projections, including the EBITDA projections, would change based on assumptions for (i) future NYMEX crude oil prices ranging from $40 to $60 per barrel, (ii) future NYMEX natural gas prices ranging from $4.00 to $7.50 per MMBtu, and (iii) the future correlation between NYMEX crude oil and NGL prices based on three-, six-, 12- and 24-month historical correlations.

A summary of the sensitivity analyses management provided on February 13, 2009 regarding 2009 EBITDA is shown below.

2009 ESTIMATED EBITDA
(Provided on February 13, 2009)
($ in million)

Assumed NYMEX	Assumed NYMEX Gas Price			Historical NGL/Crude
Crude Oil Price	$4.00	$6.00	$7.50	Price Correlation

	$51.5	$48.1	$46.7	3-month
	$53.8	$50.4	$47.8	6-month
$60.00	$56.8	$53.3	$50.7	12-month
	$61.9	$58.4	$55.9	24-month

	$42.0	$38.5	$38.7	3-month
	$43.9	$40.4	$39.7	6-month
$50.00	$46.3	$42.9	$40.7	12-month
	$50.6	$47.2	$44.6	24-month

	$32.6	$31.4	$30.7	3-month
	$34.0	$31.8	$31.3	6-month
$40.00	$35.9	$32.5	$32.8	12-month
	$39.3	$35.9	$35.4	24-month

Management provided updates to the projections to each of the Conflicts Committees and their respective advisors and to Mr. Hamm’s advisors on February 23, April 1, April 28 and May 28. Management did not provide sensitivities analyses in connection with the updated projections.

The projections provided to each Conflicts Committee on April 1, 2009, are summarized below.

Summary Projected Financial Data for Hiland Partners
(Provided on April 1, 2009)

	2009	2010	2011	2012	2013

Financial Data:
Commodity Pricing — Forward Pricing as of 3/31/09
Assumed NYMEX Gas Price(1)	$4.44	$5.92	$6.68	$6.84	$7.00
Assumed NYMEX Crude Oil Price	$50.72	$62.69	$67.71	$70.13	$72.17
OPIS Conway NGL Simple Average(2)	$0.7301	$0.7691	$1.0224	$1.0589	$1.0897
OPIS Mont Belvieu NGL Simple Average(2)	$0.7730	$0.8206	$1.0505	$1.0881	$1.1197
Inlet natural gas volumes (Mcf/d)	280,423	279,333	278,681	278,325	277,995
EBITDA ($ in millions)	$41.1	$44.6	$46.4	$50.4	$54.6
Maintenance capital expenditures ($ in millions)	$6.7	$8.6	$9.0	$9.3	$9.7
Growth capital expenditures ($ in millions)	$21.2	$21.4	$21.0	$20.7	$20.3

(1)	In determining projected EBITDA for 2009 and 2010, management used then-current estimated forward quotes for natural gas pipeline basis differentials. In determining projected EBITDA for 2011 through 2013, natural gas basis differentials were based on their historical percentage of the NYMEX price.

(2)	NGL prices were based on forward quotes for 2009 and 2010 and the trailing 12-month historical correlations to crude oil as of December 31, 2008 for 2011 through 2013.

Management also included in its projections a calculation of the leverage ratio under the Hiland Operating Credit Agreement based upon the updated projected financial information. Management’s calculations showed that, assuming no distributions were made to Hiland Partners’ unitholders, Hiland Partners’ leverage ratio would be 5.21x at the end of the second quarter of 2009, 6.07x at the end of the third quarter of 2009 and 6.30x at the end of the fourth quarter of 2009, all in excess of the then maximum permissible leverage ratio of 4.0x under the Hiland Operating Credit Agreement. The projected leverage ratios were also in excess of the maximum permissible leverage ratio of 4.75x that would be in effect upon the “step-up” of the leverage ratio that management elected pursuant to the provisions of the Hiland Operating Credit Agreement at the end of the first quarter. The leverage ratio would be required to be stepped back down to 4.0x at the end of the fourth quarter of 2009. Based on these updated projections, management estimated that at least $95 million of equity would need to be infused into Hiland Partners by December 31, 2009 to be in compliance with the leverage ratio covenant.

The projections provided to each Conflicts Committee on May 28, 2009, which Jefferies & Company and Barclays each draw on in their fairness opinions, are summarized below.

Summary Projected Financial Data for Hiland Partners
(Provided on May 28, 2009)

	2009	2010	2011	2012	2013

Financial Data:
Commodity Pricing — Forward Pricing as of 5/28/09
Assumed NYMEX Gas Price(1)	$4.31	$6.20	$7.06	$7.35	$7.44
Assumed NYMEX Crude Oil Price	$55.90	$70.00	$72.95	$75.16	$76.43
OPIS Conway NGL Simple Average(2)	$0.7646	$0.8419	$1.0824	$1.1151	$1.1340
OPIS Mont Belvieu NGL Simple Average(2)	$0.8487	$0.9494	$1.1491	$1.1839	$1.2039
Inlet natural gas volumes (Mcf/d)	271,076	262,296	262,353	261,915	261,506
EBITDA ($ in millions)	$44.9	$48.0	$47.9	$50.6	$53.9
Maintenance capital expenditures ($ in millions)	$6.8	$8.6	$9.0	$9.3	$9.7
Growth capital expenditures ($ in millions)	$20.9	$21.4	$21.0	$20.7	$20.3

(1)	In determining projected EBITDA for 2009 and 2010, management used then-current estimated forward quotes for natural gas pipeline basis differentials. In determining projected EBITDA for 2011 through 2013, natural gas basis differentials were based on their historical percentage of the NYMEX price.

(2)	NGL prices were based on forward quotes for 2009 and 2010 and the trailing 12-month historical correlations to crude oil as of April 30, 2009 for 2011 through 2013.

As with the previous projections, management also included in its projections a calculation of the leverage ratio under the Hiland Operating Credit Agreement based upon the updated projected financial information. Management’s calculations showed that, assuming no distributions were made to Hiland Partners’ unitholders, Hiland Partners’ leverage ratio would be 5.06x at the end of the second quarter of 2009, 5.73x at the end of the third quarter of 2009 and 5.82x at the end of the fourth quarter of 2009, all in excess of the then maximum permissible leverage ratio of 4.0x under the Hiland Operating Credit Agreement. The projected leverage ratios were also in excess of the maximum permissible leverage ratio of 4.75x that would be in effect upon the “step-up” of the leverage ratio that management elected pursuant to the provisions of the Hiland Operating Credit Agreement at the end of the first quarter. The leverage ratio would be required to by stepped back down to 4.0x at the end of the fourth quarter of 2009. Based on these updated projections, management estimated that at least $82 million of equity would need to be infused into Hiland Partners by December 31, 2009 to be in compliance with the leverage ratio covenant.

Projections of this type are based on estimates and assumptions that are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Hiland Companies’ control. They are, in general, prepared solely for internal use in assessing strategic direction, related capital and resource needs and allocations and other management decisions.

Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. Consequently, there can be no assurance that the underlying assumptions will prove to be accurate, that the projected results will be realized or that actual results will not be significantly different than projected. These projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The summary projected financial data set forth above is included in this joint proxy statement only because such projected financial information was provided to the Conflicts Committees and, through Harold Hamm, to the Hamm Continuing Investors and their financial advisors. The merger agreements include no representations by either of the Hiland Companies, their management or the Hamm Continuing Investors as to this projected financial information. In light of the uncertainties inherent in projections of this type, neither the Hiland Companies nor the Hamm Continuing Investors or any other person has expressed any opinion or assurance on this information or its achievability. None of the projections reflect any impact of the mergers.

The Hiland Companies’ independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial projections presented herein and, accordingly, does not express an opinion or any other form of assurance on them.

In addition to the assumptions regarding inlet natural gas volumes, commodity prices and capital expenditures summarized above, management’s projections are subject to a number of additional important assumptions, certain of which include:

•	Hiland Partners’ then current commodity hedge portfolio, with anticipated hedge income being calculated based on the assumed commodity pricing;

•	Hiland Partners’ then current contract portfolio by gathering system;

•	Operating and general and administrative expenses are escalated at 2.5% annually;

•	Budgeted growth and maintenance capital expenditures for 2009, including the construction of the North Dakota Bakken natural gas gathering system, which was placed in-service in the second quarter of 2009;

•	Unidentified growth capital expenditures in years 2010 through 2013 with an EBITDA contribution based on a six times multiple. This EBITDA is realized one year following the incurrence of the unidentified growth capital expenditure;

•	Increasing maintenance capital expenditures in years 2010 through 2013 to reflect a larger asset base;

•	The loss of the Badlands Gathering System cost recovery fee in early 2011 due to cumulative throughput volumes on the Badlands system being greater than 36 Bcf, which is in accordance with the contract governing the Badlands Gathering System;

•	No non-cash realized gain or loss on derivatives or non-cash unit based compensation expenses during the projection periods; and

•	No distributions paid to Hiland Partners unitholders throughout the forecast period.

Recent Developments

Commodity Price Update

From May 28 through June 23, 2009, crude oil and NGL prices increased, with the prompt month NYMEX crude oil price closing at $69.24 per barrel on June 23, 2009, an increase of $4.16, or 6%, from May 28, 2009 and the OPIS Conway NGL simple average price reaching $0.94 per gallon on June 23, 2009, an increase of $0.13, or 16%, from May 28, 2009. Accordingly, the combination of increasing NGL prices and slightly declining natural gas prices during this time period caused the fractionation spread to increase.

Hedge Transactions

On June 26, 2009, Hiland Partners executed a series of hedging transactions that enhances Hiland Partners’ 2009 cash flows and current liquidity position. These hedge transactions involved the unwinding of a portion of net “in-the-money” natural gas swaps, and the entering into new 2010 Colorado Interstate Gas (“CIG”) natural gas swaps. Hiland Partners received net proceeds of approximately $3.2 million from the unwinding of the net “in-the-money” positions, which was used to reduce indebtedness under the Hiland Operating Credit Agreement.

With the execution of these transactions, which will result in an increase in Hiland Partners’ EBITDA for the twelve months ending June 30, 2009 and a reduction in outstanding debt as of June 30, 2009, together with the recent improvement in NGLs prices, Hiland Partners expects to be in compliance with the leverage ratio contained in the Hiland Operating Credit Agreement as of June 30, 2009. If commodity prices do not significantly improve above the current forward prices for the third quarter of 2009, Hiland Partners could be in violation of the leverage ratio covenant contained in the Hiland Operating Credit Agreement as early as September 30, 2009 unless the ratio is amended, Hiland Partners receives an infusion of equity capital, Hiland Partners’ debt is restructured or Hiland Partners is able to monetize additional “in-the-money” hedge positions.

The tables below detail the net impact of the hedge transactions to Hiland Partners’ hedge portfolio:

Before June 2009 Hedging Transactions:

		Net
		Average
		Fixed
	Volume	Price
Description and Production Period	(MMBtus)	(per MMBtu)

CIG Natural Gas — Sold Fixed for Floating Price Swaps:
July 2009 — December 2009	1,068,000	$7.30
January 2010 — December 2010	2,136,000	$8.31

After June 2009 Hedging Transactions:

		Net
		Average
		Fixed
	Volume	Price
Description and Production Period	(MMBtus)	(per MMBtu)

CIG Natural Gas — Sold Fixed for Floating Price Swaps:
July 2009 — December 2009	1,068,000	$7.30
January 2010 — December 2010	2,136,000	$6.73

Effects of the Mergers

Private Ownership

If each of the merger agreements and mergers are approved by the respective Hiland Company public unitholders and the other conditions to the closing of each merger are either satisfied or waived, HLND Merger Sub will be merged with and into Hiland Partners with Hiland Partners continuing as the surviving entity and HPGP Merger Sub will be merged with and into Hiland Holdings with Hiland Holdings continuing as the surviving entity. As a result of the mergers, Hiland Partners and Hiland Holdings, as the surviving entities, will be privately owned by the Hamm Continuing Investors. For a table summarizing the equity ownership of each surviving entity following the merger, see “— Interests of Certain Persons in the Merger.”

As a result of the mergers, Hiland Partners and Hiland Holdings will be privately-owned companies and there will be no public market for their common units. Upon the completion of the mergers, the common units of Hiland Partners and Hiland Holdings will be delisted from the NASDAQ Global Select Market. In addition, the registration of the common units of Hiland Partners and Hiland Holdings under Section 12 of the Exchange Act will be terminated. The Hiland Companies will continue to file periodic reports with the SEC to the extent required by the agreements governing the respective company’s indebtedness or applicable law.

Directors and Management of Each Surviving Entity

It is currently contemplated that the Hiland Partners Board of Directors and Hiland Holdings Board of Directors will consist of Harold Hamm, Joseph L. Griffin, Matthew S. Harrison and, likely, other individuals who have not yet been identified.

It is further contemplated that the officers of Hiland Partners and Hiland Holdings immediately prior to the effective time of the Hiland Partners and Hiland Holdings mergers will be the initial officers of the surviving entities.

The partnership agreement of each of Hiland Partners and Hiland Holdings will be the partnership agreement of the respective surviving entity following the merger, in each case, until such time as the partnership agreement is amended.

Primary Benefits and Detriments of the Mergers

Benefits and Detriments to Hiland Partners Common Unitholders

The primary benefits of the mergers to common unitholders of Hiland Partners that will not have a continuing interest in Hiland Partners following the Hiland Partners merger include the following:

•	The receipt by such common unitholders of $7.75 per common unit in cash, representing a 35.0% premium over the closing market price of Hiland Partners common units on June 1, 2009, the day of the announcement of the execution of the Hiland Partners merger agreement.

•	The avoidance of the risk associated with any possible decrease in the future revenues and free cash flow, growth or value of Hiland Partners following the Hiland Partners merger.

•	The avoidance of the risk associated with any possible breach of the financial ratios under the Hiland Operating Credit Agreement.

The primary detriments of the Hiland Partners merger to common unitholders of Hiland Partners that will not have a continuing interest in Hiland Partners following the Hiland Partners merger include the following:

•	Such common unitholders will cease to have an interest in Hiland Partners and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of Hiland Partners or payment of distributions on Hiland Partners common units, if any.

•	In general, the receipt of cash pursuant to the Hiland Partners merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. As a result, a Hiland Partners common unitholder that receives cash in exchange for such common unitholder’s common units in the Hiland Partners merger generally will be required to recognize taxable income, gain or loss as a result of the Hiland Partners merger for U.S. federal income tax purposes. Moreover, because a portion (which will likely be substantial) of a common unitholder’s gain or loss will be separately computed and taxed as ordinary income, a common unitholder may recognize both ordinary income and a capital loss as a result of the Hiland Partners merger.

Benefits and Detriments to Hiland Holdings Common Unitholders

The primary benefits of the mergers to common unitholders of Hiland Holdings that will not have a continuing interest in Hiland Holdings following the Hiland Holdings merger include the following:

•	The receipt by such common unitholders of $2.40 per common unit in cash, representing a 28.3% premium over the closing market price of Hiland Holdings common units on June 1, 2009, the day of the announcement of the execution of the Hiland Holdings merger agreement.

•	The avoidance of the risk associated with any possible decrease in the future revenues and free cash flow, growth or value of Hiland Holdings following the Hiland Holdings merger.

•	The avoidance of the risk associated with any possible Hiland Partners breach of the financial ratios under the Hiland Operating Credit Agreement.

The primary detriments of the Hiland Holdings merger to common unitholders of Hiland Holdings that will not have a continuing interest in Hiland Holdings following the Hiland Holdings merger include the following:

•	Such unitholders will cease to have an interest in Hiland Holdings and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of Hiland Holdings or payment of distributions on Hiland Holdings common units, if any.

•	In general, the receipt of cash pursuant to the Hiland Holdings merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. As a result, a Hiland Holdings common unitholder that receives cash in exchange for such common unitholder’s common units in the Hiland Holdings merger generally will be required to recognize taxable income, gain or loss as a result of the Hiland Holdings merger for U.S. federal income tax purposes. Moreover, because a portion (which will likely be substantial) of a common unitholder’s gain or loss will be separately computed and taxed as ordinary income, a common unitholder may recognize both ordinary income and a capital loss as a result of the Hiland Holdings merger.

Benefits and Detriments to the Combined Schedule 13E-3 Filing Persons

The primary benefits of the mergers to the Combined Schedule 13E-3 Filing Persons include the following:

•	If the Hiland Companies successfully execute their business strategies, the value of their equity investment could increase because of possible increases in future revenues and cash flow, increases in underlying value of the Hiland Companies or the payment of distributions, if any, that would accrue to the Combined Schedule 13E-3 Filing Persons and the Hamm Family trusts.

•	The Hiland Companies will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as publicly-traded companies, the Hiland Companies currently face public unitholder and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long-term lead to a maximization of their equity value.

•	The Hiland Companies will have more flexibility to change their capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The directors, officers and beneficial owners of more than 10% of the common units of the respective Hiland Companies will be relieved of the reporting requirements and liability for short-swing profit recovery under Section 16 of the Exchange Act.

•	The Combined Schedule 13E-3 Filing Persons and the Hamm Family Trusts, as the owners of the Hiland Companies, will become the beneficiaries of the savings associated with the reduced filing requirements for the Hiland Companies, which are expected by the Hamm Continuing Investors to be approximately $1 million per year.

The primary detriments of the mergers to the Combined Schedule 13E-3 Filing Persons include the following:

•	The mergers are being undertaken during a time of significant market and industry turmoil, and all of the risk of any possible decrease in the revenues and cash flow, growth or value of the Hiland Companies following the mergers will be borne by the Combined Schedule 13E-3 Filing Persons and the Hamm Family trusts.

•	Following the mergers, there will be no trading market for, and substantial restrictions on the transfer of, the equity securities of Hiland Partners and Hiland Holdings, as the surviving entities.

•	Hiland Partners is highly leveraged and following the mergers, all risk of default under the Hiland Operating Credit Agreement will be borne by the Combined Schedule 13E-3 Filing Persons and the Hamm Family trusts, and a capital infusion may be required by Mr. Hamm in connection with renegotiating the Hiland Operating Credit Agreement, upon which the Hiland Companies will remain substantially dependent as a source of liquidity.

Interests of Certain Persons in the Mergers

In considering the recommendations of the Board of Directors and Conflicts Committee of either Hiland Company, unitholders of such Hiland Company should be aware that certain officers and directors of the Hiland Companies have interests in the mergers that are different from the interests of the Hiland Partners and Hiland Holdings public unitholders, which are summarized below.

The members of the Board of Directors and Conflicts Committee of each Hiland Company were aware of such interests in the proposed transactions when deciding to approve either the Hiland Partners merger or the Hiland Holdings merger, as was each Conflicts Committee when deciding to recommend such approval. For more information, please see “— Background of the Mergers,” “— Recommendations of the Hiland Partners Conflicts Committee and Hiland Partners Board of Directors; Reasons for Recommending Approval of the Merger” and “— Recommendations of the Hiland Holdings Conflicts Committee and Hiland Holdings Board of Directors; Reasons for Recommending Approval of the Merger.”

Hiland Partners Merger

Harold Hamm and the other Hamm Continuing Investors

In connection with the Hiland Partners merger agreement, Harold Hamm, Hiland Partners’ Chairman, entered into the Hiland Partners commitment letter pursuant to which Mr. Hamm agreed to contribute $32.0 million in cash to Parent to fund the Hiland Partners merger consideration and estimated expenses, less the amount of cash, if any, contributed by the Hamm family trusts to Parent or HLND Merger Sub. The foregoing summary of the Hiland Partners commitment letter does not purport to be complete and is qualified in its entirety by reference to the copy of such commitment letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with Hiland Partners merger and incorporated herein by reference.

Parent, a wholly-owned subsidiary of Mr. Hamm, and HLND Merger Sub also entered into the Hiland Partners support agreement with Hiland Holdings, the general partner of Hiland Holdings, Hiland Partners and the general partner of Hiland Partners whereby Hiland Holdings and its general partner agreed to (i) maintain the ownership of its 2,321,471 common units and 3,060,000 subordinated units of Hiland Partners, which represent approximately 37.0% and 100.0% of their respective classes outstanding, (ii) vote its common units and subordinated units in favor of the approval of the Hiland Partners merger agreement and the Hiland Partners merger, and (iii) grant an irrevocable proxy to Parent for the purpose of voting in favor of the Hiland Partners merger agreement and the Hiland Partners merger as described above. Based on the cash purchase price of $7.75 per common unit, the aggregate value of the continued holding of the Hiland Partners common units by Hiland Holdings is approximately $18.0 million. The foregoing summary of the Hiland Partners support agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Hiland Partners merger and incorporated herein by reference.

Pursuant to the terms of the Hiland Partners partnership agreement, any proposed merger, including the Hiland Partners merger, must first be consented to by the general partner of Hiland Partners before being submitted to a vote of the limited partners of Hiland Partners. Because Hiland Holdings owns a controlling membership interest in the general partner of Hiland Partners, its consent was required before the Hiland Partners merger agreement and the Hiland Partners merger could be submitted to a vote of the unitholders of Hiland Partners. Hiland Holdings, in a written consent dated June 1, 2009, has consented to the Hiland Partners merger agreement and the Hiland Partners merger.

Hiland Partners provides certain services to Continental Resources, Inc., a publicly traded exploration and production company controlled by Harold Hamm and certain of his affiliates, pursuant to contractual arrangements summarized under “Information Concerning the Hiland Companies — Certain Transactions between the Hiland Companies and Affiliates of Harold Hamm.” In addition, Hiland Partners leases office space under an operating lease from an entity wholly owned by Harold Hamm. Rents paid under these leases totaled $157,000 and $143,000 for the years ended December 31, 2008 and 2007, respectively. Upon consummation of the Hiland Partners merger, these arrangements may be amended, modified or terminated.

Hiland Partners Board of Directors

Six of the eight members of the Hiland Partners Board of Directors serve as members of the Hiland Holdings Board of Directors. Because these persons serve as a director of each of the Hiland Companies, they have certain duties and obligations to the unitholders of each Hiland Company as provided in the respective partnership agreements of the Hiland Companies.

The directors who serve on both boards of directors are: Harold Hamm, Joseph L. Griffin, Matthew S. Harrison, Edward D. Doherty, Michael L. Greenwood and Rayford T. Reid. Mr. Griffin also serves as President and Chief Executive Officer of both Hiland Companies, and Mr. Harrison serves as Chief Financial Officer of both Hiland Companies. Shelby E. Odell resigned from the Hiland Holdings Board of Directors on January 21, 2009. Accordingly, during the consideration of the Hiland Partners merger by the Hiland Partners Conflicts Committee, no member of the Hiland Partners Conflicts Committee also served on the Hiland Holdings Board of Directors.

Mr. Odell and John T. McNabb, II, who compose the Hiland Partners Conflicts Committee, each received compensation of $30,000 in connection with the Hiland Partners Conflicts Committee’s consideration of the Hiland Partners merger. The compensation paid to each of the Hiland Partners Conflicts Committee members was in addition to the compensation they receive for serving on the Hiland Partners Board of Directors and any other committees of the Hiland Partners Board of Directors. These payments were not predicated on any result of the deliberations of the Hiland Partners Conflicts Committee.

It is expected that Messrs. Hamm, Griffin and Harrison will continue as directors of the surviving company after the effective time of the Hiland Partners merger. In addition, it is expected that, following the Hiland Holdings merger, Messrs. Hamm, Griffin and Harrison will continue as directors of the surviving company after the effective time of the Hiland Holdings merger.

Rayford T. Reid, a member of the Board of Directors of each of the Hiland Companies, recused himself from consideration and voting on the Hiland Partners merger agreement and the Hiland Partners merger due to his professional relationship with Mr. Hamm. Mr. Reid has historically provided Mr. Hamm and the Hamm family trusts with financial advisory services, including in connection with evaluating strategic alternatives with respect to the Hiland Companies.

Hiland Partners Management

Certain members of the Hiland Partners management team, including Chief Executive Officer Joseph L. Griffin and Chief Financial Officer Matthew S. Harrison, have been offered continued employment with the surviving entity after the effective time of the Hiland Partners merger and may enter into or be provided new employment, retention and compensation arrangements (though no such arrangements have been proposed or agreed to). In addition, Mr. Griffin serves as Chief Executive Officer of Hiland Holdings, and Mr. Harrison serves as Chief Financial Officer of Hiland Holdings and as Vice President and Secretary of Parent and HLND Merger Sub.

While neither Mr. Griffin nor Mr. Harrison have any ownership interest in Parent or HLND Merger Sub, the 5,000 phantom units in Hiland Partners currently issued and outstanding to each of Mr. Griffin and Mr. Harrison under the Hiland Partners, LP Long-Term Incentive Plan will remain outstanding following consummation of the Hiland Partners merger, giving Mr. Griffin and Mr. Harrison a continuing ownership interest in Hiland Partners. For additional information, please see “— Treatment of Equity Awards of Directors and Officers.”

Hiland Partners Director and Officer Insurance

The Hiland Partners merger agreement provides, with respect to indemnification of directors and officers, that the partnership agreement of the surviving entity may not be amended, repealed or otherwise modified after the effective time of the Hiland Partners merger in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the effective time of the Hiland Partners merger were identified as prospective indemnitees under the Hiland Partners partnership agreement in respect of actions or omissions occurring at or prior to the effective time of the Hiland Partners merger (including the transactions contemplated by the Hiland Partners merger agreement).

For a period of six years after the effective time of the Hiland Partners merger agreement, Parent and the general partner of Hiland Partners shall, and Parent and the general partner of Hiland Partners shall cause the surviving entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the effective time of the Hiland Partners merger agreement, or has been at any time prior to the effective time of the Hiland Partners merger, an officer or director of any of the Hiland Parties or their subsidiaries and each person who immediately prior to the effective time of the Hiland Partners merger is serving or prior to the effective time of the Hiland Partners merger has served at the request of any of the Hiland Parties or their subsidiaries as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan of the Hiland Parties or their subsidiaries who are or at any time prior to the effective time were covered by the existing officers’ and directors’ liability insurance applicable to the Hiland Parties or their subsidiaries on terms substantially no less advantageous to the indemnified persons described in this paragraph than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time of the Hiland Partners merger (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the effective time of the Hiland Partners merger).

Hiland Partners shall cause (and Parent, following the closing of the Hiland Partners merger, shall continue to cause) coverage to be extended under the existing officers’ and directors’ liability insurance applicable to the Hiland Parties or their subsidiaries by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing officers’ and directors’ liability insurance, and such “tail” policy shall satisfy the requirements summarized in this section. In no event, however, will Parent be required to spend more than 250% of the last annual premium paid by the Hiland Parties and their subsidiaries prior to the signing date of the Hiland Partners merger agreement per policy year of coverage under such “tail” policy. If the cost per policy year of such insurance exceeds 250% of the last annual premium, Parent shall purchase as much coverage per policy year as reasonably obtainable for the amount equal to 250% of the last annual premium.

The indemnification and insurance provisions of the Hiland Partners merger agreement are more fully described under “The Hiland Partners Merger Agreement — Other Covenants and Agreements — Indemnification and Insurance.”

Treatment of Equity Awards of Directors and Officers

Upon consummation of the Hiland Partners merger, the outstanding equity awards under the Hiland Partners, LP Long-Term Incentive Plan will be subject to the following treatment:

•	restricted common units held by non-employee members of the Hiland Partners Board of Directors will immediately vest and automatically convert into the right to receive the Hiland Partners merger consideration;

•	all other restricted common units, phantom units and unit option awards issued pursuant to the Hiland Partners, LP Long-Term Incentive Plan that remain outstanding as of the effective time of the Hiland Partners merger will remain outstanding in accordance with their respective terms as equity awards in the surviving entity in the merger.

Following the closing of the Hiland Partners merger, the board of directors of the surviving entity may amend the terms of outstanding equity-based awards or other terms of the long-term incentive plan to align such terms with the privately-held structure of the surviving entity.

Equity Interests in Hiland Partners, Parent and HLND Merger Sub

The following table sets forth the current beneficial ownership of Mr. Hamm, the other Hamm Continuing Investors, their respective affiliates and the directors and officers of Hiland Partners in the equity of Hiland Partners as of the date of this joint proxy statement and their contemplated beneficial ownership in the surviving entity after the effective time of the Hiland Partners merger.

Equity Interests of Hamm Continuing Investors, Directors and Officers in Hiland Partners (1)

		Common Units		Restricted Common Units		Phantom Units		Unit Options		Conflicts	Total Cash
			Cashed		Cashed		Cashed		Cashed	Committee	Received
Name	Position	Owned	Out	Owned	Out	Owned	Out	Owned	Out	Compensation	in Merger

Harold Hamm(2)	Chairman	2,321,471	—	—	—	—	—	—	—	$—	$—
Joseph L. Griffin	Director, Chief Executive Officer	4,307	4,307	—	—	5,000	—	—	—	$—	$33,379
Matthew S. Harrison	Director, Chief Financial Officer	2,500	2,500	—	—	5,000	—	—	—	$—	$19,375
Edward D. Doherty	Director	2,750	2,750	2,250	2,250	—	—	—	—	$—	$38,750
Michael L. Greenwood	Director	11,041	11,041	2,250	2,250	—	—	—	—	$—	$103,005
John T. McNabb, II	Director	2,250	2,250	1,750	1,750	—	—	—	—	$30,000	$61,000
Shelby E. Odell	Director	12,750	12,750	2,250	2,250	—	—	—	—	$30,000	$146,250
Rayford T. Reid	Director	9,568	9,658	2,250	2,250	—	—	—	—	$—	$92,287
Dr. David L. Boren(3)	Director	1,250	1,250	—	—	—	—	—	—	$—	$9,687
Kent C. Christopherson	Chief Operating Officer	—	—	—	—	7,500	—	—	—	$—	$—
Robert W. Shain(4)	Chief Commercial Officer	3,832	3,832	—	—	—	—	15,000	—	$—	$29,698

(1)	Does not include subordinated units, incentive distribution rights, or general partner interest, each of which are owned directly or indirectly by Hiland Holdings and beneficially owned by Mr. Hamm and will not receive any consideration in the Hiland Partners merger.

(2)	Represents common units held by Hiland Holdings. Mr. Hamm indirectly owns 100% of Hiland Partners GP Holdings, LLC, the general partner of Hiland Holdings GP, LP. Accordingly, Mr. Hamm is deemed to be the beneficial owner of the 2,321,471 Hiland Partners common units and 3,060,000 Hiland Partners subordinated units held by Hiland Holdings GP, LP.

(3)	Dr. Boren resigned from the Hiland Partners Board of Directors on March 13, 2009.

(4)	Mr. Shain resigned from his position as Chief Commercial Officer of each of the Hiland Companies effective March 31, 2009.

Pro Forma Equity Interests in Surviving Entity (1)

		Common Units
Name	Position	Units	% of Class		Phantom Units	Unit Options

Harold Hamm(2)	Chairman			%	—	—
Bert Mackie, as trustee of the Trusts(3)	N/A			%	—	—
Joseph L. Griffin	Director, Chief Executive Officer	—	—		5,000	—
Matthew S. Harrison	Director, Chief Financial Officer	—	—		5,000	—
Kent C. Christopherson	Chief Operating Officer	—	—		7,500	—
Robert W. Shain(4)	Chief Commercial Officer	—	—		—	15,000

(1)	Does not include subordinated units, incentive distribution rights, or general partner interest, each of which are owned directly or indirectly by Hiland Holdings and beneficially owned by Mr. Hamm.

(2)	Mr. Hamm is the sole member of Parent. Accordingly, Mr. Hamm is deemed to be the beneficial owner of the common units of the surviving entity held by Parent.

(3)	Mr. Mackie is the trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust. Accordingly, he is deemed to be the beneficial owner of the and common units of the surviving entity, respectively, held by them.

(4)	Mr. Shain resigned from his position as Chief Commercial Officer of each of the Hiland Companies effective March 31, 2009.

Equity Interests in Hiland Holdings

In addition to the equity interests of Mr. Hamm, the other Hamm Continuing Investors, their respective affiliates and the directors and officers of Hiland Partners in Hiland Partners summarized in the tables above, certain of those persons also have equity interests in Hiland Holdings, which are summarized in the tables included in “Interests of Certain Persons in the Mergers — Hiland Holdings Merger — Equity Interests in Hiland Holdings, Parent and HPGP Merger Sub.”

Hiland Holdings Merger

Harold Hamm and the other Hamm Continuing Investors

In connection with the Hiland Holdings merger agreement, Harold Hamm, Hiland Holdings’ Chairman, entered into the Hiland Holdings commitment letter pursuant to which Mr. Hamm agreed to contribute $21.2 million in cash to Parent to fund the Hiland Holdings merger consideration and estimated expenses, less the amount of cash, if any, contributed by the Hamm family trusts to Parent or HPGP Merger Sub. The foregoing summary of the Hiland Holdings commitment letter does not purport to be complete and is qualified in its entirety by reference to the copy of the Hiland Holdings commitment letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Hiland Holdings merger and incorporated herein by reference.

Mr. Hamm, Continental Gas, and Bert Mackie, as trustee of the Hamm family trusts, also entered into the Hiland Holdings support agreement with Hiland Holdings and the general partner of Hiland Holdings whereby Mr. Hamm, Continental Gas and Mr. Mackie each agreed to (i) maintain their respective ownership of an aggregate 13,138,052 Hiland Holdings common units, which represent approximately 60.8% of the common units outstanding, (ii) vote their respective Hiland Holdings common units in favor of the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger, and (iii) grant an irrevocable proxy to Hiland Holdings for the purpose of voting in favor of the Hiland Holdings merger agreement and the Hiland Holdings merger as described above. Based on the cash purchase price of $2.40 per common unit, the aggregate value of the continued holding of the Hiland Holdings common units by Mr. Hamm, Continental

Gas and the Hamm family trusts is approximately $31.5 million. The foregoing summary of the Hiland Holdings support agreement does not purport to be complete and is qualified in its entirety by reference to the copy of such agreement attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Hiland Holdings merger and incorporated herein by reference.

Hiland Holdings leases office space under an operating lease from an entity wholly owned by Harold Hamm. Rents paid under these leases totaled $157,000 and $143,000 for the years ended December 31, 2008 and 2007, respectively. Upon consummation of the Hiland Holdings merger, Mr. Hamm or his affiliates may amend, modify or terminate this operating lease.

Hiland Holdings Board of Directors

Six of the eight members of the Hiland Holdings Board of Directors serve as members of the Hiland Partners Board of Directors. Because these persons serve as a director of each of the Hiland Companies, they have certain duties and obligations to the unitholders of each Hiland Company as provided in the respective partnership agreements of the Hiland Companies.

The directors who serve on both boards of directors are: Harold Hamm, Joseph L. Griffin, Matthew S. Harrison, Edward D. Doherty, Michael L. Greenwood and Rayford T. Reid. Mr. Griffin also serves as President and Chief Executive Officer of both Hiland Companies, and Mr. Harrison serves as Chief Financial Officer of both Hiland Companies. No member of the Hiland Holdings Conflicts Committee also served on the Hiland Partners Board of Directors.

Dr. Cheryl L. Evans and Dr. Bobby B. Lyle, who compose the Hiland Holdings Conflicts Committee, each received compensation of $30,000 in connection with the Hiland Holdings Conflicts Committee’s consideration of the Hiland Holdings merger. The compensation paid to each of the Hiland Holdings Conflicts Committee members was in addition to the compensation they receive for serving on the Hiland Holdings Board of Directors and any other committees of the Hiland Holdings Board of Directors. These payments were not predicated on any result of the deliberations of the Hiland Holdings Conflicts Committee.

It is expected that Messrs. Hamm, Griffin and Harrison will continue as directors of the surviving company after the effective time of the Hiland Holdings merger. In addition, it is expected that, following the Hiland Holdings merger, Messrs. Hamm, Griffin and Harrison will continue as directors of the surviving company after the effective time of the Hiland Holdings merger.

Rayford T. Reid, a member of the Board of Directors of each of the Hiland Companies, recused himself from consideration and voting on Hiland Holdings merger agreement and Hiland Partners merger due to his professional relationship with Mr. Hamm. Mr. Reid has historically provided Mr. Hamm and the Hamm family trusts with financial advisory services, including in connection with evaluating strategic alternatives with respect to the Hiland Companies.

Hiland Holdings Management

Certain members of the Hiland Holdings management team, including Chief Executive Officer Joseph L. Griffin and Chief Financial Officer Matthew S. Harrison, have been offered continued employment with the surviving entity after the effective time of the Hiland Holdings merger and may enter into or be provided new employment, retention and compensation arrangements (though no such arrangements have been proposed or agreed to). In addition, Mr. Griffin serves as Chief Executive Officer of Hiland Holdings, and Mr. Harrison serves as Chief Financial Officer of Hiland Holdings and as Vice President and Secretary of Parent, HPGP Merger Sub and Continental Gas.

Neither Mr. Griffin nor Mr. Harrison have any ownership interest in Parent or HPGP Merger Sub.

Hiland Holdings Director and Officer Insurance

The Hiland Holdings merger agreement provides, with respect to indemnification of directors and officers, that the partnership agreement of the surviving entity may not be amended, repealed or otherwise modified after the effective time of the Hiland Holdings merger in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the effective time of the Hiland Holdings merger were identified as prospective indemnitees under the Hiland Holdings partnership agreement in respect of actions or omissions occurring at or prior to the effective time of the Hiland Holdings merger (including the transactions contemplated by the Hiland Holdings merger agreement).

For a period of six years after the effective time of the Hiland Partners merger agreement, Parent and the general partner of Hiland Holdings shall, and Parent and the general partner of Hiland Holdings shall cause the surviving entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the effective time of the Hiland Holdings merger agreement, or has been at any time prior to the effective time of the Hiland Holdings merger, an officer or director of any of the Holdings Parties or their subsidiaries and each person who immediately prior to the effective time of the Hiland Holdings merger is serving or prior to the effective time of the Hiland Holdings merger has served at the request of any of the Holdings Parties or their subsidiaries as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan of the Holdings Parties or their subsidiaries who are or at any time prior to the effective time were covered by the existing officers’ and directors’ liability insurance applicable to the Holdings Parties or their subsidiaries on terms substantially no less advantageous to the indemnified persons described in this paragraph than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time of the Hiland Holdings merger (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the effective time of the Hiland Holdings merger).

Hiland Holdings shall cause (and Parent, following the closing of the Hiland Holdings merger, shall continue to cause) coverage to be extended under the existing officers’ and directors’ liability insurance applicable to the Holdings Parties or their subsidiaries by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing officers’ and directors’ liability insurance, and such “tail” policy shall satisfy the requirements summarized in this section. In no event, however, will Parent be required to spend more than 250% of the last annual premium paid by the Holdings Parties and their subsidiaries prior to the signing date of the Hiland Holdings merger agreement per policy year of coverage under such “tail” policy. If the cost per policy year of such insurance exceeds 250% of the last annual premium, Parent shall purchase as much coverage per policy year as reasonably obtainable for the amount equal to 250% of the last annual premium.

The indemnification and insurance provisions of the Hiland Holdings merger agreement are more fully described under “The Hiland Holdings Merger Agreement — Other Covenants and Agreements — Indemnification and Insurance.”

Treatment of Equity Awards of Directors and Officers

Upon consummation of the Hiland Holdings merger, the outstanding equity awards under the Hiland Holdings, LP Long-Term Incentive Plan will be subject to the following treatment:

•	restricted common units held by non-employee members of the Hiland Holdings Board of Directors will immediately vest and automatically convert into the right to receive the Hiland Holdings merger consideration;

•	all other restricted common units, phantom units and unit option awards issued pursuant to the Hiland Holdings, LP Long-Term Incentive Plan that remain outstanding as of the effective time of the Hiland Holdings merger will remain outstanding in accordance with their respective terms as equity awards in the surviving entity in the merger.

Following the closing of the Hiland Holdings merger, the board of directors of the surviving entity may amend the terms of outstanding equity-based awards or other terms of the long-term incentive plan to align such terms with the privately-held structure of the surviving entity.

Equity Interests in Hiland Holdings, Parent and HPGP Merger Sub

The following table sets forth the current beneficial ownership of Mr. Hamm, the other Hamm Continuing Investors, their respective affiliates and the directors and officers of Hiland Holdings in the equity of Hiland Holdings as of the date of this joint proxy statement and their contemplated beneficial ownership in the surviving entity after the effective time of the Hiland Holdings merger.

Equity Interests of Hamm Continuing Investors, Directors and Officers in Hiland Holdings

				Restricted
		Common Units		Common Units		Phantom Units		Unit Options		Conflicts	Total Cash
			Cashed		Cashed		Cashed		Cashed	Committee	Received
Name	Position	Owned	Out	Owned	Out	Owned	Out	Owned	Out	Compensation	in Merger

Harold Hamm(1)	Chairman	8,540,950	—	—	—	—	—	—	—	$—	$—
Bert Mackie, as trustee of the Trusts	N/A	4,597,102	—	—	—	—	—	—	—	$—	$—
Joseph L. Griffin	Director, Chief Executive Officer	—	—	—	—	—	—	—	—	$—	$—
Matthew S. Harrison	Director, Chief Financial Officer	—	—	—	—	—	—	—	—	$—	$—
Edward D. Doherty	Director	2,750	2,750	1,750	1,750	—	—	—	—	$—	$10,800
Dr. Cheryl L. Evans	Director	2,750	2,750	1,750	1,750	—	—	—	—	$30,000	$40,800
Michael L. Greenwood	Director	2,250	2,250	1,750	1,750	—	—	—	—	$—	$9,600
Dr. Bobby B. Lyle	Director	61,654	61,654	1,750	1,750	—	—	—	—	$30,000	$182,170
Shelby E. Odell(2)	Director	6,250	6,250	2,750	2,750	—	—	—	—	$—	$21,600
Rayford T. Reid	Director	26,750	26,750	1,750	1,750	—	—	—	—	$—	$68,400
Kent C. Christopherson	Chief Operating Officer	—	—	—	—	—	—	—	—	$—	$—
Robert W. Shain(3)	Chief Commercial Officer	—	—	—	—	—	—	—	—	$—	$—

(1)	Mr. Hamm owns approximately 90.7% of Continental Gas. Accordingly, Mr. Hamm is deemed to be the beneficial owner of the 8,481,350 Hiland Holdings common units held by Continental Gas.

(2)	Mr. Odell resigned from the Hiland Holdings Board of Directors effective January 21, 2009.

(3)	Mr. Shain resigned from his position as Chief Commercial Officer of each of the Hiland Companies effective March 31, 2009.

Pro Forma Equity Interests in Surviving Entity (1)

Common Units
Name	Current Position	Units	% of Class

Harold Hamm(2)	Chairman			%
Bert Mackie, as trustee of the Trusts(3)	N/A			%
Joseph L. Griffin	Director, Chief	—	—
Executive Officer
Matthew S. Harrison	Director, Chief	—	—
Financial Officer
Kent C. Christopherson	Chief Operating	—	—
Officer
Robert W. Shain(4)	Chief Commercial	—	—
Officer

(1)	Does not include the 0% non-economic general partner interest which is beneficially owned by Mr. Hamm. No restricted common units, phantom units or unit options are expected to be outstanding, so they are not reflected in the above table.

(2)	Mr. Hamm is the sole member of Parent. Accordingly, Mr. Hamm is deemed to be the beneficial owner of the common units of the surviving entity held by Parent. Mr. Hamm also owns approximately

90.7% of the common stock of Continental Gas. Accordingly, Mr. Hamm is deemed to be the beneficial owner of the 8,481,350 common units of the surviving entity held by Continental Gas.

(3)	Mr. Mackie is the trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust. Accordingly, he is deemed to be the beneficial owner of the and common units of the surviving entity, respectively, held by them.

(4)	Mr. Shain resigned from his position as Chief Commercial Officer of each of the Hiland Companies effective March 31, 2009.

Equity Interests in Hiland Partners

In addition to the equity interests of Mr. Hamm, the other Hamm Continuing Investors, their respective affiliates and the directors and officers of Hiland Holdings in Hiland Holdings summarized in the tables above, certain of those persons also have equity interests in Hiland Partners, which are summarized in the tables included in “Interests of Certain Persons in the Mergers — Hiland Partners Merger — Equity Interests in Hiland Partners, Parent and HLND Merger Sub.”

Material United States Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences of the Hiland Partners merger and the Hiland Holdings merger that may be relevant to current Hiland Partners common unitholders and Hiland Holdings common unitholders. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing final Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the actual tax consequences of the mergers to vary substantially from the tax consequences described below.

Neither Hiland Partners nor Hiland Holdings has sought a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the tax matters discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

The discussion does not purport to be a complete description of all U.S. federal income tax consequences of the Hiland Partners merger or the Hiland Holdings merger to the common unitholders of Hiland Partners and Hiland Holdings. Moreover, the discussion focuses on common unitholders of Hiland Partners and Hiland Holdings who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, and other common unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), mutual funds, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, or persons that hold Hiland Partners common units or Hiland Holdings common units as part of a hedge, straddle or conversion transaction or those who received their common units of Hiland Partners or Hiland Holdings as compensation. Also, this discussion assumes that Hiland Partners common units and Hiland Holdings common units are held as capital assets at the time of the mergers.

Each holder of Hiland Partners common units or Hiland Holdings common units should consult its own tax advisor regarding the tax consequences of the Hiland Partners merger or the Hiland Holdings merger to such holder in such holder’s particular situation, including any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws. Further, it is the responsibility of each common unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required to be filed by such common unitholder.

Tax Consequences of the Hiland Partners Merger

Tax Treatment as a Taxable Disposition

If the Hiland Partners merger is completed as contemplated by the Hiland Partners merger agreement, HLND Merger Sub will be merged with and into Hiland Partners and holders of common units of Hiland Partners (other than the Hiland Partners rollover common unitholders) will receive the merger consideration of $7.75 in cash for each common unit of Hiland Partners. For U.S. federal income tax purposes, the Hiland Partners merger will be treated as a taxable disposition by the holders of common units of Hiland Partners (other than the Hiland Partners rollover common unitholders) of their Hiland Partners common units.

Recognition of Gain or Loss

In general, for U.S. federal income tax purposes, a holder of Hiland Partners common units receiving the Hiland Partners merger consideration will recognize gain or loss in an amount equal to the difference, if any, between the amount realized by that Hiland Partners common unitholder and that Hiland Partners common unitholder’s adjusted tax basis in its Hiland Partners common units.

Generally, a Hiland Partners common unitholder’s initial tax basis for its common units will have been the amount he paid for the common units plus its share of Hiland Partners’ nonrecourse liabilities. That basis will have been increased by its share of Hiland Partners’ income and by any increases in its share of Hiland Partners’ nonrecourse liabilities. That basis will have been decreased, but not below zero, by distributions from Hiland Partners to the common unitholder, by the common unitholder’s share of Hiland Partners’ losses, by any decreases in its share of Hiland Partners’ nonrecourse liabilities, and by its share of Hiland Partners’ expenditures that are not deductible in computing taxable income and are not required to be capitalized. A Hiland Partners common unitholder has no share of Hiland Partners’ debt that is recourse to Hiland Partner’s general partner, but has a share (generally based on its share of Hiland Partners’ profits) of Hiland Partners’ nonrecourse liabilities.

A common unitholder’s amount realized will be measured by the sum of the Hiland Partners merger consideration received by him plus its share of Hiland Partners’ nonrecourse liabilities. Because the amount realized includes a common unitholder’s share of Hiland Partners’ nonrecourse liabilities, the gain recognized could result in a tax liability in excess of the cash received as the Hiland Partners merger consideration. However, because of the prices at which the holders of Hiland Partners common units have purchased such common units, it is not anticipated that existing Hiland Partners common unitholders will recognize additional taxable gain as a result of their allocation of such nonrecourse liabilities of Hiland Partners.

Prior distributions from Hiland Partners to a common unitholder in excess of cumulative net taxable income for a common unit that decreased the common unitholder’s tax basis in that common unit will, in effect, become taxable income if the amount realized is greater than the common unitholder’s tax basis in that common unit, even if the Hiland Partners merger consideration received is less than its original cost.

Except as noted below, gain or loss recognized by a common unitholder (other than a “dealer” in common units) as a result of the Hiland Partners merger will generally be taxable as capital gain or loss. Capital gain recognized by an individual with respect to common units held for more than one year will generally be taxed at a maximum U.S. federal income tax rate of 15%. However, a portion (which will likely be substantial) of a common unitholder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to “unrealized receivables” or to “inventory items” owned by Hiland Partners. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and up to $3,000 of ordinary income in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner that acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling common unitholder that can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A common unitholder with common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of the IRS ruling and application of the Treasury Regulations.

Limitations on Deductibility of Losses

A common unitholder’s ability to deduct its allocable share of Hiland Partners’ losses is limited to the tax basis in its Hiland Partners common units and, in the case of an individual, estate, trust, or corporate common unitholder (if more than 50% of the value of the corporate common unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the common unitholder is considered to be “at risk” with respect to Hiland Partners’ activities, if that amount is less than its tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in its common units. Upon the taxable disposition of a common unit, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a common unitholder is at risk to the extent of the tax basis of its Hiland Partners common units, excluding any portion of that basis attributable to its share of Hiland Partners’ nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in Hiland Partners or Hiland Holdings, is related to the common unitholder, or can look only to the common units for repayment. A common unitholder’s at-risk amount increases or decreases as the tax basis of the common unitholder’s common units increases or decreases, other than as a result of increases or decreases in its share of Hiland Partners’ nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts, and some closely-held corporations and personal service corporations can deduct losses from passive activities (which are generally trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, in some circumstances, a Hiland Partners common unitholder may have suspended passive activity losses attributable to its allocations of income and loss from Hiland Partners. As a result of such common unitholder’s disposition of its entire interest in Hiland Partners pursuant to the Hiland Partners merger and the Hiland Holdings merger, the common unitholder would generally be entitled to deduct such losses in full. However, the passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitations which may otherwise prevent the deduction of such passive activity losses.

Non-U.S. Holders of Hiland Partners Common Units

A non-U.S. common unitholder that receives the Hiland Partners merger consideration in exchange for its Hiland Partners common unit will be subject to U.S. federal income tax on any gain realized from the sale or disposition of that common unit to the extent such gain is effectively connected with a U.S. trade or business of the foreign common unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign common unitholder of Hiland Partners would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of Hiland Partners, and part or all of that common unitholder’s gain would be effectively connected with that common unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively, applying certain attribution rules) more than 5% of the Hiland Partners common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of Hiland Partners’ assets consisted of U.S. real property interests at any time during the shorter of the period during which such common unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of Hiland Partners’ assets consist of U.S. real property interests. Therefore, foreign common unitholders may be subject to U.S. federal income tax on their gain resulting from the Hiland Partners merger.

Constructive Termination

Hiland Partners will be considered to have terminated for U.S. federal income tax purposes if, within a twelve-month period, there are sales or exchanges of interests in Hiland Partners which, in the aggregate, constitute 50% or more of the total interests in Hiland Partners’ capital and profits. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. While the sales and exchanges resulting from the Hiland Partners merger and the Hiland Holdings merger are not anticipated to cause a constructive termination of the Hiland Partners partnership, it is possible that, when aggregated with prior and subsequent transfers of non publicly-held interests in Hiland Holding or Hiland Partners within a twelve-month period, the aggregate interests transferred may constitute 50% or more of the total interests in Hiland Partners’ capital and profits, causing a constructive termination of the Hiland Partners partnership. A constructive termination results in the closing of Hiland Partners’ taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Hiland Partners’ taxable year may result in such common unitholder’s share of the Hiland Partners’ taxable income or loss for more than twelve months being includable in its taxable income for the year of termination.

Backup Withholding and Information Reporting

Payment of the cash consideration with respect to the Hiland Partners merger may be subject to information reporting and backup withholding at the applicable rate (currently 28%), unless the holder of Hiland Partners common units properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. These requirements will be set forth in the letter of transmittal and should be carefully reviewed by each holder of Hiland Partners common units. Backup withholding is not an additional tax. Any amounts so withheld may be allowed as a refund or a credit against such common unitholder’s U.S. federal income tax liability, if any, provided that the required information is properly and timely furnished to the IRS.

Tax Consequences of the Hiland Holdings Merger

Tax Treatment as a Taxable Disposition

If the Hiland Holdings merger is completed as contemplated by the Hiland Holdings merger agreement, HPGP Merger Sub will be merged with and into Hiland Holdings and holders of common units of Hiland Holdings (other than the Hiland Holdings rollover common unitholders) will receive the merger consideration of $2.40 in cash for each common unit of Hiland Holdings. For U.S. federal income tax purposes, the Hiland Holdings merger will be treated as a taxable disposition by the holders of common units of Hiland Holdings (other than the Hiland Holdings rollover common unitholders) of their Hiland Holdings common units.

Recognition of Gain or Loss

In general, for U.S. federal income tax purposes, a holder of Hiland Holdings common units receiving the Hiland Holdings merger consideration will recognize gain or loss in an amount equal to the difference, if any, between the amount realized by that Hiland Holdings common unitholder and that Hiland Holdings common unitholder’s adjusted tax basis in its Hiland Holdings common units.

Generally, a Hiland Holdings common unitholder’s initial tax basis for its common units will have been the amount he paid for the common units plus its share of Hiland Holdings’ nonrecourse liabilities. That basis will have been increased by its share of Hiland Holdings’ income and by any increases in its share of Hiland Holdings’ nonrecourse liabilities. That basis will have been decreased, but not below zero, by distributions from Hiland Holdings to the common unitholder, by the common unitholder’s share of Hiland Holdings’ losses, by any decreases in its share of Hiland Holdings’ nonrecourse liabilities, and by its share of Hiland Holdings’ expenditures that are not deductible in computing taxable income and are not required to be capitalized. A Hiland Holdings common unitholder has no share of Hiland Holdings’ debt that is recourse to Hiland Holdings’ general partner, but has a share (generally based on its share of Hiland Holdings’ profits) of Hiland Holdings’ nonrecourse liabilities.

A common unitholder’s amount realized will be measured by the sum of the Hiland Holdings merger consideration received by him plus its share of Hiland Holdings’ nonrecourse liabilities. Because the amount realized includes a common unitholder’s share of Hiland Holdings’ nonrecourse liabilities, the gain recognized could result in a tax liability in excess of the cash received as the Hiland Holdings merger consideration. However, because of the prices at which the holders of Hiland Holdings common units have purchased such common units, it is not anticipated that existing Hiland Holdings common unitholders will recognize additional taxable gain as a result of their allocation of such nonrecourse liabilities of Hiland Holdings.

Prior distributions from Hiland Holdings to a common unitholder in excess of cumulative net taxable income for a common unit that decreased the common unitholder’s tax basis in that common unit will, in effect, become taxable income if the amount realized is greater than the common unitholder’s tax basis in that common unit, even if the Hiland Holdings merger consideration received is less than its original cost.

Except as noted below, gain or loss recognized by a common unitholder (other than a “dealer” in common units) as a result of the Hiland Holdings merger will generally be taxable as capital gain or loss. Capital gain recognized by an individual with respect to common units held for more than one year will generally be taxed at a maximum U.S. federal income tax rate of 15%. However, a portion (which will likely be substantial) of a common unitholder’s gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to “unrealized receivables” or to “inventory items” owned by Hiland Holdings or Hiland Partners. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and up to $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

In response to recent public offerings of interests in the management operations of private equity funds and hedge funds, members of Congress have considered substantive changes to the Internal Revenue Code that could change the characterization of certain types of income received from partnerships and upon the sale of interests in certain types of partnerships. In particular, one proposal re-characterizes certain income and gain received with respect to “investment service partnership interests” as ordinary income for the performance of services. As such proposal is currently interpreted, a significant portion of Hiland Holdings’ interest in Hiland Partners may be viewed as an investment service partnership interest. Therefore, if applied retroactively to taxable periods that include the closing of each Hiland Company merger, this proposal could cause substantially all the gain recognized by common unitholders of Hiland Holdings to be treated as ordinary income. We are unable to predict whether this proposed legislation, or any other proposals will ultimately be enacted.

The IRS has ruled that a partner that acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling common unitholder that can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A common unitholder with common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Limitations on Deductibility of Losses

A common unitholder’s ability to deduct its allocable share of Hiland Holdings’ losses is limited to the tax basis in its Hiland Holdings common units and, in the case of an individual, estate, trust, or corporate common unitholder (if more than 50% of the value of the corporate common unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the common unitholder is considered to be “at risk” with respect to Hiland Holdings’ activities, if that amount is less than its tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in its common units. Upon the taxable disposition of a common unit, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a common unitholder is at risk to the extent of the tax basis of its Hiland Holdings common units, excluding any portion of that basis attributable to its share of Hiland Holdings’ nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in Hiland Holdings or Hiland Partners, is related to the common unitholder, or can look only to the common units for repayment. A common unitholder’s at-risk amount increases or decreases as the tax basis of the common unitholder’s common units increases or decreases, other than as a result of increases or decreases in its share of Hiland Holdings’ nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts, and some closely-held corporations and personal service corporations can deduct losses from passive activities (which are generally trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, in some circumstances, a Hiland Holdings common unitholder may have suspended passive activity losses attributable to its allocations of income and loss from Hiland Holdings. As a result of such common unitholder’s disposition of its entire interest in Hiland Partners pursuant to the Hiland Holdings merger and the Hiland Partners merger, the common unitholder would generally be entitled to deduct such losses in full. However, the passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitations which may otherwise prevent the deduction of such passive activity losses.

Non-U.S. Holders of Hiland Holdings Common Units

A non-U.S. common unitholder that receives the Hiland Holdings merger consideration in exchange for its Hiland Holdings common unit will be subject to U.S. federal income tax on any gain realized from the sale or disposition of that common unit to the extent such gain is effectively connected with a U.S. trade or business of the foreign common unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign common unitholder of Hiland Holdings would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of Hiland Holdings, and part or all of that common unitholder’s gain would be effectively connected with that common unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively, applying certain attribution rules) more than 5% of the Hiland Holdings common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of Hiland Holdings’ assets consisted of U.S. real property interests at any time during the shorter of the period during which such common unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of Hiland Holdings’ assets consist of U.S. real property interests. Therefore, foreign common unitholders may be subject to U.S. federal income tax on their gain resulting from the Hiland Holdings merger.

Constructive Termination

Hiland Holdings will be considered to have terminated for U.S. federal income tax purposes if, within a twelve-month period, there are sales or exchanges of common units which, in the aggregate, constitute 50% or more of the total interests in Hiland Holdings’ capital and profits. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. While the sales and exchanges resulting from the Hiland Partners merger and the Hiland Holdings merger are not anticipated to cause a constructive termination of the Hiland Holdings partnership, it is possible that, when aggregated with prior and subsequent transfers of non publicly-held interests in Hiland Holding within a twelve-month period, the aggregate interests transferred may constitute 50% or more of the total interests in Hiland Holdings’ capital and profits, causing a constructive termination of the Hiland Holdings partnership. A constructive termination results in the closing of Hiland Holdings’ taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Hiland Holdings’ taxable year may result in such common unitholder’s share of Hiland Holdings’ taxable income or loss for more than twelve month being includable in its taxable income for the year of termination.

Backup Withholding and Information Reporting

Payment of the cash consideration with respect to the Hiland Holdings merger may be subject to information reporting and backup withholding at the applicable rate (currently 28%), unless the holder of Hiland Holdings common units properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. These requirements will be set forth in the letter of transmittal and should be carefully reviewed by each holder of Hiland Holdings common units. Backup withholding is not an additional tax. Any amounts so withheld may be allowed as a refund or a credit against such common unitholder’s U.S. federal income tax liability, if any, provided that the required information is properly and timely furnished to the IRS.

Structure and Steps of the Mergers

The transactions necessary to effectuate the mergers will take place in a number of steps that are governed by the agreements described below.

The Hiland Partners Merger

Pursuant to the provisions of the Hiland Partners merger agreement, HLND Merger Sub will merge with and into Hiland Partners, with Hiland Partners continuing as the surviving entity. For a more detailed description of the Hiland Partners merger agreement, see “The Hiland Partners Merger Agreement” beginning on page 133.

Immediately prior to the closing of the Hiland Partners merger, each common unit of Hiland Partners (other than common units owned by the Hiland Partners rollover common unitholders will be cancelled and convert automatically into the right to receive $7.75 in cash. Restricted common units held by non-employee members of the Hiland Partners Board of Directors will vest immediately prior to the effective time of the Hiland Partners merger and automatically convert into the right to receive the Hiland Partners merger consideration.

The following partnership interests shall be unaffected and remain outstanding as partnership interests in the surviving entity in the Hiland Partners merger, and their holders will not receive any consideration as part of the Hiland Partners merger:

•	2,321,471 Hiland Partners common units owned by Hiland Holdings;

•	3,060,000 subordinated units representing limited partners interests in Hiland Partners owned by Hiland Holdings;

•	any restricted common units, phantom units and unit option awards issued to employees pursuant to the Hiland Partners, LP Long-Term Incentive Plan that remain outstanding as of the effective time of the Hiland Partners merger;

•	the 2% general partner interest in Hiland Partners, represented by 191,186 general partner units owned by the general partner of Hiland Partners; and

•	the incentive distribution rights in Hiland Partners owned by the general partner of Hiland Partners.

Upon closing of the Hiland Partners merger, each limited liability company unit of HLND Merger Sub outstanding immediately prior to the closing will automatically convert into one common unit of the surviving entity.

The Hiland Partners Support Agreement

Hiland Holdings and the general partner of Hiland Holdings entered into the Hiland Partners support agreement with Hiland Partners, the general partner of Hiland Partners, Parent and HLND Merger Sub in which Hiland Holdings agreed to (i) maintain the ownership of its 2,321,471 common and 3,060,000 subordinated units of Hiland Partners, which represent approximately 37% and 100% of their respective classes outstanding, (ii) vote its common units and subordinated units of Hiland Partners in favor of the approval of the Hiland Partners merger agreement and the Hiland Partners merger, and (iii) grant an irrevocable proxy to Parent for the purpose of voting in favor of the Hiland Partners merger agreement and the Hiland Partners merger as described above.

The Hiland Partners support agreement terminates on the earliest to occur of (i) the time the Hiland Partners merger becomes effective pursuant to the terms of the Hiland Partners merger agreement, (ii) the termination of the Hiland Partners merger agreement in accordance with its terms, or (iii) the written agreement of the parties thereto to terminate the Hiland Partners support agreement.

The Hiland Partners support agreement is attached as Annex B to this joint proxy statement.

The Hiland Holdings Merger

Pursuant to the provisions of the Hiland Holdings merger agreement, HPGP Merger Sub will merge with and into Hiland Holdings, with Hiland Holdings continuing as the surviving entity. For a more detailed description of the Hiland Holdings merger agreement, see “The Hiland Holdings Merger Agreement” beginning on page 152. Immediately prior to the closing of the Hiland Holdings merger, each common unit of Hiland Holdings (other than common units owned by the Hiland Holdings rollover common unitholders will be cancelled and convert automatically into the right to receive $2.40 in cash. Restricted common units held by non-employee members of the Hiland Holdings Board of Directors will vest immediately prior to the effective time of the Hiland Holdings merger and automatically convert into the right to receive the Hiland Holdings merger consideration.

The following partnership interests shall be unaffected and remain outstanding as partnership interests in the surviving entity in the Hiland Holdings merger, and their holders will not receive any consideration as part of the Hiland Holdings merger:

•	8,481,350 Hiland Holdings common units owned by Continental Gas, an affiliate of Harold Hamm;

•	2,757,390 Hiland Holdings common units owned by the Harold Hamm DST Trust;

•	1,839,712 Hiland Holdings common units owned by the Harold Hamm HJ Trust;

•	59,600 Hiland Holdings common units owned by Harold Hamm;

•	any restricted common units, phantom units and unit option awards issued to employees pursuant to the Hiland Holdings GP, LP Long-Term Incentive Plan that remain outstanding as of the effective time of the Hiland Holdings merger; and

•	the general partner interest in Hiland Holdings owned by the general partner of Hiland Holdings.

Upon closing of the Hiland Holdings merger, each limited liability company unit of HPGP Merger Sub outstanding immediately prior to the closing will automatically convert into one common unit of the surviving entity.

The Hiland Holdings Support Agreement

Mr. Hamm, Continental Gas and the Hamm family trusts, who beneficially own an aggregate of 13,138,052 common units of Hiland Holdings, which represent approximately 60.8% of the common units outstanding, have entered into the Hiland Holdings support agreement with Hiland Holdings and the general partner of Hiland Holdings in which they each agreed to (i) maintain the ownership of their common units of Hiland Holdings, (ii) vote their common units of Hiland Holdings in favor of the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger, and (iii) grant an irrevocable proxy to the designee of Hiland Holdings for the purpose of voting in favor of the Hiland Holdings merger agreement and the Hiland Holdings merger as described above.

The Hiland Holdings support agreement terminates on the earliest to occur of (i) the time the Hiland Holdings merger becomes effective pursuant to the terms of the Hiland Holdings merger agreement, (ii) the termination of the Hiland Partners merger agreement in accordance with its terms, or (iii) the written agreement of the parties thereto to terminate the Hiland Holdings support agreement.

The Hiland Holdings support agreement is attached as Annex E to this joint proxy statement.

Financing of the Mergers

The total amount of funds necessary to consummate both the Hiland Partners merger and the Hiland Holdings merger and the related transactions is anticipated to be approximately $51.3 million. This amount will be funded entirely in cash contributed by Mr. Hamm and the Hamm family trusts to Parent and the applicable Merger Sub.

Mr. Hamm has delivered to Parent the Hiland Partners commitment letter, pursuant to which Mr. Hamm has committed to contribute an aggregate of approximately $32.0 million in cash to Parent, representing the Hiland Partners merger consideration of approximately $30.9 million and estimated expenses of approximately $1.1 million, less the amount of cash, if any, contributed by the Hamm family trusts to Parent or HLND Merger Sub that is available immediately prior to the closing of the Hiland Partners merger.

Mr. Hamm has delivered to Parent the Hiland Holdings commitment letter, pursuant to which Mr. Hamm has committed to contribute an aggregate of approximately $21.2 million in cash to Parent, representing the Hiland Holdings merger consideration of approximately $20.4 million and estimated expenses of approximately $800,000, less the amount of cash, if any, contributed by the Hamm family trusts to Parent or HPGP Merger Sub that is available immediately prior to the closing of the Hiland Holdings merger.

There is no financing condition to the obligations of Mr. Hamm to fund the amounts under either commitment letter. In addition, Hiland Partners is a third-party beneficiary under the Hiland Partners commitment letter, and Hiland Holdings is a third-party beneficiary under the Hiland Holdings commitment letter. There is no alternative financing plan.

Estimated Fees and Expenses

Under the terms of the merger agreements, all expenses will generally be borne by the party incurring such expenses and expenses associated with the printing, filing and mailing of this joint proxy statement and the Schedule 13E-3 for each of the Hiland Companies and any amendments or supplements thereto and the solicitation of unitholder approvals will be borne by the Hiland Companies. Each merger agreement also provides, however, that in certain circumstances upon termination of such merger agreement, Hiland Partners or Hiland Holdings would have to reimburse the Hamm Continuing Investors for their expenses associated with the mergers, up to an aggregate of $1.9 million. For more information about the termination expenses, please see “The Hiland Partners Merger Agreement — Reimbursement of Certain Expenses” beginning on page 150 and “The Hiland Holdings Merger Agreement — Reimbursement of Certain Expenses” beginning on page 168.

Hiland Partners Fees and Expenses

Jefferies & Company has provided certain financial advisory services to the Hiland Partners Conflicts Committees in connection with the Hiland Partners merger. Hiland Partners will pay Jefferies & Company compensation for its services, and Hiland Partners has agreed to reimburse Jefferies & Company for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Jefferies & Company against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. See “— Opinion of Financial Advisors of Hiland Partners” for more information about Jefferies & Company’s compensation.

The Hiland Companies have retained          , as a proxy solicitation and information agent, and          , as the paying agent, in connection with the mergers.           may contact holders of Hiland Partners common units by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee unitholders to forward materials relating to the Hiland Partners merger to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the mergers,           will receive reasonable and customary compensation. Hiland Partners will pay the paying agent reasonable and customary compensation for its services in connection with the Hiland Partners merger, plus reimbursement for out-of-pocket expenses, and will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Hiland Partners for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by Hiland Partners in connection with the Hiland Partners merger:

(In thousands)

Legal	$
Financial Advisors	$
Accounting	$
Printing and Mailing	$
SEC Filing Fees	$
Paying Agent	$
Proxy Solicitation and Information Agent	$
Miscellaneous	$
Total	$

Hiland Holdings Fees and Expenses

Barclays has provided certain financial advisory services to the Hiland Holdings Conflicts Committees in connection with the Hiland Holdings merger. Hiland Holdings will pay Barclays compensation for its services, and Hiland Holdings has agreed to reimburse Barclays for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Barclays against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. See “— Opinions of Financial Advisors” for more information about Barclays’ compensation.

The Hiland Companies have retained          , as a proxy solicitation and information agent, and          , as the paying agent, in connection with the mergers.           may contact holders of Hiland Holdings common units by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee unitholders to forward materials relating to the Hiland Holdings merger to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the mergers,           will receive reasonable and customary compensation. Hiland Holdings will pay the paying agent reasonable and customary compensation for its services in connection with the Hiland Holdings merger, plus reimbursement for out-of-pocket expenses, and will indemnify the paying agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Hiland Holdings for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by Hiland Holdings in connection with the Hiland Holdings merger:

(In thousands)

Legal	$
Financial Advisors	$
Accounting	$
Printing and Mailing	$
SEC Filing Fees	$
Paying Agent	$
Proxy Solicitation and Information Agent	$
Miscellaneous	$
Total	$

Certain Legal Matters

General

The mergers are subject to the receipt of certain regulatory and other approvals. The Hiland Companies are currently seeking such approvals. There can be no assurance that any such approval, if required, will be obtained without substantial conditions or at all or that adverse consequences would not result to the Hiland Companies’ business or that certain parts of the Hiland Companies’ business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

In the merger agreements, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the mergers, subject to certain exceptions and limitations. It is a condition to the consummation of each of the mergers that required governmental consents and approvals shall have been obtained before the effective date of the mergers.

HSR Act

Under the HSR Act, Hiland Partners cannot complete the Hiland Partners merger until Hiland Partners has submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. Both Hiland Partners and Parent anticipate making the necessary initial filings under the HSR Act as soon as practicable. The applicable waiting period under the HSR Act will expire 30 calendar days after both initial filings are made, unless earlier terminated or extended by a request for additional information and documentary material (which we refer to as a “second request”).

If the parties receive a second request, the waiting period is tolled until Hiland Partners and Parent substantially comply with such second request and observe a second 30 calendar-day waiting period, unless earlier terminated. The parties expect to receive clearance under the HSR Act prior to the termination date in the Hiland Partners merger agreement, but there can be no guarantee. Also, after clearance under the HSR Act, nothing prevents the Department of Justice or the Federal Trade Commission from later challenging the mergers on antitrust grounds.

Certain Litigation

Since Mr. Hamm, his affiliates and the Hamm family trusts first proposed to acquire all of the outstanding common units of each of the Hiland Partners and Hiland Holdings that are not owned by Mr. Hamm, his affiliates or Hamm family trusts on January 15, 2009, a number of unitholder class action lawsuits were filed against Hiland Partners, Hiland Holdings, the general partner of each of Hiland Partners and Hiland Holdings, and certain current and former members of the Hiland Partners Board of Directors and Hiland Holdings Board of Directors. These lawsuits are as follows: (i) Robert Pasternack v. Hiland Partners, LP et al., In the Court of Chancery of the State of Delaware, Civil Action No. 4397-VCS; (ii) Andrew Jones v. Hiland Partners, LP et al., In the Court of Chancery of the State of Delaware, Civil Action No. 4558-VCS; and (iii) Arthur G. Rosenberg v. Hiland Partners, LP et al., In the District Court of Garfield County, State of Oklahoma, Case No. CJ-09-211-02.

The lawsuits allege a variety of causes of action challenging the proposed mergers, including that the named directors have breached their fiduciary duties in connection with the proposed mergers. Generally, the lawsuits allege that Mr. Hamm’s purchase offers are grossly inadequate and substantially below the fair value of the common units and were made in an effort to depress the value of the common units. The lawsuits further allege that the members of the Conflicts Committees are not capable of making a good faith decision regarding the proposed mergers because, among other allegations, (i) Mr. McNabb, Mr. Odell, Mr. Lyle, and Ms. Evans lack independence because they each receive a substantial salary from their service at Hiland Partners or Hiland Holdings, which are controlled by Mr. Hamm, (ii) the Conflicts Committees owe fiduciary duties to both the outside unitholders and Mr. Hamm, and (iii) there are certain other relationships between the members of the Conflicts Committees and Mr. Hamm that preclude independence. The plaintiffs in each lawsuit seek to enjoin Hiland Partners, Hiland Holdings, the general partner of each of Hiland Partners and Hiland Holdings, and their respective board members from proceeding with any transaction arising from Mr. Hamm’s going private proposals, along with compensatory damages.

On June 25, 2009, the Conflicts Committees moved to dismiss the Pasternack and Jones lawsuits, which are pending in Delaware, and on June 26, 2009, the Hiland Companies and certain other defendants joined in that motion. In the Rosenberg lawsuit, which is pending in Oklahoma, the plaintiff filed a motion seeking expedited discovery on June 17, 2009, and on June 24, 2009, the defendants filed a motion seeking to stay that lawsuit. A hearing on those motions is set for July 10, 2009. While the Hiland Companies do not believe these lawsuits have merit and intend to defend themselves vigorously, the Hiland Companies cannot predict the outcome of these lawsuits, or others, nor can they predict the amount of time and expense that will be required to resolve the lawsuits.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Hiland Partners or Hiland Holdings unitholders, other than the Hamm Continuing Investors or their affiliates, access to the partnership files of Hiland Partners or Hiland

Holdings or any other party to the mergers or to obtain counsel at the expense of Hiland Partners or Hiland Holdings or any other such party.

No Appraisal Rights

Holders of Hiland Partners common units and Hiland Holdings common units are not entitled to dissenters’ rights of appraisal under the partnership agreements or applicable Delaware law.

INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING

Date, Time and Place

Hiland Partners and Hiland Holdings will hold separate special meetings of common unitholders. Hiland Partners will hold a special meeting of common unitholders on          , 2009 at          , local time, at     . Hiland Holdings will hold a special meeting of common unitholders on          , 2009 at     , local time, at     .

Purpose

Hiland Partners

At the special meeting, Hiland Partners common unitholders will be asked:

1. To consider and vote on a proposal to approve (a) the Hiland Partners merger agreement, which, among other things, provides that HLND Merger Sub will merge with and into Hiland Partners, with Hiland Partners continuing as the surviving entity and (b) the Hiland Partners merger.

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Hiland Holdings

At the special meeting, Hiland Holdings common unitholders will be asked:

1. To consider and vote on a proposal to approve (a) the Hiland Holdings merger agreement, which, among other things, provides that HPGP Merger Sub will merge with and into Hiland Holdings, with Hiland Holdings continuing as the surviving entity and (b) the Hiland Holdings merger.

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum Requirement

Each of the Hiland Companies has fixed          , 2009, as the record date. Only holders of record of Hiland Partners common units or Hiland Holdings common units as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of Hiland Partners and Hiland Holdings, respectively. As of the record date, there were approximately           common units of Hiland Partners issued and outstanding held by approximately           holders of record. As of the record date, there were approximately           common units of Hiland Holdings issued and outstanding held by approximately           holders of record. Votes may be cast at the special meeting in person or by proxy.

Each holder of record of Hiland Partners common units at the close of business on the record date is entitled to one vote for each common unit then held on each matter submitted to a vote of unitholders at the Hiland Partners special meeting.

Each holder of record of Hiland Holdings common units at the close of business on the record date is entitled to one vote for each common unit then held on each matter submitted to a vote of unitholders at the Hiland Holdings special meeting.

At each of the special meetings, the presence, in person or by proxy, of common unitholders entitled to cast a majority of the votes entitled to be cast by the Hiland Partners common unitholders or the Hiland Holdings common unitholders, as applicable, will constitute a quorum for the special meeting. If you are a record holder on the record date and vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Hiland Partners common units and Hiland Holdings common units that are entitled to vote but are not voted (called abstentions) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding units for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting by Proxy

Holders of record can ensure that their units are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting for the Hiland Company in which you own units and vote. If you hold your units through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this joint proxy statement.

Voting Via Telephone or the Internet

Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by   A.M., New York time, on          , 2009.

If you own your Hiland Partners common units or Hiland Holdings common units in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of your revocation in person at the special meeting or in writing bearing a later date than your proxy, delivered to the Secretary of Hiland Partners prior to the special meeting, 205 West Maple, Suite 1100, Enid, Oklahoma 73701 (if you are a Hiland Partners unitholder) or the Secretary of Hiland Holdings, 205 West Maple, Suite 1100, Enid, Oklahoma 73701 (if you are a Hiland Holdings unitholder);

•	delivering to the Secretary of Hiland Partners or Hiland Holdings, as applicable, prior to the special meeting, a duly executed subsequent proxy (including a proxy delivered by telephone or the Internet) bearing a later date and indicating a contrary vote; or

•	attending the Hiland Partners or Hiland Holdings special meeting, as applicable, and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

If your units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Who to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact          , which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

Voting at the Special Meetings

Submitting a proxy now will not limit your right to vote at the applicable special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your units are held in “street name,” which means your units are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the units authorizing you to vote at the special meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required at Hiland Partners Special Meeting; How Units are Voted

Under the terms of the Hiland Partners merger agreement and the Hiland Partners partnership agreement, approval of the Hiland Partners merger agreement and the Hiland Partners merger requires the affirmative vote of the holders of (i) a majority of the outstanding common units of Hiland Partners held by the Hiland Partners public unitholders entitled to vote thereon voting as a class and (ii) a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon voting as a class.

Hiland Holdings, who, as of June 15, 2009, held units representing 100% of the total voting power of the Hiland Partners subordinated units, has entered into the Hiland Partners support agreement in which it has agreed to (i) maintain the ownership of its common units and subordinated units, (ii) vote its common units and subordinated units in favor of the approval of the Hiland Partners merger agreement, except in certain circumstances, and (iii) grant an irrevocable proxy to Parent for the purpose of voting in favor of the Hiland Partners merger agreement and the Hiland Partners merger, except in certain circumstances, as described above. See “Special Factors — Structure and Steps of the Mergers” beginning on page 122.

Pursuant to the Hiland Partners partnership agreement, the general partner of Hiland Partners may authorize its designated chairman of the special meeting to adjourn the special meeting. Subject to revocation, all units represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the approval of the Hiland Partners merger agreement and the Hiland Partners merger, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Hiland Partners merger agreement and the Hiland Partners merger. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

The proxy card confers discretionary authority on the persons named on the proxy card to vote the units represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this joint proxy statement, Hiland Partners does not know of any other matter to be raised at the Hiland Partners special meeting.

As of          , 2009, the record date, the directors and executive officers of the general partner of Hiland Partners held and were entitled to vote, in the aggregate, Hiland Partners common units representing approximately     % of the outstanding Hiland Partners common units. Hiland Partners believes that the directors and executive officers of the general partner of Hiland Partners intend to vote all of their Hiland

Partners common units FOR the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger. Pursuant to the terms of the Hiland Partners merger agreement and the Hiland Partners partnership agreement, however, the votes of directors and officers of the general partner of Hiland Partners will not be counted in determining if the Hiland Partner merger agreement and the Hiland Partners merger have been approved by a majority of the outstanding Hiland Partners common units owned by the Hiland Partners public unitholders.

Vote Required at Hiland Holdings Special Meeting; How Units are Voted

Under the terms of the Hiland Holdings merger agreement and the Hiland Holdings partnership agreement, the Hiland Holdings merger agreement and the Hiland Holdings merger requires the affirmative vote of (i) holders of a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class and (ii) holders of a majority of the outstanding common units of Hiland Holdings held by the Hiland Holdings public unitholders entitled to vote thereon voting as a class.

Harold Hamm, Continental Gas and the Hamm family trusts, who, as of June 15, 2009, collectively held 13,138,052 common units of Hiland Holdings representing approximately 60.8% of the total voting power of the Hiland Holdings common units, have entered into the Hiland Holdings support agreement in which they have agreed to (i) maintain the ownership of their common units, except in certain circumstances, (ii) vote their common units in favor of the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger, except in certain circumstances, and (iii) grant an irrevocable proxy to the designee of Hiland Holdings for the purpose of voting in favor of the Hiland Holdings merger agreement and the Hiland Holdings merger as described above. See “Special Factors — Structure and Steps of the Mergers,” beginning on page 122.

Pursuant to the Hiland Holdings partnership agreement, the general partner of Hiland Holdings may authorize its designated chairman of the special meeting to adjourn the special meeting. Subject to revocation, all units represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Hiland Holdings merger agreement and the Hiland Holdings merger. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

The proxy card confers discretionary authority on the persons named on the proxy card to vote the units represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this joint proxy statement, Hiland Holdings does not know of any other matter to be raised at the Hiland Holdings special meeting.

As of          , 2009, the record date, the directors and executive officers of the general partner of Hiland Holdings held and were entitled to vote, in the aggregate, Hiland Holdings common units representing approximately     % of the outstanding Hiland Holdings common units. Hiland Holdings believes that the directors and executive officers of the general partner of Hiland Holdings intend to vote all of their Hiland Holdings common units FOR the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger. Pursuant to the terms of the Hiland Holdings merger agreement and the Hiland Holdings partnership agreement, however, the votes of directors and officers of the general partner of Hiland Holdings will not be counted in determining if the Hiland Holdings merger agreement and the Hiland Holdings merger have been approved by a majority of the outstanding Hiland Holdings common units owned by the Hiland Holdings public unitholders.

Proxy Solicitation

This joint proxy statement is being furnished in connection with the solicitation of proxies by the Hiland Companies. Each of the Hiland Companies will bear its respective costs of soliciting proxies. These costs include the preparation, assembly and mailing of this joint proxy statement, the notice of the special meeting of unitholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Hiland Partners or Hiland Holdings common units. The directors, officers and regular employees of the Hiland Companies may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. The Hiland Companies have retained          , a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee estimated not to exceed $      plus expenses. The Hiland Companies may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Hiland Partners and Hiland Holdings common units. See “Special Factors — Estimated Fees and Expenses” for more information about the fees the Hiland Companies expect to pay in connection with the mergers.

Please do not send any certificates representing Hiland Partners common units or Hiland Holdings common units with your proxy card. If the mergers are completed, the procedure for the exchange of certificates representing common units of Hiland Partners or Hiland Holdings will be as described in this joint proxy statement. For a description of procedures for exchanging certificates representing common units of Hiland Partners or Hiland Holdings for the merger consideration following completion of the mergers, see “The Hiland Partners Merger Agreement — Payment for Hiland Partners Common Units in the Merger” and “The Hiland Holdings Merger Agreement — Payment for Hiland Holdings Common Units in the Merger.”

ADJOURNMENT

Pursuant to the partnership agreements of Hiland Partners and Hiland Holdings, the respective general partner of each of Hiland Partners and Hiland Holdings may authorize its designated chairman of the special meeting to adjourn the respective special meeting. The general partner of Hiland Partners or Hiland Holdings may adjourn its respective special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date. If the requisite unitholder vote to approve the merger agreements and the mergers has not been received at the time of the special meeting (or such adjourned meeting) of either Hiland Company, such Hiland Company may choose to solicit additional proxies in favor of the applicable merger agreement and merger.

OTHER MATTERS

Other Matters for Action at the Special Meetings

As of the date of this joint proxy statement, the Board of Directors of each of Hiland Partners and Hiland Holdings know of no matters that will be presented for consideration at their respective special meetings other than as described in this joint proxy statement.

Householding of Special Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and joint proxy statement may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of a joint proxy statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to          , we will provide a separate copy of the proxy statements. In addition, unitholders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written or oral request to           at the address and telephone number stated above.

THE HILAND PARTNERS MERGER AGREEMENT

The following is a summary of the material terms of the Hiland Partners merger agreement, a copy of which is attached as Annex A to this joint proxy statement. The provisions of the Hiland Partners merger agreement are extensive and not easily summarized. You should carefully read the Hiland Partners merger agreement in its entirety because it, and not this joint proxy statement, is the legal document that governs the merger. In addition, you should read “Special Factors — Structure and Steps of the Mergers — The Hiland Partners Merger” beginning on page 122.

This summary of the Hiland Partners merger agreement is included to provide you with information regarding the terms of the Hiland Partners merger agreement and is not intended to provide any other factual information about Hiland Partners or the other parties to the Hiland Partners merger agreement. The Hiland Partners merger agreement contains representations and warranties by each of the parties to the Hiland Partners merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the Hiland Partners merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Hiland Partners merger agreement, which disclosures are not reflected in the Hiland Partners merger agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Hiland Partners merger agreement or such other date or dates as may be specified in the Hiland Partners merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Additional information about Hiland Partners may be found elsewhere in this joint proxy statement and Hiland Partners’ other public filings. Please see “Where You Can Find More Information,” beginning on page 191.

Structure of the Merger

At the closing of the Hiland Partners merger, HLND Merger Sub will merge with and into Hiland Partners and the separate existence of HLND Merger Sub will cease. Hiland Partners will be the surviving entity in the Hiland Partners merger and will continue to be a Delaware limited partnership after the Hiland Partners merger. The Hiland Partners partnership agreement, as in effect immediately prior to the effective time of the Hiland Partners merger, will be the partnership agreement of the surviving entity until thereafter changed or amended in accordance with the provisions of the Hiland Partners partnership agreement and applicable law.

When the Merger Becomes Effective

The closing of the Hiland Partners merger will take place on a date to be specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the closing conditions stated in the Hiland Partners merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties. The Hiland Partners merger will become effective at the time, which we refer to as the “effective time” of the Hiland Partners merger, when Hiland Partners files a certificate of merger with the Secretary of State of the State of Delaware, or at such later date or time as Parent and Hiland Partners agree in writing and specify in the certificate of merger.

Effect of the Merger on the Common Units and Certain Other Securities of Hiland Partners and HLND Merger Sub

Each common unit of Hiland Partners (other than common units owned by Hiland Holdings and restricted common units owned by certain employees of Hiland Partners as described below) which we sometimes refer to as the “Hiland Partners rollover common unitholders” outstanding immediately prior to the closing of the Hiland Partners merger, will be cancelled and convert automatically into the right to receive $7.75 in cash. Restricted common units held by non-employee members of the Hiland Partners Board of Directors will vest immediately prior to the effective time and automatically convert into the right to receive the Hiland Partners merger consideration.

Other restricted common units, phantom units and unit option awards issued pursuant to the Hiland Partners, LP Long-Term Incentive Plan that remain outstanding as of the effective time of the Hiland Partners merger will remain outstanding in accordance with their respective terms as equity awards in the surviving entity in the Hiland Partners merger. Additionally, the following partnership interests shall be unaffected and remain outstanding as partnership interests in the surviving entity in the Hiland Partners merger, and their holders will not receive any consideration as part of the Hiland Partners merger:

•	2,321,471 Hiland Partners common units owned by Hiland Holdings;

•	3,060,000 subordinated units representing limited partners interests in Hiland Partners (the “subordinated units”) owned by Hiland Holdings;

•	the 2% general partner interest in Hiland Partners, represented by 191,186 general partner units owned by the general partner of Hiland Partners; and

•	the incentive distribution rights in Hiland Partners owned by the general partner of Hiland Partners.

Upon closing of the Hiland Partners merger, each limited liability company unit of HLND Merger Sub outstanding immediately prior to the closing will automatically convert into one common unit of the surviving entity.

Payment for Hiland Partners Common Units in the Merger

At or prior to the effective time of the Hiland Partners merger, Parent and HLND Merger Sub will deposit, or cause to be deposited with          , as paying agent, in trust for the benefit of the holders of Hiland Partners common units (other than those holders who will not receive the Hiland Partners merger consideration, as described above), sufficient cash to pay to the Hiland Partners common unitholders (other than the Hiland Partners rollover common unitholders) the merger consideration of $7.75 per unit. As soon as reasonably practicable but in any event not later than five business days following the effective time of the Hiland Partners merger, Parent will cause the paying agent to mail to each record holder of common units of Hiland Partners that were converted into the right to receive the Hiland Partners merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented common units of Hiland Partners or non-certificated common units represented by book-entry in exchange for the Hiland Partners merger consideration.

Upon surrender of the certificates or book-entry common units and a duly completed and validly executed letter of transmittal, together with any other documents required by the letter of transmittal or customarily required by the paying agent, a holder of Hiland Partners common units will be entitled to receive a check for the aggregate Hiland Partners merger consideration owed to such unitholder. No interest will be paid or accrue on the Hiland Partners merger consideration. Parent, the surviving entity in the Hiland Partners merger and the paying agent will be entitled to deduct and withhold from the payment of the Hiland Partners merger consideration amounts that are required to be withheld or deducted under applicable tax laws.

No transfers of Hiland Partners common units will be made on the unit transfer register of Hiland Partners from and after the effective time of the Hiland Partners merger. In the event of a transfer of ownership of common units that is not registered in the unit transfer register of Hiland Partners, a check for any cash to be paid upon surrender of the certificate formerly representing those shares may be paid to the transferee if the certificate is presented to the paying agent with all documents required to evidence and effect the transfer of the shares and to evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

Representations and Warranties

The Hiland Partners merger agreement contains representations and warranties of Hiland Partners and its general partner (which we collectively refer to as the “Hiland Parties”) and of Parent and HLND Merger Sub (which we refer to as the “HLND Parent Parties”) as to, among other things:

•	legal organization, existence and good standing, including, as to the Hiland Parties, with respect to its subsidiaries;

•	corporate, partnership or similar power and authority to enter into the Hiland Partners merger agreement and to consummate the transaction contemplated by the Hiland Partners merger agreement and due authorization of the execution, delivery and performance of the Hiland Partners merger agreement and the consummation of the Hiland Partners merger;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of, the transactions contemplated by the Hiland Partners merger agreement;

•	the absence of materially misleading statements or omissions in required filings with the SEC, or information provided in connection with required filings with the SEC (including this joint proxy statement) in connection with the Hiland Partners merger;

•	the absence of any fees owed to investment bankers, finders or brokers in connection with the Hiland Partners merger, other than those specified in the Hiland Partners merger agreement.

The Hiland Partners merger agreement contains representations and warranties of the Hiland Parties as to, among other things:

•	the capitalization of the Hiland Parties and the absence of certain rights to purchase or acquire equity securities of the Hiland Parties, the absence of any bonds or other obligations allowing holders the right to vote with unitholders of the Hiland Parties and the absence of unitholder agreements or voting trusts to which the Hiland Parties is a party, other than those specified in the Hiland Partners merger agreement;

•	the financial statements of Hiland Partners and its subsidiaries included or incorporated by reference into Hiland Partners’ SEC filings;

•	the absence of certain undisclosed indebtedness or liabilities, other than those incurred or accrued in the ordinary course of business consistent with past practices since December 31, 2008;

•	compliance with laws by the Hiland Parties;

•	environmental matters and compliance with environmental laws by the Hiland Parties;

•	the Hiland Parties’ employee benefit plans and other agreements with their employees;

•	the absence of certain changes since December 31, 2008;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to the Hiland Parties, except as otherwise disclosed to the HLND Parent Parties by the Hiland Parties;

•	the payment of taxes, the filing or tax returns and other tax matters;

•	labor matters related to the Hiland Parties;

•	property owned and certain rights-of-way sufficient for the conduct of the Hiland Parties’ businesses;

•	the opinion received by the Hiland Parties from Jefferies & Company;

•	the required approvals of the Hiland Partners merger agreement and the Hiland Partners merger, including the approval by the Hiland Partners unitholders at the special meeting;

•	material contracts of the Hiland Parties and the performance of obligations thereunder; and

•	the absence of any approval requirements under any state takeover statutes.

The Hiland Partners merger agreement also contains representations and warranties of the HLND Parent Parties as to, among other things:

•	the HLND Parent Parties’ ability to finance the Hiland Partners merger and certain related costs;

•	the ownership of HLND Merger Sub and the absence of any previous business activities by HLND Merger Sub other than in connection with the transactions contemplated by the Hiland Partners merger agreement;

•	the access to information about the Hiland Parties that has been provided to the HLND Parent Parties; and

•	the limitation of the Hiland Parties’ representations and warranties to those set forth in the Hiland Partners merger agreement or in certificates entered into in connection with the Hiland Partners merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause.

For purposes of the Hiland Partners merger agreement, a “material adverse effect” means, with respect to Hiland Partners, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of Hiland Partners and its subsidiaries, taken as a whole, or on the ability of the Hiland Parties to perform their obligations under the Hiland Partners merger agreement or to consummate the Hiland Partners merger.

In any case, however, a “material adverse effect” with respect to Hiland Partners will not include:

•	facts, circumstances, events, changes, effects or occurrences:

•	generally affecting the midstream oil and gas or gathering and processing industries (including commodity prices);

•	generally affecting the economy or the financial or securities markets in the United States or globally (including interest rates); or

•	generally affecting regulatory or political conditions in the United States or globally,

except, with respect to the above three bullet-points, for any fact, circumstance, event, change, effect or occurrence that affects the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of Hiland Partners and its subsidiaries, taken as a whole, in a disproportionately adverse manner, compared to other participants in the midstream oil and gas or gathering and processing industries;

•	facts, circumstances, events, changes, effects or occurrences:

•	caused by compliance with the terms of the Hiland Partners merger agreement (including omissions required by the Hiland Partners merger agreement);

•	caused by the announcement or pendency of the Hiland Partners merger (including litigation brought by any holder of common or subordinated units in Hiland Partners (on their own behalf or on behalf of Hiland Partners) or loss of or adverse changes in relationships with employees, customers or suppliers of Hiland Partners); or

•	caused by any action taken or omitted to be taken by an officer of the general partner of Hiland Partners at the direction of Parent or HLND Merger Sub or Harold Hamm (other than (i) in his capacity as part of, (ii) in accordance with authority delegated to him by, or (iii) as otherwise authorized by, the Hiland Partners Board of Directors or any committee thereof);

•	changes in applicable statutes, regulations, statutory rules, order, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, governmental entity, statutory body or self-regulatory authority (including the NASDAQ Global Select Market) after the date hereof;

•	changes in generally accepted accounting principles in the United States, or “GAAP,” after the date hereof;

•	a decrease in the market price of Hiland Partners common units (except that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease has resulted in, or contributed to, a material adverse effect);

•	any failure by the Hiland Parties to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings (except that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect);

•	a failure, if any, of Hiland Operating, LLC (a subsidiary of Hiland Partners) to be in compliance with:

•	the Interest Coverage Ratio required by Section 6.17 of the Hiland Operating Credit Agreement; or

•	the Leverage Ratio required by Section 6.18 of the Hiland Operating Credit Agreement,

except that failure to be in compliance with the above ratios will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such default has resulted in, or contributed to, a material adverse effect; or

•	any decrease in distributions in respect of the Hiland Partners common units (except that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease has resulted in, or contributed to, a material adverse effect).

For purposes of the Hiland Partners merger agreement, a “material adverse effect” means, with respect to the HLND Parent Parties, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or HLND Merger Sub to consummate the Hiland Partners merger and the other transactions contemplated by the Hiland Partners merger agreement.

Agreements Related to the Conduct of Business

The Hiland Partners merger agreement provides that, subject to certain exceptions or as consented to in writing by Parent, during the period from the signing of the Hiland Partners merger agreement to the effective time of the Hiland Partners merger, the Hiland Parties, among other things, will, and will cause their subsidiaries to,

•	conduct their business in the ordinary course consistent with past practices;

•	use commercially reasonable efforts to (i) maintain and preserve intact their business organization and material rights and franchises, (ii) retain the services of their current officers and employees and consultants and (iii) maintain and preserve in all material respects their relationships with customers, suppliers and others having business dealings with them; and

•	take no action that would materially adversely affect or delay the ability of any of the parties to the Hiland Partners merger agreement from obtaining any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Hiland Partners merger agreement, performing its covenants and agreements under the Hiland Partners merger agreement or consummating the transactions contemplated by the Hiland Partners merger agreement, or that would otherwise materially delay or prohibit consummation of the Hiland Partners merger or other transactions contemplated by the Hiland Partners merger agreement.

Specifically, the Hiland Parties agreed, subject to certain exceptions or as consented to in writing by Parent (whose consent may not be unreasonably withheld, conditioned or delayed) not to (and cause any of their subsidiaries not to) do, or agree to do, any of the following:

•	make any changes in any of their organizational or governing documents, other than changes expressly provided for in the Hiland Partners merger agreement;

•	issue, deliver or sell or authorize, or propose the issuance, delivery or sale of, any interests or equity securities in Hiland Partners or its subsidiaries or securities convertible into interests or equity securities in Hiland Partners or its subsidiaries or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating them to issue any such interests or equity securities in Hiland Partners or its subsidiaries, other than restricted common units, phantom units or unit options granted to current or new employees under the Hiland Partners, LP Long-Term Incentive Plan in a manner consistent with past practice of up to 50,000 Hiland Partners common units in the aggregate;

•	except for any distributions from Hiland Partners’ subsidiaries to Hiland Partners, declare, set aside or pay any distributions in respect of interests in Hiland Partners or other ownership interests, or split, combine or reclassify any of the interest in Hiland Partners or other ownership interests or issue or authorize the issuance of any other interests in Hiland Partners or other ownership interests in respect of, in lieu of or in substitution for any of the interests in Hiland Partners or other ownership interests, or purchase, redeem or otherwise acquire, directly or indirectly, any of the interests in Hiland Partners or other ownership interests other than repurchases of interests in Hiland Partners in accordance with the Hiland Partners, LP Long-Term Incentive Plan;

•	merge into or with any other entity;

•	make any acquisition of, capital contribution to or investment in assets or stock of any person, whether by way of merger, consolidation, tender offer, share exchange or other activity other than as provided for in the Hiland Partners’ 2009 annual budget, which we refer to in this joint proxy statement as the “Hiland Partners budget,” and other than:

•	ordinary-course overnight investments consistent with past cash management practices;

•	investments in wholly owned subsidiaries;

•	investments in an entity which is not a subsidiary, but in which Hiland Partners owns less than a 100% interest, as of the date of the Hiland Partners merger agreement as required under the governing documents of such partially-owned entities;

•	investments by the general partner of Hiland Partners in Hiland Partners pursuant to the Hiland Partners partnership agreement; and

•	acquisitions, capital contributions or investments in addition to those contemplated in the four bullet-points above up to an aggregate amount of $1,000,000; provided that the aggregate amount of consideration for such acquisitions, capital contributions or investments contemplated by the four bullet-points above may not exceed $2,000,000 in the aggregate;

•	enter into, amend in any material way or terminate any material contract or agreement, or waive any material rights under any material agreement, other than in the ordinary course of business and consistent with past practice or as otherwise permitted under the Hiland Partners merger agreement;

•	acquire or lease assets or properties, individually or in a series of transactions, with a cost in excess of $250,000 other than as provided for in the Hiland Partners budget or other provision of the Hiland Partners merger agreement;

•	incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities other than in connection with:

•	borrowings in the ordinary course of business or provided for in the Hiland Partners budget, in each case in accordance with any existing bank credit facilities;

•	the refinancing or replacement of existing indebtedness (provided that such refinancing or replacement is on substantially comparable terms);

•	other than as permitted in the two bullet-points above, the incurrence by Hiland Partners of up to $1,000,000 in principal amount of indebtedness; and

•	a transaction that is permitted by other provisions of the Hiland Partners merger agreement;

•	subject to certain exceptions, sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $1,000,000 in the aggregate;

•	grant any security interest with respect to, pledge or otherwise encumber any assets other than permitted encumbrances under the Hiland Partners merger agreement and security interests granted after June 1, 2009:

•	with respect to assets acquired after June 1, 2009 as permitted under the Hiland Partners merger agreement; or

•	with respect to assets already owned prior to June 1, 2009, pursuant to the requirements of existing financial arrangements;

•	settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000, other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the financial statements of Hiland Partners or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor;

•	settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a material adverse affect on the Hiland Parties, as defined in the Hiland Partners merger agreement;

•	except as disclosed to the HLND Parent Parties by Hiland Partners or as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $1,000,000 in the aggregate, unless otherwise permitted by the Hiland Partners merger agreement;

•	make any material change in their tax methods, principles or elections;

•	make any material change to their financial reporting and accounting methods other than as required by a change in GAAP;

•	grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing employee benefit plan or agreement or by applicable law;

•	amend any existing employment or severance or termination contract with any executive officer;

•	become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement or amend any existing employee benefit plan, if such amendment would have the effect of materially enhancing any benefits thereunder; or

•	voluntarily dissolve or otherwise adopt or vote to adopt a plan of complete or partial dissolution or liquidation.

Provided, however, that any action taken or omitted to be taken by an officer of a Hiland Party at the direction of any of the HLND Parent Parties or Mr. Hamm (other than (1) in his capacity as part of, (2) in accordance with authority delegated to him by, or (3) as otherwise authorized by, the Hiland Partners Board of Directors or any committee thereof) that would otherwise constitute a breach of the “Conduct of Business” covenants described in this section, will not constitute a breach of the Hiland Partners merger agreement

Other Covenants and Agreements

Investigation

The Hiland Parties must afford to the HLND Parent Parties and their advisors reasonable access during normal business hours after reasonable prior notice, during the period prior to the effective time of the Hiland Partners merger, to the offices, properties, books and records of the Hiland Parties and their subsidiaries and provide to the HLND Parent Parties such financial and other data as they may reasonably request related to the Hiland Parties and their subsidiaries, including furnishing to Parent the financial results of Hiland Partners and its subsidiaries in advance of any filing by Hiland Partners with the SEC or other public disclosure containing financial results. The Hiland Parties also agreed to instruct their employees and advisors to cooperate with Parent in its investigations described in this paragraph. The Hiland Parties are not required to furnish information to Parent to the extent such information is privileged or the furnishing of such information is prohibited by law or an existing contract or agreement.

Parent will hold, and will cause its advisors to hold, any material or competitively sensitive non-public information concerning the Hiland Parties or their subsidiaries confidential. The general partner of Hiland Partners was obligated to, and has, provided Parent (solely for informational purposes) the fairness opinion of Jefferies & Company prepared in connection with the Hiland Partners merger.

No Solicitation

The Hiland Parties may not, and must cause their officers, directors, employees, agents and representatives (their “representatives”) not to, and must use their reasonable best efforts to cause each of the subsidiaries of Hiland Partners and their representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or make or complete, an alternative proposal (as defined below);

•	engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Hiland Parties and their subsidiaries, in connection with, or have any discussions with any person relating to, an alternative proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an alternative proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal;

•	amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement;

•	take, encourage or facilitate any of the above actions in connection with the Hiland Holdings merger and any alternatives thereto; or

•	resolve to propose or agree to do any of the above.

In addition, upon the signing of the Hiland Partners merger agreement, the Hiland Parties and their representatives were obligated, and agreed to use their reasonable best efforts to cause each of their subsidiaries and their representatives to, immediately cease any existing solicitations, discussions or negotiations with any person (other than the HLND Parent Parties) that had made or indicated an intention to make an alternative proposal. The Hiland Parties agreed to promptly, and in any event not later than ten days following the date the Hiland Partners merger agreement was signed, request that each person who had executed a confidentiality agreement with a Hiland Party in connection with that person’s consideration of a transaction involving any Hiland Party or any subsidiary of a Hiland Party that would constitute an alternative proposal return or destroy all non-public information furnished to that person by or on behalf of the Hiland Parties.

Notwithstanding the foregoing, prior to approval of the Hiland Partners merger agreement and Hiland Partners merger by the unitholders as required in the Hiland Partners merger agreement, the Hiland Parties may, in response to an unsolicited alternative proposal which did not result from or arise in connection with a breach of the no solicitation covenant described in the first paragraph under “— No Solicitation” above and which the Hiland Partners Conflicts Committee determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes or could reasonably be expected to result in a superior proposal (as defined below):

•	furnish information with respect to the Hiland Parties and their subsidiaries to the person making such alternative proposal and its representatives pursuant to an executed confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the form of confidentiality agreement attached as an exhibit to the Hiland Partners merger agreement; and

•	participate in discussions or negotiations with such person and its representatives regarding such alternative proposal.

In this case, Parent is entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Hiland Parties furnishing information to the person making such alternative proposal or its representatives. Additionally, the Hiland Parties must simultaneously provide or make available to Parent any non-public information concerning the Hiland Parties and their subsidiaries that is provided to the person making such alternative proposal or its representatives, which was not previously provided or made available to Parent.

The Hiland Parties also agreed to promptly (and in any event within 24 hours) advise Parent orally and in writing of the receipt by either of them of any alternative proposal or any request for non-public information relating to the Hiland Parties and their subsidiaries, other than requests for information in the ordinary course of business consistent with past practice and not reasonably expected to be related to an alternative proposal, including in each case the identity of the person making any such alternative proposal or request and the material terms and conditions of any such alternative proposal or request (including copies of any document or correspondence evidencing such alternative proposal or request).

The Hiland Parties must keep Parent reasonably informed on a current basis of the status (including any material change to the terms thereof) of any such alternative proposal or request.

Neither the Hiland Partners Board of Directors nor any committee thereof may withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, its recommendation to the common unitholders to approve the Hiland Partners merger, unless, prior to the receipt of the requisite approval of the holders of Hiland Partners common units as required under the Hiland Partners merger agreement and the Hiland Partners partnership agreement:

•	the Hiland Partners Board of Directors or the Hiland Partners Conflicts Committee determines in good faith, after consultation with its respective outside counsel and financial advisors, that a change in its recommendation would be in the best interests of the holders of Hiland Partners common units (other than the general partner of Hiland Partners and its affiliates, including Hiland Holdings); and

•	the Hiland Partners Board of Directors or the Hiland Partners Conflicts Committee, as applicable, provides Parent with at least three business days’ advance written notice of its intention to change its recommendation and specifying the material events giving rise thereto, then the Hiland Partners Board of Directors or the Hiland Partners Conflicts Committee, as applicable, may change its recommendation.

The restrictions summarized above are inapplicable to any discussions or negotiations with the lenders under the Hiland Operating Credit Agreement regarding debt financing transactions with such lenders that may involve equity issuances that would constitute an alternative proposal. In addition, nothing contained in the Hiland Partners merger agreement prohibits the Hiland Parties or the Hiland Partners Board of Directors or any committee thereof from disclosing to the Hiland Partners unitholders a position in response to any tender offer as required by the SEC.

As used in the Hiland Partners merger agreement, “alternative proposal” means any inquiry, proposal or offer from any person or group of persons other than the HLND Parent Parties, relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions:

•	a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving any Hiland Party or any of their subsidiaries;

•	the issuance by the Hiland Partners of any general partner interest or any class of partnership interests constituting more than 15% of such class of partnership interests; or

•	the acquisition in any manner, directly or indirectly, of any general partner interest, any class of partnership interests constituting more than 15% of such class of partnership interests or more than 15% of the consolidated total assets of the Hiland Parties and their subsidiaries (including equity interests in any subsidiary or partially owned entity of Hiland Partners), in each case other than the Hiland Partners merger and the Hiland Holdings Merger.

As used in the Hiland Partners merger agreement, “superior proposal” shall mean any written alternative proposal:

•	on terms which the Hiland Partners Conflicts Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Hiland Partners common units (other than the general partner of Hiland Partners and its affiliates, including Hiland Holdings); and

•	that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition “Superior Proposal,” the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “55%.”

In determining if a proposal is more favorable, from a financial point of view to the holders of Hiland Partners common units than the Hiland Partners merger, the Hiland Partners Conflicts Committee may not consider any interests that any holder may have other than as a unitholder of Hiland Partners entitled to the Hiland Partners merger consideration and will take into account all the terms and conditions of such proposal, and the Hiland Partners merger agreement (including any proposal or offer by the HLND Parent Parties to amend the terms of the Hiland Partners merger agreement and the Hiland Partners merger).

Filings and Other Actions

Upon signing of the Hiland Partners merger agreement, the Hiland Parties were obligated to prepare and file this joint proxy statement as soon as reasonably practicable. The Hiland Parties and Parent were obligated to prepare and file the Schedule 13E-3 as soon as reasonably practicable and both parties are obligated to use their commercially reasonable efforts to have this joint proxy statement and the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing.

Additionally, the Hiland Parties agreed to:

•	take all action necessary in accordance with applicable laws and the Hiland Partners partnership agreement to duly call, give notice of, convene and hold a meeting of the Hiland Partners unitholders as promptly as reasonably practicable following the mailing of this joint proxy statement for the purpose of obtaining the necessary unitholder approvals under the Hiland Partners merger agreement and the Hiland Partners partnership agreement of the Hiland Partners merger and the Hiland Partners merger agreement; and

•	unless there is a change in the recommendation of the Hiland Partners Board of Directors or Hiland Partners Conflicts Committee, use all commercially reasonable efforts to solicit from Hiland Partners unitholders proxies in favor of the adoption and approval of the Hiland Partners merger agreement and the Hiland Partners merger.

Unless the Hiland Partners merger agreement is terminated pursuant to its terms, the Hiland Parties must take all of the actions described in the first bullet point in the previous paragraph regardless of whether or not there has been a change in the recommendation of the Hiland Partners Board of Directors or the Hiland Partners Conflicts Committee.

Equity Awards

The Hiland Partners, LP Long-Term Incentive Plan and each award of restricted units (except awards held by nonemployee members of the Board of Directors as described in “— Effect of the Merger on the Common Units and Certain Other Securities of Hiland Partners and Merger Sub” above), phantom units and options outstanding under the Hiland Partners, LP Long-Term Incentive Plan immediately prior to the effective time of the Hiland Partners merger will remain outstanding in accordance with its terms as a plan or equity compensation award, as applicable, of the surviving entity and shall be unaffected by the transactions contemplated by the Hiland Partners merger agreement. Hiland Partners has agreed to take any action necessary pursuant to the Hiland Partners, LP Long-Term Incentive Plan to achieve this result.

Efforts to Complete the Hiland Partners Merger

The HLND Parent Parties and the Hiland Parties shall, and the Hiland Parties shall cause the subsidiaries of Hiland Partners and partially owned entities to, use their commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Hiland Partners merger and the other transactions contemplated by the Hiland Partners merger agreement including:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Hiland Partners merger agreement or the consummation of the transactions contemplated hereby; and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

In addition, Parent is obligated to use its reasonable best efforts to obtain the funding for the Hiland Partners merger in accordance with the funding commitment letters provided by Mr. Hamm to Parent and described in “Special Factors — Financing of the Mergers,” beginning on page 124.

The Hiland Parties and the HLND Parent Parties have agreed to:

•	make their respective filings and thereafter make any other required submissions under the HSR Act;

•	use commercially reasonable efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the Hiland Partners merger agreement and the consummation of the transactions contemplated hereby;

•	use commercially reasonable efforts to cooperate with each other in timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

•	use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Hiland Partners merger and the other transactions contemplated by the Hiland Partners merger agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, any federal, state or foreign antitrust enforcement authorities or competition authorities or other governmental entities may assert in connection with the HSR Act, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under regulatory law with respect to the Hiland Partners merger and the other transactions contemplated by the Hiland Partners merger agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the Hiland Partners merger so as to enable the closing to occur as soon as reasonably possible; and

•	subject to applicable legal limitations and the instructions of any governmental entity, use commercially reasonable efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Hiland Partners merger agreement, including to the extent permitted by law promptly furnishing the other with copies of notices or other communications received by the Hiland Parties or any of their subsidiaries or the HLND Parent Parties, as the case may be, from any third party and/or any governmental entity with respect thereto.

The Hiland Parties and the HLND Parent Parties agreed that, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Hiland Partners merger or any other transaction contemplated by this Hiland Partners merger agreement, each of the Hiland Parties or the HLND Parent Parties shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Hiland Partners merger or any other transactions contemplated by the Hiland Partners merger agreement.

The HLND Parent Parties and the Hiland Parties have agreed that any of the parties to the Hiland Partners merger agreement may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under the covenant described in this section as material that may be given only to the outside regulatory counsel of the recipient and not disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the HLND Parent Parties or the Hiland Parties as the case may be) or its legal counsel. Materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Hiland Partners common units or the business of the Hiland Parties and their subsidiaries.

Takeover Statute

If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Hiland Partners merger or the other transactions contemplated by the Hiland Partners merger agreement or the Hiland Partners support agreement or the Hiland Partners commitment letter, each of the Hiland Parties or the HLND Parent Parties have agreed to grant such approvals and take such actions as are reasonably necessary so that the Hiland Partners merger, the Hiland Partners support agreement or the Hiland Partners commitment letter, and the other transactions contemplated by the Hiland Partners merger agreement and thereby may be consummated as promptly as practicable on the terms contemplated in the Hiland Partners merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Hiland Partners merger, the Hiland Partners support agreement or the Hiland Partners commitment letter, and the other transactions contemplated hereby and thereby.

Public Announcements

The Hiland Parties and the HLND Parent Parties have agreed to consult with and provide each other the opportunity to review and comment (which shall be considered reasonably and in good faith by the other parties) upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to the Hiland Partners merger agreement or the transactions contemplated therein and shall not issue any such press release or other public statement or comment prior to such consultation and opportunity to review and comment except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. Any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not, however, require the prior approval of such other party.

Indemnification and Insurance

The partnership agreement of the surviving entity shall not, with respect to indemnification of directors and officers, be amended, repealed or otherwise modified after the effective time of the Hiland Partners merger in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the effective time of the Hiland Partners merger were identified as prospective indemnitees under the Hiland Partners partnership agreement in respect of actions or omissions occurring at or prior to the effective time of the Hiland Partners merger (including the transactions contemplated by the Hiland Partners merger agreement).

For a period of six years after the effective time of the Hiland Partners merger, Parent and the general partner of Hiland Partners shall, and Parent and the general partner of Hiland Partners shall cause the surviving entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the effective time of the Hiland Partners merger, or has been at any time prior to the effective time of the Hiland Partners merger, an officer or director of any of the Hiland Parties or their subsidiaries and each person who immediately prior to the effective time of the Hiland Partners merger is serving or prior to the effective time of the Hiland Partners merger has served at the request of any of the Hiland Parties or their subsidiaries as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan of the Hiland Parties or their subsidiaries who are or at any time prior to the effective time were covered by the existing officers’ and directors’ liability insurance applicable to the Hiland Parties or their subsidiaries on terms substantially no less advantageous to the indemnified persons described in this paragraph than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time of the Hiland Partners merger (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the effective time of the Hiland Partners merger).

Hiland Partners shall cause (and Parent, following the closing of the Hiland Partners merger, shall continue to cause) coverage to be extended under the existing officers’ and directors’ liability insurance applicable to the Hiland Parties or their subsidiaries by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing officers’ and directors’ liability insurance, and such “tail” policy shall satisfy the requirements summarized in this section. In no event, however, will Parent be required to spend more than 250% of the last annual premium paid by the Hiland Parties and their subsidiaries prior to the signing date of the Hiland Partners merger agreement per policy year of coverage under such “tail” policy. If the cost per policy year of such insurance exceeds 250% of the last annual premium, Parent shall purchase as much coverage per policy year as reasonably obtainable for the amount equal to 250% of the last annual premium.

In the event Parent, the general partner of Hiland Partners or any of their respective successors or assigns:

•	consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger; or

•	transfers all or substantially all of its properties and assets to any person then and in either such case, Parent or the general partner of Hiland Partners, as the case may be, shall cause proper provision to be made so that its successors or assigns shall assume the obligations summarized in this “Indemnification and Insurance” section.

Unitholder Litigation

The Hiland Parties have agreed to give Parent the opportunity to participate in the defense or settlement of any unitholder litigation against any of the Hiland Parties or their subsidiaries and/or their respective directors relating to the Hiland Partners merger or any other transactions contemplated in the Hiland Partners merger agreement and not to agree to any settlement shall without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).

Notification of Certain Matters

The Hiland Parties and the HLND Parent Parties have agreed to give prompt notice to each other of:

•	any notice or other communication received by such party from any governmental entity in connection with the Hiland Partners merger or the other transactions contemplated in the Hiland Partners merger agreement or from any person alleging that the consent of such person is or may be required in connection with the Hiland Partners merger or the other transactions contemplated in the Hiland Partners merger agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Hiland Partners, the surviving entity or Parent,

•	any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Hiland Partners merger or the other transactions contemplated in the Hiland Partners merger agreement; and

•	the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would, individually or in the aggregate, cause or result in a material adverse effect to the Hiland Parties or the HLND Parent Parties.

The Hiland Parties shall reasonably cooperate with the HLND Parent Parties in efforts to mitigate any adverse consequences to the HLND Parent Parties which may arise from any criminal or regulatory investigation or action involving any of the Hiland Parties or their subsidiaries (including by coordinating and providing assistance in meeting with regulators).

Rule 16b-3

Prior to the effective time of the Hiland Partners merger, Hiland Partners has agreed to take such steps as may be reasonably requested by any party to the Hiland Partners merger agreement to cause dispositions of Hiland Partners equity securities (including derivative securities) pursuant to the transactions contemplated by the Hiland Partners merger agreement by each individual who is a director or officer of the general partner of Hiland Partners to be exempt from short-swing profits liability under the Exchange Act.

Conditions to Completion of the Hiland Partners Merger

The obligations of the Hiland Parties and the HLND Parent Parties to effect the Hiland Partners merger shall be subject to the fulfillment or waiver by all parties, at or prior to the effective time of the Hiland Partners merger, of each of the following mutual conditions:

•	the approval of the holders of (i) a majority of the outstanding common units of Hiland Partners (excluding common units owned by Hiland Partners’ general partner, its affiliates, including Hiland Holdings, and the directors and officers of Hiland Partners) entitled to vote thereon and (ii) a majority of the outstanding subordinated units of Hiland Partners entitled to vote thereon to approve the Hiland Partners merger agreement must be obtained;

•	no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Hiland Partners merger shall be in effect; and

•	any waiting period under the HSR Act applicable to the consummation of the Hiland Partners merger shall have expired or been earlier terminated.

The obligations of the Hiland Parties to effect the Hiland Partners merger are further subject to the fulfillment at or prior to the effective time of the Hiland Partners merger of each of the following conditions, any one or more of which may be waived in whole or in part by the Hiland Parties:

•	(1) the representations and warranties of the HLND Parent Parties as to qualification, organization, authority, no violation, and consents and approvals shall be true and correct in all respects, in each case at and as of the date of the Hiland Partners merger agreement and at and as of the closing as though made at and as of the closing date and (2) the representations and warranties of the HLND Parent Parties set forth in the Hiland Partners merger agreement (other than those referenced in clause (1) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Parent material adverse effect qualifiers therein) at and as of the date of the Hiland Partners merger agreement and at and as of the closing as though made at and as of the closing, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Parent; provided, however, that, with respect to clauses (1) and (2) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (1) or (2), as applicable) only as of such date or period;

•	the HLND Parent Parties shall have performed all obligations and complied with all covenants required by the Hiland Partners merger agreement to be performed or complied with by them that are qualified by materiality or a material adverse effect qualifier and shall have in all material respects performed all other obligations and complied with all other covenants required by the Hiland Partners merger agreement to be performed or complied with by them; and

•	Parent shall have delivered to the Hiland Parties a certificate, dated the effective time of the Hiland Partners merger and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in the first two bullet points above have been satisfied.

The obligations of the HLND Parent Parties to effect the Hiland Partners merger are further subject to the fulfillment at or prior to the effective time of the Hiland Partners merger of each of the following conditions, any one or more of which may be waived in whole or in part by the HLND Parent Parties:

•	(1) the representations and warranties of the Hiland Parties as to qualification, organization, subsidiaries, capitalization, authority, no violation, consents and approvals, absence of certain changes or events, required approvals and material contracts shall be true and correct in all respects, except, in the case of the representation as to capitalization, for such inaccuracies as are de minimis in the aggregate, in each case at and as of the date of the Hiland Partners merger agreement and at and as of the closing date as though made at and as of the closing date and (2) the representations and warranties of the Hiland Parties set forth in the Hiland Partners merger agreement (other than those referenced in clause (1) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Hiland material adverse effect qualifiers therein) as of the date of the Hiland Partners merger agreement and at and as of the closing date as though made at and as of the closing date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on the Hiland Parties; provided, however, that, with respect to clauses (1) and (2) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (1) or (2), as applicable) only as of such date or period; provided, further, that the representations and warranties referenced in clauses (1) and (2) shall not be deemed to be inaccurate to the extent that Parent had knowledge on the date of the Hiland Partners merger agreement of such inaccuracy;

•	the Hiland Parties shall have performed all obligations and complied with all covenants required by the Hiland Partners merger agreement to be performed or complied with by them that are qualified by materiality or a Hiland material adverse effect qualifier and shall have in all material respects performed all other obligations and complied with all other covenants required by the Hiland Partners merger agreement to be performed or complied with by them;

•	since the date of the Hiland Partners merger agreement there shall not have been any material adverse effect on the Hiland Parties;

•	the Hiland Holdings merger shall be effectuated concurrently with the Hiland Partners merger; provided that the HLND Parent Parties may not waive this condition unless the Hiland Holdings merger agreement and the Hiland Holdings merger shall have been submitted to a vote of unitholders and the outcome of such vote shall not have constituted the unitholder approval required under the Hiland Holdings partnership agreement and the Hiland Holdings merger agreement, described in “The Hiland Holdings Merger Agreement — Conditions to Completion of the Hiland Holdings Merger,” beginning on page 165; and

•	the Hiland Parties shall have delivered to the HLND Parent Parties a certificate, dated the effective time of the Hiland Partners merger and signed by an executive officer of Hiland Partners, certifying to the effect that the conditions set forth in the first three bullet points of this paragraph have been satisfied.

No party to the Hiland Partners merger agreement may rely on the failure of any condition summarized in this section to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the Hiland Partners merger agreement or failure to use commercially reasonable efforts to consummate the Hiland Partners merger and the other transactions contemplated by the Hiland Partners merger agreement.

Termination

The Hiland Partners merger agreement may be terminated and abandoned at any time prior to the effective time of the Hiland Partners merger, whether before or after any approval of the matters presented in connection with the Hiland Partners merger by the unitholders of Hiland Partners:

•	by the mutual written consent of the Hiland Parties and the HLND Parent Parties;

•	by either the Hiland Parties or the HLND Parent Parties, if:

•	the Hiland Partners merger shall not have become effective on or before November 1, 2009 and the party seeking to terminate the Hiland Partners merger agreement shall not have breached its obligations under the Hiland Partners merger agreement in any manner that shall have proximately caused the failure to consummate the Hiland Partners merger on or before November 1, 2009;

•	an injunction, other legal restraint or order of any governmental entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Hiland Partners merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations summarized under “— Efforts to Complete the Hiland Partners Merger” above; or

•	the special meeting of the unitholders of Hiland Partners shall have concluded and, upon a vote taken at such meeting, the requisite unitholder approval of the Hiland Partners merger agreement or the Hiland Partners merger shall not have been obtained; provided that the right to terminate the Hiland Partners merger agreement shall not be available to the Hiland Parties if any Hiland Party materially breached any obligations summarized under “— No Solicitation” and “— Filings and Other Actions” above;

•	by the Hiland Parties, if any HLND Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Partners merger agreement, which breach or failure to perform:

•	would constitute the failure of a condition to the Hiland Parties obligations to complete the Hiland Partners merger; and

•	is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by Parent of written notice stating the Hiland Parties’ intention to terminate the Hiland Partners merger agreement and the basis for such termination;

provided that the right to terminate the Hiland Partners merger agreement pursuant to the provision summarized in this paragraph shall not be available to the Hiland Parties if, at such time, a condition to the HLND Parent Parties’ obligation to complete the merger is not capable of being satisfied; or

•	by the HLND Parent Parties, if:

•	any Hiland Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Partners merger agreement, which breach or failure to perform: (A) would constitute the failure of a condition to the HLND Parent Parties’ obligations to complete the merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Hiland Parties of written notice stating the HLND Parent Parties’ intention to terminate the Hiland Partners merger agreement and the basis for such termination; provided that the right to terminate the Hiland Partners merger agreement pursuant to the provision summarized in this paragraph shall not be available to the HLND Parent Parties if, at such time, a condition to the Hiland Parties’ obligation to complete the merger is not capable of being satisfied;

•	a change in the recommendation of the Hiland Partners Board of Directors or Hiland Partners Conflicts Committee or a failure of the Hiland Partners Board of Directors to recommend the Hiland Partners merger agreement and Hiland Partners merger to its unitholders occurs or the Hiland Partners Board of Directors of Directors or any committee thereof approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any alternative proposal; or

•	the Hiland Holdings merger is not capable of closing by November 1, 2009.

Effect of Termination; Remedies

In the event of termination of the Hiland Partners merger agreement as summarized above under “— Termination,” the Hiland Partners merger agreement shall terminate, except for certain provisions including the provision relating to reimbursement of expenses summarized in “— Reimbursement of Certain Expenses” below, and there shall be no liability on the part of the Hiland Parties or the HLND Parent Parties to the other except as provided in the provision relating to reimbursement of expenses summarized in “— Reimbursement of Certain Expenses” below. No such termination, however, shall relieve any party from liability arising out of any willful breach of any of the representations, warranties or covenants in the Hiland Partners merger agreement (subject to any express limitations set forth in the Hiland Partners merger agreement), in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Reimbursement of Certain Expenses

In the event that the Hiland Partners merger agreement is terminated by the HLND Parent Parties due to a change in the recommendation of the Hiland Partners Board of Directors or the Hiland Partners Conflicts Committee or:

•	an alternative proposal shall have been made known to the Hiland Parties or shall have been made directly to the Hiland Partners unitholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an alternative proposal and thereafter;

•	the Hiland Partners merger agreement is terminated by the Hiland Parties or the HLND Parent Parties (as applicable) because November 1, 2009 has passed, the unitholders of Hiland Partners failed to approve the Hiland Partners merger agreement or the Hiland Partners merger or any Hiland Party breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Partners merger agreement, which breach or failure to perform: (A) would constitute the failure of a condition to the HLND Parent Parties’ obligations to complete the merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Hiland Parties of written notice stating the HLND Parent Parties’ intention to terminate the Hiland Partners merger agreement; and

•	a Hiland Party or its subsidiary enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any alternative proposal within twelve months of the date the Hiland Partners merger agreement is terminated, then Hiland Partners shall pay to Parent all of the expenses of the HLND Parent Parties, up to $1,100,000; provided that, no expense for which a Parent Party has received reimbursement pursuant to the Hiland Holdings merger agreement shall be paid. See “The Hiland Holdings Merger Agreement — Reimbursement of Certain Expenses,” beginning on page 168.

Any payment required to be made pursuant to the provision summarized in the prior paragraph shall be made to Parent not later than two business days after delivery to Hiland Partners of an itemization setting forth in reasonable detail all expenses of the HLND Parent Parties for which reimbursement is sought (which itemization may be supplemented and updated from time to time by Parent until the sixtieth day after delivery of such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

Specific Performance

The parties to the Hiland Partners merger agreement have agreed that irreparable damage would occur in the event that any provisions of the Hiland Partners merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to termination of the Hiland Partners merger agreement in accordance with its terms, the parties will be entitled to an injunction or injunctions to prevent breaches of the Hiland Partners merger agreement and to enforce specifically the terms and provisions of the Hiland Partners merger agreement in addition to any other remedy to which the parties are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party, each of the other parties agreed to waive any requirement for the security or posting of any bond in connection with the remedy of specific performance or equitable relief. Any actions for specific performance or equitable relief must be brought in the Delaware Chancery Court or the federal courts within the State of Delaware.

Amendments and Waivers

At any time prior to the effective time of the Hiland Partners merger, any provision of the Hiland Partners merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Hiland Parties and the HLND Parent Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the unitholder approval required under the Hiland Partners merger agreement and the Hiland Partners merger, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the NASDAQ Global Select Market require further approval of the unitholders of Hiland Partners, the effectiveness of such amendment or waiver shall be subject to the approval of the unitholders of Hiland Partners. Notwithstanding the foregoing, no failure or delay by the Hiland Parties or the HLND Parent Parties in exercising any right under the Hiland Partners merger agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under the Hiland Partners merger agreement.

Recommendation

The Hiland Partners Conflicts Committee has unanimously determined that the Hiland Partners merger agreement and the Hiland Partners merger are advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders and (i) has unanimously recommended to the Hiland Partners Board of Directors that the Hiland Partners Board of Directors approve the Hiland Partners merger agreement and the Hiland Partners merger and (ii) unanimously recommends that the Hiland Partners public unitholders approve the Hiland Partners merger agreement and the Hiland Partners merger. The Hiland Partners Board of Directors, after considering factors, including the unanimous recommendation of the Hiland Partners Conflicts Committee, determined that the Hiland Partners merger agreement is advisable, fair to, and in the best interests of, Hiland Partners and the Hiland Partners public unitholders, approved the Hiland Partners merger agreement and the Hiland Partners merger and recommends that the Hiland Partners public unitholders vote in favor of the approval of the Hiland Partners merger agreement and the Hiland Partners merger. See “Special Factors — Recommendation of the Hiland Partners Conflicts Committee and the Hiland Partners Board of Directors; Reasons For Recommending Approval of the Merger.”

THE HILAND HOLDINGS MERGER AGREEMENT

The following is a summary of the material terms of the Hiland Holdings merger agreement, a copy of which is attached as Annex A to this joint proxy statement. The provisions of the Hiland Holdings merger agreement are extensive and not easily summarized. You should carefully read the Hiland Holdings merger agreement in its entirety because it, and not this joint proxy statement, is the legal document that governs the merger. In addition, you should read “Special Factors — Structure and Steps of the Mergers,” beginning on page 122.

This summary of the Hiland Holdings merger agreement is included to provide you with information regarding the terms of the Hiland Holdings merger agreement and is not intended to provide any other factual information about Hiland Holdings or the other parties to the Hiland Holdings merger agreement. The Hiland Holdings merger agreement contains representations and warranties by each of the parties to the Hiland Holdings merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the Hiland Holdings merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate,

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Hiland Holdings merger agreement, which disclosures are not reflected in the Hiland Holdings merger agreement,

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors, and

•	were made only as of the date of the Hiland Holdings merger agreement or such other date or dates as may be specified in the Hiland Holdings merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Additional information about Hiland Holdings may be found elsewhere in this joint proxy statement and Hiland Holdings’ other public filings. Please see “Where You Can Find More Information,” beginning on page 191.

Structure of the Merger

At the closing of the Hiland Holdings merger, HPGP Merger Sub will merge with and into Hiland Holdings and the separate existence of HPGP Merger Sub will cease. Hiland Holdings will be the surviving entity in the Hiland Holdings merger and will continue to be a Delaware limited partnership after the Hiland Holdings merger. The Hiland Holdings partnership agreement, as in effect immediately prior to the effective time of the Hiland Holdings merger, will be the partnership agreement of the surviving entity until thereafter changed or amended in accordance with the provisions of the Hiland Holdings partnership agreement and applicable law.

When the Merger Becomes Effective

The closing of the Hiland Holdings merger will take place on a date to be specified by the parties, which will be no later than the later of the third business day after the satisfaction or waiver of the closing conditions stated in the Hiland Holdings merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties. The Hiland Holdings merger will become effective at the time, which we refer to as the effective time of the Hiland Holdings merger, when Hiland Holdings files a certificate of merger with the Secretary of State of the State of Delaware, or at such later date or time as Parent and Hiland Holdings agree in writing and specify in the certificate of merger.

Effect of the Merger on the Common Units and Certain Other Securities of Hiland Holdings and HPGP Merger Sub

Each common unit of Hiland Holdings (other than common units owned by the Hamm Continuing Investors and restricted common units owned by certain employees of Hiland Holdings as described below which we sometimes refer to as the “Hiland Holdings rollover common unitholders”) outstanding immediately prior to the closing of the Hiland Holdings merger, will be cancelled and convert automatically into the right to receive $2.40 in cash. Restricted common units held by non-employee members of the Hiland Holdings Board of Directors will vest immediately prior to the effective time and automatically convert into the right to receive the Hiland Holdings merger consideration.

Other restricted common units, phantom units and unit option awards issued pursuant to the Hiland Holdings GP, LP Long-Term Incentive Plan that remain outstanding as of the effective time of the Hiland Holdings merger will remain outstanding in accordance with their respective terms as equity awards in the surviving entity in the Hiland Holdings merger.

The following partnership interests shall be unaffected and remain outstanding as partnership interests in the surviving entity in the Hiland Holdings merger, and their holders will not receive any consideration as part of the Hiland Holdings merger:

•	8,481,350 Hiland Holdings common units owned by Continental Gas Holdings, Inc. (“Continental Gas”), an affiliate of Harold Hamm;

•	2,757,390 Hiland Holdings common units owned by the Harold Hamm DST Trust (or Bert Harold Mackie, as trustee thereof);

•	1,839,712 Hiland Holdings common units owned by the Harold Hamm HJ Trust (or Bert Harold Mackie, as trustee thereof);

•	59,600 Hiland Holdings common units owned by Harold Hamm; and

•	the general partner interest in Hiland Holdings owned by the general partner of Hiland Holdings.

Upon closing of the Hiland Holdings merger, each limited liability company unit of HPGP Merger Sub outstanding immediately prior to the closing will automatically convert into one common unit of the surviving entity.

Payment for Hiland Holdings Common Units in the Merger

At or prior to the effective time of the Hiland Holdings merger, Parent and HPGP Merger Sub will deposit, or cause to be deposited with          , as paying agent, in trust for the benefit of the holders of Hiland Holdings common units (other than those holders who will not receive the Hiland Holdings merger consideration, as described above), sufficient cash to pay to the Hiland Holdings common unitholders (other than the Hiland Holdings rollover common unitholders) the merger consideration of $2.40 per unit. As soon as reasonably practicable but in any event not later than five business days following the effective time of the Hiland Holdings merger, Parent will cause the paying agent to mail to each record holder of common units of Hiland Holdings that were converted into the right to receive the Hiland Holdings merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented common units of Hiland Holdings or non-certificated common units represented by book-entry in exchange for the Hiland Holdings merger consideration.

Upon surrender of the certificates or book-entry common units and a duly completed and validly executed letter of transmittal, together with any other documents required by the letter of transmittal or customarily required by the paying agent, a holder of Hiland Holdings common units will be entitled to receive a check for the aggregate Hiland Holdings merger consideration owed to such unitholder. No interest will be paid or accrue on the Hiland Holdings merger consideration. Parent, the surviving entity in the Hiland Holdings merger and the paying agent will be entitled to deduct and withhold from the payment of the Hiland Holdings merger consideration amounts that are required to be withheld or deducted under applicable tax laws.

No transfers of Hiland Holdings common units will be made on the unit transfer register of Hiland Holdings from and after the effective time of the Hiland Holdings merger. In the event of a transfer of ownership of common units that is not registered in the unit transfer register of Hiland Holdings a check for any cash to be paid upon surrender of the certificate formerly representing those shares may be paid to the transferee if the certificate is presented to the paying agent with all documents required to evidence and effect the transfer of the shares and to evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

Representations and Warranties

The Hiland Holdings merger agreement contains representations and warranties of Hiland Holdings and its general partner (which we collectively refer to as the “Holdings Parties”) and of Parent and HPGP Merger Sub (which we refer to as the “HPGP Parent Parties”) as to, among other things:

•	legal organization, existence and good standing, including, as to the Holdings Parties, with respect to its subsidiaries;

•	corporate, partnership or similar power and authority to enter into the Hiland Holdings merger agreement and to consummate the transaction contemplated by the Hiland Holdings merger agreement and due authorization of the execution, delivery and performance of the Hiland Holdings merger agreement and the consummation of the Hiland Holdings merger;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of, the transactions contemplated by the Hiland Holdings merger agreement;

•	the absence of materially misleading statements or omissions in required filings with the SEC, or information provided in connection with required filings with the SEC (including this joint proxy statement) in connection with the Hiland Holdings merger;

•	the absence of any fees owed to investment bankers, finders or brokers in connection with the Hiland Holdings merger, other than those specified in the Hiland Holdings merger agreement.

The Hiland Holdings merger agreement contains representations and warranties of the Holdings Parties as to, among other things:

•	the capitalization of the Holdings Parties and the absence of certain rights to purchase or acquire equity securities of the Holdings Parties, the absence of any bonds or other obligations allowing holders the right to vote with unitholders of the Holdings Parties and the absence of unitholder agreements or voting trusts to which the Holdings Parties is a party, other than those specified in the Hiland Holdings merger agreement;

•	the financial statements of Hiland Holdings and its subsidiaries included or incorporated by reference into Hiland Holdings’ SEC filings;

•	the absence of certain undisclosed indebtedness liabilities, other than those incurred or accrued in the ordinary course of business consistent with past practices since December 31, 2008;

•	compliance with laws by the Holdings Parties;

•	the Holdings Parties’ employee benefit plans and other agreements with their employees;

•	the absence of certain changes since December 31, 2008;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to the Holdings Parties except as otherwise disclosed to the HPGP Parent Parties by the Holdings Parties;

•	the payment of taxes, the filing or tax returns and other tax matters;

•	labor matters related to the Holdings Parties;

•	the assets of the Holdings Parties;

•	the opinion received by the Holdings Parties from Barclays;

•	the required approvals of the Hiland Holdings merger agreement and the Hiland Holdings merger, including approval by the Hiland Holdings unitholders at the special meeting;

•	material contracts of the Holdings Parties and the performance of obligations thereunder; and

•	the absence of any approval requirements under any state takeover statutes.

The Hiland Holdings merger agreement also contains representations and warranties of the HPGP Parent Parties as to, among other things:

•	the HPGP Parent Parties’ ability to finance the Hiland Holdings merger and certain related costs;

•	the ownership of HPGP Merger Sub and the absence of any previous business activities by HPGP Merger Sub other than in connection with the transactions contemplated by the Hiland Holdings merger agreement;

•	the access to information about the Holdings Parties that has been provided to the HPGP Parent Parties; and

•	the limitation of the Holdings Parties’ representations and warranties to those set forth in the Hiland Holdings merger agreement or in certificates entered into in connection with the Hiland Holdings merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause.

For purposes of the Hiland Holdings merger agreement, a “material adverse effect” means, with respect to Hiland Holdings, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of the Holdings Parties, taken as a whole, or on the ability of the Holdings Parties to perform their obligations under the Hiland Holdings merger agreement or to consummate the Hiland Holdings merger.

In any case, however, a “material adverse effect” with respect to Hiland Holdings will not include:

•	facts, circumstances, events, changes, effects or occurrences:

•	generally affecting the midstream oil and gas or gathering and processing industries (including commodity prices);

•	generally affecting the economy or the financial or securities markets in the United States or globally (including interest rates); or

•	generally affecting regulatory or political conditions in the United States or globally,

except, with respect to the above three bullet-points, for any fact, circumstance, event, change, effect or occurrence that affects the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of Hiland Holdings and its subsidiaries, taken as a whole, in a disproportionately adverse manner, compared to other participants in the midstream oil and gas or gathering and processing industries;

•	facts, circumstances, events, changes, effects or occurrences:

•	caused by compliance with the terms of the Hiland Holdings merger agreement (including omissions required by the Hiland Holdings merger agreement);

•	caused by the announcement or pendency of the Hiland Holdings merger (including litigation brought by any holder of common units in Hiland Holdings (on their own behalf or on behalf of Hiland

Holdings) or loss of or adverse changes in relationships with employees, customers or suppliers of Hiland Holdings); or

•	caused by any action taken or omitted to be taken by an officer of the general partner of Hiland Partners at the direction of Parent or HPGP Merger Sub or Harold Hamm (other than (i) in his capacity as part of, (ii) in accordance with authority delegated to him by, or (iii) as otherwise authorized by, the Hiland Holdings Board of Directors or any committee thereof);

•	changes in applicable statutes, regulations, statutory rules, order, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, governmental entity, statutory body or self-regulatory authority (including the NASDAQ Global Select Market) after the date hereof;

•	changes in generally accepted accounting principles in the United States, or “GAAP,” after the date hereof;

•	a decrease in the market price of Hiland Holdings common units (except that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease has resulted in, or contributed to, a material adverse effect);

•	any failure by the Holdings Parties to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings (except that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect);

•	a failure, if any, of Hiland Operating, LLC (a subsidiary of Hiland Holdings) to be in compliance with:

•	the Interest Coverage Ratio required by Section 6.17 of the Hiland Operating Credit Agreement; or

•	the Leverage Ratio required by Section 6.18 of the Hiland Operating Credit Agreement,

(except that failure to be in compliance with the above ratios will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such default has resulted in, or contributed to, a material adverse effect); or

•	any decrease in distributions in respect of the Hiland Holdings common units (except that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease has resulted in, or contributed to, a material adverse effect); and

•	any decrease in distributions in respect of the common or subordinated units of Hiland Partners occurring prior to the execution date of the Hiland Holdings merger agreement (except that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease has resulted in, or contributed to, a material adverse effect).

For purposes of the Hiland Holdings merger agreement, a “material adverse effect” means, with respect to the HPGP Parent Parties, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or HPGP Merger Sub to consummate the Hiland Holdings merger and the other transactions contemplated by the Hiland Holdings merger agreement.

Agreements Related to the Conduct of Business

The Hiland Holdings merger agreement provides that, subject to certain exceptions or as consented to in writing by Parent, during the period from the signing of the Hiland Holdings merger agreement to the effective time of the Hiland Holdings merger, the Holdings Parties, among other things, will:

•	conduct their business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to (i) maintain and preserve intact their business organization and material rights and franchises, (ii) retain the services of their current officers and employees and consultants and (iii) maintain and preserve in all material respects the relationships with customers, suppliers, and others having business dealings with them; and

•	take no action that would materially adversely affect or materially delay the ability of any of the parties to the Hiland Holdings merger agreement from obtaining any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Hiland Partners merger agreement, performing its covenants and agreements under the Hiland Holdings merger agreement or consummating the transactions contemplated by the Hiland Holdings merger agreement, or otherwise materially delay or prohibit consummation of the Hiland Partners merger or other transactions contemplated by the Hiland Holdings merger agreement.

Specifically, the Holdings Parties agreed, subject to certain exceptions or as consented to in writing by Parent (whose consent may not be unreasonably withheld, conditioned or delayed), not to do, or agree to do, any of the following:

•	make any changes in any of their organizational or governing documents, other than changes expressly provided for in the Hiland Holdings merger agreement;

•	issue, deliver or sell or authorize, or propose the issuance, delivery or sale of, any interests or equity securities in Hiland Holdings or its subsidiaries or securities convertible into interests or equity securities in Hiland Holdings or its subsidiaries or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating them to issue any such partnership interests or equity securities in Hiland Holdings, other than restricted common units, phantom units or unit options granted to current or new employees under the Hiland Holdings GP, LP Long-Term Incentive Plan in a manner consistent with past practice of up to 50,000 Hiland Holdings common units in the aggregate;

•	except for any distributions from Hiland Holdings’ subsidiaries to Hiland Holdings, declare, set aside or pay any distributions in respect of the interests in Hiland Holdings or other ownership interests, or split, combine or reclassify any of the interests in Hiland Holdings or other ownership interests or issue or authorize the issuance of any other interests in Hiland Holdings or other ownership interests in respect of, in lieu of or in substitution for any of the interests in Hiland Holdings or other ownership interests, or purchase, redeem or otherwise acquire, directly or indirectly, any of the interests in Hiland Holdings or other ownership interests other than repurchase of interests in Hiland Holdings in accordance with the Hiland Holdings GP, LP Long-Term Incentive Plan;

•	merge into or with any other entity, other than the Hiland Partners merger;

•	incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities other than in connection with:

•	borrowings in the ordinary course of business or provided for in the Hiland Holdings’ 2009 annual budget (which we sometimes refer to in this joint proxy statement as the “Hiland Holdings budget”), in each case in accordance with any existing bank credit facilities;

•	the refinancing or replacement of existing indebtedness;

•	other than as permitted in the two bullet-points above, the incurrence by Hiland Holdings of up to $1,000,000 in principal amount of indebtedness; and

•	a transaction that is permitted by other provisions of the Hiland Holdings merger agreement;

•	sell, assign, transfer, abandon, lease or otherwise dispose of or grant any security interest with respect to, pledge or otherwise encumber (other than permitted encumbrances under the Hiland Holdings merger agreement) any limited liability company, partnership or other equity interests of any subsidiary or partially owned entity of the Holdings Parties (excluding subsidiaries and partially owned entities of Hiland Partners);

•	settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000, other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the financial statements of Hiland Holdings or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor;

•	settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a material adverse affect on the Hiland Holdings, as defined in the Hiland Holdings merger agreement;

•	make any material change in their tax methods, principles or elections;

•	make any material change to their financial reporting and accounting methods other than as required by a change in GAAP;

•	grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing employee benefit plan or agreement or by applicable law;

•	amend any existing employment or severance or termination contract with any executive officer;

•	become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement or amend any existing employee benefit plan, if such amendment would have the effect of materially enhancing any benefits thereunder; or

•	voluntarily dissolve or otherwise adopt or vote to adopt a plan of complete or partial dissolution or liquidation.

Provided, however, that any action taken or omitted to be taken by an officer of a Holdings Party at the direction of any of the HPGP Parent Parties or Mr. Hamm (other than (1) in his capacity as part of, (2) in accordance with authority delegated to him by, or (3) as otherwise authorized by, the Hiland Holdings Board of Directors or any committee thereof) that would otherwise constitute a breach of the “Conduct of Business” covenants described in this section, will not constitute a breach of the Hiland Holdings merger agreement.

Other Covenants and Agreements

Investigation

The Holdings Parties must afford to the HPGP Parent Parties and their advisors reasonable access during normal business hours after reasonable prior notice, during the period prior to the effective time of the Hiland Holdings merger, to the offices, properties, books and records of the Holdings Parties and provide to the HPGP Parent Parties such financial and other data as they may reasonably request related to the Holdings Parties, including furnishing to Parent the financial results of Hiland Holdings and its subsidiaries in advance of any filing by Hiland Holdings with the SEC or other public disclosure containing financial results. The Holdings Parties also agreed to instruct their employees and advisors to cooperate with Parent in its investigations described in this paragraph. The Holdings Parties are not required to furnish information to Parent to the extent such information is privileged or the furnishing of such information is prohibited by law or an existing contract or agreement.

Parent will hold, and will cause its advisors to hold, any material or competitively sensitive non-public information concerning the Holdings Parties or their subsidiaries confidential. The general partner of Hiland Holdings was obligated to provide, and has provided, Parent (solely for informational purposes) the fairness opinion of Barclays Capital prepared in connection with the Hiland Holdings merger.

No Solicitation

The Holdings Parties may not, and must cause their officers, directors, employees, agents and representatives (their “representatives”) not to, directly or indirectly:

•	initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completing, an alternative proposal (as defined below);

•	engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Holdings Parties and their subsidiaries, in connection with, or have any discussions with any person relating to, an alternative proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an alternative proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal;

•	amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement; or

•	resolve to propose or agree to do any of the above.

In addition, upon the signing of the Hiland Holdings merger agreement, the Holdings Parties and their representatives were obligated to immediately cease any existing solicitations, discussions or negotiations with any person (other than the HPGP Parent Parties) that had made or indicated an intention to make an alternative proposal. The Holdings Parties agreed to promptly, and in any event not later than ten days following the date the Hiland Holdings merger agreement was signed, request that each person who had executed a confidentiality agreement with a Holdings Party in connection with that person’s consideration of a transaction involving any Holdings Party that would constitute an alternative proposal return or destroy all non-public information furnished to that person by or on behalf of the Holdings Parties.

Notwithstanding the foregoing, prior to approval of the Hiland Holdings merger agreement and Hiland Holdings merger by the unitholders as required in the Hiland Holdings merger agreement, the Holdings Parties may, in response to an unsolicited alternative proposal which did not result from or arise in connection with a breach of the no solicitation covenant described in the first paragraph under “— No Solicitation” above and which the Hiland Holdings Conflicts Committee determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes or could reasonably be expected to result in a superior proposal (as defined below):

•	furnish information with respect to the Holdings Parties and their subsidiaries to the person making such alternative proposal and its representatives pursuant to an executed confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the form of confidentiality agreement attached as an exhibit to the Hiland Holdings merger agreement; and

•	participate in discussions or negotiations with such person and its representatives regarding such alternative proposal.

In this case, Parent is entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Holdings Parties furnishing information to the person making such alternative proposal or its representatives. Additionally, the Holdings Parties must simultaneously provide or make available to Parent any non-public information concerning the Holdings Parties and their subsidiaries that is provided to the person making such alternative proposal or its representatives which was not previously provided or made available to Parent.

The Holdings Parties also agreed to promptly (and in any event within 24 hours) advise Parent orally and in writing of the receipt by either of them of any alternative proposal or any request for non-public information relating to the Holdings Parties and their subsidiaries, other than requests for information in the ordinary course of business consistent with past practice and not reasonably expected to be related to an alternative proposal, including in each case the identity of the person making any such alternative proposal or request and the material terms and conditions of any such alternative proposal or request (including copies of any document or correspondence evidencing such alternative proposal or request).

The Holdings Parties must keep Parent reasonably informed on a current basis of the status (including any material change to the terms thereof) of any such alternative proposal or request.

Neither the Hiland Holdings Board of Directors nor any committee thereof may withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, its recommendation to the common unitholders to approve the Hiland Holdings merger, unless, prior to the receipt of the requisite approval of the holders of Hiland Holdings common units as required under the Hiland Holdings merger agreement and the Hiland Holdings partnership agreement:

•	the Hiland Holdings Board of Directors or the Hiland Holdings Conflicts Committee determines in good faith, after consultation with its respective outside counsel and financial advisors, that a change in its recommendation would be in the best interests of the holders of Hiland Holdings common units (other than the Hamm Continuing Investors); and

•	the Hiland Holdings Board of Directors or the Hiland Holdings Conflicts Committee, as applicable, provides Parent with at least three business days’ advance written notice of its intention to change its recommendation and specifying the material events giving rise thereto, then the Hiland Holdings Board of Directors or the Hiland Holdings Conflicts Committee, as applicable, may change its recommendation.

The restrictions summarized above are inapplicable to any discussions or negotiations with the lenders under the Credit Agreement, dated as of May 1, 2006, between Hiland Holdings GP, LLC and MidFirst Bank (which, together with any related guarantees, in each case as amended, restated, supplemented or otherwise modified from time, we refer to in this joint proxy statement as the “HPGP Credit Agreement”) or the Hiland Operating Credit Agreement regarding debt financing transactions with such lenders that may involve equity issuances that would constitute an alternative proposal. In addition, nothing contained in the Hiland Holdings merger agreement prohibits the Holdings Parties or the Hiland Holdings Board of Directors or any committee thereof from disclosing to the Hiland Holdings unitholders a position in response to any tender offer as required by the SEC.

As used in the Hiland Holdings merger agreement, “alternative proposal” means any inquiry, proposal or offer from any person or group of persons other than the HPGP Parent Parties, relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions:

•	a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving any Holdings Party or any of their subsidiaries;

•	the issuance by Hiland Holdings or Hiland Partners of any general partner interest or any class of partnership interests constituting more than 15% of such class of partnership interests; or

•	the acquisition in any manner, directly or indirectly, of any general partner interest, any class of partnership interests constituting more than 15% of such class of partnership interests or more than 15% of the consolidated total assets of the Holdings Parties and their subsidiaries (including equity interests in any subsidiary or partially owned entity of Hiland Holdings), in each case other than the Hiland Partners merger and the Hiland Holdings merger.

As used in the Hiland Holdings merger agreement, “superior proposal” shall mean any written alternative proposal:

•	on terms which the Hiland Holdings Conflicts Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Hiland Holdings common units (other than the Hamm Continuing Investors); and

•	that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition “Superior Proposal,” the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “35%” with respect to the Holdings Parties and “55%” with respect to the Hiland Parties and the subsidiaries and partially owned entities of Hiland.

In determining if a proposal is more favorable, from a financial point of view to the holders of Hiland Holdings common units than the Hiland Holdings merger, the Hiland Holdings Conflicts Committee may not consider any interests that any holder may have other than as a unitholder of Hiland Holdings entitled to the Hiland Holdings merger consideration and will take into account all the terms and conditions of such proposal, and the Hiland Holdings merger agreement (including any proposal or offer by the HPGP Parent Parties to amend the terms of the Hiland Holdings merger agreement and the Hiland Holdings merger).

Filings and Other Actions

Upon signing of the Hiland Holdings merger agreement, the Holdings Parties were obligated to prepare and file this joint proxy statement as soon as reasonably practicable. The Holdings Parties and Parent were obligated to prepare and file the Schedule 13E-3 as soon as reasonably practicable and both parties are obligated to use their commercially reasonable efforts to have this joint proxy statement and the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

Additionally, the Holdings Parties agreed to:

•	take all action necessary in accordance with applicable laws and the Hiland Holdings partnership agreement to duly call, give notice of, convene and hold a meeting of the Hiland Holdings unitholders as promptly as reasonably practicable following the mailing of this joint proxy statement for the purpose of obtaining the necessary unitholder approvals under the Hiland Holdings merger agreement and the Hiland Holdings partnership agreement of the Hiland Holdings merger and the Hiland Holdings merger agreement; and

•	unless there is a change in the recommendation of the Hiland Holdings Board of Directors or Hiland Holdings Conflicts Committee, use all commercially reasonable efforts to solicit from Hiland Holdings unitholders proxies in favor of the adoption and approval of the Hiland Holdings merger agreement and the Hiland Holdings merger.

Unless the Hiland Holdings merger agreement is terminated pursuant to its terms, the Holdings Parties must take all of the actions described in the first bullet point in the previous paragraph regardless of whether or not there has been a change in the recommendation of the Hiland Holdings Board of Directors or the Hiland Holdings Conflicts Committee.

Equity Awards

The Hiland Holdings GP, LP Long-Term Incentive Plan and each award of restricted common units (except awards held by nonemployee members of the Board of Directors of Directors as described in “— Effect of the Merger on the Common Units and Certain Other Securities of Hiland Holdings and Merger Sub” above), phantom units and options outstanding under the Hiland Holdings GP, LP Long-Term Incentive Plan immediately prior to the effective time of the Hiland Holdings merger will remain outstanding in accordance with its terms as a plan or equity compensation award, as applicable, of the surviving entity and shall be unaffected by the transactions contemplated by the Hiland Holdings merger agreement. Hiland

Holdings has agreed to take any action necessary pursuant to the Hiland Holdings GP, LP Long-Term Incentive Plan to achieve this result.

Efforts to Complete the Hiland Holdings Merger

The HPGP Parent Parties and the Holdings Parties shall use their commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Hiland Holdings merger and the other transactions contemplated by the Hiland Holdings merger agreement including:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity,

•	the obtaining of all necessary consents, approvals or waivers from third parties,

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Hiland Holdings merger agreement or the consummation of the transactions contemplated hereby and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

In addition, Parent is obligated to use its reasonable best efforts to obtain the funding for the Hiland Holdings merger in accordance with the funding commitment letters provided by Mr. Hamm to Parent and described in “Special Factors — Financing of the Mergers,” beginning on page 124.

The Holdings Parties and the HPGP Parent Parties have agreed to:

•	make their respective filings and thereafter make any other required submissions under the HSR Act;

•	use commercially reasonable efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the Hiland Holdings merger agreement and the consummation of the transactions contemplated hereby;

•	use commercially reasonable efforts to cooperate with each other in timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

•	use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Hiland Holdings merger and the other transactions contemplated by the Hiland Holdings merger agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, any federal, state or foreign antitrust enforcement authorities or competition authorities or other governmental entities may assert in connection with the HSR Act, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under regulatory law with respect to the Hiland Holdings merger and the other transactions contemplated by the Hiland Holdings merger agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the Hiland Holdings merger so as to enable the closing to occur as soon as reasonably possible; and

•	subject to applicable legal limitations and the instructions of any governmental entity, use commercially reasonable efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Hiland Holdings merger agreement, including to the extent permitted by law promptly furnishing the other with copies of notices or other communications received by the

Holdings Parties or any of their subsidiaries or the HPGP Parent Parties, as the case may be, from any third party and/or any governmental entity with respect thereto.

The Holdings Parties and the HPGP Parent Parties agreed that, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Hiland Holdings merger or any other transaction contemplated by this Hiland Holdings merger agreement, each of the Holdings Parties or the HPGP Parent Parties shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Hiland Holdings merger or any other transactions contemplated by the Hiland Holdings merger agreement.

The HPGP Parent Parties and the Holdings Parties have agreed that any of the parties to the Hiland Holdings merger agreement may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under the covenant described in this section as material that may be given only to the outside regulatory counsel of the recipient and not disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the HPGP Parent Parties or the Holdings Parties as the case may be) or its legal counsel. Materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Hiland Holdings common units or the business of the Holdings Parties and their subsidiaries.

Takeover Statute

If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Hiland Holdings merger or the other transactions contemplated by the Hiland Holdings merger agreement or the Hiland Holdings support agreement, each of the Holdings Parties or the HPGP Parent Parties have agreed to grant such approvals and take such actions as are reasonably necessary so that the Hiland Holdings merger, the Hiland Holdings support agreement, and the other transactions contemplated by the Hiland Holdings merger agreement and thereby may be consummated as promptly as practicable on the terms contemplated in the Hiland Holdings merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Hiland Holdings merger, the Hiland Holdings support agreement, and the other transactions contemplated hereby and thereby.

Public Announcements

The Holdings Parties and the HPGP Parent Parties have agreed to consult with and provide each other the opportunity to review and comment (which shall be considered reasonably and in good faith by the other parties) upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to the Hiland Holdings merger agreement or the transactions contemplated therein and shall not issue any such press release or other public statement or comment prior to such consultation and opportunity to review and comment except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. Any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not, however, require the prior approval of such other party.

Indemnification and Insurance

The partnership agreement of the surviving entity shall not, with respect to indemnification of directors and officers, be amended, repealed or otherwise modified after the effective time of the Hiland Holdings merger in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the effective time of the Hiland Holdings merger were identified as prospective indemnitees under the Hiland Holdings partnership agreement in respect of actions or omissions occurring at or prior to the effective time of the Hiland Holdings merger (including the transactions contemplated by the Hiland Holdings merger agreement).

For a period of six years after the effective time of the Hiland Holdings merger, Parent and the general partner of Hiland Holdings shall, and Parent and the general partner of Hiland Holdings shall cause the surviving entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the effective time of the Hiland Holdings merger, or has been at any time prior to the effective time of the Hiland Holdings merger, an officer or director of any of the Holdings Parties or their subsidiaries and each person who immediately prior to the effective time of the Hiland Holdings merger is serving or prior to the effective time of the Hiland Holdings merger has served at the request of any of the Holdings Parties or their subsidiaries as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan of the Holdings Parties or their subsidiaries who are or at any time prior to the effective time were covered by the existing officers’ and directors’ liability insurance applicable to the Holdings Parties or their subsidiaries on terms substantially no less advantageous to the indemnified persons described in this paragraph than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time of the Hiland Holdings merger (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the effective time of the Hiland Holdings merger).

Hiland Holdings shall cause (and Parent, following the closing of the Hiland Partners merger, shall continue to cause) coverage to be extended under the existing officers’ and directors’ liability insurance applicable to the Holdings Parties or their subsidiaries by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing officers’ and directors’ liability insurance, and such “tail” policy shall satisfy the requirements summarized in this section. In no event, however, will Parent be required to spend more than 250% of the last annual premium paid by the Holdings Parties and their subsidiaries prior to the signing date of the Hiland Holdings merger agreement per policy year of coverage under such “tail” policy. If the cost per policy year of such insurance exceeds 250% of the last annual premium, Parent shall purchase as much coverage per policy year as reasonably obtainable for the amount equal to 250% of the last annual premium.

In the event Parent, the general partner of Hiland Holdings or any of their respective successors or assigns:

•	consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger; or

•	transfers all or substantially all of its properties and assets to any person then and in either such case, Parent or the general partner of Hiland Holdings, as the case may be, shall cause proper provision to be made so that its successors or assigns shall assume the obligations summarized in this “— Indemnification and Insurance” section.

Unitholder Litigation

The Holdings Parties have agreed to give Parent the opportunity to participate in the defense or settlement of any unitholder litigation against any of the Holdings Parties or their subsidiaries and/or their respective directors relating to the Hiland Holdings merger or any other transactions contemplated in the Hiland Holdings merger agreement and not to agree to any settlement shall without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).

Notification of Certain Matters

The Holdings Parties and the HPGP Parent Parties have agreed to give prompt notice to each other of:

•	any notice or other communication received by such party from any governmental entity in connection with the Hiland Holdings merger or the other transactions contemplated in the Hiland Holdings merger agreement or from any person alleging that the consent of such person is or may be required in connection with the Hiland Holdings merger or the other transactions contemplated in the Hiland Holdings merger agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Hiland Holdings, the surviving entity or Parent,

•	any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Hiland Holdings merger or the other transactions contemplated in the Hiland Holdings merger agreement; and

•	the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would, individually or in the aggregate, cause or result in a material adverse effect to the Holdings Parties or the HPGP Parent Parties.

The Holdings Parties shall reasonably cooperate with the HPGP Parent Parties in efforts to mitigate any adverse consequences to the HPGP Parent Parties which may arise from any criminal or regulatory investigation or action involving any of the Hiland Parties or their subsidiaries or partially-owned entities (including by coordinating and providing assistance in meeting with regulators).

Rule 16b-3

Prior to the effective time of the Hiland Holdings merger, Hiland Holdings has agreed to take such steps as may be reasonably requested by any party to the Hiland Holdings merger agreement to cause dispositions of Hiland Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by the Hiland Holdings merger agreement by each individual who is a director or officer of the general partner of Hiland Holdings to be exempt from short-swing profits liability under the Exchange Act.

Conditions to Completion of the Hiland Holdings Merger

The obligations of the Holdings Parties and the HPGP Parent Parties to effect the Hiland Holdings merger shall be subject to the fulfillment or waiver by all parties, at or prior to the effective time of the Hiland Holdings merger, of each of the following, mutual conditions:

•	the approval of the holders of (i) a majority of the outstanding common units of Hiland Holdings (excluding common units owned by Mr. Hamm, his affiliates (including Continental Gas), the Hamm family trusts and the directors and officers of Hiland Holdings) entitled to vote thereon voting as a class and (ii) a majority of the outstanding common units of Hiland Holdings entitled to vote thereon voting as a class to approve the Hiland Holdings merger agreement must be obtained;

•	no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the Hiland Holdings merger shall be in effect; and

•	any waiting period under the HSR Act applicable to the consummation of the Hiland Holdings merger shall have expired or been earlier terminated.

The obligations of the Holdings Parties to effect the Hiland Holdings merger are further subject to the fulfillment at or prior to the effective time of the Hiland Holdings merger of each of the following conditions, any one or more of which may be waived in whole or in part by the Holdings Parties:

•	(1) the representations and warranties of the HPGP Parent Parties as to qualification, organization, authority, no violation, and consents and approvals shall be true and correct in all respects, in each case at and as of the date of the Hiland Holdings merger agreement and at and as of the closing date as though made at and as of the closing date of the Hiland Holdings merger and (2) the representations and warranties of the HPGP Parent Parties set forth in the Hiland Holdings merger agreement (other than those referenced in clause (1) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Parent material adverse effect qualifiers therein) at and as of the date of the Hiland Holdings merger agreement and at and as of the closing date as though made at and as of the closing date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Parent; provided, however, that, with respect to clauses (1) and (2) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (1) or (2), as applicable) only as of such date or period;

•	the HPGP Parent Parties shall have performed all obligations and complied with all covenants required by the Hiland Holdings merger agreement to be performed or complied with by them that are qualified by materiality or a material adverse effect qualifier and shall have in all material respects performed all other obligations and complied with all other covenants required by the Hiland Holdings merger agreement to be performed or complied with by them; and

•	Parent shall have delivered to the Holdings Parties a certificate, dated the effective time of the Hiland Holdings merger and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in the first two bullet points above have been satisfied.

The obligations of the HPGP Parent Parties to effect the Hiland Holdings merger are further subject to the fulfillment at or prior to the effective time of the Hiland Holdings merger of each of the following conditions, any one or more of which may be waived in whole or in part by the HPGP Parent Parties:

•	(1) the representations and warranties of the Holdings Parties as to qualification, organization, subsidiaries, capitalization, authority, no violation, consents and approvals, absence of certain changes or events and required approvals shall be true and correct in all respects, except, in the case of the representation as to capitalization, for such inaccuracies as are de minimis in the aggregate, in each case at and as of the date of the Hiland Holdings merger agreement and at and as of the closing as though made at and as of the closing and (2) the representations and warranties of the Holdings Parties set forth in the Hiland Holdings merger agreement (other than those referenced in clause (1) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Holdings material adverse effect qualifiers therein) as of the date of the Hiland Holdings merger agreement and at and as of the closing as though made at and as of the closing, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on the Holdings Parties; provided, however, that, with respect to clauses (1) and (2) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (1) or (2), as applicable) only as of such date or period; provided, further, that the representations and warranties referenced in clauses (1) and (2) shall not be deemed to be inaccurate to the extent that Parent had knowledge on the date of the Hiland Holdings merger agreement of such inaccuracy;

•	the Holdings Parties shall have performed all obligations and complied with all covenants required by the Hiland Holdings merger agreement to be performed or complied with by them that are qualified by materiality or a Holdings material adverse effect qualifier and shall have in all material respects performed all other obligations and complied with all other covenants required by the Hiland Holdings merger agreement to be performed or complied with by them;

•	since the date of the Hiland Holdings merger agreement there shall not have been any material adverse effect on the Holdings Parties;

•	the Hiland Holdings merger shall be effectuated concurrently with the Hiland Holdings merger; provided that the HPGP Parent Parties may not waive this condition unless the Hiland Holdings merger agreement and the Hiland Holdings merger shall have been submitted to a vote of unitholders and the outcome of such vote shall not have constituted the unitholder approval required under the Hiland Holdings partnership agreement and the Hiland Holdings merger agreement, described in “The Hiland Holdings Merger Agreement — Conditions to Completion of the Hiland Holdings Merger,” beginning on page 165; and

•	the Holdings Parties shall have delivered to the HPGP Parent Parties a certificate, dated the effective time of the Hiland Holdings merger and signed by an executive officer of Hiland Holdings, certifying to the effect that the conditions set forth in the first three bullet points of this paragraph have been satisfied.

No party to the Hiland Holdings merger agreement may rely on the failure of any condition summarized in this section to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the Hiland Holdings merger agreement or failure to use commercially reasonable efforts to consummate the Hiland Holdings merger and the other transactions contemplated by the Hiland Holdings merger agreement.

Termination

The Hiland Holdings merger agreement may be terminated and abandoned at any time prior to the effective time of the Hiland Holdings merger, whether before or after any approval of the matters presented in connection with the Hiland Holdings merger by the unitholders of Hiland Holdings:

•	by the mutual written consent of the Holdings Parties and the HPGP Parent Parties;

•	by either the Holdings Parties or the HPGP Parent Parties, if:

•	the Hiland Holdings merger shall not have become effective on or before November 1, 2009 and the party seeking to terminate the Hiland Holdings merger agreement shall not have breached its obligations under the Hiland Holdings merger agreement in any manner that shall have proximately caused the failure to consummate the Hiland Holdings merger on or before November 1, 2009;

•	an injunction, other legal restraint or order of any governmental entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Hiland Holdings merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations summarized under “— Efforts to Complete the Hiland Holdings Merger” above; or

•	the special meeting of the unitholders of Hiland Holdings shall have concluded and, upon a vote taken at such meeting, the requisite unitholder approval of the Hiland Holdings merger agreement or the Hiland Holdings merger shall not have been obtained; provided that the right to terminate the Hiland Holdings merger agreement shall not be available to the Holdings Parties if any Holdings Party materially breached any obligations summarized under “— No Solicitation” and “— Filings and Other Actions” above or to the HPGP Parent Parties if any Hamm Continuing Investor materially breached any of their obligations under the Hiland Holdings support agreement;

•	by the Holdings Parties, if any HPGP Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Holdings merger agreement, which breach or failure to perform:

•	would constitute the failure of a condition to the Holdings Parties obligations to complete the Hiland Holdings merger; and

•	is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by Parent of written notice stating the Holdings Parties’ intention to terminate the Hiland Holdings merger agreement and the basis for such termination;

provided that the right to terminate the Hiland Holdings merger agreement pursuant to the provision summarized in this paragraph shall not be available to the Holdings Parties if, at such time, a condition to the HPGP Parent Parties’ obligation to complete the merger is not capable of being satisfied; or

•	by the HPGP Parent Parties, if:

•	any Holdings Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Holdings merger agreement, which breach or failure to perform: (A) would constitute the failure of a condition to the HPGP Parent Parties’ obligations to complete the merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Holdings Parties of written notice stating the HPGP Parent Parties’ intention to terminate the Hiland Holdings merger agreement and the basis for such termination; provided that the right to terminate the Hiland Holdings merger agreement pursuant to the provision summarized in this paragraph shall not be available to the HPGP Parent Parties if, at such time, a condition to the Holdings Parties’ obligation to complete the merger is not capable of being satisfied;

•	a change in the recommendation of the Hiland Holdings Board of Directors or Hiland Holdings Conflicts Committee or a failure of the Hiland Holdings Board of Directors to recommend the Hiland Holdings merger agreement and Hiland Holdings merger to its unitholders occurs or the Hiland Holdings Board of Directors or any committee thereof approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any alternative proposal; or

•	the Hiland Holdings merger is not capable of closing by November 1, 2009.

Effect of Termination; Remedies

In the event of termination of the Hiland Holdings merger agreement as summarized above under “— Termination,” the Hiland Holdings merger agreement shall terminate, except for certain provisions including the provision relating to reimbursement of expenses summarized in “— Reimbursement of Certain Expenses” below, and there shall be no liability on the part of the Holdings Parties or the HPGP Parent Parties to the other except as provided in the provision relating to reimbursement of expenses summarized in “— Reimbursement of Certain Expenses” below. No such termination, however, shall relieve any party from liability arising out of any willful breach of any of the representations, warranties or covenants in the Hiland Holdings merger agreement (subject to any express limitations set forth in the Hiland Holdings merger agreement), in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Reimbursement of Certain Expenses

In the event that the Hiland Holdings merger agreement is terminated by the HPGP Parent Parties due to a change in the recommendation of the Hiland Holdings Board of Directors or the Hiland Holdings Conflicts Committee or:

•	an alternative proposal shall have been made known to the Holdings Parties or shall have been made directly to the Hiland Holdings unitholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an alternative proposal and thereafter;

•	the Hiland Holdings merger agreement is terminated by the Holdings Parties or the HPGP Parent Parties (as applicable) because November 1, 2009 has passed, the unitholders of Hiland Holdings failed to approve the Hiland Holdings merger agreement or the Hiland Holdings merger or any Holdings Party breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Hiland Holdings merger agreement, which breach or failure to perform: (A) would constitute the failure of a condition to the HPGP Parent Parties’ obligations to complete the merger and (B) is not capable of being satisfied or cured by November 1, 2009 or, if capable of being satisfied or cured, is not satisfied or cured by thirty days following receipt by the Holdings Parties of written notice stating the HPGP Parent Parties’ intention to terminate the Hiland Holdings merger agreement; and

•	a Holdings Party enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any alternative proposal within twelve months of the date the Hiland Holdings merger agreement is terminated, then Hiland Holdings shall pay to Parent all of the expenses of the HPGP Parent Parties, up to $800,000; provided that, no expense for which a Parent Party has received reimbursement pursuant to the Hiland Holdings merger agreement shall be paid. See “The Hiland Holdings Merger Agreement — Reimbursement of Certain Expenses,” beginning on page 168.

Any payment required to be made pursuant to the provision summarized in the prior paragraph shall be made to Parent not later than two business days after delivery to Hiland Holdings of an itemization setting forth in reasonable detail all expenses of the HPGP Parent Parties for which reimbursement is sought (which itemization may be supplemented and updated from time to time by Parent until the sixtieth day after delivery of such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

Specific Performance

The parties to the Hiland Holdings merger agreement have agreed that irreparable damage would occur in the event that any provisions of the Hiland Holdings merger agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to termination of the Hiland Holdings merger agreement in accordance with its terms, the parties will be entitled to an injunction or injunctions to prevent breaches of the Hiland Holdings merger agreement and to enforce specifically the terms and provisions of the Hiland Holdings merger agreement in addition to any other remedy to which the parties are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party, each of the other parties agreed to waive any requirement for the security or posting of any bond in connection with the remedy of specific performance or equitable relief. Any actions for specific performance or equitable relief must be brought in the Delaware Chancery Court or the federal courts within the State of Delaware.

Amendments and Waivers

At any time prior to the effective time of the Hiland Holdings merger, any provision of the Hiland Holdings merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holdings Parties and the HPGP Parent Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the unitholder approval required under the Hiland Holdings merger agreement and the Hiland Holdings merger, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the NASDAQ Global Select Market require further approval of the unitholders of Hiland Holdings, the effectiveness of such amendment or waiver shall be subject to the approval of the unitholders of Hiland Holdings. Notwithstanding the foregoing, no failure or delay by the Holdings Parties or the HPGP Parent Parties in exercising any right under the Hiland Holdings merger agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under the Hiland Holdings merger agreement.

Recommendation

The Hiland Holdings Conflicts Committee has unanimously determined that the Hiland Holdings merger agreement is advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders and (i) has unanimously recommended to the Hiland Holdings Board of Directors that the Hiland Holdings Board of Directors approve the Hiland Holdings merger agreement and the Hiland Holdings merger and (ii) unanimously recommends that the Hiland Holdings public unitholders approve the Hiland Holdings merger agreement and the Hiland Holdings merger. The Hiland Holdings Board of Directors, after considering factors including the unanimous recommendation of the Hiland Holdings Conflicts Committee, determined that the Hiland Holdings merger agreement is advisable, fair to, and in the best interests of, Hiland Holdings and the Hiland Holdings public unitholders, approved the Hiland Holdings merger agreement and the Hiland Holdings merger and recommends that the Hiland Holdings public unitholders vote in favor of the approval of the Hiland Holdings merger agreement and the Hiland Holdings merger. See “Special Factors — Recommendation of the Hiland Holdings Conflicts Committee and the Hiland Holdings Board of Directors; Reasons For Recommending Approval of the Merger.”

INFORMATION CONCERNING THE HILAND COMPANIES

About Hiland Partners

Hiland Partners, a Delaware limited partnership formed in October 2004, is a midstream energy limited partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas and the fractionating, or separating, and marketing of NGLs. Hiland Partners’ operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.

Through its midstream segment, Hiland Partners connects the wells of natural gas and crude oil producers in its operating areas to its gathering systems, treats natural gas to remove impurities, processes natural gas for the removal of NGLs, fractionates NGLs into NGL products and provides an aggregate supply of natural gas and NGL products to a variety of transmission pipelines and markets. Through its compression segment, Hiland Partners provides compressed air and water to Continental Resources. Continental Resources uses the compressed air and water in its oil and gas secondary recovery operations in North Dakota by injecting them into its oil and gas reservoirs to increase oil and gas production from those reservoirs. This increased production of natural gas flows through Hiland Partners’ Badlands gathering system.

Hiland Partners’ midstream assets consist of 15 natural gas gathering systems with approximately 2,138 miles of gas gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners’ compression assets consist of two air compression facilities and a water injection plant.

Hiland Partners’ common units trade on the NASDAQ Global Select Market under the symbol “HLND.” Hiland Partners’ and its general partner’s mailing address is 205 West Maple, Suite 1100, Enid, Oklahoma 73701 and their telephone number is (580) 242-6040. A detailed description of Hiland Partners’ business is contained in Hiland Partners’ Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated by reference into this joint proxy statement. See “Where You Can Find More Information.”

About Hiland Holdings

Hiland Holdings, a Delaware limited partnership was formed in May 2006 to own Hiland Partners GP, LLC, the general partner of Hiland Partners and certain other common units and subordinated units in Hiland Partners. Hiland Holdings’ cash generating assets consist solely of its ownership interests in Hiland Partners, in particular (i) the 2% general partner interest in Hiland Partners, (ii) all of the incentive distribution rights in Hiland Partners, and (iii) 2,321,471 common units and 3,060,000 subordinated units of Hiland Partners, representing an aggregate 57.4% limited partner interest in Hiland Partners.

Hiland Holdings’ common units trade on the NASDAQ Global Select Market under the symbol “HPGP.” Hiland Holdings’ and its general partner’s mailing address is 205 West Maple, Suite 1100, Enid, Oklahoma 73701 and their telephone number is (580) 242-6040. A detailed description of Hiland Holdings’ business is contained in Hiland Holdings’ Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated by reference into this joint proxy statement. See “Where You Can Find More Information.”

Certain Transactions between the Hiland Companies and Affiliates of Harold Hamm

As more fully described in each Hiland Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated herein by reference, the Hiland Companies regularly transact business with Continental Resources pursuant to the contracts summarized below. As of April 10, 2009, Mr. Hamm owned 72.8% of the equity interests in Continental Resources.

The disclosures below are based solely on the information contained in each Hiland Company’s Annual Reports on Form 10-K for the years ended December 31, 2008 and 2007.

Compression Services Agreement

In connection with Hiland Partners’ initial public offering, Hiland Partners entered into a four-year compression services agreement with Continental Resources. The initial term expired on January 28, 2009, but the contract has automatically renewed each month since the expiration for an additional one-month term. For each of the years ended December 31, 2008 and 2007, Hiland Partners received revenues of $4.8 million from Continental Resources under this arrangement.

Gas Purchase Contracts

Hiland Partners purchases natural gas and NGLs from Continental Resources and its affiliates. Hiland Partners purchased natural gas and NGLs from Continental Resources and its affiliates in the amount of approximately $116.7 million and $60.1 million for the years ended December 31, 2008 and 2007, respectively.

Badlands Purchase Contract

On November 8, 2005, Hiland Partners entered into a new 15-year definitive gas purchase agreement with Continental Resources under which Hiland Partners gathers, treats and processes additional natural gas, which is produced as a by-product of Continental Resources’ secondary oil recovery operations, in the areas specified by the contract. In return, Hiland Partners receives 50% of the proceeds attributable to residue gas and NGLs sales as well as certain fixed fees associated with gathering and treating the natural gas, including a $0.60 per Mcf fee for the first 36 Bcf of natural gas gathered.

Other Agreements

Each of the Hiland Companies leases office space under operating leases from an entity wholly owned by Harold Hamm. Rents paid under these leases totaled approximately $157,000 and $143,000 for each of the Hiland Companies for the years ended December 31, 2008 and 2007, respectively. These rates are consistent with the rates charged to other non-affiliated tenants in the building in which the Hiland Companies have their offices.

DIRECTORS AND EXECUTIVE OFFICERS OF THE HILAND COMPANIES

As is the case with many publicly traded partnerships, the Hiland Companies do not have officers, directors or employees. The operations and activities of the Hiland Companies are managed by their respective general partners. References to Hiland Partners’ directors and officers are references to the directors and officers of Hiland Partners GP, LLC, and references to Hiland Holdings’ directors and officers are references to the directors and officers of Hiland Partners GP Holdings, LLC. Neither Hiland Partners unitholders nor Hiland Holdings unitholders participate, directly or indirectly, in the management or operation of the Hiland Companies. The general partner of each of the Hiland Companies owes a fiduciary duty to the unitholders of that Hiland Company, as limited by such Hiland Company’s partnership agreement.

Hiland Partners

Directors are elected for one-year terms. The following table shows information regarding the current directors and executive officers of Hiland Partners GP, LLC, as of the date of this joint proxy statement.

Name	Age	Position with Hiland Partners GP, LLC

Harold Hamm	63	Chairman of the Board of Directors
Joseph L. Griffin	48	Chief Executive Officer, President and Director
Matthew S. Harrison	39	Chief Financial Officer, Vice President-Finance, Secretary and Director
Kent C. Christopherson	51	Chief Operations Officer, Vice President
Michael L. Greenwood	53	Director
Edward D. Doherty	73	Director
Rayford T. Reid	61	Director
Shelby E. Odell	69	Director
John T. McNabb, II	64	Director

Harold Hamm was elected Chairman of the Hiland Partners Board of Directors in October 2004 and serves as Chairman of the Compensation Committee of the Hiland Partners Board of Directors. Mr. Hamm has served as Chairman of the Hiland Holdings Board of Directors since September 2006 and also serves as Chairman of the Compensation Committee of the Hiland Holdings Board of Directors. In December 1994, Mr. Hamm began serving as President and Chief Executive Officer and as a director of Continental Gas, Inc., and he subsequently served as chief executive officer and director of Continental Gas, Inc. until 2004. Since its inception in 1967 until October 2005, Mr. Hamm served as President and Chief Executive Officer and a director of Continental Resources, Inc. and currently serves as its Chief Executive Officer and Chairman of its board of directors. Mr. Hamm is also immediate past President of the National Stripper Well Association, a member of the executive board of the Oklahoma Independent Petroleum Association and a member of the executive board of the Oklahoma Energy Explorers. In addition, Mr. Hamm is a director of Complete Production Services, Inc., a publicly traded oilfield service company.

Joseph L. Griffin was appointed Chief Executive Officer, President and was elected as a director of the general partner of Hiland Partners in June 2007. Mr. Griffin has also served as Chief Executive Officer, President and a director of the general partner of Hiland Holdings since June 2007. Mr. Griffin has more than 20 years of experience in the midstream natural gas industry. From June 2004 to June 2007, Mr. Griffin served as executive vice president over multiple facets of the business of Lumen Midstream Partnership, a subsidiary of the Southern Ute Indian Tribe, in Tulsa, OK. In 1989, Mr. Griffin co-founded Lumen Midstream, held various senior level management positions and served as a director until Lumen was sold in 2004 to the Southern Ute Indian Tribe. Mr. Griffin holds a Bachelor of Science degree in Business Administration from Oklahoma State University and is also a certified public accountant.

Matthew S. Harrison was appointed Chief Financial Officer, Vice President-Finance, Secretary and was elected as a director of the general partner of Hiland Partners in April 2008. Mr. Harrison has served as Chief Financial Officer, Vice President-Finance, Secretary and a director of the general partner of Hiland Holdings since April 2008. Mr. Harrison joined the Hiland Companies as Vice President of Business Development in February 2008 from Wachovia Securities where he most recently was a director for its Energy & Power Mergers & Acquisitions Group. Prior to joining Wachovia Securities in 2007, Mr. Harrison spent eight years as an investment banker with A.G. Edwards Capital Markets’ Mergers & Acquisitions Group. Prior to joining A.G. Edwards, Mr. Harrison spent five years with Price Waterhouse, LLP, the predecessor of PricewaterhouseCoopers, LLP, as a senior accountant. He holds a B.S. degree in Accounting from the University of Tennessee, a Masters of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University and is a certified public accountant.

Kent C. Christopherson was appointed Vice President-Chief Operations Officer of the general partner of Hiland Partners in August 2008. Mr. Christopherson has also served as Vice President-Chief Operations Officer of the general partner of Hiland Holdings since August 2008. Mr. Christopherson joined the Hiland Companies from DCP Midstream Partners, L.P. where he served as Senior Director of Operating Excellence and Reliability Services from 2002 until 2008. Prior to joining DCP, Mr. Christopherson was employed by Western Gas Resources and Flopetrol-Johnson Schlumberger. Mr. Christopherson earned a B.S. degree in Mining Engineering & Geology from the South Dakota School of Mines and Technology, a Masters of Business Administration degree from Nova Southeastern University and is a certified maintenance & reliability professional by the Society of Maintenance & Reliability Professionals and a certified lubrication specialist by the Society of Tribologists & Lubrication Engineers.

Michael L. Greenwood was elected as a director of the general partner of Hiland Partners in February 2005, and serves as Chairman of the Audit Committee of the Hiland Partners Board of Directors. Mr. Greenwood has served as a director of the general partner of Hiland Holdings since September 2006, and serves as chairman of the audit committee of the Hiland Holdings Board of Directors. Mr. Greenwood is founder and managing director of Carnegie Capital LLC, a financial advisory services firm providing investment banking assistance to the energy industry. Mr. Greenwood previously served as Vice President — Finance and Treasurer of Energy Transfer Partners, L.P. until August 2004. From July 2002 until its merger with Energy Transfer in 2003, Mr. Greenwood served as Vice President and Chief Financial Officer & Treasurer of Heritage Propane Partners, L.P. Prior to joining Heritage Propane, Mr. Greenwood was Senior Vice President, Chief Financial

Officer and Treasurer for Alliance Resource Partners, L.P. from 1994 to 2002. Mr. Greenwood has over 25 years of diverse financial and management experience in the energy industry during his career with several major public energy companies, including MAPCO Inc., Penn Central Corporation and The Williams Companies. Mr. Greenwood holds a Bachelor of Science in Business Administration degree from Oklahoma State University and a Master of Business Administration degree from the University of Tulsa.

Edward D. Doherty was elected as a director of the general partner of Hiland Partners in February 2005, and serves as a member of the Audit Committee of the Hiland Partners Board of Directors. Mr. Doherty has served as a director of the general partner of Hiland Holdings since September 2006, and serves as a member of the Audit Committee of the Hiland Holdings Board of Directors. Since March 2006, Mr. Doherty has been a partial owner and CEO of ANZ Terminals Pty. Ltd., an Australian company that owns and operates eight liquid storage terminals in Australia and New Zealand. Mr. Doherty also provides consulting services on terminal acquisitions. Mr. Doherty served as the Chairman and Chief Executive Officer of Kaneb Pipe Line Company LLC, the general partner of Kaneb Pipe Line Partners L.P. from its inception in September 1989 until July 2005. Prior to joining Kaneb, Mr. Doherty was President and Chief Executive Officer of two private companies, which provided restructuring services to troubled companies and was President and Chief Executive Officer of Commonwealth Oil Refining Company, Inc., a public refining and petrochemical company. Mr. Doherty holds a Bachelor of Arts degree from Lafayette College and a Doctor of Jurisprudence from Columbia University School of Law.

Rayford T. Reid was elected as a director of the general partner of Hiland Partners in May 2005, and serves as a member of the Compensation Committee of the Hiland Partners Board of Directors. Mr. Reid has served as a director of the general partner of Hiland Holdings since September 2006, and serves as a member of the Compensation Committee of the Hiland Holdings Board of Directors. Mr. Reid has more than 35 years of investment banking, financial advisory and commercial banking experience, including 30 years focused on the oil and gas industry. Mr. Reid is President of Kentucky Downs Partners, LLC (“KDP”). KDP’s principal business is the ownership of a controlling interest in a thoroughbred horse racing track in Franklin, Kentucky. Prior to forming KDP in 2007, Mr. Reid served as President of R. Reid Investments Inc., a private investment banking firm, which exclusively served companies engaged in the energy industry. Mr. Reid holds a Bachelor of Arts degree from Oklahoma State University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

Shelby E. Odell was elected as a director of the general partner of Hiland Partners in September 2005. Mr. Odell serves as a member of the Audit Committee of the Hiland Partners Board of Directors, and, since January 21, 2009, has served as a member of the Hiland Partners Conflicts Committee. Mr. Odell served as a director of the general partner of Hiland Holdings from September 2006 to January 2009. Mr. Odell has 40 years of experience in the petroleum business, including marketing, distribution, acquisitions, innovation of new asset opportunities, and management. From 1974 to 2000, Mr. Odell held several positions with Koch Industries. He retired in 2000 as President of Koch Hydrocarbon Company and Sr. Vice President of Koch Industries. Prior to joining Koch, Mr. Odell advanced through several positions with Phillips Petroleum Company. He is a past member of the Board of Directors of the Gas Processors Association and holds an Associate Degree in Accounting from Enid Business College.

John T. McNabb, II was elected as a director of the general partner of Hiland Partners in August 2006, and he serves as chairman of the Hiland Partners Conflicts Committee and as a member of the Compensation Committee of the Hiland Partners Board of Directors. Mr. McNabb is the founder of Growth Capital Partners, LP, a merchant banking firm that provides financial advisory services to middle market companies throughout the United States, and he has served as the Chairman of its board of directors since 1992. Mr. McNabb was a Managing Director of Bankers Trust Company, managing commercial banking, investment banking and financial advisory activities in the Southwest for Bankers Trust Company, and a director of BT Southwest, Inc., an affiliate of Bankers Trust New York Corporation. He currently serves as Chairman of the board of directors of Willbros Group, Inc., a publicly traded oil and gas contractor. He started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division. Mr. McNabb holds a Bachelor of Arts in History and a Masters of Business Administration from Duke University.

For information about the directors and officers of Hiland Partners after the completion of the merger, see “Special Factors — Effects of the Mergers — Directors and Management of Each Surviving Entity.”

Hiland Holdings

Directors are elected for one-year terms. The following table shows information regarding the directors and executive officers of Hiland Partners GP Holdings, LLC, as of the date of this joint proxy statement.

Name	Age	Position with Our General Partner

Harold Hamm	63	Chairman of the Board of Directors
Joseph L. Griffin	48	Chief Executive Officer, President and Director
Matthew S. Harrison	39	Chief Financial Officer, Vice President — Finance, Secretary and Director
Kent C. Christopherson	51	Chief Operations Officer, Vice President
Michael L. Greenwood	53	Director
Edward D. Doherty	73	Director
Rayford T. Reid	61	Director
Dr. Cheryl L. Evans	46	Director
Dr. Bobby B. Lyle	68	Director

For biographical information about Harold Hamm, Joseph L. Griffin, Matthew S. Harrison, Kent C. Christopherson, Edward D. Doherty, Michael L. Greenwood and Rayford T. Reid, see “Directors and Executive Officers of the Hiland Companies — Hiland Partners.”

Dr. Cheryl L. Evans was elected as director of the general partner of Hiland Holdings in September 2006, and serves as a member of the Hiland Holdings Conflicts Committee. Dr. Evans is in her 15th year of service at Northwestern Oklahoma State University and has been a faculty member since 1994. In 2004, Dr. Evans was appointed Dean of the institution’s Enid campus. From 2002 to 2004, Dr. Evans chaired the communication department on the Alva campus, and from 1996 to 2002 she chaired the mass communication department. She earned her doctorate at Oklahoma State University in higher education, her Master of Arts in communication degree at Wichita State University and her Bachelor of Arts degree in mass communications/public relations at Northwestern Oklahoma State University. Dr. Evans is a 2004 graduate of Harvard’s Management Development Program for academic leaders. In addition to her administrative duties for Northwestern Oklahoma State University, she presently teaches in the Northwestern Oklahoma State University graduate program. Dr. Evans is an active community volunteer and currently serves on numerous civic and charitable boards.

Dr. Bobby B. Lyle was elected as director of the general partner of Hiland Holdings in September 2006, and he serves as chairman of the Hiland Holdings Conflicts Committee and as a member of the Compensation Committee of the Hiland Holdings Board of Directors. Dr. Lyle has over 29 years of experience in oil and gas exploration and development. From 1977 to 1981, he was President of Cornell Oil Company. In 1981, he formed Lyco Energy Corporation, and served as its Chairman, President and CEO until the company was sold to Enerplus Resources (USA) Corporation in August 2005. After assisting with the transition of ownership to Enerplus, he formed Lyco Holdings Incorporated in March 2006 and currently serves as its Chairman, President and CEO. Lyco Holdings Incorporated is a private company engaged in private equity investments and ranching. From 1968 to 1975, Dr. Lyle was a member of the faculty of the Southern Methodist University School of Business and served as Dean ad interim from 1970 to 1973 and Executive Dean from 1973 to 1975. Subsequently, he served as Trustee of the University from 1982 to 2000 and from 2006 to the present. Prior to joining SMU, he worked as a professional engineer with General Dynamics and Geotech, a Teledyne Industries company. He has helped organize and served as director of a number of private companies covering a broad range of industries, including banking, energy software, real estate, retail, and home and industrial insulation. Dr. Lyle has been an active member of numerous industry organizations, including the Independent Petroleum Association of America, where he served as regional Vice President and a member of the Executive Committee, Texas Independent Producers and Royalty Owners Association and the Texas Alliance for Energy. Dr. Lyle holds a Bachelor of Science degree in Mechanical Engineering from Louisiana Tech University; a Masters in

Engineering Administration degree from Southern Methodist University; and a Doctorate in Education, with emphasis on Strategic Planning and Leadership in Higher Education, from the University of Massachusetts.

For information about the directors and officers of Hiland Partners after the completion of the merger, see “Special Factors — Effects of the Mergers — Directors and Management of Each Surviving Entity.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Hiland Partners

Set forth below is certain selected historical consolidated financial data relating to Hiland Partners. The selected historical consolidated financial data has been derived from the audited financial statements and selected financial data contained in Hiland Partners’ Annual Report on Form 10-K dated for the fiscal year ended December 31, 2008 (the “Form 10-K”), and the unaudited financial statements contained in Hiland Partners’ Quarterly Report on Form 10-Q (the “Form 10-Q”) for the quarterly period ended March 31, 2009. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Hiland Partners Form 10-K and Form 10-Q, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and the following summary is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein. See “Where You Can Find More Information” beginning on page 191.

							Predecessor
							Continental
	Hiland Partners, LP						Gas, Inc.
	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per unit and operating data)

Summary of Operations Data:
Total revenues	$52,348	$91,479	$387,999	$278,043	$219,686	$166,601	$98,296
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	31,216	68,618	276,600	195,212	156,193	133,089	82,532
Operations and maintenance	7,695	6,769	30,526	23,279	16,071	7,359	4,933
Depreciation, amortization and accretion	9,971	8,929	37,502	29,855	22,130	11,112	4,127
Property impairments	950	—	—	—	—	—	—
Bad debt	—	—	304	—	—	—	—
Gain on asset sales	—	—	—	—	—	—	(19)
General and administrative	2,940	2,301	8,753	7,587	4,994	2,470	1,082

Total operating costs and expenses	52,772	86,617	353,685	255,933	199,388	154,030	92,655

Operating income (loss)	(424)	4,862	34,314	22,110	20,298	12,571	5,641
Other income (expense):
Interest expense	(2,353)	(3,501)	(13,639)	(11,346)	(5,532)	(1,942)	(702)
Amortization of deferred loan costs	(149)	(134)	(574)	(410)	(407)	(484)	(102)
Interest income and other	13	100	346	430	323	192	40

Total other income (expense)	(2,489)	(3,535)	(13,867)	(11,326)	(5,616)	(2,234)	(764)

Income (loss) from continuing operations	(2,913)	1,327	20,447	10,784	14,682	10,337	4,877
Discontinued operations, net	—	—	—	—	—	—	35

Net income (loss)	(2,913)	1,327	20,447	10,784	14,682	10,337	$4,912

Less income (loss) attributable to predecessor	—	—	—	—	—	493
Less general partner interest in net income (loss)	(58)	1,815	6,572	4,526	2,409	464

Limited partners’ interest in net income (loss)	$(2,855)	$(488)	$13,875	$6,258	$12,273	$9,380

							Predecessor
							Continental
	Hiland Partners, LP						Gas, Inc.
	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per unit and operating data)

Net income (loss) per limited partner unit:
basic(1)	$(0.31)	$(0.05)	$1.49	$0.67	$1.37	$1.33

diluted(1)	$(0.31)	$(0.05)	$1.48	$0.67	$1.36	$1.32

Cash distributions per limited partner unit(2)	$0.00	$0.83	$3.02	$3.00	$2.74	$1.83

Balance Sheet Data (at end of period):
Property and equipment, at cost, net	$348,352	$319,911	$345,855	$319,320	$252,801	$120,715	$37,075
Total assets	423,685	415,908	426,139	410,473	343,816	193,969	49,175
Accounts payable — affiliates	3,615	10,534	7,662	7,880	4,412	6,122	2,998
Long-term debt, net of current maturities	268,294	234,952	256,466	226,104	147,064	33,784	12,643
Net equity	126,835	131,941	133,156	139,167	167,746	138,589	24,510
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$10,718	$11,123	$53,886	$40,702	$39,580	$8,122	$7,957
Investing activities	(15,683)	(10,397)	(54,342)	(83,408)	(158,426)	(74,888)	(5,290)
Financing activities	7,524	106	(8,868)	42,817	123,045	72,736	(2,946)
Other Financial Data:
Midstream segment margin	$19,927	$21,656	$106,580	$78,012	$58,674	$29,295	$15,764
Compression segment margin	1,205	1,205	4,819	4,819	4,819	4,217	—

Total segment margin	$21,132	$22,861	$111,399	$82,831	$63,493	$33,512	$15,764

EBITDA	$9,560	$13,891	$72,162	$52,395	$42,751	$23,875	$9,843

Non cash unrealized (gain) loss on derivatives	$(270)	$401	$(6,981)	$(373)	$(113)	$—	$—
Non cash unit based compensation expense	$320	$371	$1,538	$951	$473	$—	$—
Maintenance capital expenditures	$1,386	$528	$5,994	$3,423	$3,434	$2,225	$1,693
Expansion capital expenditures	10,629	7,602	52,275	87,530	155,103	72,723	3,474
Discontinued operations	—	—	—	—	—	—	159

Total capital expenditures	$12,015	$8,130	$58,269	$90,953	$158,537	$74,948	$5,326

Ratio of earnings to fixed charges	(0.18)	1.37	2.46	1.93	—	—	—

(1)	Net income per unit is not applicable for periods prior to Hiland Partners’ initial public offering.

(2)	Includes Hiland Partners’ cash distributions of $0.8275 per unit paid on May 14, 2008 for the three months ended March 31, 2008, $0.45 per unit paid on February 13, 2009 for 2008, $0.795 per unit paid on February 14, 2008 for 2007, $0.7125 per unit paid on February 14, 2007 for 2006 and $0.625 per unit paid on February 14, 2006 for 2005.

Hiland Holdings

Set forth below is certain selected historical consolidated financial data relating to Hiland Holdings. The selected historical consolidated financial data has been derived from the financial statements and selected financial data contained in Hiland Holdings’ Annual Report on Form 10-K dated for the fiscal year ended December 31, 2008 (the “Form 10-K”) and the unaudited financial statements contained in Hiland Holdings’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (the “Form 10-Q”). This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K and Form 10-Q, including the notes thereto. More comprehensive financial information is included in such report (including management’s discussion and analysis of financial condition and results of operations) and the following summary is qualified in its entirety by reference to such report and all of the financial information and notes contained therein. See “Where You Can Find More Information” beginning on page 191.

Because Hiland Holdings’ consolidated financial statements include the results of Hiland Partners, Hiland Holdings’ financial statements are substantially similar to the financial statements of Hiland Partners and its predecessor, CGI. However, Hiland Holdings’ consolidated balance sheet includes a minority interest amount that reflects the proportion of Hiland Partners owned by its unitholders other than Hiland Holdings. Similarly, the ownership interests in Hiland Partners held by its unitholders other than Hiland Holdings are reflected in Hiland Holdings’ consolidated income statement as minority interest. The minority interest amounts are not reflected on Hiland Partners’ financial statements.

Certain adjustments have been made to prior period information to conform to current period presentation related to Hiland Holdings’ adoption of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“SFAS 160”) which established new accounting and reporting standards for the noncontrolling partners’ interest in Hiland Partners. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interests) as equity in the consolidated financial statements and separate from our limited partners’ equity. The amount of net income attributable to the noncontrolling interest is now included in consolidated net income on the face of the statement of operations. SFAS 160 also includes expanded disclosure requirements regarding our limited partners’ interest and the noncontrolling partners’ interest. The adoption of SFAS 160 on January 1, 2009 did not have a significant impact on Hiland Holdings’ financial position, results of operations or cash flows. However, it did result in certain changes to Hiland Holdings’ financial statement presentation, including the change in classification of noncontrolling interest (minority interests) from liabilities to equity on the consolidated balance sheet.

Upon adoption of SFAS 160 effective January 1, 2009, Hiland Holdings reclassified $125,851, $126,409 and $137,302 from minority interests liabilities to noncontrolling partners’ interest in Hiland Partners, of which $123,729, $128,713 and $135,513 are separate components of equity and $2,122, $(2,304) and $1,789 are increases (decreases) to accumulated other comprehensive income, also components of equity, in our consolidated balance sheets as of December 31, 2008, 2007 and 2006, respectively. Additionally, Hiland Holdings reclassified $209 of minority interest in loss of Hiland Partners to net loss attributable to noncontrolling partners’ interest in loss of Hiland Partners in our consolidated statement of operations for the three months ended March 31, 2008 and reclassified $5,902, $2,635 and $10,164 of minority interest in income of Hiland Partners to net income attributable to noncontrolling partners’ interest in income of Hiland Partners in our consolidated statement of operations for the years ended December 31, 2008, 2007 and 2006, respectively. For the year ended December 31, 2005, Hiland Holdings reclassified $9,380 of minority interest in income of Hiland Partners to net income attributable to noncontrolling partners’ interest in income of Hiland Partners. Net income per limited partner unit has not been affected as a result of the adoption of SFAS 160.

						Predecessor
						Hiland
						Partners GP,	Continental
	Hiland Holdings GP, LP					LLC	Gas, Inc.
	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per unit and operating data)

Summary of Operations Data:
Total revenues	$52,348	$91,479	$387,999	$278,043	$219,686	$166,601	$98,296
Operating costs and expenses:
Midstream purchases (exclusive of items shown separately below)	31,216	68,618	276,600	195,212	156,193	133,089	82,532
Operations and maintenance	7,695	6,769	30,526	23,279	16,071	7,359	4,933
Depreciation, amortization and accretion	10,258	9,216	38,650	31,002	22,863	11,112	4,127
Property impairments	950	—	—	—	—	—	—
Bad Debt	—	—	304	—	—	—	—
Gain on asset sales	—	—	—	—	—	—	(19)
General and administrative	3,827	2,684	10,337	9,321	5,299	2,542	1,082

Total operating costs and expenses	53,946	87,287	356,417	258,814	200,426	154,102	92,655

Operating income (loss)	(1,598)	4,192	31,582	19,229	19,260	12,499	5,641

						Predecessor
						Hiland
						Partners GP,	Continental
	Hiland Holdings GP, LP					LLC	Gas, Inc.
	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per unit and operating data)

Other income (expense):
Interest expense	(2,357)	(3,506)	(13,674)	(11,371)	(6,543)	(1,942)	(702)
Amortization of deferred loan costs	(171)	(156)	(663)	(499)	(513)	(484)	(102)
Interest income and other	13	104	357	445	323	192	40

Total other income (expense), net:	(2,515)	(3,558)	(13,980)	(11,425)	(6,733)	(2,234)	(764)

Income (loss) from continuing operations	(4,113)	634	17,602	7,804	12,527	10,265	4,877
Discontinued operations, net	—	—	—	—	—	—	35

Net income (loss)	(4,113)	634	17,602	7,804	12,527	10,265	4,912
Loss attributable to predecessor	—	—	—	—	(407)	—	—

Partners’ interest in net income (loss)	(4,113)	634	17,602	7,804	12,120	10,265	4,912
Less: noncontrolling partners’ interest in income (loss) of Hiland Partners:
Affiliate	—	—	—	—	6,494	5,993	—
Non-affiliate	(1,214)	(206)	5,902	2,638	3,670	3,387	—

Limited partners’ interest in net income (loss)	$(2,899)	$840	$11,700	$5,166	$1,956	$885	$4,912

Net income (loss) per limited partner unit:
basic(1)	$(0.13)	$0.04	$0.54	$0.24	$0.09

diluted(1)	$(0.13)	$0.04	$0.54	$0.24	$0.09

Cash distributions per limited partner unit(2)	$0.00	$0.28	$1.00	$0.91	$0.22

Balance Sheet Data (at end of period):
Property and equipment, at cost, net	$351,544	$323,552	$349,159	$323,073	$257,003	$120,715	$37,075
Total assets	432,697	425,671	435,560	420,286	355,198	194,085	49,175
Accounts payable — affiliates	3,784	10,638	7,823	7,957	4,412	5,819	2,998
Long-term debt, net of current maturities	268,294	235,307	256,466	226,459	147,318	33,784	12,643
Limited partners’ equity	13,168	14,735	17,619	19,831	42,946	2,791	24,510
Noncontrolling partners’ interest in Hiland Partners	121,044	126,354	123,729	128,713	135,513	—	—
Total equity	134,212	141,089	141,348	148,544	178,459	2,791	24,510
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$10,167	$10,745	$52,484	$39,379	$38,476	$8,159	$7,957
Investing activities	(15,683)	(10,397)	(54,342)	(83,408)	(158,426)	(74,888)	(5,290)
Financing activities	7,874	533	(7,011)	44,062	124,201	72,830	(2,946)
Other Financial Data:
Midstream segment margin	$19,927	$21,656	$106,580	$78,012	$58,674	$29,295	$15,764
Compression segment margin	1,205	1,205	4,819	4,819	4,819	4,217	—

Total segment margin	$21,132	$22,861	$111,399	$82,831	$63,493	$33,512	$15,764

Maintenance capital expenditures	$1,386	$528	$5,994	$3,423	$3,434	$2,225	$1,693
Expansion capital expenditures	10,629	7,602	52,275	87,530	155,103	72,723	3,474
Discontinued operations	—	—	—	—	—	—	159

Total capital expenditures	$12,015	$8,130	$58,269	$90,953	$158,537	$74,948	$5,326

Ratio of earnings to fixed charges	(0.66)	1.18	2.26	1.67	—	—	—

(1)	Net income per unit is not applicable for periods prior to our initial public offering.

(2)	Includes our cash distribution of $0.10 per unit paid on February 18, 2009 for 2008, $0.255 per unit paid on February 19, 2008 for 2007 and $0.2075 per unit paid on February 19, 2007 for 2006.

Non-GAAP Financial Measures of Hiland Partners

This joint proxy statement includes the non-GAAP financial measures of (1) EBITDA and (2) total segment margin, which consists of midstream segment margin and compression segment margin.

Hiland Partners defines EBITDA, a non-GAAP financial measure, as net income (loss) plus interest expense, provision for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by management and by external users of its financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of Hiland Partners’ assets without regard to financing methods, capital structure or historical cost basis; (2) the ability of Hiland Partners’ assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) Hiland Partners’ operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to Hiland Partners’ banks and is used as a gauge for compliance with financial covenants under the Hiland Operating Credit Agreement. EBITDA should not be considered an alternative to net income (loss), operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Hiland Partners’ EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as Hiland Partners does.

Hiland Partners views total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of its operations because it is directly related to Hiland Partners’ volumes and commodity price changes. Hiland Partners reviews total segment margin monthly for consistency and trend analysis. Hiland Partners defines midstream segment margin as midstream revenue less midstream purchases. Midstream revenue includes revenue from the sale of natural gas, NGLs and NGL products resulting from Hiland Partners’ gathering, treating, processing and fractionation activities and fixed fees associated with the gathering of natural gas and the transportation and disposal of saltwater. Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by Hiland Partners from affiliates, and costs of crude oil purchased by Hiland Partners from third parties. Hiland Partners defines compression segment margin as the payments received under its compression services agreement with Continental Resources, Inc.

The following table presents a reconciliation of the non-GAAP financial measures of (1) EBITDA to the GAAP financial measure of net income and (2) total segment margin (which consists of the sum of midstream segment margin and compression segment margin) to operating income, in each case, on a historical basis for each of the periods indicated.

							Predecessor
							Continental
	Hiland Partners, LP						Gas, Inc.
	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands)

Reconciliation of EBITDA to Net income (loss):
Net income (loss)	$(2,913)	$1,327	$20,447	$10,784	$14,682	$10,337	$4,912
Add:
Depreciation, amortization and accretion	9,971	8,929	37,502	29,855	22,130	11,112	4,127
Amortization of deferred loan costs	149	134	574	410	407	484	102
Interest expense	2,353	3,501	13,639	11,346	5,532	1,942	702

EBITDA	$9,560	$13,891	$72,162	$52,395	$42,751	$23,875	$9,843

							Predecessor
							Continental
	Hiland Partners, LP						Gas, Inc.
	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands)

Reconciliation of Total Segment Margin to Operating Income (Loss):
Operating income (loss)	$(424)	$4,862	$34,314	$22,110	$20,298	$12,571	$5,641
Add:
Operations and maintenance expenses	7,695	6,769	30,526	23,279	16,071	7,359	4,933
Depreciation, amortization and accretion	9,971	8,929	37,502	29,855	22,130	11,112	4,127
Property impairments	950	—	—	—	—	—	—
Bad debt	—	—	304	—	—	—	—
Gain on asset sales	—	—	—	—	—	—	(19)
General and administrative expenses	2,940	2,301	8,753	7,587	4,994	2,470	1,082

Total segment margin	$21,132	$22,861	$111,399	$82,831	$63,493	$33,512	$15,764

COMMON UNIT MARKET PRICE AND DIVIDEND INFORMATION

Common Unit Price Information

Hiland Partners

Hiland Partners common units trade on the NASDAQ Global Select Market under the symbol “HLND.” On June 1, 2009, the last trading day prior to the public announcement of the execution of the merger agreements, the high and low reported sales price for the Hiland Partners common units was $5.77 per unit and $5.34 per unit, respectively. On          , 2009, the most recent practicable date before the printing of this joint proxy statement, high and low reported sales prices of Hiland Partners common units were $      and $      , respectively and there were approximately           common unitholders, including beneficial owners of common units held in street name, and one record holder of our subordinated units. There is no established public trading market for Hiland Partners subordinated units.

The following table shows the high and low sales prices per common unit, as reported by the NASDAQ National Market, for the periods indicated.

	Common Unit
	Price Ranges
	High	Low

Period from April 1, 2009 to June 26, 2009	$8.25	$5.26
Quarter Ended March 31, 2009	$11.98	$5.25
Year Ended December 31, 2008
Quarter Ended December 31	$36.49	$3.64
Quarter Ended September 30	$50.44	$33.95
Quarter Ended June 30	$52.00	$43.11
Quarter Ended March 31	$51.23	$41.83
Year Ended December 31, 2007
Quarter Ended December 31	$53.00	$41.60
Quarter Ended September 30	$60.50	$46.02
Quarter Ended June 30	$61.75	$52.05
Quarter Ended March 31	$58.49	$52.54

Hiland Holdings

Hiland Holdings common units trade on the NASDAQ Global Select Market under the symbol “HPGP.” On June 1, 2009, the last trading day prior to the public announcement of the execution of the merger agreements, the high and low reported sales price for the Hiland Holdings common units were $1.87 per unit and $1.63 per unit, respectively. On          , 2009, the most recent practicable date before the printing of this joint proxy statement, high and low reported sales prices of Hiland Holdings common units were $      and $     , respectively and there were approximately           common unitholders, including beneficial owners of common units held in street name.

The following table shows the high and low prices per common unit, as reported by the NASDAQ Global Select Market, for the periods indicated.

	Common Unit
	Price Ranges
	High	Low

Period from April 1, 2009 to June 26, 2009	$2.54	$1.55
Quarter Ended March 31, 2009	$5.07	$2.10
Year Ended December 31, 2008
Quarter Ended December 31	$21.87	$1.90
Quarter Ended September 30	$27.22	$18.51
Quarter Ended June 30	$28.08	$22.12
Quarter Ended March 31	$28.90	$21.08
Year Ended December 31, 2007
Quarter Ended December 31	$31.50	$22.49
Quarter Ended September 30	$42.22	$25.81
Quarter Ended June 30	$35.95	$27.35
Quarter Ended March 31	$31.50	$26.65

Distribution Information

Hiland Partners

Hiland Partners considers cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. Hiland Partners ability to distribute available cash is contractually restricted by the terms of the Hiland Operating Credit Agreement. The Hiland Operating Credit Agreement contains covenants requiring Hiland Partners to maintain certain financial ratios, which are tested quarterly. Hiland Partners’ ability to remain in compliance with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from its operations and events or circumstances beyond Hiland Partners’ control. Hiland Partners is prohibited from making any distributions to unitholders if the distribution would cause an event of default, or an event of default exists, under the Hiland Operating Credit Agreement.

On April 24, 2009, the Hiland Partners Board of Directors voted to suspend quarterly distributions with respect to Hiland Partners common units and subordinated units beginning with the first quarter distribution of 2009, based on the Hiland Partners Board of Directors’ consideration of the impact of lower commodity prices and drilling activity on Hiland Partners’ current and projected throughput volumes, midstream segment margins and cash flows, as well as future required levels of capital expenditures and the level of Hiland Partners’ outstanding indebtedness under the Hiland Operating Credit Agreement.

Under the terms of the Hiland Partners merger agreement, Hiland Partners is prohibited from paying distributions to its unitholders without the prior written consent of Parent.

The following table shows the cash distributions paid per common unit and subordinated unit during the first quarter of 2009 and each quarter of the years ended December 31, 2008 and 2007. Cash distributions shown below were paid within 45 days after the end of each applicable quarter.

Cash Distribution
Paid Per Unit

Quarter Ended March 31, 2009	$0.0000
Year Ended December 31, 2008
Quarter Ended December 31	$0.4500
Quarter Ended September 30	$0.8800
Quarter Ended June 30	$0.8625
Quarter Ended March 31	$0.8275
Year Ended December 31, 2007
Quarter Ended December 31	$0.7950
Quarter Ended September 30	$0.7550
Quarter Ended June 30	$0.7325
Quarter Ended March 31	$0.7125

Hiland Holdings

Hiland Holdings considers cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. In particular, Hiland Holdings’ ability to distribute available cash to its common unitholders is dependent on its receipt of distributions from Hiland Partners. Hiland Holdings’ ability to distribute available cash is contractually restricted by the terms of Hiland Holdings’ credit facility. Hiland Holdings’ credit facility contains covenants requiring Hiland Holdings to maintain certain financial ratios. Hiland Holdings is prohibited from making any distributions to unitholders if the distribution would cause an event of default, or an event of default exists, under its credit facility.

On April 24, 2009, the Hiland Holdings Board of Directors voted to suspend quarterly distributions with respect to Hiland Holdings partnership units beginning with the first quarter distribution of 2009, based on the Hiland Holdings Board of Directors’ consideration of the impact of lower commodity prices and drilling activity on Hiland Partners’ current and projected throughput volumes, midstream segment margins and cash flows, as well as future required levels of capital expenditures and the level of Hiland Partners’ outstanding indebtedness under the Hiland Operating Credit Agreement.

Under the terms of the Hiland Holdings merger agreement, Hiland Holdings is prohibited from paying distributions to its unitholders without the prior written consent of Parent.

The following table shows the cash distributions paid during the first quarter of 2009 and each quarter of the years ended December 31, 2008 and 2007. Cash distributions shown below were paid within 50 days after the end of each applicable quarter.

Cash Distribution
Paid Per Unit

Quarter Ended March 31, 2009	$0.0000
Year Ended December 31, 2008
Quarter Ended December 31	$0.1000
Quarter Ended September 30	$0.3175
Quarter Ended June 30	$0.3050
Quarter Ended March 31	$0.2800
Year Ended December 31, 2007
Quarter Ended December 31	$0.2550
Quarter Ended September 30	$0.2300
Quarter Ended June 30	$0.2200
Quarter Ended March 31	$0.2075

INFORMATION CONCERNING HAROLD HAMM, PARENT AND MERGER SUBS

Parent was formed on February 3, 2005 as an Oklahoma limited liability company. Mr. Hamm is the sole member of Parent, and Parent is the sole member of both HLND Merger Sub and HPGP Merger Sub. Each of HLND Merger Sub and HPGP Merger Sub was formed on May 8, 2009 by its sole member. Each of HLND Merger Sub and HPGP Merger Sub was formed solely for the purpose of effecting the Hiland Partners merger and the Hiland Holdings merger, respectively. Neither HLND Merger Sub, nor HPGP Merger Sub has conducted any activities other than those incident to its formation and the matters contemplated by the Hiland Partners merger agreement and the Hiland Holdings merger agreement, respectively, including the preparation of applicable filings under the securities laws. It is expected that the Hamm family trusts will subscribe for limited liability company units in HLND Merger Sub immediately prior to the effective time of the Hiland Partners merger, thereby reducing Mr. Hamm’s capital commitment and ultimate ownership of HLND Merger Sub. Upon completion of the Hiland Partners merger, HLND Merger Sub will merge with and into Hiland Partners with Hiland Partners being the surviving entity in the Hiland Partners merger as a subsidiary of Parent, Hiland Holdings and the Hamm family trusts whose limited liability company units shall be converted into common units of the surviving entity on a one-for-one basis. It is expected that the Hamm family trusts will subscribe for limited liability company units in HPGP Merger Sub immediately prior to the effective time of the Hiland Holdings merger, thereby reducing Mr. Hamm’s capital commitment and ultimate ownership of HPGP Merger Sub. Likewise, upon completion of the Hiland Holdings merger, HPGP Merger Sub will merge with and into Hiland Holdings with Hiland Holdings being the surviving entity of the Hiland Partners merger as a subsidiary of Parent, Continental Gas, Harold Hamm and the Hamm family trusts.

Parent owns 100% of the membership interest in the general partner of Hiland Holdings and is principally engaged in the business of serving as the sole member of the general partner of Hiland Holdings. Parent has not conducted activities other than those incident to serving as the sole member of the general partner of Hiland Holdings and the matters contemplated by the both the Hiland Partners merger agreement and Hiland Holdings merger agreement, including the preparation of applicable filings under the securities laws.

The business address and telephone number of each of Parent, HLND Merger Sub and HPGP Merger Sub is c/o HH GP Holding, LLC, 302 North Independence, Enid, Oklahoma 73701, (580) 233-8955, Attention: Harold Hamm.

At the closing of the Hiland Partners merger and the Hiland Holdings merger, Parent’s sole member will be Mr. Hamm.

During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND MERGER SUBS

Set forth below are the names, the present principal occupations or employment and the name, principal business address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the current sole member and executive officers of Parent and the current sole director and executive officers of each of HLND Merger Sub and HPGP Merger Sub, respectively.

Harold Hamm, 63, Sole Member and President of HH GP Holding, LLC since February 3, 2005. Mr. Hamm has served as Chairman of the Board of Directors of (i) the general partner of Hiland Partners since October 2004, and (ii) the general partner of Hiland Holdings since May 2006. In December 1994, Mr. Hamm began serving as President and Chief Executive Officer and as a director of Continental Gas, Inc., and he subsequently served as Chief Executive Officer and director of Continental Gas, Inc. until 2004. Since its inception in 1967 until October 2005, Mr. Hamm served as President and Chief Executive Officer and a director of Continental Resources, Inc. and currently serves as its Chief Executive Officer and Chairman of its board of directors. Mr. Hamm is also immediate past President of the National Stripper Well Association, a member of the executive board of the Oklahoma Independent Petroleum Association and a member of the executive board of the Oklahoma Energy Explorers. In addition, Mr. Hamm is a director of Complete Production Services, Inc., a publicly traded oilfield service company.

Matthew Harrison, 39, Vice President and Secretary of HH GP Holding, LLC since June 1, 2009. Mr. Harrison has served as Chief Financial Officer, Vice President — Finance, Secretary and a director of the general partners of each of Hiland Partners and Hiland Holdings since April 2008. Mr. Harrison joined the Hiland Companies as Vice President of Business Development in February 2008 from Wachovia Securities, where he most recently was a director for its Energy & Power Mergers & Acquisitions Group. Prior to joining Wachovia Securities in 2007, Mr. Harrison spent eight years with A.G. Edwards Capital Markets’ Mergers & Acquisitions Group, most recently leading its energy mergers & acquisitions effort. Prior to joining A.G. Edwards, Mr. Harrison spent five years with Price Waterhouse, LLP, the predecessor of PricewaterhouseCoopers, LLP as a senior accountant. He holds a B.S. degree in Accounting from the University of Tennessee, a Masters of Business Administration degree from Kellogg Graduate School of Management at Northwestern University and is a certified public accountant.

During the past five years, none of the persons described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Hiland Partners

The following table sets forth the beneficial ownership of Hiland Partners units as of June 26, 2009 held by each person who beneficially owned more than 5% or more of the then outstanding units and all of the directors, named executive officers, and directors and executive officers as a group of the general partner of Hiland Partners.

				Percentage of
		Percentage of	Subordinated	Subordinated	Percentage of
	Common Units	Common Units	Units	Units	Total Units
	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned	Owned	Owned	Owned

Harold Hamm(1)(2)(3)	2,321,471	36.9%	3,060,000	100.0%	57.5%
Hiland Holdings GP, LP(1)(3)	2,321,471	36.9%	3,060,000	100.0%	57.5%
Joseph L. Griffin(1)	4,307	*	—	—	*
Matthew S. Harrison(1)	2,500	*	—	—	*
Kent C. Christopherson(1)	—	*	—	—	*
Michael L. Greenwood(1)(2)(4)	13,291	*	—	—	*
Edward D. Doherty(1)(2)(4)	5,000	*	—	—	*
Rayford T. Reid(1)(2)(4)	11,818	*	—	—	*
Shelby E. Odell(1)(2)(4)	15,000	*	—	—	*
John T. McNabb, II(1)(5)	4,000	*	—	—	*
Kayne Anderson Capital Advisors, L.P.(6)	541,552	8.6%	—	—	5.8%
All directors and executive officers as a group	2,377,387	37.8%	3,060,000	100.0%	58.1%

*	Less than 1%.

(1)	The address of this person is 205 West Maple, Suite 1100, Enid, Oklahoma 73701.

(2)	These individuals each hold an ownership interest in Hiland Holdings GP, LP as indicated in the following table.

(3)	Mr. Hamm indirectly owns 100% of Hiland Partners GP Holdings, LLC, the general partner of Hiland Holdings GP, LP. Accordingly, Mr. Hamm is deemed to be the beneficial owner of the 2,321,471 common units and 3,060,000 subordinated units held by Hiland Holdings GP, LP.

(4)	500, 500, 750 and 1,000 of the indicated common units are restricted common units that vest on the anniversary of each grant date over periods of one, two, three and four years, respectively.

(5)	1,000, 750 and 1,000 of the indicated common units are restricted common units that vest on the anniversary of each grant date over periods of two, three and four years, respectively.

(6)	Represents holdings as of March 31, 2009 as reported on Form 13F filed on May 12, 2009. The address of this person is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

Beneficial Ownership of Interests in Hiland Partners by Hiland Holdings

Hiland Holdings GP, LP owns all of Hiland Partners 2% general partner interest, all of the incentive distributions rights in Hiland Partners, 2,321,471 of Hiland Partners common units and 3,060,000 of Hiland Partners subordinated units.

Beneficial Ownership of Hiland Holdings

The following table sets forth the beneficial ownership of units of Hiland Holdings GP, LP as of June 26, 2009 held by each person who beneficially owned more than 5% or more of the then outstanding units and all of the directors, named executive officers, and directors and executive officers as a group of Hiland Holdings GP, LP.

		Percentage of
	Common Units	Common Units
	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned

Harold Hamm(2)	8,540,950	39.5%
Continental Gas Holdings, Inc.(2)	8,481,350	39.3%
Harold Hamm DST Trust(2)	2,757,390	12.8%
Harold Hamm HJ Trust(2)	1,839,712	8.5%
Joseph L. Griffin	—	*
Matthew S. Harrison	—	*
Kent C. Christopherson	—	*
Michael L. Greenwood(3)	4,000	*
Edward D. Doherty(3)	4,500	*
Rayford T. Reid(3)	29,000	*
Dr. Cheryl L. Evans(3)	4,500	*
Dr. Bobby B. Lyle(3)	63,904	*
Swank Capital, LLC(4)	1,673,577	7.7%
All directors and executive officers as a group	8,646,854	40.0%

*	Less than 1%.

(1)	The address of each person listed above is 205 West Maple, Suite 1100, Enid, Oklahoma 73701, except for (a) the Harold Hamm DST Trust and the Harold Hamm HJ Trust, which Mr. Bert H. Mackie is the trustee for both trusts and his address is 302 N. Independence, Enid, Oklahoma 73701 and (b) Swank Capital, whose address is 3300 Oak Lawn Avenue, Suite 650, Dallas, TX 75219.

(2)	Harold Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust have a 90.7%, 5.6% and a 3.7% ownership interest, respectively, in Continental Gas Holdings, Inc., which beneficially owns 8,481,350 common units. Thus, if the beneficial ownership of Harold Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust in the common units were shown in proportion to their respective ownership interest in Continental Gas Holdings, Inc., the common units beneficially owned in the above table would be 7,752,184 for Harold Hamm, 3,232,346 for the Harold Hamm DST Trust and 2,153,522 for the Harold Hamm HJ Trust, respectively.

(3)	1,000, 750 and 1,000 of the indicated common units are restricted common units that vest on the anniversary of each grant date over periods of two, three and four years, respectively.

(4)	Represents holdings as of March 31, 2009 as reported on Form 13F filed on May 15, 2009.

CERTAIN PURCHASES AND SALES OF HILAND COMPANIES COMMON UNITS

Hiland Partners

Except as set forth below, there have been no transactions in Hiland Partners common units during the past 60 days by Hiland Partners, Hiland Holdings or the Hamm Continuing Investors, HLND Merger Sub or HPGP Merger Sub or their directors, executive officers or controlling persons or by any pension, profit-sharing or similar plan of Hiland Partners or Hiland Holdings or the Hamm Continuing Investors.

Reporting Person	Transaction Type	Date	Number of Units	Price per Unit

Joseph L. Griffin	Conversion of phantom units	6/19/2009	2,500	$7.33

There have been no purchases of Hiland Partners common units during the past two years effected by any of Hiland Partners, Hiland Holdings or the Hamm Continuing Investors, HLND Merger Sub or HPGP Merger Sub.

Hiland Holdings

Except as set forth below, there have been no transactions in Hiland Holdings common units during the past 60 days by Hiland Holdings, Hiland Partners or the Hamm Continuing Investors, HLND Merger Sub or HPGP Merger Sub, or their directors, executive officers or controlling persons or by any pension, profit-sharing or similar plan of Hiland Holdings or Hiland Partners or the Hamm Continuing Investors.

Reporting Person	Transaction Type	Date	Number of Units	Price per Units

The following table shows purchases of Hiland Holdings common units during the past two years effected by any of Hiland Holdings, Hiland Partners or the Hamm Continuing Investors, HLND Merger Sub or HPGP Merger Sub, showing the number of units of Hiland Holdings common units purchased by each, the range of prices paid for those units and the average price paid per quarter.

Quarter Ended 6/30/2007
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 9/30/2007
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 12/31/2007
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

Harold Hamm	40,300	$23.60 - $24.41	$24.18
Harold Hamm DST Trust	6,000	$24.23 - $24.29	$24.27
Harold Hamm HJ Trust	4,000	$24.23 - $24.29	$24.27

Quarter Ended 3/31/2008
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 6/30/2008
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 9/30/2008
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

Harold Hamm	19,300	$21.95 - $22.50	$22.08
Harold Hamm DST Trust	5,000	$22.07 - $22.15	$22.11

Quarter Ended 12/31/2008
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 3/31/2009
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

Quarter Ended 3/31/2009 to 6/26/09
Name of Filer	Amount of Units Purchased	Range of Prices Paid	Average Purchase Price

—	—	—	—

WHERE YOU CAN FIND MORE INFORMATION

Hiland Partners and Hiland Holdings file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Hiland Companies. Each of the Hiland Companies will make these materials available for inspection and copying by any of its unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

Because the mergers are each a “going private” transaction, the HLND Schedule 13E-3 Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Hiland Partners merger and the HPGP Schedule 13E-3 Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Hiland Holdings merger. Each Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. Each Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to each merger.

The Hiland Companies also makes available on their joint website (www.hilandpartners.com) under “Investor Relations” the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed by each of the Hiland Companies.

Hiland Partners and Hiland Holdings unitholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by the Hiland Company in which they own units at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Hiland Partners’ and Hiland Holdings’ filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

The SEC allows the Hiland Companies to “incorporate by reference” information into this joint proxy statement. This means that the Hiland Companies may disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this joint proxy statement. This joint proxy statement and the information that Hiland Partners or Hiland Holdings file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Hiland Partners or Hiland Holdings later files with the SEC may update and supersede the information in this joint proxy statement. In addition to such documents specifically incorporated by reference in this joint proxy statement, Hiland Partners and Hiland Holdings incorporate by reference in this joint proxy statement each document that Hiland Partners or Hiland Holdings files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this joint proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. Hiland Partners and Hiland Holdings also incorporate by reference into this joint proxy statement the following documents filed by Hiland Partners or Hiland Holdings with the SEC under the Exchange Act:

Hiland Partners Filings with the SEC (File No. 000-51120)

•	Hiland Partners’ Annual Report on Form 10-K for the year ended December 31, 2008;

•	Hiland Partners’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	Hiland Partners’ Current Reports on Form 8-K filed with the SEC on March 6, 2009, March 11, 2009, March 13, 2009, April 21, 2009, June 1, 2009 and June 30, 2009 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any listed Current Report on Form 8-K).

Hiland Holdings Filings with the SEC (File No. 001-33018)

•	Hiland Holdings’ Annual Report on Form 10-K for the year ended December 31, 2008;

•	Hiland Holdings’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	Hiland Holdings’ Current Reports on Form 8-K filed with the SEC on January 23, 2009, January 28, 2009, March 6, 2009, March 11, 2009, June 1, 2009 and July 1, 2009 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any listed Current Report on Form 10-K).

The Hiland Companies will provide a copy of any document incorporated by reference in this joint proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to the applicable Hiland Company at the following address and telephone number:

205 West Maple, Suite 1100
Enid, Oklahoma 73701
Attention: Director — Business Development and Investor Relations
(580) 242-6040

or

The opinion of Barclays and the presentations Barclays made to the Hiland Holdings Conflicts Committee will be made available for inspection and copying at the principal executive offices of Hiland Holdings during regular business hours by any interested unitholder of Hiland Holdings or such unitholder’s representative who has been so designated in writing. The opinion of Jefferies & Company and the presentation Jefferies & Company made to the Hiland Partners Conflicts Committee will be made available for inspection and copying at the principal executive offices of Hiland Partners during regular business hours by any interested unitholder of Hiland Partners or such unitholder’s representative who has been so designated in writing. The presentations of Wachovia Securities will be made available for inspection and copying at the principal executive offices of Hiland Partners and Hiland Holdings during regular business hours by any interested unitholder of Hiland Partners or Hiland Holdings, respectively, or such unitholder’s representative who has been so designated in writing.

The information concerning each Hiland Company contained or incorporated by reference in this joint proxy statement has been provided by the applicable Hiland Company, and the information concerning Parent, HLND Merger Sub, HPGP Merger Sub and the Hamm Continuing Investors contained in this joint proxy statement has been provided by Parent and the Hamm Continuing Investors.

This joint proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this joint proxy statement should not create an implication that there has been no change in the affairs of Hiland Partners or Hiland Holdings since the date of this joint proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this joint proxy statement.

The provisions of the merger agreements are extensive and not easily summarized. You should carefully read the Hiland Partners merger agreement or the Hiland Holdings merger agreement in its entirety because it, and not this joint proxy statement, is the legal document that governs the merger of the Hiland Company in which you own units. In addition, you should read “Special Factors — Structure and Steps of the Mergers,” beginning on page 122.

The merger agreements contain representations and warranties by each of the parties to such merger agreement. These representations and warranties have been made solely for the benefit of the other parties to such merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger, which disclosures are not reflected in the associated merger agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the merger agreements or such other date or dates as may be specified in the merger agreements and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

You should rely only on the information contained or incorporated by reference in this joint proxy statement to vote your common units at the applicable special meeting. Neither Hiland Company has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement. This joint proxy statement is dated          , 2009. You should not assume that the information contained in this joint proxy statement is accurate as of any date other than that date, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Neither the mailing of the joint proxy statement to unitholders nor the issuance of the applicable merger consideration pursuant to the merger shall create any implication to the contrary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The consolidated financial statements and effectiveness of internal control over financial reporting of Hiland Partners incorporated in this joint proxy statement by reference to its Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Grant Thornton, LLP, independent registered public accountants, as stated in their reports with respect thereto.

The consolidated financial statements and effectiveness of internal control over financial reporting of Hiland Holdings incorporated in this joint proxy statement by reference to its Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Grant Thornton, LLP, independent registered public accountants, as stated in their reports with respect thereto.

Annex A

AGREEMENT AND PLAN OF MERGER
among
HH GP HOLDING, LLC,
HLND MERGERCO, LLC,
HILAND PARTNERS GP, LLC
and
HILAND PARTNERS, LP
Executed June 1, 2009

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, executed this 1st day of June, 2009 (this “Agreement”), is entered into among HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), and Hiland Partners, LP, a Delaware limited partnership (the “Partnership” and, together with Partnership GP, the “Hiland Parties”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Partnership, with the Partnership surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, it is contemplated that, on the Closing Date (as defined herein), HPGP MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“HPGP Merger Sub”), be merged with and into Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings”), with Holdings surviving that merger (the “Holdings Merger”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of the date hereof (the “Holdings Agreement”), among Parent, HPGP Merger Sub, Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and Holdings;

WHEREAS, the board of directors of Partnership GP (the “Board of Directors”), acting upon the unanimous recommendation of its Conflicts Committee, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Partnership and the holders of Common Units (other than Partnership GP and its Affiliates (including Holdings)), (ii) approved the execution, delivery and performance of this Agreement by the Hiland Parties and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the Merger by the holders of Common Units (excluding Common Units owned by Partnership GP and its Affiliates (including Holdings)) of the Partnership;

WHEREAS, Holdings GP and Holdings are parties to a Support Agreement, dated the date hereof (the “Support Agreement”), with Parent and the Hiland Parties pursuant to which Holdings GP and Holdings have, among other things: (i) agreed that the Partnership Interests of which Holdings is the record and beneficial owner will not be converted into the right to receive the Merger Consideration and will remain outstanding as Partnership Interests of the Surviving Entity (as defined herein) in the Merger, and (ii) agreed to vote the Common Units and Subordinated Units of which Holdings is the record and beneficial owner in favor of the approval of this Agreement and the Merger;

WHEREAS, the board of directors of each of Parent and Merger Sub and the sole member of Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Partnership GP and the Partnership hereby agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), Merger Sub shall be merged with and into the Partnership, whereupon the separate existence of Merger Sub shall cease, and the Partnership shall continue as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Partnership and Parent may agree in writing.

Section 1.3  Effective Time.  At the Closing, the Partnership shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Partnership in writing and specified in the Certificate of Merger in accordance with the DRULPA and the DLLCA (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and DLLCA.

Section 1.5  Partnership Agreement of the Surviving Entity.  The Partnership Agreement, as in effect immediately prior to the Effective Time, shall remain the partnership agreement of the Surviving Entity and shall continue in effect until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

Section 1.6  Admission of Additional Limited Partners.  Upon the conversion of the limited liability company interests in Merger Sub (“Merger Sub LLC Interests”), which are denominated in units (“Merger Sub LLC Units”), into Common Units pursuant to Section 2.1(c) and the recording of the name of the holder thereof as a limited partner of the Partnership on the books and records of the Partnership, such Person shall automatically and effective as of the Effective Time be admitted to the Partnership as an additional Limited Partner and be bound by the Partnership Agreement as such.

ARTICLE II

Conversion of Partnership Interests; Exchange of Certificates

Section 2.1  Effect on Partnership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, Merger Sub or the holders of any securities of the Partnership or Merger Sub:

(a) Conversion of Common Units.  Subject to Sections 2.1(b) and 2.1(d), each Common Unit issued and outstanding immediately prior to the Effective Time, other than any Common Units included among the Rollover Interests, shall thereupon be converted automatically into and shall thereafter represent the right to receive $7.75 in cash without any interest thereon (the “Merger Consideration”). Immediately prior to the Effective Time, each award of Restricted Units (as defined in the Hiland Partners, LP Long-

Term Incentive Plan (the “Hiland LTIP”)) issued and outstanding to any nonemployee member of the Board of Directors shall become fully vested as Common Units and shall thereupon be converted automatically into and shall thereafter represent the right to receive the Merger Consideration. All Common Units that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of such Common Units immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall cease to have any rights with respect to such Common Units other than the right to receive the Merger Consideration.

(b) Rollover of Certain Partnership Interests.  The following Partnership Interests shall be treated in the Merger as follows:

(i) each of the 2,321,471 Common Units owned by Holdings shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;

(ii) each of the 3,060,000 Subordinated Units owned by Holdings shall be unchanged and remain outstanding as Subordinated Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;

(iii) the General Partner Interest, which is represented by 190,814 General Partner Units and is owned by Partnership GP, shall be unchanged and remain outstanding as the General Partner Interest of the Surviving Entity, and no consideration shall be delivered in respect thereof; and

(iv) the Incentive Distribution Rights, which are owned by Partnership GP, shall be unchanged and remain outstanding as Incentive Distribution Rights of the Surviving Entity, and no consideration shall be delivered in respect thereof.

The Partnership Interests described in this Section 2.1(b) are referred to in this Agreement as “Rollover Interests,” and the record and beneficial owners of such Rollover Interests are referred to in this Agreement as the “Rollover Parties.”

(c) Conversion of Merger Sub Limited Liability Company Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Merger Sub LLC Unit issued and outstanding immediately prior to the Effective Time shall be converted into and become one Common Unit of the Surviving Entity, which Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement and shall be fully paid (to the extent required by the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Immediately after the Effective Time, such Common Units and the Rollover Interests will constitute the only outstanding Partnership Interests of the Surviving Entity. From and after the Effective Time, any certificates or other evidence representing the Merger Sub LLC Units shall be deemed for all purposes to represent the number of Common Units of the Surviving Entity into which such Merger Sub LLC Units were converted in accordance with this Section 2.1(c). Partnership GP hereby agrees and acknowledges that conversion of the Merger Sub LLC Units to Common Units of the Surviving Entity as provided herein shall constitute a duly authorized, accepted, executed and countersigned delivery of such Common Units, without any further action by Partnership GP or any other person.

(d) Adjustments.  If between the date of this Agreement and the Effective Time, the outstanding Common Units, including securities convertible or exchangeable into or exercisable for Common Units, shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in Partnership Interests shall be declared thereon with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event; provided that nothing herein shall be construed to permit the Partnership to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the mailing of the Proxy Statement (as defined herein), Parent shall appoint a U.S. bank or trust company agreeable to the Conflicts Committee to act as paying agent (the “Paying Agent”) for the holders of Common Units (other than the Rollover Parties) in connection with the Merger and to receive and pay out the Merger Consideration to which such holders shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, the Parent Parties shall deposit, or shall cause to be deposited, in trust with the Paying Agent, for the benefit of holders of Common Units (other than the Rollover Parties), cash in an amount sufficient to pay the aggregate Merger Consideration in exchange for all Common Units outstanding immediately prior to the Effective Time (other than Common Units included among the Rollover Interests), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Common Units (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Common Units represented in book-entry form (“Book-Entry Common Units”) pursuant to the provisions of this Article II (such cash hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Units whose Common Units were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such customary form and have such other provisions as Parent and the Hiland Parties shall reasonably determine) and (B) instructions for use of the Letter of Transmittal in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units in exchange for the Merger Consideration.

(ii) Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof) or Book-Entry Common Units to the Paying Agent together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Common Units shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Common Units represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units multiplied by (y) the Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Common Units on the Merger Consideration payable in respect of the Certificates or Book-Entry Common Units. In the event of a transfer of ownership of Common Units that is not registered in the unit transfer register of the Partnership, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Common Units is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer or other Taxes have been paid or are not applicable.

(iii) Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Units such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of which such deduction and withholding were made.

(c) Closing of Transfer Register.  At the Effective Time, the unit transfer register of the Partnership shall be closed, and there shall be no further registration of transfers on the unit transfer register of the Surviving Entity of Common Units (other than the Rollover Interests) that were outstanding immediately prior to the

Effective Time. If, after the Effective Time, Certificates or Book-Entry Common Units provided for in Section 2.1(a) are presented to the Surviving Entity or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Units for twelve months after the Effective Time shall be delivered to the Surviving Entity upon demand, and any former holders of Common Units who have not surrendered their Certificates or Book-Entry Common Units provided for in Section 2.1(a) in accordance with this Section 2.2 shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Common Units.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of Parent, Merger Sub, the Partnership, Partnership GP, the Surviving Entity, the Paying Agent or any other person shall be liable to any former holder of Common Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Common Units that converted into the right to receive the Merger Consideration pursuant to Section 2.1. Any interest and other income resulting from such investments shall be paid to the Surviving Entity pursuant to Section 2.2(d).

(g) Lost Certificates.  In the event that any Certificate representing Common Units provided for in Section 2.1(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Common Units represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3  Timing for Rollover Interests.  For the avoidance of doubt, the parties acknowledge and agree that the Rollover Commitments shall be deemed to become effective and irrevocable immediately prior to the Effective Time and prior to any other event described above in this Article II.

ARTICLE III

Representations and Warranties of the Hiland Parties

Except as disclosed (a) in (i) the Hiland SEC Documents (as defined herein) or (ii) the Holdings SEC Documents (as defined in the Holdings Agreement), in each case filed on or after December 31, 2008 and prior to the date of this Agreement (excluding any disclosures included in any risk factor section of such documents and any other disclosures in such documents to the extent that they are cautionary, predictive or forward-looking in nature) or (b) in a section of the disclosure schedule delivered concurrently herewith by the Hiland Parties to Parent (the “Hiland Disclosure Schedule”) corresponding to the applicable sections of this Article III to which such disclosure applies (provided, however, that any information set forth in one section of such Hiland Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Hiland Parties hereby represent and warrant, jointly and severally, to the Parent Parties as follows:

Section 3.1  Qualification, Organization, Subsidiaries, Etc.

(a) Section 3.1(a) of the Hiland Disclosure Schedule sets forth, as of the date hereof, a true and complete list of the Hiland Parties and each direct or indirect Subsidiary and Partially Owned Entity of the Partnership (collectively, the “Hiland Group Entities”), together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Hiland Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by each such Hiland Group Entity in such other persons.

(b) Each Hiland Group Entity is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each Hiland Group Entity has all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.

(c) Each Hiland Group Entity is duly registered or qualified to do business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Hiland Material Adverse Effect. The organizational or governing documents of the Hiland Group Entities, as previously made available to Parent, are in full force and effect. None of the Hiland Group Entities is in violation of its organizational or governing documents.

Section 3.2  Capitalization.

(a) Partnership GP is the sole general partner of the Partnership. Partnership GP is the record and beneficial owner of the 2% General Partner Interest and all of the Incentive Distribution Rights in the Partnership, and such General Partner Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement and such Incentive Distribution Rights are fully paid (to the extent required by the Partnership Agreement) and nonassessable (to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Partnership GP owns all of the General Partner Interest and all of the Incentive Distribution Rights free and clear of any Encumbrances except pursuant to the organizational or governing documents of any of the Hiland Group Entities. Holdings is the record owner of 99.999% of the limited liability company interests in Partnership GP. Hiland Partners GP, Inc. is the record owner of 0.001% of the limited liability company interests of Partnership GP. Such limited liability company interests in Partnership GP have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Partnership GP and are fully paid (to the extent required by the limited liability company agreement of Partnership GP) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).

(b) As of the date of this Agreement (the “Execution Date”), the Partnership has no Partnership Interests issued and outstanding other than the following:

(i) 6,289,880 Common Units, of which 2,321,471 are owned of record by Holdings;

(ii) 3,060,000 Subordinated Units, all of which are owned of record by Holdings;

(iii) 190,814 General Partner Units, comprising all of the General Partner Interest, all of which are owned beneficially and of record by Partnership GP; and

(iv) the Incentive Distribution Rights, all of which are owned beneficially and of record by Partnership GP.

Each of such limited partner interests described in clauses (i), (ii) and (iv) above has been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement, and is fully paid (to the extent required under the Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Such limited partner interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on the Partnership. As of the date of this Agreement, except for outstanding awards for the issuance of 15,750 Restricted Units pursuant to the Hiland LTIP, 47,169 phantom units that may be settled in Common Units, and 33,336 options for the purchase of Common Units and except pursuant to the organizational or governing documents of any of the Hiland Group Entities, (A) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the Hiland Group Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Hiland Group Entities; (B) there are no outstanding securities or obligations of any kind of any of the Hiland Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the Hiland Group Entities or any other person, and none of the Hiland Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (C) there are not outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Hiland Group Entities; (D) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the Hiland Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of Common Units on any matter; and (E) except as described in the organizational or governing documents of the Hiland Parties or the Support Agreement, there are no Unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Hiland Group Entities is a party or to the knowledge of the Hiland Group Entities by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Hiland Group Entities.

(c) All of the outstanding limited liability company, partnership or other equity interests of each Subsidiary of the Partnership (i) have been duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws, including Sections 17-607 and 17-804 of DRULPA) and (ii) are owned 100% directly or indirectly by the Partnership, free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Hiland Group Entities and other than Encumbrances securing the obligations of Hiland Operating, LLC under the Hiland Operating Credit Agreement.

(d) All of the outstanding equity interests of each Partially Owned Entity of the Partnership (i) have been duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its organizational or governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws), and (ii) are owned directly or indirectly by the Partnership in the respective amounts shown on Section 3.1(a) of the Hiland Disclosure Schedule, free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Hiland Group Entities.

(e) Except with respect to the ownership of any equity or long-term debt securities between or among the Hiland Group Entities, none of the Hiland Group Entities owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(f) Except as provided in the Partnership Agreement, no holder of Partnership Interests in any of the Hiland Parties has any right to have such Partnership Interests registered under the Securities Act of 1933, as amended (the “Securities Act”), by the Partnership.

Section 3.3  Authority; No Violation; Consents and Approvals.

(a) Each of the Hiland Parties has all requisite limited liability company or limited partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Hiland Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or limited partnership action on the part of such Hiland Party, except for (i) Unitholder Approval of this Agreement and the Merger and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and no other vote or approval by any holders of Partnership Interests or limited liability company interests in Partnership GP or other corporate, limited liability company, partnership or other organizational votes, approvals or proceedings in respect of the Hiland Parties are necessary to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly executed and delivered by each Hiland Party and, assuming the due authorization, execution and delivery hereof by the Parent Parties, constitutes a legal, valid and binding agreement of such Hiland Party, enforceable against such Hiland Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii), (iii) or (iv) below that would not, individually or in the aggregate, have a Hiland Material Adverse Effect, neither the execution and delivery by the Hiland Parties of this Agreement, nor the consummation by the Hiland Parties of the transactions contemplated hereby and the performance by the Hiland Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Hiland Group Entities; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Hiland Group Entities is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Hiland Group Entities; or (v) violate or conflict in any material respect with any material Law applicable to the Hiland Group Entities.

(d) Section 3.3(d) of the Hiland Disclosure Schedule identifies all consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Hiland Group Entity in connection with (1) the execution and delivery by the Hiland Parties of this Agreement or (2) the consummation by the Hiland Parties of the transactions contemplated by this Agreement, in each case except for such consents, approvals and authorizations that, if not obtained, would not, individually or in the aggregate, have a Hiland Material Adverse Effect.

Section 3.4  SEC Reports and Compliance.

(a) The Partnership and its Subsidiaries have filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2006 (the forms, documents, statements and reports filed with or furnished to the SEC since January 1, 2006 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Hiland SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Hiland SEC Documents complied, and each of the Hiland SEC Documents filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards and the rules and regulations of the SEC with respect thereto. None of the Hiland SEC Documents so filed or furnished or that will be filed or furnished subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date hereof, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Hiland SEC Documents.

(c) The financial statements (including all related notes and schedules) of the Partnership and its Subsidiaries included in or incorporated by reference into the Hiland SEC Documents (the “Hiland Financial Statements”) fairly present, in all material respects, the financial position of the Partnership and its Subsidiaries, taken as a whole, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be specified therein or in the notes thereto).

Section 3.5  No Undisclosed Liabilities.  Neither the Partnership nor any of the Partnership’s Subsidiaries has any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature that is not accrued or reserved against in the Hiland Financial Statements filed prior to the execution of this Agreement or reflected in the notes thereto, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2008 or (b) liabilities of the Partnership or any of the Partnership’s Subsidiaries that would not, individually or in the aggregate, have a Hiland Material Adverse Effect.

Section 3.6  Compliance with Law.  Each of the Hiland Group Entities is in compliance with all applicable Laws, other than any noncompliance which would not, individually or in the aggregate, have a Hiland Material Adverse Effect.

Section 3.7  Environmental Laws and Regulations.  Except as reflected in the Hiland Financial Statements, and except for any such matter that individually would not have a Hiland Material Adverse Effect:

(a) None of the Hiland Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability with respect to any environmental matter;

(b) None of the Hiland Group Entities has received any written communication from any Governmental Entity or other Person alleging, with respect to any such party, the violation of or liability under any Environmental Law or requesting, with respect to any such party, information with respect to an investigation pursuant to any Environmental Law; and

(c) There has been no Release of any Hazardous Material from or in connection with the properties or operations of the Hiland Group Entities that has not been adequately reserved for in the Hiland Financial Statements and that has resulted or could reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person or Remedial Work.

Section 3.8  Employee Benefits.

(a) Except as would not have, individually or in the aggregate, a Hiland Material Adverse Effect, no Hiland Group Entity and no company or other entity that is required to be treated as a single employer together with a Hiland Group Entity under Section 414 of the Code (each, an “ERISA Affiliate”) maintains or has ever maintained or been obligated to contribute to or has any liability (secondary or otherwise) to an Employee Benefit Plan that is (1) subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(b) Except as would not have, individually or in the aggregate, a Hiland Material Adverse Effect, the Employee Benefit Plans of the Hiland Group Entities and their affiliates (A) have been maintained (in form and in operation) in all respects in accordance with their terms and with ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, have been maintained, and are currently, in compliance with the Code’s qualification requirements in form and operation, and (C) do not provide, and have not provided, any post-retirement welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (or similar state or local law).

Section 3.9  Absence of Certain Changes or Events.  Since December 31, 2008, (a) except as otherwise required or expressly provided for in this Agreement, (i) the businesses of the Hiland Group Entities have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) none of the Hiland Group Entities has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require approval of Parent pursuant to Section 5.1(b) and (b) there has not been a Hiland Material Adverse Effect.

Section 3.10  Investigations; Litigation.  Except as disclosed in Section 3.10 of the Hiland Disclosure Schedule, there are no (a) investigations or proceedings pending (or, to the Knowledge of the Hiland Parties, threatened) by any Governmental Entity with respect to the Partnership or any of its Subsidiaries or (b) actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Hiland Parties, threatened) against or affecting any Hiland Group Entity, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which would have (if adversely determined), individually or in the aggregate, a Hiland Material Adverse Effect.

Section 3.11  Proxy Statement; Other Information.  None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the Unitholders of the Partnership, at the time of the Partnership Meeting (as defined herein) (as such Proxy Statement shall have been amended or supplemented prior to the date of the Partnership Meeting), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Partnership for inclusion or incorporation by reference in the Schedule 13E-3 (as defined herein) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Partnership with respect to information supplied by a Parent Party or its controlling Affiliates or a Holdings Party for inclusion therein. The Proxy Statement will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Partnership with respect to information supplied by a Parent Party or its controlling Affiliates or a Holdings Party for inclusion therein. The letter to Unitholders, notice of meeting, proxy statement and forms of proxy to be distributed to Unitholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement and the Merger are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement and the Merger is referred to herein as the “Schedule 13E-3.”

Section 3.12  Tax Matters.

(a) (i) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Hiland Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(ii) no written claim has been made by any Tax authority in a jurisdiction where any of the Hiland Group Entities does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(iii) none of the Hiland Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a Hiland Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(b) In each tax year since the formation of the Partnership up to and including the current tax year, at least 90% of the gross income of the Partnership has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.13  Labor Matters.  Except as disclosed in Section 3.13 of the Hiland Disclosure Schedule, no Hiland Group Entity, other than Partnership GP, has or has ever had employees. Except for such matters which would not have, individually or in the aggregate, a Hiland Material Adverse Effect, no Hiland Group Entity has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Hiland Group Entities and, to the Knowledge of the Hiland Parties, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Hiland Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date hereof) strikes or lockouts with respect to any employees of, or providing services to, the Hiland Group Entities (“Employees”), (ii) to the Knowledge of the Hiland Parties, there is no (and has not been during the two-year period preceding the date hereof) union organizing effort pending or threatened against the Hiland Group Entities, (iii) there is no (and has not been during the two-year period preceding the date hereof) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Hiland Parties, threatened against the Hiland Group Entities, and (iv) there is no (and has not been during the two-year period preceding the date hereof) slowdown or work stoppage in effect or, to the Knowledge of the Hiland Parties, threatened with respect to Employees. No Hiland Group Entity has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder or any similar state or local law as a result of any action taken by a Hiland Group Entity that would have, individually or in the aggregate, a Hiland Material Adverse Effect. No Hiland Group Entity is a party to any collective bargaining agreements.

Section 3.14  Title to Properties and Rights-of-Way.

(a) Except as would not have, individually or in the aggregate, a Hiland Material Adverse Effect, each of the Hiland Group Entities has defensible title to all material real property and good title to all material tangible personal property owned by the Hiland Group Entities and which is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Encumbrances except Permitted Encumbrances.

(b) Each of the Hiland Group Entities has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “rights-of-way”) as are sufficient to conduct its business in the manner described, and subject to the limitations contained, in the Partnership’s annual report on Form 10-K for the year ended December 31, 2008, except for such rights-of-way the absence of which would not, individually or in the aggregate, result in a Hiland Material Adverse Effect. Each of the Hiland Group Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, result in a Hiland Material Adverse Effect.

Section 3.15  Opinion of Financial Advisor.  The Conflicts Committee has received the written opinion of Jefferies & Company, Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Common Units (excluding Common Units owned by Partnership GP and its Affiliates (including Holdings)) from a financial point of view.

Section 3.16  Required Approvals.  Partnership GP has approved this Agreement and the transactions contemplated by this Agreement and directed that this Agreement and the Merger be submitted to a vote of Unitholders as required under Section 17-211 of the DRULPA and under Articles XIII and XIV of the Partnership Agreement. The Board of Directors, upon the unanimous recommendation of its Conflicts Committee, at a meeting duly called and held, has, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Partnership and the holders of Common Units (excluding Common Units owned by Partnership GP and its Affiliates (including Holdings)), (ii) approved the Merger and this Agreement and (iii) recommended that this Agreement and the Merger be approved by holders of Common Units (excluding Common Units owned by Partnership GP and its Affiliates (including Holdings)) (including the Conflicts Committee’s recommendation, the “Recommendation”). The members of Partnership GP have approved this Agreement and the Merger.

Section 3.17  Material Contracts.

(a) Except for this Agreement or as designated as an exhibit to the Partnership’s annual report on Form 10-K for the year ended December 31, 2008 or to a Hiland SEC Document filed thereafter and prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.17(a) being referred to herein as “Material Contracts”).

(b) (i) Each Material Contract (other than the Hiland Operating Credit Agreement) is valid and binding on the Partnership and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have a Hiland Material Adverse Effect, (ii) the Partnership and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Material Contract (other than the Hiland Operating Credit Agreement), except where such noncompliance, either individually or in the aggregate, would not have a Hiland Material Adverse Effect, and (iii) neither the Partnership nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Partnership or any of its Subsidiaries under any such Material Contract (other than the Hiland Operating Credit Agreement), except where such default, either individually or in the aggregate, would not have a Hiland Material Adverse Effect.

(c) The Hiland Operating Credit Agreement is valid and binding on Hiland Operating, LLC and in full force and effect. Except for a Ratio Default, (i) each Hiland Group Entity has performed all obligations required to be performed by it under the Hiland Operating Credit Agreement, and (ii) no Hiland Group Entity is in breach, default (or after notice or lapse of time or both, would be in default) or violation in the performance of any obligation, agreement or condition contained in the Hiland Operating Credit Agreement.

Section 3.18  State Takeover Laws.  No approvals are required under state takeover or similar laws in connection with the performance by the Hiland Parties or their Affiliates of their obligations under this Agreement, the Support Agreement, the Rollover Commitments or the transactions contemplated hereby or thereby.

Section 3.19  Finders or Brokers.  Except for Jefferies & Company, Inc., none of the Hiland Parties (including through its respective board of directors (or similar governing body) or any committee thereof) has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.20  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Hiland Parties nor any other Person on behalf of the Hiland Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Parent Parties

Except as disclosed in a section of the disclosure schedule delivered concurrently herewith by Parent to the Hiland Parties immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the applicable sections of this Article IV to which such disclosure applies (provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Parent Parties hereby represent and warrant, jointly and severally, to the Hiland Parties as follows:

Section 4.1  Qualification; Organization.

(a) Each of the Parent Parties is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each of the Parent Parties has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.

(b) Each of the Parent Parties is duly registered or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The organizational or governing documents of the Parent Parties, as previously made available to the Hiland Parties, are in full force and effect. None of the Parent Parties is in violation of its organizational or governing documents.

Section 4.2  Authority; No Violation; Consents and Approvals.

(a) Each of the Parent Parties has all requisite limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Parent Party, and no other limited liability company proceedings on the part of a Parent Party are necessary to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof by the Hiland Parties, constitutes a legal, valid and binding agreement of such Parent Party, enforceable against such Parent Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii), (iii) or (iv) below that would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the execution and delivery by the Parent Parties of this Agreement, nor the consummation by the Parent Parties of the transactions contemplated hereby and the performance by the Parent Parties of this Agreement will (i) violate or conflict with any provision of the governing documents of the Parent Parties; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Parent Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Parent Parties; or (v) violate or conflict in any material respect with any material Law applicable to the Parent Parties.

(d) Section 4.2(d) of the Parent Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Parent Parties in connection with (1) the execution and delivery by the Parent Parties of this Agreement or (2) the consummation by the Parent Parties of the transactions contemplated by this Agreement, except for such consents, approvals and authorizations that, if not obtained, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3  Proxy Statement; Other Information.  None of the information supplied or to be supplied by the Parent Parties, their controlling Affiliates, Continental Gas Holdings, Inc., a Delaware corporation (“Continental Gas”), the Harold Hamm DST Trust or the Harold Hamm HJ Trust (together with the Harold Hamm DST Trust, the “Trusts”) in writing for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the Unitholders of the Partnership, at the time of the Partnership Meeting (as such Proxy Statement shall have been amended or supplemented prior to the date of the Partnership Meeting), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Parent Parties, their controlling Affiliates, Continental Gas or the Trusts in writing for inclusion in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4  Funding.  On the Closing Date, the Parent Parties will have sufficient cash to enable them to make payment of the aggregate Merger Consideration and the Parent Parties’ related fees and expenses (the “Funding”). For the avoidance of doubt, it shall not be a condition to the obligations of the Parent Parties to effect the Merger for the Parent Parties to obtain the Funding or any other financing of the Merger Consideration and the Parent Parties’ related fees and expenses. Section 4.4 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of (i) executed equity commitment letters (the “Funding Commitments”) to provide the Funding to Parent or Merger Sub and (ii) the Rollover Commitments. As of the date hereof, the Funding Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and none of the Parent Parties is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein.

Section 4.5  Ownership and Operations of Merger Sub.  As of the date of this Agreement, all of the issued and outstanding Merger Sub LLC Interests are, and at the Effective Time will be, owned by Parent, the Harold Hamm DST Trust and the Harold Hamm HJ Trust, and such Merger Sub LLC Interests have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Merger Sub and are fully paid (to the extent required by the limited liability company agreement of Merger Sub) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA). Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.6  Finders or Brokers.  Except for Wachovia Capital Markets, LLC, none of the Parent Parties has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.7  Access to Information; No Other Representations or Warranties; Disclaimer.

(a) Each of Parent and Merger Sub has conducted its own investigations of the Hiland Group Entities and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Hiland Group Entities for such purpose.

(b) Except for the representations and warranties contained in this Article IV and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Parent Parties nor any other Person on behalf of the Parent Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

(c) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, neither Parent nor Merger Sub has relied on any representation or warranty, express or implied, with respect to the Hiland Group Entities or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. None of the Hiland Group Entities nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

Covenants and Agreements

Section 5.1  Conduct of Business by the Partnership and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, and except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly provided for and permitted by this Agreement or (iv) as disclosed in Section 5.1(a) of the Hiland Disclosure Schedule, the Hiland Parties shall, and shall cause the other Hiland Group Entities to, (A) conduct the business of such Hiland Group Entities in the ordinary course consistent with past practice, (B) use their commercially reasonable efforts to maintain and preserve intact the present business organizations and material rights and franchises of such Hiland Group Entities, to keep available the services of the current Employees and the current officers and consultants of, or providing services to, the Hiland Group Entities, and to maintain and preserve in all material respects the relationships of such Hiland Group Entities with customers, suppliers and others having business dealings with them, and (C) take no action that would materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or that would otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that any action taken or omitted to be taken by an officer of a Hiland Party at the direction of any of the Parent Parties or Mr. Hamm (other than (1) in his capacity as part of, (2) in accordance with authority delegated to him by, or (3) as otherwise authorized by, the Board of Directors or any committee thereof) that would otherwise constitute a breach of this Section 5.1 shall not constitute such a breach.

(b) Without limiting the generality of Section 5.1(a), the Hiland Parties agree that, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly provided for and permitted by this Agreement or (iv) as disclosed in Section 5.1(b) of the Hiland Disclosure Schedule, the Hiland Parties will not, and agree that they will cause the other Hiland Group Entities not to:

(i) make any change in any of their organizational or governing documents, other than changes expressly provided for in this Agreement;

(ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of their Partnership Interests or equity securities or securities convertible into their Partnership Interests or equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating any of them to issue any such Partnership Interests or equity securities (other than restricted units, phantom units or unit options to current or newly-hired employees consistent with past practice of up to 50,000 Common Units in the aggregate in accordance with the Hiland LTIP);

(iii) except for any distributions from the Partnership’s Subsidiaries to the Partnership, declare, set aside or pay any distributions in respect of the Partnership Interests or other ownership interests, or split, combine or reclassify any of the Partnership Interests or other ownership interests or issue or authorize the issuance of any other Partnership Interests or other ownership interests in respect of, in lieu of or in substitution for any of the Partnership Interests or other ownership interests, or purchase, redeem or otherwise acquire, directly or indirectly, any of the Partnership Interests or other ownership interests other than repurchases of Partnership Interests in accordance with the Hiland LTIP;

(iv) merge into or with any other Person;

(v) make any acquisition of, capital contribution to or investment in assets or stock of any person, whether by way of merger, consolidation, tender offer, share exchange or other activity other than (A) as provided for in the Budget, (B) ordinary-course overnight investments consistent with past cash management practices, (C) investments in wholly owned subsidiaries, (D) investments in Partially Owned Entities owned as of the Execution Date as required under the governing documents of such Partially Owned

Entities, (E) investments by Partnership GP in the Partnership pursuant to the Partnership Agreement, and (F) acquisitions, capital contributions or investments in addition to those contemplated by (B) through (E) above up to an aggregate amount of $1,000,000; provided that the aggregate amount of consideration for such acquisitions, capital contributions or investments contemplated by (B) through (F) above shall not exceed $2,000,000 in the aggregate;

(vi) except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practice, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party;

(vii) acquire or lease assets or properties, individually or in a series of transactions, with a cost in excess of $250,000 other than as provided for in the Budget or pursuant to clause (xi);

(viii) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities (other than in connection with (A) borrowings in the ordinary course of business or provided for in the Budget, in each case in accordance with any existing bank credit facilities, (B) the refinancing or replacement of existing indebtedness (provided that such refinancing or replacement is on substantially comparable terms), (C) other than as permitted by (A) and (B) above, the incurrence by the Partnership of up to $1,000,000 in principal amount of indebtedness and (D) a transaction that is permitted by clauses (v) and (xi);

(ix) (A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $1,000,000 in the aggregate, except for (1) assets listed on Section 5.1(b)(ix) of the Hiland Disclosure Schedule, (2) idled assets and (3) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practice; or (B) grant any security interest with respect to, pledge or otherwise encumber any assets other than Permitted Encumbrances and security interests granted after the Execution Date (i) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement) pursuant to related financing arrangements or (ii) with respect to assets already owned prior to the Execution Date, pursuant to the requirements of existing financial arrangements;

(x) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the Hiland Financial Statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a Hiland Material Adverse Effect;

(xi) except as set forth in Section 5.1(b)(xi) of the Hiland Disclosure Schedule or as required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $1,000,000 in the aggregate (other than as permitted by clause (v));

(xii) make any material change in their tax methods, principles or elections;

(xiii) make any material change to their financial reporting and accounting methods other than as required by a change in GAAP;

(xiv) (A) grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing Employee Benefit Plan or agreement or by applicable Law, (B) amend any existing employment or severance or termination contract with any executive officer, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) amend any Employee Benefit Plan, if such amendment would have the effect of materially enhancing any benefits thereunder;

(xv) voluntarily dissolve or otherwise adopt or vote to adopt a plan of complete or partial dissolution or liquidation; or

(xvi) agree or commit to do any of the foregoing.

Section 5.2  Investigation.  From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Hiland Parties shall (a) provide to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours after reasonable prior notice to the offices, properties, books and records of the Hiland Group Entities, (b) furnish to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to Parent the financial results of the Partnership and its Subsidiaries in advance of any filing by the Partnership with the SEC or other public disclosure containing such financial results), and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Hiland Group Entities to cooperate with Parent in its investigation of the Hiland Group Entities, as the case may be. Notwithstanding the foregoing provisions of this Section 5.2, the Hiland Parties shall not be required to, or to cause any of their Subsidiaries to, grant access or furnish information to Parent or any of its representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement. Parent shall hold, and shall cause its counsel, financial advisors, auditors and representatives to hold, any material or competitively sensitive non-public information concerning a Hiland Group Entity received from the Hiland Group Entities confidential. Partnership GP will provide Parent (solely for informational purposes) a true and complete copy of the opinion referenced in Section 3.15 promptly after delivery thereof. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Hiland Group Entities. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Hiland Parties in Article III or any condition set forth in Article VI.

Section 5.3  No Solicitation.

(a) Subject to Sections 5.3(b)-(h), the Hiland Parties shall not and shall cause their officers, directors, employees, agents and representatives (“Representatives”) not to, and shall use their reasonable best efforts to cause each of the other Hiland Group Entities and their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined herein), (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Hiland Group Entities, in connection with, or have any discussions with any person relating to, an Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, (vi) take, encourage or facilitate any action that Section 5.3(a) of the Holdings Agreement would prohibit if the Hiland Parties were the “Holdings Parties,” as such term is defined and used therein, or (vii) resolve to propose or agree to do any of the foregoing.

(b) The Hiland Parties shall and shall cause their Representatives to, and shall use their reasonable best efforts to cause each of the other Hiland Group Entities and their Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal. The Hiland Parties shall promptly, and in any event not later than ten (10) days following the date hereof, request that each Person who has executed a confidentiality agreement with a Hiland Party in connection with that Person’s consideration of a transaction involving any Hiland Group Entity that would constitute an Alternative Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Hiland Group Entities.

(c) Notwithstanding anything to the contrary in Section 5.3(a), prior to the receipt of Unitholder Approval, the Hiland Parties may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of this Section 5.3 and which the Conflicts Committee determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal (as defined herein), (i) furnish information with respect to the Hiland Group Entities to the person making such Alternative Proposal and its Representatives pursuant to an executed confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, (A) that Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Hiland Parties furnishing information to the person making such Alternative Proposal or its Representatives and (B) that the Hiland Parties shall simultaneously provide or make available to Parent any non-public information concerning the Hiland Group Entities that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent. Notwithstanding anything to the contrary in Section 5.3(a), prior to the receipt of Unitholder Approval, the Hiland Parties may participate in discussions or negotiations with the lenders under the Hiland Operating Credit Agreement regarding debt financing transactions with such lenders that may involve equity issuances that would constitute an Alternative Proposal and, in connection therewith, furnish information with respect to the Hiland Group Entities to such lenders pursuant to confidentiality obligations substantially consistent with past practice.

(d) Neither the Board of Directors nor any committee thereof shall withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, the Recommendation (any of the foregoing actions, whether taken by the Board of Directors or any committee thereof, a “Change in Board Recommendation”). Notwithstanding the immediately preceding sentence, if, prior to receipt of the Unitholder Approval, (i) the Board of Directors or the Conflicts Committee determines in good faith, after consultation with its respective outside counsel and financial advisors, that a Change in Board Recommendation would be in the best interests of the holders of Common Units (other than Partnership GP and its Affiliates (including Holdings)) and (ii) the Board of Directors or the Conflicts Committee, as applicable, provides Parent with at least three (3) Business Days’ advance written notice of its intention to make a Change in Board Recommendation and specifying the material events giving rise thereto, then the Board of Directors or the Conflicts Committee, as applicable, may make a Change in Board Recommendation.

(e) The Hiland Parties promptly (and in any event within 24 hours) shall advise Parent orally and in writing of the receipt by either of them of (i) any Alternative Proposal or (ii) any request for non-public information relating to the Hiland Group Entities, other than requests for information in the ordinary course of business consistent with past practice and not reasonably expected to be related to an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or request and the material terms and conditions of any such Alternative Proposal or request (including copies of any document or correspondence evidencing such Alternative Proposal or request). The Hiland Parties shall keep Parent reasonably informed on a current basis of the status (including any material change to the terms thereof) of any such Alternative Proposal or request.

(f) Nothing contained in this Agreement shall prohibit the Hiland Parties or the Board of Directors or any committee thereof from disclosing to the Partnership’s Unitholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that none of the Hiland Parties or the Board of Directors or any committee thereof shall in any event be entitled to disclose a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act other than the Recommendation, except in accordance with Section 5.3(d).

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than the Parent Parties, relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving any Hiland Group Entity, (ii) the issuance by the Partnership of (A) any General Partner Interest or (B) any class of Partnership Interests constituting more than 15% of such class of Partnership Interests or (iii) the acquisition in any manner, directly or indirectly, of (A) any General Partner Interest, (B) any class of Partnership Interests constituting more than 15% of such class of Partnership Interests or (C) more than 15% of the consolidated total assets of the Hiland Group Entities (including equity interests in any Subsidiary or Partially Owned Entity of the Partnership), in each case other than the Merger and the Holdings Merger.

(h) As used in this Agreement, “Superior Proposal” shall mean any written Alternative Proposal (i) on terms which the Conflicts Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Common Units (other than Partnership GP and its Affiliates (including Holdings)) (excluding consideration of any interests that any holder may have other than as a Unitholder of the Partnership entitled to the Merger Consideration) than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by the Parent Parties to amend the terms of this Agreement and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition “Superior Proposal,” the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “55%.”

Section 5.4  Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Hiland Parties shall prepare the Proxy Statement, which shall, subject to Section 5.3(d), include the Recommendation, and the Hiland Parties and Parent shall prepare the Schedule 13E-3. Parent and the Hiland Parties shall cooperate with each other in connection with the preparation of the foregoing documents. The Hiland Parties will use their commercially reasonable efforts to have the Proxy Statement, and Parent and the Hiland Parties will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Hiland Parties will use their commercially reasonable efforts to cause the Proxy Statement to be mailed to the Partnership’s Unitholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Hiland Parties shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or Schedule 13E-3. The Hiland Parties shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), which comments shall be considered reasonably and in good faith by the Hiland Parties, and Parent and the Hiland Parties shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto), which comments shall be considered reasonably and in good faith by the other party, and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Hiland Parties will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Hiland Parties with the SEC and disseminated by the Hiland Parties to the Unitholders of the Partnership.

(b) The Hiland Parties shall (i) take all action necessary in accordance with applicable Laws and the Partnership Agreement to duly call, give notice of, convene and hold a meeting of the Partnership’s Unitholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Unitholder Approval of the Merger and this Agreement (such meeting or any adjournment or postponement thereof, the “Partnership Meeting”), and (ii) subject to a Change in Board

Recommendation in accordance with Section 5.3(d), use all commercially reasonable efforts to solicit from its Unitholders proxies in favor of the adoption and approval of this Agreement and the Merger. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Article VII, the Hiland Parties will take all of the actions contemplated by this Section 5.4 regardless of whether there has been a Change in Board Recommendation, and shall direct that this Agreement be submitted to a vote of Unitholders in accordance with the requirements of Articles XIII and XIV of the Partnership Agreement.

Section 5.5  Equity Awards.  The Hiland LTIP and each award of Restricted Units (except as expressly provided otherwise in Section 2.1(a) with respect to awards held by nonemployee members of the Board of Directors), Phantom Units (as defined in the Hiland LTIP) and Options (as defined in the Hiland LTIP) outstanding under the Hiland LTIP immediately prior to the Effective Time will remain outstanding in accordance with its terms as a plan or equity compensation award, as applicable, of the Surviving Entity and shall be unaffected by the transactions contemplated by this Agreement. Prior to the Effective Time, the Partnership shall take any action necessary pursuant to the Hiland LTIP to achieve this result.

Section 5.6  Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Hiland Parties shall cause the other Hiland Group Entities to, use their commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby. In addition, Parent shall use its reasonable best efforts to obtain the Funding in accordance with the Funding Commitments.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Hiland Parties and the Parent Parties shall (i) if required, as promptly as practicable after the date hereof, make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, as amended (the “HSR Act”), (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state or foreign antitrust enforcement authorities or competition authorities, other Governmental Entities in connection with the HSR Act, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as defined herein) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, use commercially reasonable efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Hiland Parties or any of their

Subsidiaries or the Parent Parties, as the case may be, from any third party and/or any Governmental Entity with respect thereto.

(c) Subject to the rights of the Parent Parties in Section 5.11, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Hiland Parties or the Parent Parties shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) The Parent Parties and the Hiland Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “Regulatory Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside regulatory counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Parent Parties or the Hiland Parties as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.6, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Common Units or the business of the Hiland Group Entities. For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing any of the material operations or assets of the Partnership and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

Section 5.7  Takeover Statute.  Subject to Section 5.3(d), if any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, the Support Agreement or the Rollover Commitments, each of the Hiland Parties or the Parent Parties shall grant such approvals and take such actions as are reasonably necessary so that the Merger, the Support Agreement, the Rollover Commitments and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Support Agreement, the Rollover Commitments and the other transactions contemplated hereby and thereby.

Section 5.8  Public Announcements.  Subject to Section 5.3(d), the Hiland Parties and the Parent Parties will consult with and provide each other the opportunity to review and comment (which shall be considered reasonably and in good faith by the other parties) upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation and opportunity to review and comment except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require the prior approval of such other party. The Hiland Parties and the Parent Parties agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.9  Indemnification and Insurance.

(a) The partnership agreement of the Surviving Entity shall, with respect to indemnification of directors and officers, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Partnership Agreement in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b) For a period of six years after the Effective Time, Parent and Partnership GP shall, and Parent and Partnership GP shall cause the Surviving Entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the Hiland Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the Hiland Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan of the Hiland Group Entities (collectively, the “Hiland D&O Indemnified Parties”) who are or at any time prior to the Effective Time were covered by the existing officers’ and directors’ liability insurance applicable to the Hiland Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the Hiland D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time).

(c) The Partnership shall cause (and Parent, following the Closing, shall continue to cause) coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9; provided that in no event shall Parent be required to spend more than 250% (the “Cap Amount”) of the last annual premium paid by the Hiland Group Entities prior to the date hereof (the amount of such premium being set forth in Section 5.9(c) of the Hiland Disclosure Schedule) per policy year of coverage under such “tail” policy; provided, further, that if the cost per policy year of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for the Cap Amount.

(d) The rights of each Hiland D&O Indemnified Party hereunder shall be in addition to any other rights such Hiland D&O Indemnified Party may have under the governing documents of any Hiland Group Entity under applicable Delaware Law or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Hiland D&O Indemnified Parties.

(e) In the event Parent, Partnership GP or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent or Partnership GP, as the case may be, shall cause proper provision to be made so that its successors or assigns shall assume the obligations set forth in this Section 5.9.

Section 5.10  Unitholder Litigation.  The Hiland Parties shall give Parent the opportunity to participate in the defense or settlement of any Unitholder litigation against any of the Hiland Group Entities and/or their respective directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.11  Notification of Certain Matters.  The Hiland Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Hiland Parties, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Partnership, the Surviving Entity or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would, individually or in the aggregate, cause or result in a Hiland Material Adverse Effect or a Parent Material Adverse Effect, respectively; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Hiland Parties shall reasonably cooperate with the Parent Parties in efforts to mitigate any adverse consequences to the Parent Parties which may arise from any criminal or regulatory investigation or action involving any of the Hiland Group Entities (including by coordinating and providing assistance in meeting with regulators).

Section 5.12  Rule 16b-3.  Prior to the Effective Time, the Partnership shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Partnership equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VI

Conditions to the Merger

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of each of the following conditions:

(a) the Unitholder Approval of this Agreement and the Merger shall have been obtained;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect; and

(c) any waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been earlier terminated.

Section 6.2  Conditions to Obligation of the Hiland Parties to Effect the Merger.  The obligations of the Hiland Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Hiland Parties:

(a) (i) the representations and warranties of the Parent Parties contained in Section 4.1(a) (Qualification; Organization) and Section 4.2 (Authority; No Violation; Consents and Approvals) shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Parent Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;

(b) the Parent Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Parent Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them; and

(c) Parent shall have delivered to the Hiland Parties a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of the Parent Parties to Effect the Merger.  The obligations of the Parent Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Parent Parties:

(a) (i) the representations and warranties of the Hiland Parties contained in Section 3.1(b) (Qualification, Organization, Subsidiaries, Etc.), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation; Consents and Approvals), Section 3.9(b) (Absence of Certain Changes or Events), Section 3.16 (Required Approvals) and Section 3.17(c) (Material Contracts) shall be true and correct in all respects, except, in the case of Section 3.2, for such inaccuracies as are de minimis in the aggregate, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Hiland Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Hiland Material Adverse Effect qualifiers therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Hiland Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period; provided, further, that the representations and warranties referenced in clauses (i) and (ii) shall not be deemed to be inaccurate to the extent that Parent had knowledge at the Execution Date of such inaccuracy;

(b) the Hiland Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Hiland Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them;

(c) since the date of this Agreement there shall not have been any Hiland Material Adverse Effect;

(d) the Holdings Merger shall be effectuated concurrently with the Merger; provided that the Parent Parties may not waive this condition unless the Holdings Agreement and the Holdings Merger shall have been submitted to a vote of Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval; provided, further, that for purposes of this clause 6.3(d), the terms “Unitholders” and “Unitholder Approval” shall have the meanings assigned to them in the Holdings Agreement; and

(e) the Hiland Parties shall have delivered to the Parent Parties a certificate, dated the Effective Time and signed by an executive officer of the Partnership, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

Section 6.4  Frustration of Conditions.  No party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

Termination

Section 7.1  Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Unitholders of the Partnership:

(a) by the mutual written consent of the Hiland Parties and the Parent Parties;

(b) by either the Hiland Parties or the Parent Parties, if:

(i) the Effective Time shall not have occurred on or before November 1, 2009 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii) an injunction, other legal restraint or order of any Governmental Entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) the Partnership Meeting shall have concluded and, upon a vote taken at such meeting, the Unitholder Approval of this Agreement or the Merger shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Hiland Parties if any Hiland Party materially breached any obligations under Section 5.3 or 5.4;

(c) by the Hiland Parties, if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would constitute the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B)(I) is not capable of being satisfied or cured by the End Date or (II) if capable of being satisfied or cured, is not satisfied or cured by thirty (30) days following receipt by Parent of written notice stating the Hiland Parties’ intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Hiland Parties if, at such time, a condition set forth in Section 6.3(a), 6.3(b) or 6.3(c) is not capable of being satisfied; or

(d) by the Parent Parties, if:

(i) any Hiland Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would constitute the failure of a condition set forth in Section 6.3(a), 6.3(b) or 6.3(c) and (B)(I) is not capable of being satisfied or cured by the End Date or (II) if capable of being satisfied or cured, is not satisfied or cured by thirty (30) days following receipt by the Hiland Parties of written notice stating the Parent Parties’ intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Parent Parties if, at such time, a condition set forth in Section 6.2(a) or 6.2(b) is not capable of being satisfied;

(ii) a Change in Board Recommendation or a failure to make the Recommendation occurs or the Board of Directors or any committee thereof approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any Alternative Proposal, including in any disclosure made pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; or

(iii) the condition set forth in Section 6.3(d) is not capable of being satisfied by the End Date.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.2 and Article VIII), and there shall be no liability on the part of the Hiland Parties or the Parent Parties to the other except as provided in Section 7.2 and Article VIII and except that no such termination shall relieve any party from liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement), in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.2  Reimbursement of Certain Expenses.

(a) In the event that:

(i) (A) an Alternative Proposal shall have been made known to the Hiland Parties or shall have been made directly to the Unitholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter, (B) this Agreement is terminated by the Hiland Parties or the Parent Parties (as applicable) pursuant to Section 7.1(b)(i), 7.1(b)(iii) or 7.1(d)(i), and (C) a Hiland Group Entity enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal within twelve (12) months of the date this Agreement is terminated; or

(ii) this Agreement is terminated by the Parent Parties pursuant to Section 7.1(d)(ii);

then in any such event under clause (i) or (ii) of this Section 7.2(a), the Partnership shall pay to Parent all of the Expenses of the Parent Parties, provided that in no event shall the Partnership be required to pay for Expenses in any amount in excess of $1,100,000; provided further, that no expense for which a Parent Party has received reimbursement pursuant to the Holdings Agreement shall be paid hereunder. As used herein, “Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates (other than the Hiland Group Entities)) incurred by Parent and its Affiliates (other than the Hiland Group Entities) or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Funding and all other matters related to the Merger.

(b) Any payment required to be made pursuant to Section 7.2(a) shall be made to Parent not later than two (2) Business Days after delivery to the Partnership of an itemization setting forth in reasonable detail all Expenses of the Parent Parties for which payment pursuant to Section 7.2(a) is sought (which itemization may be supplemented and updated from time to time by Parent until the sixtieth (60th) day after delivery of such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) The Partnership acknowledges that the Expense reimbursement and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2  Holdings Merger.  Parent hereby covenants and agrees that it shall not close the Holdings Merger unless the Merger has closed prior to or is closing concurrently with the Holdings Merger; provided, however, that such restriction shall not apply if this Agreement and the Merger shall have been submitted to a vote of Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval.

Section 8.3  Expenses.  Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.4  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.5  Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.6  Specific Performance; Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 8.8 or in such other manner as permitted by Law. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.7  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-

class postage prepaid), addressed as follows:

To Parent or Merger Sub:

HH GP Holding, LLC
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Attention: Harold Hamm

with copies to:

Baker Botts L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522

Attention:	Joshua Davidson
Paul Perea

To Partnership GP or the Partnership:

Hiland Partners, LP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin

with copies to:

John T. McNabb, II
363 North Sam Houston Parkway East
Suite 550
Houston, TX 77060
Facsimile: (281) 445-4298

and

Conner & Winters, LLP
4000 One Williams Center
Tulsa, OK 74172
Facsimile: (918) 586-8625
Attention: Robert A. Curry

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.8; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.9  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, (ii) Parent may assign any right to receive a payment by the Partnership of Expenses to any Affiliate of Parent, and (iii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.10  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this Agreement in that or any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.11  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9 and except for the rights of Unitholders whose Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1 to receive such Merger Consideration after the Effective Time, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.12  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Hiland Parties and the Parent Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Unitholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ Global Select Market require further approval of the Unitholders of the Partnership, the effectiveness of such amendment or waiver shall be subject to the approval of the Unitholders of the Partnership. Notwithstanding the foregoing, no failure or delay by the Hiland Parties or the Parent Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.13  Headings; Interpretation.

(a) Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each party to this Agreement has or may have set forth information in its respective disclosure schedule in a section of such disclosure corresponding to the applicable sections of this Agreement to which such disclosure applies. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Hiland Material Adverse Effect or Parent Material Adverse Effect, as applicable, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.14  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.15  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Budget” means the annual budget of the Partnership for fiscal year 2009 and included in Section 8.15(b) of the Hiland Disclosure Schedule.

(c) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(d) “Common Unit” has the meaning set forth in the Partnership Agreement.

(e) “Confidentiality Agreement” means the form of confidentiality agreement in Exhibit A to this Agreement.

(f) “Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of Partnership GP, (b) officers, directors or employees of any Affiliate of Partnership GP or (c) holders of any ownership interest in the Hiland Group Entities other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the national securities exchange on which the Common Units are listed.

(g) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(h) “Employee Benefit Plan” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, including but not limited to, those that provide cash or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Hiland Group Entities, or that the Hiland Group Entities have any obligation to sponsor, maintain or contribute to, for the benefit of current or former employees, directors, independent contractors or consultants of the Hiland Group Entities and all employee, consultant and independent contractor agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee, independent contractor or consultant of the Hiland Group Entities, including Employment Agreements.

(i) “Employment Agreement” means all agreements to which a Hiland Group Entity is a party that relate to the employment or engagement, or arise from the past employment or engagement, of any natural person by a Hiland Group Entity, whether as an employee, nonemployee officer or director, consultant or other independent contractor, sales representative or distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement.

(j) “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

(k) “Environmental Laws” means any applicable law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, or pertaining to the protection of natural resources, wildlife, the environment, or public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

(l) “General Partner Interest” has the meaning set forth in the Partnership Agreement.

(m) “General Partner Unit” has the meaning set forth in the Partnership Agreement.

(n) “Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable party.

(o) “Hazardous Material” means and includes each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including petroleum, petroleum products, propane by products, lead, mercury, asbestos or polychlorinated byphenyls that have been Released into the environment.

(p) “Hiland Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of the Partnership and its Subsidiaries, taken as a whole, or on the ability of the Hiland Parties to perform their obligations hereunder or to consummate the Merger, but shall not include: (a) facts, circumstances, events, changes, effects or occurrences (i) generally affecting the midstream oil and gas or gathering and processing industries (including commodity prices), (ii) generally affecting the economy or the financial or securities markets in the United States or globally (including interest rates), (iii) generally affecting regulatory or political conditions in the United States or globally, (iv) caused by compliance with the terms of this Agreement (including omissions required by this Agreement), (v) caused by the announcement or pendency of the Merger (including litigation brought by any Unitholders of the Partnership (on their own behalf or on behalf of the Partnership) or loss of or adverse changes in relationships with employees, customers or suppliers of the Partnership) or (vi) caused by any action taken or omitted to be taken by an officer of a Hiland Party at the direction of any of the Parent Parties or Mr. Hamm (other than (A) in his capacity as part of, (B) in accordance with authority delegated to him by, or (C) as otherwise authorized by, the Board of Directors or any committee thereof); (b) changes in applicable Laws or GAAP after the date hereof; (c) a decrease in the market price of the Common Units; (d) any failure by the Hiland Parties to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings; (e) a Ratio Default; or (f) any decrease in distributions in respect of the Common Units; except, in the case of clauses (a)(i), (a)(ii) or (a)(iii) of this definition, for any fact, circumstance, event, change, effect or occurrence that affects the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of the Partnership and its Subsidiaries, taken as a whole, in a disproportionately adverse manner, compared to other participants in the midstream oil and gas or gathering and processing industries, and except that clauses (c), (d), (e) and (f) of this definition shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease, failure or default has resulted in, or contributed to, a Hiland Material Adverse Effect.

(q) “Hiland Operating Credit Agreement” means the Credit Agreement, dated as of February 15, 2005, among Hiland Operating, LLC, the lenders party thereto and MidFirst Bank, as administrative agent, together with any related guarantees, in each case as amended, restated, supplemented or otherwise modified from time to time.

(r) “Holdings Credit Agreement” means the Credit Agreement, dated as of September 26, 2006, among Holdings, the lenders party thereto and MidFirst Bank, as administrative agent, together with any related guarantees, in each case as amended, restated, supplemented or otherwise modified from time to time.

(s) “Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

(t) “Knowledge” or “knowledge” means (i) with respect to Parent, the knowledge of the individuals listed on Section 8.15(t)(i) of the Parent Disclosure Schedule and (ii) with respect to the Hiland Parties, the knowledge of the individuals listed on Section 8.15(t)(ii) of the Hiland Disclosure Schedule.

(u) “Law” or “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NASDAQ Global Select Market).

(v) “Limited Partner” has the meaning set forth in the Partnership Agreement.

(w) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(x) “organizational or governing documents” means, for a corporation, the certificate of incorporation (or similarly-titled document of equivalent effect) and bylaws; for a partnership, the certificate of limited partnership (or similarly-titled document of equivalent effect) and partnership agreement; for a limited liability company, the certificate of formation (or similarly-titled document of equivalent effect) and limited liability company agreement; and for other business entities, certificates and documents of equivalent effect.

(y) “Outstanding” has the meaning set forth in the Partnership Agreement.

(z) “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

(aa) “Partially Owned Entity” means, with respect to a specified person, any other person that is not a Subsidiary of such specified person but in which such specified person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).

(bb) “Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of the Partnership, dated as of February 15, 2005, as amended by Amendment No. 1, dated April 15, 2008, as it may be further amended from time to time.

(cc) “Partnership Interest” has the meaning set forth in the Partnership Agreement.

(dd) “Permitted Encumbrances” means (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens imposed by law arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) liens, security interests, charges or other encumbrances imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business by the relevant person and its subsidiaries, (vi) liens, title defects, preferential rights or other encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by the relevant person and its subsidiaries, (vii) liens on the assets of Hiland Operating, LLC and its Subsidiaries securing the obligations of Hiland Operating, LLC under the Hiland Operating Credit Agreement, (viii) liens on the assets of Holdings and its Subsidiaries securing the obligations of Holdings under the Holdings Credit Agreement and (ix) Encumbrances set forth in the organizational or governing documents of any of the Hiland Group Entities.

(ee) “person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(ff) “Ratio Default” means the failure, if any, of Hiland Operating, LLC to be in compliance with (i) the Interest Coverage Ratio required by Section 6.17 of the Hiland Operating Credit Agreement or (ii) the Leverage Ratio required by Section 6.18 of the Hiland Operating Credit Agreement. For purposes of this definition, “Interest Coverage Ratio” and “Leverage Ratio” have the meanings assigned to them in the Hiland Operating Credit Agreement.

(gg) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

(hh) “Remedial Work” means any action (including investigative, site monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work, corrective action or response action) necessary to remediate or respond to a Release or the presence of any Hazardous Material.

(ii) “Rollover Commitment” means the acknowledgement or commitment made by a Person listed on Section 8.15(ii) of the Parent Disclosure Schedule in a commitment letter or other support agreement executed as of the date hereof in connection herewith.

(jj) “Subordinated Unit” has the meaning set forth in the Partnership Agreement.

(kk) “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such person, or (ii) such person or any Subsidiary of such person is a general partner.

(ll) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(mm) “Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(nn) “Unit” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) designated as a “Unit,” which shall include Common Units and Subordinated Units but does not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

(oo) “Unitholder” means the holder of a Unit.

(pp) “Unitholder Approval” means approval of at least a majority of the Outstanding Common Units (excluding Common Units owned by Partnership GP and its Affiliates (including Holdings)) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class.

(qq) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Proposal	Section 5.3(g)
Board of Directors	Recitals
Book-Entry Common Units	Section 2.2(a)
Cap Amount	Section 5.9(c)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Change in Board Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Continental Gas	Section 4.3
D&O Insurance	Section 5.9(b)
DLLCA	Section 1.1
DRULPA	Section 1.1
Effective Time	Section 1.3
Employees	Section 3.13
End Date	Section 7.1(b)(i)
ERISA	Section 3.8(a)
ERISA Affiliate	Section 3.8(a)
Exchange Act	Section 3.4(a)
Exchange Fund	Section 2.2(a)
Execution Date	Section 3.2(b)
Expenses	Section 7.2(a)

Funding	Section 4.4
Funding Commitments	Section 4.4
GAAP	Section 3.4(c)
Hiland D&O Indemnified Parties	Section 5.9(a)
Hiland Disclosure Schedule	Article III
Hiland Financial Statements	Section 3.4(c)
Hiland Group Entities	Section 3.1(a)
Hiland LTIP	Section 2.1(a)
Hiland Parties	Preamble
Hiland SEC Documents	Section 3.4(a)
Holdings	Recitals
Holdings Agreement	Recitals
Holdings GP	Recitals
Holdings Merger	Recitals
HPGP Merger Sub	Recitals
HSR Act	Section 5.6(b)
Letter of Transmittal	Section 2.2(b)(i)
Material Contracts	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub LLC Interests	Section 1.6
Merger Sub LLC Units	Section 1.6
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Partnership	Preamble
Partnership GP	Preamble
Partnership Meeting	Section 5.4(b)
Paying Agent	Section 2.2(a)
Proxy Statement	Section 3.11
Recommendation	Section 3.16
Regulatory Law	Section 5.6(d)
Representatives	Section 5.3(a)
rights-of-way	Section 3.14(b)
Rollover Interests	Section 2.1(b)
Rollover Parties	Section 2.1(b)
Schedule 13E-3	Section 3.11
SEC	Section 3.4(a)
Securities Act	Section 3.2(f)
Superior Proposal	Section 5.3(h)
Support Agreement	Recitals
Surviving Entity	Section 1.1
Trusts	Section 4.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

HH GP HOLDING, LLC

By:	/s/ Harold Hamm
Harold Hamm
President

HLND MERGERCO, LLC

By:	/s/ Harold Hamm
Harold Hamm
President

HILAND PARTNERS GP, LLC

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND PARTNERS, LP

By:	Hiland Partners GP, LLC,
its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Annex B

SUPPORT AGREEMENT
(HLND Units)

This SUPPORT AGREEMENT, dated as of June 1, 2009 (this “Agreement”), is entered into among HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), Hiland Partners, LP, a Delaware limited partnership (the “Partnership” and, together with Partnership GP, the “Hiland Parties”), Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings” and, together with Holdings GP, the “Holdings Parties”). Each of the Parent Parties, the Hiland Parties and the Holdings Parties are referred to herein individually as a “Party,” and they are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, the Parent Parties and the Hiland Parties have entered into an Agreement and Plan of Merger, as it may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Partnership, upon the terms and subject to the conditions set forth therein;

WHEREAS, Holdings is the record and Beneficial Owner of, and has the right to vote and dispose of, that number of Units set forth next to Holdings’ name on Schedule A hereto; and

WHEREAS, as an inducement to the Parent Parties and the Hiland Parties entering into the Merger Agreement and incurring the obligations therein, the Parent Parties and the Hiland Parties have required that the Holdings Parties enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Certain Definitions

Section 1.1  Defined Terms.  Terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 1.2  Other Definitions.  For the purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

(b) “Expiration Time” has the meaning set forth in Section 2.1.

(c) “Holdings Conflicts Committee” means the conflicts committee of the board of directors of Holdings GP.

(d) “Owned Units” has the meaning set forth in Section 2.1 as supplemented by Section 2.2.

(e) “Partnership Conflicts Committee” means the conflicts committee of the board of directors of Partnership GP.

(f) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security. As a verb, “Transfer” shall have a correlative meaning.

(g) “Units” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all Partnership Interests into which Units may be split, combined, merged, consolidated, reorganized, reclassified, recapitalized or otherwise converted and any rights and benefits arising therefrom, including any dividends or distributions of Partnership Interests or other equity securities which may be declared in respect of the Units and entitled to vote in respect of the matters contemplated by Article II.

ARTICLE II

Agreement to Vote

Section 2.1  Agreement to Vote.  Subject to the terms and conditions hereof, Holdings irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the written agreement of the Parent Parties, the Hiland Parties (with respect to Partnership GP, acting through the Partnership Conflicts Committee) and the Holdings Parties (with respect to Holdings GP, acting through the Holdings Conflicts Committee) to terminate this Agreement; and (iv) the termination of the merger agreement, dated as of June 1, 2009, by and among Parent, HPGP MergerCo, LLC, Holdings GP and Holdings (the “HPGP Merger Agreement”), in accordance with its terms, (such earliest occurrence being the “Expiration Time”); provided, however, that if the HPGP Merger Agreement and the Merger (as defined in the HPGP Merger Agreement) shall have been submitted to a vote of Holdings’ Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval (as defined in the HPGP Merger Agreement), the termination of the HPGP Merger Agreement shall not result in the occurrence of the Expiration Time, at any meeting (including each adjourned or postponed meeting) of the Partnership’s Unitholders, however called, or in any other circumstances (including any sought action by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Unitholders’ Meeting”), Holdings will (A) appear at such Unitholders’ Meeting or otherwise cause the Units Beneficially Owned by Holdings as of the relevant time (“Owned Units”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Hiland Parties for written consent, if any, and, (B) vote, or cause to be voted, all of its Owned Units (1) in favor of the adoption and approval of the Merger Agreement (whether or not recommended by Partnership GP’s Board of Directors or any committee thereof) and the transactions contemplated thereby, including the Merger, (2) in favor of the approval of any other matter to be approved by the Unitholders of the Partnership (including, without limitation, an adjournment of the Unitholders’ Meeting) to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (3) against any Alternative Proposal or any transaction contemplated by such Alternative Proposal, (4) against any proposal made in opposition to, or in competition or inconsistent with, the Merger Agreement or the Merger, including the adoption thereof or the consummation thereof, (5) against any extraordinary dividend, distribution or recapitalization by the Partnership or change in the capital structure of the Partnership (other than pursuant to or as explicitly permitted by the Merger Agreement), and (6) against any action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty or covenant of the Hiland Parties under the Merger Agreement or (b) interfere with, delay or attempt to discourage the Merger or the transactions contemplated by the Merger Agreement.

Section 2.2  Additional Units.  The Holdings Parties hereby agree, while this Agreement is in effect, promptly to notify the Parent Parties and the Hiland Parties of the number of any new Units or any new restricted units, phantom units or unit options of the Partnership (collectively, “Derivative Units”) with respect to which Beneficial Ownership is acquired by Holdings, if any, after the date hereof and before the Expiration

Time. Any such Partnership Interests shall automatically become subject to the terms of this Agreement as Owned Units as though Beneficially Owned by Holdings as of the date hereof.

Section 2.3  Restrictions on Transfer, Etc.  Except as provided for herein, the Holdings Parties agree, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Units; (ii) tender any Owned Units into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of the Holdings Parties freely to exercise all voting rights with respect to the Owned Units. Any action attempted to be taken in violation of the preceding sentence will be null and void. The Holdings Parties further agree to authorize and hereby authorize the Parent Parties and the Partnership to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all of the Owned Units and that this Agreement places limits on the voting of the Owned Units.

Section 2.4  Proxy.  The Holdings Parties hereby revoke any and all previous proxies granted with respect to the Owned Units. By entering into this Agreement, the Holdings Parties hereby grant a proxy appointing Parent, with full power of substitution, as the Holdings Parties’ attorney-in-fact and proxy, for and in the Holdings Parties’ names, to be counted as present and to vote or otherwise to act on behalf of Holdings with respect to the Owned Units solely with respect to the matters set forth in, and in accordance with Section 2.1. The proxy granted by the Holdings Parties pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest and is granted in order to secure the Holdings Parties’ performance under this Agreement and also in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement. The proxy granted by the Holdings Parties shall be automatically revoked upon termination of this Agreement in accordance with its terms. The Holdings Parties agree, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.

ARTICLE III

Representations and Warranties

Section 3.1  Representations and Warranties of Holdings Parties.  The Holdings Parties, jointly and severally, represent and warrant to both the Parent Parties and the Hiland Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Each of the Holdings Parties has all requisite limited liability company or partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Holdings Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or partnership action on the part of such Holdings Party. No representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Amended and Restated Limited Liability Company Agreement of Holdings GP, was validly adopted by Parent. This Agreement has been duly executed and delivered by each Holdings Party and, assuming the due authorization, execution and delivery hereof by both the Parent Parties and the Hiland Parties, constitutes a legal, valid and binding agreement of such Holdings Party, enforceable against such Holdings Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Holdings Parties of this Agreement, nor the consummation by the Holdings Parties of the transactions contemplated hereby and the performance by the Holdings Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Holdings Parties; (ii) other than pursuant to Sections 13(d) and 16 of the Exchange Act, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Holdings Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Holdings Parties; or (v) violate or conflict with any Law applicable to the Holdings Parties.

(c) Holdings GP is the sole general partner of Holdings. Holdings GP is the record and Beneficial Owner of the 0% non-economic general partner interest in Holdings and such general partner interest has been duly authorized and validly issued in accordance with applicable Laws and the Amended and Restated Agreement of Limited Partnership of Holdings. Holdings GP owns all of the general partner interest in Holdings free and clear of any Encumbrances, except pursuant to the organizational or governing documents of any of the Holdings Parties or the Hiland Parties.

(d) Holdings is the record and Beneficial Owner of the number of Common Units and Subordinated Units of the Partnership constituting Owned Units as of the date hereof as set forth next to Holdings’ name on Schedule A of this Agreement. Holdings owns the Owned Units free and clear of any Encumbrances, except pursuant to the organizational or governing documents of any of the Holding Parties or the Hiland Parties, and has the full legal right, power and authority to vote all of the Owned Units without the consent or approval of, or any other action on the part of any other Person (other than Holdings GP), and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, the Owned Units, in each case, except as provided in this Agreement.

(e) The Owned Units set forth next to Holdings’ name on Schedule A hereto constitute all of the Partnership Interests of the Partnership that are Beneficially Owned by Holdings as of the date hereof, and, except for the Owned Units and except pursuant to the organizational or governing documents of any of the Holding Parties or the Hiland Parties, Holdings does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Units or any Derivative Units.

(f) Except for the representations and warranties contained in this Section 3.1 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the HPGP Merger Agreement), none of the Holdings Parties nor any other Person on behalf of the Holdings Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

Section 3.2  Representations and Warranties of Parent Parties.  The Parent Parties, jointly and severally, represent and warrant to both the Holdings Parties and the Hiland Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Each of the Parent Parties has all requisite limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Parent Party. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof by both the Holdings Parties and the Hiland Parties, constitutes a legal, valid and binding agreement of such Parent Party, enforceable against such Parent Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Parent Parties of this Agreement, nor the consummation by the Parent Parties of the transactions contemplated hereby and the performance by the Parent Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Parent Parties; (ii) other than pursuant to Sections 13(d) and 16 of the Exchange Act, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Parent Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Parent Parties; or (v) violate or conflict with any Law applicable to the Parent Parties.

(c) Except for the representations and warranties contained in this Section 3.2 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Parent Parties nor any other Person on behalf of the Parent Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

Section 3.3  Representations and Warranties of Hiland Parties.  The Hiland Parties, jointly and severally, represent and warrant to both the Holdings Parties and the Parent Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Each of the Hiland Parties has all requisite limited liability company or partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Hiland Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or partnership action on the part of such Hiland Party. This Agreement has been duly executed and delivered by each Hiland Party and, assuming the due authorization, execution and delivery hereof by both the Holdings Parties and the Parent Parties, constitutes a legal, valid and binding agreement of such Hiland Party, enforceable against such Hiland Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Hiland Parties of this Agreement, nor the consummation by the Hiland Parties of the transactions contemplated hereby and the performance by the Hiland Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Hiland Parties; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Hiland Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Hiland Parties; or (v) violate or conflict with any Law applicable to the Hiland Parties.

(c) Except for the representations and warranties contained in this Section 3.3 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Hiland Parties nor any other Person on behalf of the Hiland Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

Additional Covenants of Holdings

Section 4.1  Rollover of Partnership Interests.  The Holdings Parties agree and acknowledge that in the Merger, (a) the Common Units of which Holdings is the record and Beneficial Owner will remain outstanding as Common Units of the Surviving Entity and will not be converted into the right to receive the Merger Consideration or entitled to any other form of consideration, and (b) the Subordinated Units of which Holdings is the record and Beneficial Owner will remain outstanding as Subordinated Units of the Surviving Entity.

Section 4.2  Non-Interference; Further Assurances.  The Holdings Parties agree that, prior to the termination of this Agreement, no Holdings Party shall take any action that would make any representation or warranty of such Holdings Party contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Holdings Party of its obligations under this Agreement; provided, however, that this restriction shall not in any way restrict or limit the Holdings Parties’ right to terminate the HPGP Merger Agreement in accordance with its terms or obligate the Holdings Parties to waive any conditions set forth in the HPGP Merger Agreement. The Holdings Parties agree, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by the Parent Parties or the Hiland Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

ARTICLE V

Termination

Section 5.1  Termination.  This Agreement shall terminate without further action at the Expiration Time.

Section 5.2  Effect of Termination.  Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VI

General

Section 6.1  Survival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the Expiration Time.

Section 6.2  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 6.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 6.4  Governing Law.  This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto agrees (a) that this Agreement involves at least

$100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.

Section 6.5  Specific Performance; Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy. In addition, each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 6.7 or in such other manner as permitted by Law and, to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to the above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.

Section 6.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To the Parent Parties:

HH GP Holding, LLC
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Attention: Harold Hamm

with copies to:

Baker Botts L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522

Attention:	Joshua Davidson
Paul Perea

To the Hiland Parties:

Hiland Partners, GP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin

with copies to:

John T. McNabb, II
363 North Sam Houston Parkway East
Suite 550
Houston, TX 77060
Facsimile: (281) 445-4298

and

Conner & Winters, LLP
4000 One Williams Center
Tulsa, OK 74172
Facsimile: (918) 586-8625
Attention: Robert A. Curry

To the Holdings Parties:

Hiland Holdings GP, LP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin

with copies to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, TX 75201
Facsimile: (214) 855-8000

Attention:	Kenneth L. Stewart
Bryn A. Sappington

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 6.10  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.11  Amendments.  This Agreement may not be amended, supplemented or otherwise modified except by the express written agreement signed by all of the parties (with respect to Holdings GP, acting through the Holdings Conflicts Committee and with respect to Partnership GP, acting through the Partnership Conflicts Committee) to this Agreement.

Section 6.12  Extension; Waiver.  At any time prior to the Expiration Time, by mutual agreement of any two of the Parent Parties, the Hiland Parties (with respect to Partnership GP, acting through the Partnership Conflicts Committee) and the Holdings Parties (with respect to Holdings GP, acting through the Holdings Conflicts Committee), such Parties may (i) extend the time for the performance of any of the obligations of the third Party, (ii) waive any inaccuracies in the representations and warranties of the third Party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions of the third Party contained in this Agreement. Any agreement on the part of such Parties to any extension or waiver will be valid only if set forth in an instrument in writing signed by such

Parties. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 6.13  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.14  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

Section 6.15  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 6.16  Action in Unitholder Capacity Only.  The parties acknowledge that this Agreement is entered into by Holdings and Holdings GP solely in their capacity as the Beneficial Owner of the Owned Units and the general partner of such Beneficial Owner, respectively.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

HH GP HOLDING, LLC

By:	/s/ Harold Hamm
Harold Hamm
President

HLND MERGERCO, LLC

By:	/s/ Harold Hamm
Harold Hamm
President

HILAND PARTNERS GP, LLC

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND PARTNERS, LP

By:	Hiland Partners GP, LLC, its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

Signature Page to Support Agreement (HLND Units)

HILAND PARTNERS GP HOLDINGS, LLC

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND HOLDINGS GP, LP

By:	Hiland Partners GP Holdings, LLC, its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

Signature Page to Support Agreement (HLND Units)

Schedule A

BENEFICIAL OWNERSHIP OF UNITS

Hiland Holdings GP, LP
Common Units	2,321,471
Subordinated Units	3,060,000

Annex C

PRIVILEGED AND CONFIDENTIAL

June 1, 2009

Conflicts Committee of the Board of Directors
Hiland Partners GP, LLC
205 West Maple, Suite 1100
Enid, Oklahoma 73701

Members of the Conflicts Committee:

We understand that HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and subsidiary of Parent (“Merger Sub”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), and Hiland Partners, LP, a Delaware limited partnership (the “Partnership”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”) in a transaction in which each outstanding Common Unit, as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, other than any Common Units included among the Rollover Interests (as defined in the Merger Agreement), all of which Common Units will be canceled, will be converted into the right to receive $7.75 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of Common Units pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than the Partnership GP and its Affiliates, including Hiland Holdings GP, LP). Capitalized terms not defined herein are defined in the Merger Agreement.

In arriving at our opinion, we have, among other things:

(i) reviewed a draft dated May 28, 2009 of the Merger Agreement;

(ii) reviewed certain publicly available financial and other information about the Partnership;

(iii) reviewed certain information furnished to us by the Partnership’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Partnership;

(iv) held discussions with members of senior management of the Partnership concerning the matters described in clauses (ii) and (iii) above;

(v) reviewed the trading price history and valuation multiples for the Common Units and compared them with those of certain publicly traded entities that we deemed relevant;

(vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities, nor did we conduct a physical inspection of any of the properties or facilities, of the Partnership, nor have we been furnished with any such evaluations or appraisals or any such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Partnership has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Partnership as to the future financial performance of the Partnership. We express no opinion as to any such financial forecasts or the assumptions on which they were made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Partnership, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Partnership and the Board of Directors of Partnership GP, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Partnership and the holders of Common Units. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Units. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Partnership, Parent or the contemplated benefits of the Merger in any way meaningful to our analysis.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Partnership or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Partnership’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed as to whether any alternative transaction might result in consideration more favorable to the Partnership’s common unitholders than that contemplated by the Merger Agreement.

It is understood that our opinion is for the use and benefit of the Partnership GP and the Conflicts Committee of the Board of Directors of the Partnership GP in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Partnership, nor does it address the underlying business decision by the Partnership to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of Common Units should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Partnership, other than the holders of Common Units. We express no opinion as to the price at which Common Units will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation to be received by any of the Partnership’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of Common Units. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by you to render this opinion and will receive a fee from the Partnership for our services, a portion of which was payable prior to the date hereof and the remainder of which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Partnership has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Partnership and affiliates of the Partnership and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Partnership, and, in the ordinary course of our business, we and our affiliates may trade or hold securities of the Partnership and/or its respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Partnership, Parent or entities that are affiliated with the Partnership or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Partnership, our opinion may not be used or referred to by the Partnership, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Common Units pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Rollover Parties).

Very truly yours,

JEFFERIES & COMPANY, INC.

Annex D

AGREEMENT AND PLAN OF MERGER
among
HH GP HOLDING, LLC,
HPGP MERGERCO, LLC,
HILAND PARTNERS GP HOLDINGS, LLC
and
HILAND HOLDINGS GP, LP
Executed June 1, 2009

D-i

D-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, executed this 1st day of June, 2009 (this “Agreement”), is entered into among HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HPGP MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings” and, together with Holdings GP, the “Holdings Parties”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into Holdings, with Holdings surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, it is contemplated that, on the Closing Date (as defined herein), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“HLND Merger Sub”), be merged with and into Hiland Partners, LP, a Delaware limited partnership (“Hiland”), with Hiland surviving that merger (the “Hiland Merger”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of the date hereof (the “Hiland Agreement”), among Parent, HLND Merger Sub, Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of Hiland (“Hiland GP” and, together with Hiland, the “Hiland Parties”), and Hiland;

WHEREAS, the board of directors of Holdings GP (the “Board of Directors”), acting upon the unanimous recommendation of its Conflicts Committee, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Holdings and the holders of Common Units (other than Harold Hamm, his Affiliates (including Continental Gas Holdings, Inc., a Delaware corporation (“Continental Gas”)) and the Trusts), (ii) approved the execution, delivery and performance of this Agreement by the Holdings Parties and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the Merger by the holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts);

WHEREAS, the Trusts and certain Affiliates of Parent are parties to a Support Agreement, dated the date hereof (the “Support Agreement”), with Holdings and Holdings GP pursuant to which the Trusts and such Affiliates have, among other things: (i) agreed that the Partnership Interests of which they are the record and beneficial owners will not be converted into the right to receive the Merger Consideration and will remain outstanding as Partnership Interests of the Surviving Entity (as defined herein) in the Merger, and (ii) agreed to vote the Common Units of which they are the record and beneficial owners in favor of the approval of this Agreement and the Merger;

WHEREAS, the board of directors of each of Parent and Merger Sub and the sole member of Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Holdings GP and Holdings hereby agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), Merger Sub shall be merged with and into Holdings, whereupon the separate existence of Merger Sub shall cease, and Holdings shall continue as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P. at 910 Louisiana Street, Houston, Texas at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Holdings and Parent may agree in writing.

Section 1.3  Effective Time.  At the Closing, Holdings shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and Holdings in writing and specified in the Certificate of Merger in accordance with the DRULPA and the DLLCA (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and DLLCA.

Section 1.5  Partnership Agreement of the Surviving Entity.  The Partnership Agreement, as in effect immediately prior to the Effective Time, shall remain the partnership agreement of the Surviving Entity and shall continue in effect until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

Section 1.6  Admission of Additional Limited Partners.  Upon the conversion of the limited liability company interests in Merger Sub (“Merger Sub LLC Interests”), which are denominated in units (“Merger Sub LLC Units”), into Common Units pursuant to Section 2.1(c) and the recording of the name of the holder thereof as a limited partner of Holdings on the books and records of Holdings, such Person shall automatically and effective as of the Effective Time be admitted to Holdings as an additional Limited Partner and be bound by the Partnership Agreement as such.

ARTICLE II

Conversion of Partnership Interests; Exchange of Certificates

Section 2.1  Effect on Partnership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub or the holders of any securities of Holdings or Merger Sub:

(a) Conversion of Common Units.  Subject to Sections 2.1(b) and 2.1(d), each Common Unit issued and outstanding immediately prior to the Effective Time, other than any Common Units included among the Rollover Interests, shall thereupon be converted automatically into and shall thereafter represent the right to receive $2.40 in cash without any interest thereon (the “Merger Consideration”). Immediately prior to the Effective Time, each award of Restricted Units (as defined in the Hiland Holdings GP, LP Long-Term Incentive Plan (the “Holdings LTIP”)) issued and outstanding to any nonemployee member of the Board of Directors shall become fully vested as Common Units and shall thereupon be converted automatically into and shall thereafter represent the right to receive the Merger Consideration. All Common Units that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of such Common Units immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall cease to have any rights with respect to such Common Units other than the right to receive the Merger Consideration.

(b) Rollover of Certain Partnership Interests.  The following Partnership Interests shall be treated in the Merger as follows:

(i) each of the 8,481,350 Common Units owned by Continental Gas Holdings, Inc., a Delaware corporation (“Continental Gas”), shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;

(ii) each of the 2,757,390 Common Units owned by the Harold Hamm DST Trust (or Bert Harold Mackie, as trustee thereof) shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;

(iii) each of the 1,839,712 Common Units owned by the Harold Hamm HJ Trust (or Bert Harold Mackie, as trustee thereof) shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof;

(iv) each of the 59,600 Common Units owned by Harold Hamm shall be unchanged and remain outstanding as Common Units of the Surviving Entity, and no consideration shall be delivered in respect thereof; and

(v) the General Partner Interest, which is owned by Holdings GP, shall be unchanged and remain outstanding as the General Partner Interest of the Surviving Entity, and no consideration shall be delivered in respect thereof.

The Partnership Interests described in this Section 2.1(b) are referred to in this Agreement as “Rollover Interests,” and the record and beneficial owners of such Rollover Interests are referred to in this Agreement as the “Rollover Parties.”

(c) Conversion of Merger Sub Limited Liability Company Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Merger Sub LLC Unit issued and outstanding immediately prior to the Effective Time shall be converted into and become one Common Unit of the Surviving Entity, which Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement and shall be fully paid (to the extent required by the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Immediately after the Effective Time, such Common Units and the Rollover Interests will constitute the only outstanding Partnership Interests of the Surviving Entity. From and after the Effective Time, any certificates or other evidence representing the Merger Sub LLC Units shall be deemed for all purposes to represent the number of Common Units of the Surviving Entity into which such Merger Sub LLC Units were converted in accordance with this Section 2.1(c). Holdings GP hereby agrees and acknowledges that conversion of the Merger Sub LLC Units to Common Units of the Surviving Entity as provided herein shall constitute a duly authorized, accepted, executed and countersigned delivery of such Common Units, without any further action by Holdings GP or any other person.

(d) Adjustments.  If between the date of this Agreement and the Effective Time, the outstanding Common Units, including securities convertible or exchangeable into or exercisable for Common Units, shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in Partnership Interests shall be declared thereon with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event; provided that nothing herein shall be construed to permit Holdings to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the mailing of the Proxy Statement (as defined herein), Parent shall appoint a U.S. bank or trust company agreeable to the Conflicts Committee to act as paying agent (the “Paying Agent”) for the holders of Common Units (other than the Rollover Parties) in connection with the Merger and to receive and pay out the Merger Consideration to which such holders shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, the Parent Parties shall deposit, or shall cause to be deposited, in trust with the Paying Agent, for the benefit of holders of Common Units (other than the Rollover Parties), cash in an amount sufficient to pay the aggregate Merger Consideration in exchange for all Common Units outstanding immediately prior to the Effective Time (other than Common Units included among the Rollover Interests), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Common Units (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Common Units represented in book-entry form (“Book-Entry Common Units”) pursuant to the provisions of this Article II (such cash hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Common Units whose Common Units were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such customary form and have such other provisions as Parent and the Holdings Parties shall reasonably determine) and (B) instructions for use of the Letter of Transmittal in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units in exchange for the Merger Consideration.

(ii) Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof) or Book-Entry Common Units to the Paying Agent together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Common Units shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Common Units represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Common Units multiplied by (y) the Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Common Units on the Merger Consideration payable in respect of the Certificates or Book-Entry Common Units. In the event of a transfer of ownership of Common Units that is not registered in the unit transfer register of Holdings, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Common Units is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer or other Taxes have been paid or are not applicable.

(iii) Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Units such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of which such deduction and withholding were made.

(c) Closing of Transfer Register.  At the Effective Time, the unit transfer register of Holdings shall be closed, and there shall be no further registration of transfers on the unit transfer register of the Surviving Entity of Common Units (other than the Rollover Interests) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Common Units provided for in Section 2.1(a) are presented to the Surviving Entity or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Units for twelve months after the Effective Time shall be delivered to the Surviving Entity upon demand, and any former holders of Common Units who have not surrendered their Certificates or Book-Entry Common Units provided for in Section 2.1(a) in accordance with this Section 2.2 shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Common Units.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of Parent, Merger Sub, Holdings, Holdings GP, the Surviving Entity, the Paying Agent or any other person shall be liable to any former holder of Common Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Common Units that converted into the right to receive the Merger Consideration pursuant to Section 2.1. Any interest and other income resulting from such investments shall be paid to the Surviving Entity pursuant to Section 2.2(d).

(g) Lost Certificates.  In the event that any Certificate representing Common Units provided for in Section 2.1(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Common Units represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3  Timing for Rollover Interests.  For the avoidance of doubt, the parties acknowledge and agree that the Rollover Commitments shall be deemed to become effective and irrevocable immediately prior to the Effective Time and prior to any other event described above in this Article II.

ARTICLE III

Representations and Warranties of the Holdings Parties

Except as disclosed (a) in (i) the Holdings SEC Documents (as defined herein) or (ii) the Hiland SEC Documents (as defined in the Hiland Agreement), in each case filed on or after December 31, 2008 and prior to the date of this Agreement (excluding any disclosures included in any risk factor section of such documents and any other disclosures in such documents to the extent that they are cautionary, predictive or forward-looking in nature) or (b) in a section of the disclosure schedule delivered concurrently herewith by the Holdings Parties to Parent (the “Holdings Disclosure Schedule”) corresponding to the applicable sections of this Article III to which such disclosure applies (provided, however, that any information set forth in one section of such Holdings Disclosure Schedule also shall be deemed to apply to each other section of this

Agreement to which its relevance is reasonably apparent), the Holdings Parties hereby represent and warrant, jointly and severally, to the Parent Parties as follows:

Section 3.1  Qualification, Organization, Subsidiaries, Etc.

(a) Section 3.1(a) of the Holdings Disclosure Schedule sets forth, as of the date hereof, a true and complete list of the Holdings Parties and each direct or indirect Subsidiary and Partially Owned Entity of Holdings (collectively, the “Holdings Group Entities”), together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each Holdings Group Entity that owns beneficially or of record any equity or similar interest in such person, and (iv) the capital stock or other ownership interest owned by each such Holdings Group Entity in such other persons.

(b) Each Holdings Party is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each Holdings Party has all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.

(c) Each Holdings Party is duly registered or qualified to do business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Holdings Material Adverse Effect. The organizational or governing documents of the Holdings Parties, as previously made available to Parent, are in full force and effect. None of the Holdings Parties is in violation of its organizational or governing documents.

Section 3.2  Capitalization.

(a) Holdings GP is the sole general partner of Holdings. Holdings GP is the record and beneficial owner of the 0% non-economic General Partner Interest in Holdings, and such General Partner Interest has been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement. Holdings GP owns all of the General Partner Interest free and clear of any Encumbrances except pursuant to the organizational or governing documents of any of the Holdings Parties. Parent is the record owner of all of the limited liability company interests in Holdings GP. Such limited liability company interests in Holdings GP have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Holdings GP and are fully paid (to the extent required by the limited liability company agreement of Partnership GP) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).

(b) As of the date of this Agreement (the “Execution Date”), Holdings has no Partnership Interests issued and outstanding other than the following:

(i) 21,607,500 Common Units; and

(ii) the General Partner Interest.

Each of such limited partner interests described in clause (i) above has been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement, and is fully paid (to the extent required under the Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Such limited partner interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on Holdings. As of the date of this Agreement, except for outstanding awards for the issuance of 16,500 Restricted Units pursuant to the Holdings LTIP and except pursuant to the organizational or governing documents of any of the Holdings Parties, (A) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the Holdings Parties to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Holdings Parties; (B) there are no outstanding securities or obligations of any kind of any of the Holdings Parties that are convertible into or exercisable or exchangeable for any equity interest in any of the Holdings Parties or any other person, and none of the Holdings Parties has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (C) there are not outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Holdings Parties; (D) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the Holdings Parties having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of Common Units on any matter; and (E) except as described in the organizational or governing documents of the Holdings Parties or the Support Agreement, there are no Unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Holdings Parties is a party or to the knowledge of the Holdings Parties by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Holdings Parties.

(c) All of the outstanding limited liability company, partnership or other equity interests of each Subsidiary of Holdings (but, for purposes of this Section 3.2(c), not including Subsidiaries of Hiland) (i) have been duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws, including Sections 17-607 and 17-804 of DRULPA) and (ii) are owned directly or indirectly by Holdings in the amounts set forth in Section 3.1(a) of the Holdings Disclosure Schedule, free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Holdings Group Entities (not including Subsidiaries and Partially Owned Entities of Hiland) and other than Encumbrances securing the obligations of Holdings under the Holdings Credit Agreement and Hiland Operating, LLC under the Hiland Operating Credit Agreement.

(d) All of the outstanding equity interests of each Partially Owned Entity of Holdings (but, for purposes of this Section 3.2(d), not including Partially Owned Entities of Hiland) (i) have been duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its organizational or governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws), and (ii) are owned directly or indirectly by Holdings in the respective amounts shown on Section 3.1(a) of the Holdings Disclosure Schedule, free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Holdings Group Entities (not including Subsidiaries and Partially Owned Entities of Hiland).

(e) Except with respect to the ownership of any equity or long-term debt securities between or among the Holdings Group Entities, none of the Holdings Parties owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(f) Except as provided in the Partnership Agreement, no holder of Partnership Interests in any of the Holdings Parties has any right to have such Partnership Interests registered under the Securities Act of 1933, as amended (the “Securities Act”), by Holdings.

Section 3.3  Authority; No Violation; Consents and Approvals.

(a) Each of the Holdings Parties has all requisite limited liability company or limited partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Holdings Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or limited partnership action on the part of such Holdings Party, except for (i) Unitholder Approval of this Agreement and the Merger and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and no other vote or approval by any holders of Partnership Interests or limited liability company interests in Holdings GP or other corporate, limited liability company, partnership or other organizational votes, approvals or proceedings in respect of the Holdings Parties are necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Amended and Restated Limited Liability Company Agreement of Holdings GP (the “Holdings GP LLC Agreement”), was validly adopted by Parent.

(b) This Agreement has been duly executed and delivered by each Holdings Party and, assuming the due authorization, execution and delivery hereof by the Parent Parties, constitutes a legal, valid and binding agreement of such Holdings Party, enforceable against such Holdings Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii), (iii) or (iv) below that would not, individually or in the aggregate, have a Holdings Material Adverse Effect, neither the execution and delivery by the Holdings Parties of this Agreement, nor the consummation by the Holdings Parties of the transactions contemplated hereby and the performance by the Holdings Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Holdings Group Entities; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Holdings Group Entities is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Holdings Group Entities; or (v) violate or conflict in any material respect with any material Law applicable to the Holdings Group Entities. Notwithstanding the foregoing, no representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Holdings GP LLC Agreement was validly adopted by Parent.

(d) Section 3.3(d) of the Holdings Disclosure Schedule identifies all consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Holdings Group Entity in connection with (1) the execution and delivery by the Holdings Parties of this Agreement or (2) the consummation by the Holdings Parties of the transactions contemplated by this Agreement, in each case except for such consents, approvals and authorizations that, if not obtained, would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

Section 3.4  SEC Reports and Compliance.

(a) The Holdings Parties have filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (the forms, documents, statements and reports filed with or furnished to the SEC since January 1, 2007 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Holdings SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Holdings SEC Documents complied, and each of the Holdings SEC Documents filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards and the rules and regulations of the SEC with respect thereto. None of the Holdings SEC Documents so filed or furnished or that will be filed or furnished subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date hereof, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Holdings SEC Documents.

(c) The financial statements (including all related notes and schedules) of Holdings and its Subsidiaries included in or incorporated by reference into the Holdings SEC Documents (the “Holdings Financial Statements”) fairly present, in all material respects, the financial position of Holdings and its Subsidiaries, taken as a whole, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be specified therein or in the notes thereto).

Section 3.5  No Undisclosed Liabilities.  Neither Holdings nor any of Holdings’ Subsidiaries has any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature that is not accrued or reserved against in the Holdings Financial Statements filed prior to the execution of this Agreement or reflected in the notes thereto, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2008 or (b) liabilities of Holdings or any of Holdings’ Subsidiaries that would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

Section 3.6  Compliance with Law.  Each of the Holdings Parties is in compliance with all applicable Laws, other than any noncompliance which would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

Section 3.7  Employee Benefits.

(a) Except as would not have, individually or in the aggregate, a Holdings Material Adverse Effect, no Holdings Party and no company or other entity that is required to be treated as a single employer together with a Holdings Party under Section 414 of the Code (each, an “ERISA Affiliate”) maintains or has ever maintained or been obligated to contribute to or has any liability (secondary or otherwise) to an Employee Benefit Plan that is (1) subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(b) Except as would not have, individually or in the aggregate, a Holdings Material Adverse Effect, the Employee Benefit Plans of the Holdings Parties and their affiliates (A) have been maintained (in form and in operation) in all respects in accordance with their terms and with ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, have been maintained, and are currently, in compliance with the Code’s qualification requirements in form and operation, and (C) do not provide, and have not provided, any post-retirement welfare benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (or similar state or local law).

Section 3.8  Absence of Certain Changes or Events.  Since December 31, 2008, (a) except as otherwise required or expressly provided for in this Agreement, (i) the businesses of the Holdings Parties have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) none of the Holdings Parties has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require approval of Parent pursuant to Section 5.1(b) and (b) there has not been a Holdings Material Adverse Effect.

Section 3.9  Investigations; Litigation.  Except as disclosed in Section 3.9 of the Holdings Disclosure Schedule, there are no (a) investigations or proceedings pending (or, to the Knowledge of the Holdings Parties, threatened) by any Governmental Entity with respect to the Holdings Parties or (b) actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Holdings Parties, threatened) against or affecting any Holdings Party, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which would have (if adversely determined), individually or in the aggregate, a Holdings Material Adverse Effect.

Section 3.10  Proxy Statement; Other Information.  None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the Unitholders of Holdings, at the time of the Partnership Meeting (as defined herein) (as such Proxy Statement shall have been amended or supplemented prior to the date of the Partnership Meeting), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by Holdings for inclusion or incorporation by reference in the Schedule 13E-3 (as defined herein) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Holdings with respect to information supplied by a Parent Party, its controlling Affiliates, Continental Gas, the Trusts or a Hiland Party for inclusion therein. The Proxy Statement will comply as to form in all material respects with the Exchange Act, except that no representation is made by Holdings with respect to information supplied by a Parent Party, its controlling Affiliates, Continental Gas, the Trusts or a Hiland Party for inclusion therein. The letter to Unitholders, notice of meeting, proxy statement and forms of proxy to be distributed to Unitholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement and the Merger are collectively referred to herein as the “Proxy Statement.” The Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement and the Merger is referred to herein as the “Schedule 13E-3.”

Section 3.11  Tax Matters.

(a) (i) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Holdings Parties in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority;

(ii) no written claim has been made by any Tax authority in a jurisdiction where any of the Holdings Parties does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing;

(iii) none of the Holdings Parties has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than a Holdings Party) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(b) In each tax year since the formation of Holdings up to and including the current tax year, at least 90% of the gross income of Holdings has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.12  Labor Matters.  Except as disclosed in Section 3.12 of the Holdings Disclosure Schedule, no Holdings Party, other than Holdings GP, has or has ever had employees. Except for such matters which would not have, individually or in the aggregate, a Holdings Material Adverse Effect, no Holdings Party has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Holdings Parties and, to the Knowledge of the Holdings Parties, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Holdings Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date hereof) strikes or lockouts with respect to any employees of, or providing services to, the Holdings Parties (“Employees”), (ii) to the Knowledge of the Holdings Parties, there is no (and has not been during the two-year period preceding the date hereof) union organizing effort pending or threatened against the Holdings Parties, (iii) there is no (and has not been during the two-year period preceding the date hereof) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Holdings Parties, threatened against the Holdings Parties, and (iv) there is no (and has not been during the two-year period preceding the date hereof) slowdown or work stoppage in effect or, to the Knowledge of the Holdings Parties, threatened with respect to Employees. No Holdings Party has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder or any similar state or local law as a result of any action taken by a Holdings Party that would have, individually or in the aggregate, a Holdings Material Adverse Effect. No Holdings Party is a party to any collective bargaining agreements.

Section 3.13  Assets of the Holdings Parties.  Other than assets and properties that are both individually and in the aggregate not material to the business of the Holdings Parties, the only assets and properties owned by the Holdings Parties are the ownership interests in Hiland and Hiland GP set forth in Section 3.1(a) of the Holdings Disclosure Schedule.

Section 3.14  Opinion of Financial Advisor.  The Conflicts Committee has received the written opinion of Barclays Capital, Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) from a financial point of view.

Section 3.15  Required Approvals.  Holdings GP has approved this Agreement and the transactions contemplated by this Agreement and directed that this Agreement and the Merger be submitted to a vote of Unitholders as required under Section 17-211 of the DRULPA and under Articles XIII and XIV of the Partnership Agreement; provided, however, that no representation or warranty is made concerning whether the consent of Holdings GP, to the extent reserved to Parent pursuant to Section 7.1(d) of the Holdings GP LLC Agreement, was validly adopted by Parent. The Board of Directors, upon the unanimous recommendation of its Conflicts Committee, at a meeting duly called and held, has, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Holdings and the holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts), (ii) approved the Merger and this Agreement and (iii) recommended that this Agreement and the Merger be approved by holders of Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts)(including the Conflicts Committee’s recommendation, the “Recommendation”).

Section 3.16  Material Contracts.

(a) Except for this Agreement or as designated as an exhibit to Holdings’ annual report on Form 10-K for the year ended December 31, 2008 or to a Holdings SEC Document filed thereafter and prior to the date of this Agreement, neither Holdings nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.16(a) being referred to herein as “Material Contracts”).

(b) (i) Each Material Contract to which a Holdings Party is a party is valid and binding on such Holdings Party and in full force and effect, except where the failure to be valid, binding and in full force and effect, either individually or in the aggregate, would not have a Holdings Material Adverse Effect, (ii) each Holdings Party has in all material respects performed all obligations required to be performed by it under each Material Contract to which it is a party, except where such noncompliance, either individually or in the aggregate, would not have a Holdings Material Adverse Effect, and (iii) no Holdings Party knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of any Holdings Party under any such Material Contract, except where such default, either individually or in the aggregate, would not have a Holdings Material Adverse Effect.

Section 3.17  State Takeover Laws.  No approvals are required under state takeover or similar laws in connection with the performance by the Holdings Parties or their Affiliates of their obligations under this Agreement, the Support Agreement, the Rollover Commitments or the transactions contemplated hereby or thereby.

Section 3.18  Finders or Brokers.  Except for Barclays Capital, Inc., none of the Holdings Parties (including through its respective board of directors (or similar governing body) or any committee thereof) has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.19  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Holdings Parties nor any other Person on behalf of the Holdings Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Parent Parties

Except as disclosed in a section of the disclosure schedule delivered concurrently herewith by Parent to the Holdings Parties immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the applicable sections of this Article IV to which such disclosure applies (provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Parent Parties hereby represent and warrant, jointly and severally, to the Holdings Parties as follows:

Section 4.1  Qualification; Organization.

(a) Each of the Parent Parties is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation. Each of the Parent Parties has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.

(b) Each of the Parent Parties is duly registered or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The organizational or governing documents of the Parent Parties, as previously made available to the Holdings Parties, are in full force and effect. None of the Parent Parties is in violation of its organizational or governing documents.

Section 4.2  Authority; No Violation; Consents and Approvals.

(a) Each of the Parent Parties has all requisite limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Parent Party, and no other limited liability company proceedings on the part of a Parent Party are necessary to consummate the transactions contemplated by this Agreement. Parent has, in its capacity as the sole member of Holdings GP, duly authorized by all requisite limited liability company action on the part of Parent, the execution, delivery and performance by Holdings GP of this Agreement and the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof by the Holdings Parties, constitutes a legal, valid and binding agreement of such Parent Party, enforceable against such Parent Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii), (iii) or (iv) below that would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the execution and delivery by the Parent Parties of this Agreement, nor the consummation by the Parent Parties of the transactions contemplated hereby and the performance by the Parent Parties of this Agreement will (i) violate or conflict with any provision of the governing documents of the Parent Parties; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Parent Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Parent Parties; or (v) violate or conflict in any material respect with any material Law applicable to the Parent Parties.

(d) Section 4.2(d) of the Parent Disclosure Schedule identifies all material consents, approvals and authorizations of any Governmental Entity or third party that are required to be obtained by any Parent Parties in connection with (1) the execution and delivery by the Parent Parties of this Agreement or (2) the consummation by the Parent Parties of the transactions contemplated by this Agreement, except for such consents, approvals and authorizations that, if not obtained, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3  Proxy Statement; Other Information.  None of the information supplied or to be supplied by the Parent Parties, their controlling Affiliates, Continental Gas or the Trusts in writing for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the Unitholders of Holdings, at the time of the Partnership Meeting (as such Proxy Statement shall have been amended or supplemented prior to the date of the Partnership Meeting), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Parent Parties, their controlling Affiliates, Continental Gas or the Trusts in writing for inclusion in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4  Funding.  On the Closing Date, the Parent Parties will have sufficient cash to enable them to make payment of the aggregate Merger Consideration and the Parent Parties’ related fees and expenses (the “Funding”). For the avoidance of doubt, it shall not be a condition to the obligations of the Parent Parties to effect the Merger for the Parent Parties to obtain the Funding or any other financing of the Merger Consideration and the Parent Parties’ related fees and expenses. Section 4.4 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of (i) executed equity commitment letters (the “Funding Commitments”) to provide the Funding to Parent or Merger Sub and (ii) the Rollover Commitments. As of the date hereof, the Funding Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and none of the Parent Parties is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein.

Section 4.5  Ownership and Operations of Merger Sub.  As of the date of this Agreement, all of the issued and outstanding Merger Sub LLC Interests are, and at the Effective Time will be, owned by Parent, the Harold Hamm DST Trust and the Harold Hamm HJ Trust, and such Merger Sub LLC Interests have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Merger Sub and are fully paid (to the extent required by the limited liability company agreement of Merger Sub) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA). Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.6  Finders or Brokers.  Except for Wachovia Capital Markets, LLC, none of the Parent Parties has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.7  Access to Information; No Other Representations or Warranties; Disclaimer.

(a) Each of Parent and Merger Sub has conducted its own investigations of the Holdings Group Entities and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Holdings Group Entities for such purpose.

(b) Except for the representations and warranties contained in this Article IV and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Parent Parties nor any other Person on behalf of the Parent Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

(c) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, neither Parent nor Merger Sub has relied on any representation or warranty, express or implied, with respect to the Holdings Group Entities or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. None of the Holdings Group Entities nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

Covenants and Agreements

Section 5.1  Conduct of Business by Holdings and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, and except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly provided for and permitted by this Agreement or (iv) as disclosed in Section 5.1(a) of the Holdings Disclosure Schedule, the Holdings Parties shall (A) conduct the business of such Holdings Parties in the ordinary course consistent with past practice, (B) use their commercially reasonable efforts to maintain and preserve intact the present business organizations and material rights and franchises of such Holdings Group Entities, to keep available the services of the current Employees and the current officers and consultants of, or providing services to, the Holdings Group Entities, and to maintain and preserve in all material respects the relationships of such Holdings Group Entities with customers, suppliers and others having business dealings with them, and (C) take no action that would materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or that would otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that any action taken or omitted to be taken by an officer of a Holdings Party at the direction of any of the Parent Parties or Mr. Hamm (other than (1) in his capacity as part of, (2) in accordance with authority delegated to him by, or (3) as otherwise authorized by, the Board of Directors or any committee thereof) that would otherwise constitute a breach of this Section 5.1 shall not constitute such a breach.

(b) Without limiting the generality of Section 5.1(a), the Holdings Parties agree that, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly provided for and permitted by this Agreement or (iv) as disclosed in Section 5.1(b) of the Holdings Disclosure Schedule, the Holdings Parties will not:

(i) make any change in any of their organizational or governing documents, other than changes expressly provided for in this Agreement;

(ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of their Partnership Interests or equity securities or securities convertible into their Partnership Interests or equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating any of them to issue any such Partnership Interests or equity securities (other than restricted units, phantom units or unit options to current or newly-hired employees consistent with past practice of up to 50,000 Common Units in the aggregate in accordance with the Holdings LTIP);

(iii) except for any distributions from Holdings’ Subsidiaries to Holdings, declare, set aside or pay any distributions in respect of the Partnership Interests or other ownership interests, or split, combine or reclassify any of the Partnership Interests or other ownership interests or issue or authorize the issuance of any other Partnership Interests or other ownership interests in respect of, in lieu of or in substitution for any of the Partnership Interests or other ownership interests, or purchase, redeem or otherwise acquire, directly or indirectly, any of the Partnership Interests or other ownership interests other than repurchases of Partnership Interests in accordance with the Holdings LTIP;

(iv) other than the Hiland Merger, merge into or with any other Person;

(v) incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities other than in connection with (A) borrowings in the ordinary course of business or provided for in the Budget, in each case in accordance with any existing bank credit facilities, (B) the refinancing or replacement of existing indebtedness, (C) other than as permitted by (A) and (B) above, the incurrence by Holdings of up to $1,000,000 in principal amount of indebtedness and (D) a transaction that is permitted by clause (vi);

(vi) (A) sell, assign, transfer, abandon, lease or otherwise dispose of or (B) grant any security interest with respect to, pledge or otherwise encumber (other than Permitted Encumbrances) any limited liability company, partnership or other equity interests of any Subsidiary or Partially Owned Entity of the Holdings Parties (not including Subsidiaries and Partially Owned Entities of Hiland);

(vii) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $1,000,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the Holdings Financial Statements or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have a Holdings Material Adverse Effect;

(viii) make any material change in their tax methods, principles or elections;

(ix) make any material change to their financial reporting and accounting methods other than as required by a change in GAAP;

(x) (A) grant any increases in the compensation of any of their executive officers, except in the ordinary course of business consistent with past practice or as required by the terms of an existing Employee Benefit Plan or agreement or by applicable Law, (B) amend any existing employment or severance or termination contract with any executive officer, (C) become obligated under any new pension plan, welfare plan, multiemployer plan, Employee Benefit Plan, severance plan, change of control or other benefit arrangement or similar plan or arrangement, or (D) amend any Employee Benefit Plan, if such amendment would have the effect of materially enhancing any benefits thereunder;

(xi) voluntarily dissolve or otherwise adopt or vote to adopt a plan of complete or partial dissolution or liquidation; or

(xii) agree or commit to do any of the foregoing.

Section 5.2  Investigation.  From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Holdings Parties shall (a) provide to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours after reasonable prior notice to the offices, properties, books and records of the Holdings Group Entities, (b) furnish to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to Parent the financial results of Holdings and its Subsidiaries in advance of any filing by Holdings with the SEC or other public disclosure containing such financial results), and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Holdings Group Entities to cooperate with Parent in its investigation of the Holdings Group Entities, as the case may be. Notwithstanding the foregoing provisions of this Section 5.2, the Holdings Parties shall not be required to, or to cause any of their Subsidiaries to, grant access or furnish information to Parent or any of its representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement. Parent shall hold, and shall cause its counsel, financial advisors, auditors and representatives to hold, any material or competitively sensitive non-public information concerning a Holdings Party received from a Holdings Party confidential. Holdings GP will provide Parent (solely for informational purposes) a true and complete copy of the opinion referenced in Section 3.14 promptly after delivery thereof. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Holdings Group Entities. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Holdings Parties in Article III or any condition set forth in Article VI.

Section 5.3  No Solicitation.

(a) Subject to Sections 5.3(b)-(h), the Holdings Parties shall not, and shall cause their officers, directors, employees, agents and representatives (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined herein), (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Holdings Group Entities, in connection with, or have any discussions with any person relating to, an Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement or (vi) resolve to propose or agree to do any of the foregoing.

(b) The Holdings Parties shall, and shall cause their Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal. The Holdings Parties shall promptly, and in any event not later than ten (10) days following the date hereof, request that each Person who has executed a confidentiality agreement with a Holdings Party in connection with that Person’s consideration of a transaction involving any Holdings Group Entity that would constitute an Alternative Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Holdings Group Entities.

(c) Notwithstanding anything to the contrary in Section 5.3(a), prior to the receipt of Unitholder Approval, the Holdings Parties may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of this Section 5.3 and which the Conflicts Committee determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal (as defined herein), (i) furnish information with respect to the Holdings Group Entities to the person making such Alternative Proposal and its Representatives pursuant to an executed confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, (A) that Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Holdings Parties furnishing information to the person making such Alternative Proposal or its Representatives and (B) that the Holdings Parties shall simultaneously provide or make available to Parent any non-public information concerning the Holdings Group Entities that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent. Notwithstanding anything to the contrary in Section 5.3(a), prior to the receipt of Unitholder Approval, the Holdings Parties may participate in discussions or negotiations with the lenders under the Holdings Credit Agreement or the Hiland Operating Credit Agreement regarding debt financing transactions with such lenders that may involve equity issuances that would constitute an Alternative Proposal and, in connection therewith, furnish information with respect to the Holdings Group Entities to such lenders pursuant to confidentiality obligations substantially consistent with past practice.

(d) Neither the Board of Directors nor any committee thereof shall withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, the Recommendation (any of the foregoing actions, whether taken by the Board of Directors or any committee thereof, a “Change in Board Recommendation”). Notwithstanding the immediately preceding sentence, if, prior to receipt of the Unitholder Approval, (i) the Board of Directors or the Conflicts Committee determines in good faith, after consultation with its respective outside counsel and financial advisors, that a Change in Board Recommendation would be in the best interests of the holders of Common Units (other than Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) and (ii) the Board of Directors or the Conflicts Committee, as applicable, provides Parent with at least three (3) Business Days’ advance written notice of its intention to make a Change in Board Recommendation and specifying the material events giving rise thereto, then the Board of Directors or the Conflicts Committee, as applicable, may make a Change in Board Recommendation.

(e) The Holdings Parties promptly (and in any event within 24 hours) shall advise Parent orally and in writing of the receipt by either of them of (i) any Alternative Proposal or (ii) any request for non-public information relating to the Holdings Group Entities, other than requests for information in the ordinary course of business consistent with past practice and not reasonably expected to be related to an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or request and the material terms and conditions of any such Alternative Proposal or request (including copies of any document or correspondence evidencing such Alternative Proposal or request). The Holdings Parties shall keep Parent reasonably informed on a current basis of the status (including any material change to the terms thereof) of any such Alternative Proposal or request.

(f) Nothing contained in this Agreement shall prohibit the Holdings Parties or the Board of Directors or any committee thereof from disclosing to Holdings’ Unitholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that none of the Holdings Parties or the Board of Directors or any committee thereof shall in any event be entitled to disclose a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act other than the Recommendation, except in accordance with Section 5.3(d).

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than the Parent Parties relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving any Holdings Group Entity, (ii) the issuance by Holdings or Hiland of (A) any General Partner Interest or (B) any class of Partnership Interests constituting more than 15% of such class of Partnership Interests or (iii) the acquisition in any manner, directly or indirectly, of (A) any General Partner Interest of Holdings or Hiland, (B) any class of Partnership Interests of Holdings or Hiland constituting more than 15% of such class of Partnership Interests or (C) more than 15% of the consolidated total assets of the Holdings Group Entities (including equity interests in any Subsidiary or Partially Owned Entity of Holdings), in each case other than the Merger and the Hiland Merger. References in this paragraph to General Partner Interest or Partnership Interests with respect to Hiland shall be to such interests as defined in the agreement of limited partnership of Hiland.

(h) As used in this Agreement, “Superior Proposal” shall mean any written Alternative Proposal (i) on terms which the Conflicts Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Common Units (other than Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) (excluding consideration of any interests that any holder may have other than as a Unitholder of Holdings entitled to the Merger Consideration) than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by the Parent Parties to amend the terms of this Agreement and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition “Superior Proposal,” the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “35%” with respect to the Holdings Parties and, consistent with the provisions of Section 5.3(h) of the Hiland Agreement, “55%” with respect to the Hiland Parties and the Subsidiaries and Partially Owned Entities of Hiland.

Section 5.4  Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Holdings Parties shall prepare the Proxy Statement, which shall, subject to Section 5.3(d), include the Recommendation, and the Holdings Parties and Parent shall prepare the Schedule 13E-3. Parent and the Holdings Parties shall cooperate with each other in connection with the preparation of the foregoing documents. The Holdings Parties will use their commercially reasonable efforts to have the Proxy Statement, and Parent and the Holdings Parties will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing. The Holdings Parties will use their commercially reasonable efforts to cause the Proxy Statement to be mailed to Holdings’ Unitholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Holdings Parties shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or Schedule 13E-3. The Holdings Parties shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), which comments shall be considered reasonably and in good faith by the Holdings Parties, and Parent and the Holdings Parties shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto), which comments shall be considered reasonably and in good faith by the other party, and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Holdings Parties will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Holdings Parties with the SEC and disseminated by the Holdings Parties to the Unitholders of Holdings.

(b) The Holdings Parties shall (i) take all action necessary in accordance with applicable Laws and the Partnership Agreement to duly call, give notice of, convene and hold a meeting of Holdings’ Unitholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Unitholder Approval of the Merger and this Agreement (such meeting or any adjournment or postponement thereof, the “Partnership Meeting”), and (ii) subject to a Change in Board Recommendation in accordance with Section 5.3(d), use all commercially reasonable efforts to solicit from its Unitholders proxies in favor of the adoption and approval of this Agreement and the Merger. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Article VII, the Holdings Parties will take all of the actions contemplated by this Section 5.4 regardless of whether there has been a Change in

Board Recommendation, and shall direct that this Agreement be submitted to a vote of Unitholders in accordance with the requirements of Articles XIII and XIV of the Partnership Agreement.

Section 5.5  Equity Awards.  The Holdings LTIP and each award of Restricted Units (except as expressly provided otherwise in Section 2.1(a) with respect to awards held by nonemployee members of the Board of Directors), Phantom Units (as defined in the Holdings LTIP) and Options (as defined in the Holdings LTIP) outstanding under the Holdings LTIP immediately prior to the Effective Time will remain outstanding in accordance with its terms as a plan or equity compensation award, as applicable, of the Surviving Entity and shall be unaffected by the transactions contemplated by this Agreement. Prior to the Effective Time, Holdings shall take any action necessary pursuant to the Holdings LTIP to achieve this result.

Section 5.6  Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby. In addition, Parent shall use its reasonable best efforts to obtain the Funding in accordance with the Funding Commitments.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Holdings Parties and the Parent Parties shall (i) if required, as promptly as practicable after the date hereof, make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, as amended (the “HSR Act”), (ii) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state or foreign antitrust enforcement authorities or competition authorities, other Governmental Entities in connection with the HSR Act, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as defined herein) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, use commercially reasonable efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Holdings Parties or any of their Subsidiaries or the Parent Parties, as the case may be, from any third party and/or any Governmental Entity with respect thereto.

(c) Subject to the rights of the Parent Parties in Section 5.11, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Holdings Parties or the Parent Parties shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) The Parent Parties and the Holdings Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “Regulatory Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside regulatory counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Parent Parties or the Holdings Parties as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.6, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Common Units or the business of the Holdings Group Entities. For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing any of the material operations or assets of Holdings and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

Section 5.7  Takeover Statute.  Subject to Section 5.3(d), if any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, the Support Agreement or the Rollover Commitments, each of the Holdings Parties or the Parent Parties shall grant such approvals and take such actions as are reasonably necessary so that the Merger, the Support Agreement, the Rollover Commitments and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Support Agreement, the Rollover Commitments and the other transactions contemplated hereby and thereby.

Section 5.8  Public Announcements.  Subject to Section 5.3(d), the Holdings Parties and the Parent Parties will consult with and provide each other the opportunity to review and comment (which shall be considered reasonably and in good faith by the other parties) upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation and opportunity to review and comment except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require the prior approval of such other party. The Holdings Parties and the Parent Parties agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.9  Indemnification and Insurance.

(a) The partnership agreement of the Surviving Entity shall, with respect to indemnification of directors and officers, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Partnership Agreement in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b) For a period of six years after the Effective Time, Parent and Holdings GP shall, and Parent and Holdings GP shall cause the Surviving Entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the Holdings Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the Holdings Group Entities as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan of the Holdings Group Entities (collectively, the “Holdings D&O Indemnified Parties”) who are or at any time prior to the Effective Time were covered by the existing officers’ and directors’ liability insurance applicable to the Holdings Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the Holdings D&O Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time).

(c) Holdings shall cause (and Parent, following the Closing, shall continue to cause) coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9; provided that in no event shall Parent be required to spend more than 250% (the “Cap Amount”) of the last annual premium paid by the Holdings Group Entities prior to the date hereof (the amount of such premium being set forth in Section 5.9(c) of the Holdings Disclosure Schedule) per policy year of coverage under such “tail” policy; provided, further, that if the cost per policy year of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for the Cap Amount.

(d) The rights of each Holdings D&O Indemnified Party hereunder shall be in addition to any other rights such Holdings D&O Indemnified Party may have under the governing documents of any Holdings Group Entity under applicable Delaware Law or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Holdings D&O Indemnified Parties.

(e) In the event Parent, Holdings GP or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent or Holdings GP, as the case may be, shall cause proper provision to be made so that its successors or assigns shall assume the obligations set forth in this Section 5.9.

Section 5.10  Unitholder Litigation.  The Holdings Parties shall give Parent the opportunity to participate in the defense or settlement of any Unitholder litigation against any of the Holdings Group Entities and/or their respective directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.11  Notification of Certain Matters.  The Holdings Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Holdings Parties, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Holdings, the Surviving Entity or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would, individually or in the aggregate, cause or result in a Holdings Material Adverse Effect or a Parent Material Adverse Effect, respectively; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Holdings Parties shall reasonably cooperate with the Parent Parties in efforts to mitigate any adverse consequences to the Parent Parties which may arise from any criminal or regulatory investigation or action involving any of the Holdings Group Entities (including by coordinating and providing assistance in meeting with regulators).

Section 5.12  Rule 16b-3.  Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Partnership equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VI

Conditions to the Merger

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of each of the following conditions:

(a) the Unitholder Approval of this Agreement and the Merger shall have been obtained;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect; and

(c) any waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been earlier terminated.

Section 6.2  Conditions to Obligation of the Holdings Parties to Effect the Merger.  The obligations of the Holdings Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Holdings Parties:

(a) (i) the representations and warranties of the Parent Parties contained in Section 4.1(a) (Qualification; Organization) and Section 4.2 (Authority; No Violation; Consents and Approvals) shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Parent Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;

(b) the Parent Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Parent Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them; and

(c) Parent shall have delivered to the Holdings Parties a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of the Parent Parties to Effect the Merger.  The obligations of the Parent Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Parent Parties:

(a) (i) the representations and warranties of the Holdings Parties contained in Section 3.1(b) (Qualification, Organization, Subsidiaries, Etc.), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation; Consents and Approvals), Section 3.8(b) (Absence of Certain Changes or Events) and Section 3.15 (Required Approvals) shall be true and correct in all respects, except, in the case of Section 3.2, for such inaccuracies as are de minimis in the aggregate, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Holdings Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Holdings Material Adverse Effect qualifiers therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Holdings Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period; provided, further, that the representations and warranties referenced in clauses (i) and (ii) shall not be deemed to be inaccurate to the extent that Parent had knowledge at the Execution Date of such inaccuracy;

(b) the Holdings Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Holdings Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them;

(c) since the date of this Agreement there shall not have been any Holdings Material Adverse Effect;

(d) the Hiland Merger shall be effectuated concurrently with the Merger; provided that the Parent Parties may not waive this condition unless the Hiland Agreement and the Hiland Merger shall have been submitted to a vote of Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval; provided, further, that for purposes of this clause 6.3(d), the terms “Unitholders” and “Unitholder Approval” shall have the meanings assigned to them in the Hiland Agreement; and

(e) the Holdings Parties shall have delivered to the Parent Parties a certificate, dated the Effective Time and signed by an executive officer of Holdings, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

Section 6.4  Frustration of Conditions.  No party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

Termination

Section 7.1  Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Unitholders of Holdings:

(a) by the mutual written consent of the Holdings Parties and the Parent Parties;

(b) by either the Holdings Parties or the Parent Parties, if:

(i) the Effective Time shall not have occurred on or before November 1, 2009 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii) an injunction, other legal restraint or order of any Governmental Entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) the Partnership Meeting shall have concluded and, upon a vote taken at such meeting, the Unitholder Approval of this Agreement or the Merger shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available (A) to the Holdings Parties if any Holdings Party materially breached any obligations under Section 5.3 or 5.4 or (B) to the Parent Parties if Mr. Hamm, Continental Gas or the Trusts materially breached any of their obligations under Article II of the Support Agreement;

(c) by the Holdings Parties, if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would constitute the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B)(I) is not capable of being satisfied or cured by the End Date or (II) if capable of being satisfied or cured, is not satisfied or cured by thirty (30) days following receipt by Parent of written notice stating the Holdings Parties’ intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Holdings Parties if, at such time, a condition set forth in Section 6.3(a), 6.3(b) or 6.3(c) is not capable of being satisfied; or

(d) by the Parent Parties, if:

(i) any Holdings Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would constitute the failure of a condition set forth in Section 6.3(a), 6.3(b) or 6.3(c) and (B)(I) is not capable of being satisfied or cured by the End Date or (II) if capable of being satisfied or cured, is not satisfied or cured by thirty (30) days following receipt by the Holdings Parties of written notice stating the Parent Parties’ intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Parent Parties if, at such time, a condition set forth in Section 6.2(a) or 6.2(b) is not capable of being satisfied;

(ii) a Change in Board Recommendation or a failure to make the Recommendation occurs or the Board of Directors or any committee thereof approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any Alternative Proposal, including in any disclosure made pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; or

(iii) the condition set forth in Section 6.3(d) is not capable of being satisfied by the End Date.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.2 and Article VIII), and there shall be no liability on the part of the Holdings Parties or the Parent Parties to the other except as provided in Section 7.2 and Article VIII and except that no such termination shall relieve any party from liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement), in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.2  Reimbursement of Certain Expenses.

(a) In the event that:

(i) (A) an Alternative Proposal shall have been made known to the Holdings Parties or shall have been made directly to the Unitholders generally or any person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Alternative Proposal and thereafter, (B) this Agreement is terminated by the Holdings Parties or the Parent Parties (as applicable) pursuant to Section 7.1(b)(i), 7.1(b)(iii) or 7.1(d)(i), and (C) a Holdings Party enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal within twelve (12) months of the date this Agreement is terminated; or

(ii) this Agreement is terminated by the Parent Parties pursuant to Section 7.1(d)(ii);

then in any such event under clause (i) or (ii) of this Section 7.2(a), Holdings shall pay to Parent all of the Expenses of the Parent Parties, provided that in no event shall Holdings be required to pay for Expenses in any amount in excess of $800,000; provided further, that no expense for which a Parent Party has received reimbursement pursuant to the Hiland Agreement shall be paid hereunder. As used herein, “Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates (other than the Holdings Group Entities)) incurred by Parent and its Affiliates (other than the Holdings Group Entities) or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Funding and all other matters related to the Merger.

(b) Any payment required to be made pursuant to Section 7.2(a) shall be made to Parent not later than two (2) Business Days after delivery to Holdings of an itemization setting forth in reasonable detail all Expenses of the Parent Parties for which payment pursuant to Section 7.2(a) is sought (which itemization may be supplemented and updated from time to time by Parent until the sixtieth (60th) day after delivery of such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) Holdings acknowledges that the Expense reimbursement and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2  Hiland Merger.  Parent hereby covenants and agrees that it shall not close the Hiland Merger unless the Merger has closed prior to or is closing concurrently with the Hiland Merger; provided, however, that such restriction shall not apply if this Agreement and the Merger shall have been submitted to a vote of Unitholders and the outcome of such vote shall not have constituted a Unitholder Approval.

Section 8.3  Expenses.  Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.4  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.5  Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.6  Specific Performance; Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 8.8 or in such other manner as permitted by Law. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.7  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

HH GP Holding, LLC
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Attention: Harold Hamm

with copies to:

Baker Botts L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522

Attention:	Joshua Davidson
Paul Perea

To Holdings GP or Holdings:

Hiland Holdings GP, LP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin

with copies to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, TX 75201
Facsimile: (214) 855-8000

Attention:	Kenneth L. Stewart
Bryn A. Sappington

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.8; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.9  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, (ii) Parent may assign any right to receive a payment by Holdings of Expenses to any Affiliate of Parent, and (iii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this

Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.10  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this Agreement in that or any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.11  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9 and except for the rights of Unitholders whose Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1 to receive such Merger Consideration after the Effective Time, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.12  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holdings Parties and the Parent Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Unitholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NASDAQ Global Select Market require further approval of the Unitholders of Holdings, the effectiveness of such amendment or waiver shall be subject to the approval of the Unitholders of Holdings. Notwithstanding the foregoing, no failure or delay by the Holdings Parties or the Parent Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.13  Headings; Interpretation.

(a) Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each party to this Agreement has or may have set forth information in its respective disclosure schedule in a section of such disclosure corresponding to the applicable sections of this Agreement to which such disclosure applies. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Holdings Material Adverse Effect or Parent Material Adverse Effect, as applicable, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement. For the avoidance of doubt, no provision of this Agreement, including Sections 5.1, 5.4 or 5.6, shall require the Holdings Parties to cause the board of directors of Hiland GP (or any committee thereof) to recommend approval of the Hiland Merger or the Hiland Agreement following a Hiland Change in Board Recommendation or to prevent the board of directors of Hiland GP (or any committee thereof) from terminating the Hiland Agreement in accordance with its terms.

Section 8.14  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.15  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Budget” means the annual budget of each of Holdings and Hiland for fiscal year 2009 and included in Section 8.15(b) of the Holdings Disclosure Schedule.

(c) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(d) “Common Unit” has the meaning set forth in the Partnership Agreement.

(e) “Confidentiality Agreement” means the form of confidentiality agreement in Exhibit A to this Agreement.

(f) “Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of Holdings GP, (b) officers, directors or employees of any Affiliate of Holdings GP or (c) holders of any ownership interest in the Holdings Group Entities other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the national securities exchange on which the Common Units are listed.

(g) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(h) “Employee Benefit Plan” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, including but not limited to, those that provide cash or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Holdings Group Entities, or that the Holdings Group Entities have any obligation to sponsor, maintain or contribute to, for the benefit of current or former employees, directors, independent contractors or consultants of the Holdings Group Entities and all employee, consultant and independent contractor agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee, independent contractor or consultant of the Holdings Group Entities, including Employment Agreements.

(i) “Employment Agreement” means all agreements to which a Holdings Group Entity is a party that relate to the employment or engagement, or arise from the past employment or engagement, of any natural person by a Holdings Group Entity, whether as an employee, nonemployee officer or director, consultant or other independent contractor, sales representative or distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement.

(j) “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

(k) “General Partner Interest” has the meaning set forth in the Partnership Agreement.

(l) “Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable party.

(m) “Hamm Parties” means Harold Hamm, Continental Gas Holdings, Inc. and Bert Mackie, as trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust.

(n) “Hiland Change in Board Recommendation” means a Change in Board Recommendation as defined in the Hiland Agreement.

(o) “Hiland Operating Credit Agreement” means the Credit Agreement, dated as of February 15, 2005, among Hiland Operating, LLC, the lenders party thereto and MidFirst Bank, as administrative agent, together with any related guarantees, in each case as amended, restated, supplemented or otherwise modified from time to time.

(p) “Holdings Credit Agreement” means the Credit Agreement, dated as of September 26, 2006, among Holdings, the lenders party thereto and MidFirst Bank, as administrative agent, together with any related guarantees, in each case as amended, restated, supplemented or otherwise modified from time to time.

(q) “Holdings Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of the Holdings Parties, taken as a whole, or on the ability of the Holdings Parties to perform their obligations hereunder or to consummate the Merger, but shall not include: (a) facts, circumstances, events, changes, effects or occurrences (i) generally affecting the midstream oil and gas or gathering and processing industries (including commodity prices), (ii) generally affecting the economy or the financial or securities markets in the United States or globally (including interest rates), (iii) generally affecting regulatory or political conditions in the United States or globally, (iv) caused by compliance with the terms of this Agreement (including omissions required by this Agreement), (v) caused by the announcement or pendency of the Merger (including litigation brought by any Unitholders of Holdings (on their own behalf or on behalf of Holdings) or loss of or adverse changes in relationships with employees, customers or suppliers of Holdings) or (vi) caused by any action taken or omitted to be taken by an officer of a Holdings Party at the direction of any of the Parent Parties or Mr. Hamm (other than (A) in his capacity as part of, (B) in accordance with authority delegated to him by, or (C) as otherwise authorized by, the Board of Directors or any committee thereof); (b) changes in applicable Laws or GAAP after the date hereof; (c) a decrease in the market price of the Common Units; (d) any failure by the Holdings Parties to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings; (e) a

Ratio Default; (f) any decrease in distributions in respect of the Common Units; or (g) any decrease in distributions in respect of the Common or Subordinated Units of Hiland occurring prior to the Execution Date; except, in the case of clauses (a)(i), (a)(ii) or (a)(iii) of this definition, for any fact, circumstance, event, change, effect or occurrence that affects the assets, liabilities, properties, business, results of operations or condition (financial or otherwise) of the Holdings Parties, taken as a whole, in a disproportionately adverse manner, compared to other participants in the midstream oil and gas or gathering and processing industries, and except that clauses (c), (d), (e), (f) and (g) of this definition shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such decrease, failure or default has resulted in, or contributed to, a Holdings Material Adverse Effect.

(r) “Knowledge” or “knowledge” means (i) with respect to Parent, the knowledge of the individuals listed on Section 8.15(r)(i) of the Parent Disclosure Schedule and (ii) with respect to the Holdings Parties, the knowledge of the individuals listed on Section 8.15(r)(ii) of the Holdings Disclosure Schedule.

(s) “Law” or “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NASDAQ Global Select Market).

(t) “Limited Partner” has the meaning set forth in the Partnership Agreement.

(u) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(v) “organizational or governing documents” means, for a corporation, the certificate of incorporation (or similarly-titled document of equivalent effect) and bylaws; for a partnership, the certificate of limited partnership (or similarly-titled document of equivalent effect) and partnership agreement; for a limited liability company, the certificate of formation (or similarly-titled document of equivalent effect) and limited liability company agreement; and for other business entities, certificates and documents of equivalent effect.

(w) “Outstanding” has the meaning set forth in the Partnership Agreement.

(x) “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

(y) “Partially Owned Entity” means, with respect to a specified person, any other person that is not a Subsidiary of such specified person but in which such specified person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).

(z) “Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Holdings, dated as of September 25, 2006, as amended from time to time.

(aa) “Partnership Interest” has the meaning set forth in the Partnership Agreement.

(bb) “Permitted Encumbrances” means (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens imposed by law arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) liens, security interests, charges or other encumbrances imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business by the relevant person and its subsidiaries, (vi) liens, title defects, preferential rights or other encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by the relevant person and its subsidiaries, (vii) liens on the assets of Hiland Operating, LLC and its Subsidiaries securing the obligations of Hiland Operating, LLC under the Hiland Operating Credit Agreement, (viii) liens on the assets of Holdings and its Subsidiaries securing the obligations of Holdings under the Holdings Credit Agreement and (ix) Encumbrances set forth in the organizational or governing documents of any of the Holdings Group Entities.

(cc) “person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(dd) “Ratio Default” means the failure, if any, of Hiland Operating, LLC to be in compliance with (i) the Interest Coverage Ratio required by Section 6.17 of the Hiland Operating Credit Agreement or (ii) the Leverage Ratio required by Section 6.18 of the Hiland Operating Credit Agreement. For purposes of this definition, “Interest Coverage Ratio” and “Leverage Ratio” have the meanings assigned to them in the Hiland Operating Credit Agreement.

(ee) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

(ff) “Rollover Commitment” means the acknowledgement or commitment made by a Person listed on Section 8.15(ff) of the Parent Disclosure Schedule in a commitment letter or other support agreement executed as of the date hereof in connection herewith.

(gg) “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such person, or (ii) such person or any Subsidiary of such person is a general partner.

(hh) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(ii) “Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(jj) “Trusts” means the Harold Hamm DST Trust and the Harold Hamm HJ Trust. Bert Harold Mackie is the trustee of each Trust.

(kk) “Unit” means any class or series of equity interest in Holdings (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in Holdings) designated as a “Unit,” which shall include Common Units.

(ll) “Unitholder” means the holder of a Unit.

(mm) “Unitholder Approval” means (i) approval of at least a majority of the Outstanding Common Units voting together as a class and (ii) approval of at least a majority of the Outstanding Common Units (excluding Common Units owned by Mr. Hamm, his Affiliates (including Continental Gas) and the Trusts) voting as a class.

(nn) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Proposal	Section 5.3(g)
Board of Directors	Recitals
Book-Entry Common Units	Section 2.2(a)
Cap Amount	Section 5.9(c)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Change in Board Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Continental Gas	Recitals
D&O Insurance	Section 5.9(b)
DLLCA	Section 1.1
DRULPA	Section 1.1
Effective Time	Section 1.3
Employees	Section 3.12
End Date	Section 7.1(b)(i)
ERISA	Section 3.7(a)
ERISA Affiliate	Section 3.7(a)
Exchange Act	Section 3.4(a)
Exchange Fund	Section 2.2(a)
Execution Date	Section 3.2(b)
Expenses	Section 7.2(a)
Funding	Section 4.4
Funding Commitments	Section 4.4
GAAP	Section 3.4(c)
Hiland	Recitals
Hiland Agreement	Recitals
Hiland GP	Recitals
Hiland Merger	Recitals
Hiland Parties	Recitals
HLND Merger Sub	Recitals
Holdings	Preamble
Holdings GP	Preamble
Holdings D&O Indemnified Parties	Section 5.9(b)
Holdings Disclosure Schedule	Article III
Holdings Financial Statements	Section 3.4(c)
Holdings GP LLC Agreement	Section 3.3(a)

Holdings Group Entities	Section 3.1(a)
Holdings LTIP	Section 2.1(b)(vi)
Holdings Parties	Preamble
Holdings SEC Documents	Section 3.4(a)
HSR Act	Section 5.6(b)
Letter of Transmittal	Section 2.2(b)(i)
Material Contracts	Section 3.16(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub LLC Interests	Section 1.6
Merger Sub LLC Units	Section 1.6
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Partnership Meeting	Section 5.4(b)
Paying Agent	Section 2.2(a)
Proxy Statement	Section 3.10
Recommendation	Section 3.15
Regulatory Law	Section 5.6(d)
Representatives	Section 5.3(a)
Rollover Interests	Section 2.1(b)
Rollover Parties	Section 2.1(b)
Schedule 13E-3	Section 3.10
SEC	Section 3.4(a)
Securities Act	Section 3.2(f)
Superior Proposal	Section 5.3(h)
Support Agreement	Recitals
Surviving Entity	Section 1.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

HH GP HOLDING, LLC

By:	/s/ Harold Hamm
Harold Hamm
President

HPGP MERGERCO, LLC

By:	/s/ Harold Hamm
Harold Hamm
President

HILAND PARTNERS GP HOLDINGS, LLC

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND HOLDINGS GP, LP

By:	Hiland Partners GP Holdings, LLC, its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Annex E

SUPPORT AGREEMENT
(HPGP Units)

This SUPPORT AGREEMENT, dated as of June 1, 2009 (this “Agreement”), is entered into among Harold Hamm, an individual residing in Oklahoma, Continental Gas Holdings, Inc., a Delaware corporation (“Continental Gas”), Bert Mackie, as trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust (each a “Trust” and together the “Trusts”), Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings” and, together with Holdings GP, the “Holdings Parties”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HPGP MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and the Holdings Parties have entered into an Agreement and Plan of Merger, as it may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Holdings, upon the terms and subject to the conditions set forth therein;

WHEREAS, Mr. Hamm and Continental Gas are the record and Beneficial Owners of, and have the right to vote and dispose of, that number of Units set forth next to their respective names on Schedule A hereto;

WHEREAS, the Trusts are the record owners of that number of Units set forth next to their respective names on Schedule A, and Mr. Mackie in his capacity as trustee of the Trusts is the Beneficial Owner of, and has the right to vote and dispose of, such Units; and

WHEREAS, as an inducement to the Holdings Parties entering into the Merger Agreement and incurring the obligations therein, the Holdings Parties have required that Mr. Hamm, Continental Gas and Mr. Mackie (collectively, the “Hamm Parties”) enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Certain Definitions

Section 1.1  Defined Terms.  Terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 1.2  Other Definitions.  For the purposes of this Agreement:

(a) ‘‘Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, none of the Hamm Parties, on the one hand, and the Holdings Parties, the Hiland Parties and their respective Subsidiaries, on the other hand, shall be considered Affiliates for purposes of this Agreement.

(b) ‘‘Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

(c) ‘‘Conflicts Committee” means the conflicts committee of the board of directors of Holdings GP.

(d) ‘‘Expiration Time” has the meaning set forth in Section 2.1.

(e) ‘‘Owned Units” has the meaning set forth in Section 2.1.

(f) ‘‘Units” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all Partnership Interests into which Units may be split, combined, merged, consolidated, reorganized, reclassified, recapitalized or otherwise converted and any rights and benefits arising therefrom, including any dividends or distributions of Partnership Interests or other equity securities which may be declared in respect of the Units and entitled to vote in respect of the matters contemplated by Article II.

ARTICLE II

Agreement to Vote

Section 2.1  Agreement to Vote.  Subject to the terms and conditions hereof, each of the Hamm Parties irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the written agreement of the parties (with respect to Holdings GP, acting through the Conflicts Committee) to terminate this Agreement (such earliest occurrence being the “Expiration Time”), at any meeting (including each adjourned or postponed meeting) of Holdings’ Unitholders, however called, or in any other circumstances (including any sought action by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Unitholders’ Meeting”), such Hamm Party will (A) appear at such Unitholders’ Meeting or otherwise cause the Units Beneficially Owned by such Hamm Party as of the relevant time (“Owned Units”) to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Holdings Parties for written consent, if any, and, (B) vote, or cause to be voted, all of its Owned Units (1) in favor of the adoption and approval of the Merger Agreement (whether or not recommended by Holdings GP’s Board of Directors or any committee thereof) and the transactions contemplated thereby, including the Merger, (2) in favor of the approval of any other matter to be approved by the Unitholders of Holdings (including, without limitation, the adjournment of a Unitholders’ Meeting) to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (3) against any Alternative Proposal or any transaction contemplated by such Alternative Proposal, (4) against any proposal made in opposition to, or in competition or inconsistent with, the Merger Agreement or the Merger, including the adoption thereof or the consummation thereof, (5) against any extraordinary dividend, distribution or recapitalization by Holdings or change in the capital structure of Holdings (other than pursuant to or as explicitly permitted by the Merger Agreement), and (6) against any action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty or covenant of the Holdings Parties under the Merger Agreement or (b) interfere with, delay or attempt to discourage the Merger or the transactions contemplated by the Merger Agreement.

Section 2.2  Restrictions on Unit Acquisitions.  Until the Expiration Time, each of the Hamm Parties agrees not to, and to cause their respective Affiliates not to, (i) purchase any Common Units or any other security of Holdings that is convertible into Common Units in the open market or in privately negotiated transactions with third parties; (ii) form, join or in any way participate in a “group” (within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) in connection with any of the foregoing; or (iii) commence a tender or exchange offer for Common Units at a price below $2.40 per Common Unit; provided that nothing herein shall restrict or be deemed to restrict any actions by any of the Hamm Parties (whether as part of a group or otherwise) that are consistent with or in furtherance of the transactions contemplated by the Merger Agreement, including changes to the membership of any such “group” in which Mr. Hamm participates or the receipt by any of them of Common Units in accordance with benefit plans in place prior to the date hereof. For the avoidance of doubt, nothing contained in this Section 2.2 shall be deemed to restrict in any manner the purchase by any Hamm Party of Common Units or any other security of Holdings that is convertible into Common Units in a privately negotiated transaction with Holdings, which transaction would be subject to the applicable provisions of the Partnership Agreement and DRULPA.

Section 2.3  Proxy.  The Hamm Parties hereby revoke any and all previous proxies granted with respect to the Owned Units. By entering into this Agreement, the Hamm Parties hereby grant a proxy appointing the proxyholders named in Holdings’ proxy card, with full power of substitution (the “Proxyholders”), as the Hamm Parties’ attorney-in-fact and proxy, for and in the Hamm Parties’ names, to be counted as present and to vote or otherwise to act on behalf of each Hamm Party with respect to the Owned Units solely with respect to the matters set forth in, and in accordance with Section 2.1. The proxy granted by the Hamm Parties pursuant to this Section 2.3 is, subject to the penultimate sentence of this Section 2.3, irrevocable and is coupled with an interest and is granted in order to secure the Hamm Parties’ performance under this Agreement and also in consideration of Holdings and Holdings GP entering into this Agreement and the Merger Agreement. The proxy granted by the Hamm Parties shall be automatically revoked upon termination of this Agreement in accordance with its terms. The Hamm Parties agree, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.3.

ARTICLE III

Representations and Warranties

Section 3.1  Representations and Warranties of Hamm Parties.  The Hamm Parties severally represent and warrant to the Holdings Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Such Hamm Party has all requisite corporate, limited liability or other requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Hamm Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or other requisite action on the part of such Hamm Party. This Agreement has been duly executed and delivered by such Hamm Party and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of such Hamm Party, enforceable against such Hamm Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by such Hamm Party of this Agreement, nor the consummation by such Hamm Party of the transactions contemplated hereby and the performance by such Hamm Party of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of such Hamm Party, if any; (ii) other than pursuant to Sections 13(d) and 16 of the Exchange Act, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which such Hamm Party is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of such Hamm Party; or (v) violate or conflict with any Law applicable to such Hamm Party.

(c) Such Hamm Party is the record and Beneficial Owner of the number of Common Units of Holdings constituting Owned Units as of the date hereof as set forth next to its respective name on Schedule A of this Agreement. Such Hamm Party owns its respective Owned Units free and clear of any Encumbrances, except pursuant to the organizational or governing documents of such Hamm Party, if any, or the Holdings Parties and has the full legal right, power and authority to vote all of the Owned Units without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, the Owned Units, in each case, except as provided in this Agreement.

(d) The Owned Units set forth next to such Hamm Party’s name on Schedule A hereto constitute all of the Partnership Interests of Holdings that are Beneficially Owned by such Hamm Party as of the date hereof, and, except for such Owned Units and except pursuant to the organizational or governing documents of such Hamm Party, if any, or the Holdings Parties such Hamm Party does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Units.

(e) Except for the representations and warranties contained in this Section 3.1 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Hamm Parties nor any other Person on behalf of the Hamm Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

Section 3.2  Representations and Warranties of the Holdings Parties.  The Holdings Parties, jointly and severally, represent and warrant to each of the Hamm Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a) Each of the Holdings Parties has all requisite limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Holdings Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Holdings Party. This Agreement has been duly executed and delivered by each Holdings Party and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of such Holdings Party, enforceable against such Holdings Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(b) Except for matters expressly contemplated by this Agreement, neither the execution and delivery by the Holdings Parties of this Agreement, nor the consummation by the Holdings Parties of the transactions contemplated hereby and the performance by the Holdings Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Holdings Parties; (ii) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which any of the Holdings Parties is a party or by or to which any of their properties are bound; (iv) result in the creation of an Encumbrance upon any of the assets of any of the Holdings Parties; or (v) violate or conflict with any Law applicable to the Holdings Parties.

(c) Except for the representations and warranties contained in this Section 3.2 and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), none of the Holdings Parties nor any other Person on behalf of the Holdings Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

Additional Covenants of Hamm Parties

Section 4.1  Rollover of Partnership Interests.  Each of the Hamm Parties agrees and acknowledges that in the Merger, the Common Units of which such Hamm Party is the record owner (in the case of the Trusts), is the Beneficial Owner (in the case of Mr. Mackie) or is the record and Beneficial Owner (in the case of Mr. Hamm and Continental Gas) will remain outstanding as Common Units of the Surviving Entity and will not be converted into the right to receive the Merger Consideration or entitled to any other form of consideration.

Section 4.2  Non-Interference; Further Assurances.  Each of the Hamm Parties agrees that, prior to the termination of this Agreement, such Hamm Party shall not take any action that would make any representation or warranty of such Hamm Party contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Hamm Party of its obligations under this Agreement; provided, however, that this restriction shall not in any way restrict or limit the Parent Parties’ right to terminate the Merger Agreement in accordance with its terms or obligate the Parent Parties to waive any conditions set forth in the Merger Agreement. Each of the Hamm Parties agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by the Holdings Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

ARTICLE V

Termination

Section 5.1  Termination.  This Agreement shall terminate without further action at the Expiration Time.

Section 5.2  Effect of Termination.  Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VI

General

Section 6.1  Survival of Representations and Warranties.  None of the representations and warranties in this Agreement shall survive the Expiration Time.

Section 6.2  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 6.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 6.4  Governing Law.  This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto agrees (a) that this Agreement involves at least

$100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.

Section 6.5  Specific Performance; Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy. In addition, each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 6.7 or in such other manner as permitted by Law and, to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to the above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.

Section 6.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Harold Hamm and Continental Gas:

Harold Hamm
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703

Continental Gas Holdings, Inc.
302 North Independence
Enid, OK 73701
Facsimile: (580) 242-4703
Attention: Harold Hamm

with copies to:

Baker Botts L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522

Attention:	Joshua Davidson
Paul Perea

To Bert Mackie,
as Trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust:

Bert Mackie
201 West Broadway
Enid, OK 73701
Facsimile: (580) 242-4703

To the Holdings Parties:

Hiland Holdings GP, LP
205 West Maple
Suite 1100
Enid, OK 73701
Facsimile: (580) 616-2080
Attention: Joseph L. Griffin

with copies to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, TX 75201
Facsimile: (214) 855-8000

Attention:	Kenneth L. Stewart
Bryn A. Sappington

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 6.10  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.11  Amendments.  This Agreement may not be amended, supplemented or otherwise modified except by the express written agreement signed by all of the parties (with respect to Holdings GP, acting through the Conflicts Committee) to this Agreement.

Section 6.12  Extension; Waiver.  At any time prior to the Expiration Time, the Holdings Parties (with respect to Holdings GP, acting through the Conflicts Committee), on the one hand, and the Hamm Parties, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 6.13  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.14  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

Section 6.15  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 6.16  Action in Unitholder Capacity Only.  The parties acknowledge that this Agreement is entered into by each of the Hamm Parties solely in their respective capacities as the record or Beneficial Owners of the Owned Units.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

HILAND PARTNERS GP HOLDINGS, LLC

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HILAND HOLDINGS GP, LP

By:	Hiland Partners GP Holdings, LLC,
its General Partner

By:	/s/ Joseph L. Griffin
Joseph L. Griffin
Chief Executive Officer and President

HAROLD HAMM

/s/  Harold Hamm

CONTINENTAL GAS HOLDINGS, INC.

By:	/s/ Matthew S. Harrison
Matthew S. Harrison
Vice President - Finance,
Chief Financial Officer and Secretary

BERT MACKIE,
as Trustee of the Harold Hamm DST Trust

/s/  Bert Mackie

BERT MACKIE,
as Trustee of the Harold Hamm HJ Trust

/s/  Bert Mackie

Signature Page to Support Agreement (HPGP Units)

Schedule A

BENEFICIAL OWNERSHIP OF HOLDINGS COMMON UNITS

Harold Hamm
Sole Voting and Dispositive Power	59,600
Shared Voting and Dispositive Power	8,481,350
Continental Gas Holdings, Inc.
Shared Voting and Dispositive Power	8,481,350
Bert Mackie
Sole Voting and Dispositive Power	4,597,102	(1)

(1)	Consisting of 2,757,390 Common Units and 1,839,712 Common Units held of record by the Harold Hamm DST Trust and the Harold Hamm HJ Trust, respectively.

Annex F

745 Seventh Avenue New York, NY 10019 United States

June 1, 2009

Conflicts Committee of the Board of Directors
Hiland Partners GP Holdings, LLC
205 West Maple, Suite 1100
Enid, Oklahoma 73701

Conflicts Committee of the Board of Directors:

We understand that Hiland Holdings GP, LP, a Delaware limited partnership (“Holdings”), and Hiland Partners GP Holdings, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP,” and together with Holdings, the “Holdings Parties”), intend to enter into a transaction (the “Proposed Transaction”) with HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), and HPGP MergerCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent (“HPGP Merger Sub,” and together with Parent, the “Parent Parties”), pursuant to which (i) HPGP Merger Sub will be merged with and into Holdings, with Holdings continuing as the surviving entity (the “Merger”), and (ii) upon effectiveness of the Merger, each issued and outstanding common unit of Holdings (the “Holdings Common Units”), other than the interests owned by the Hamm Parties (as defined below), as set forth in the Agreement, will be converted into the right to receive $2.40 per Holdings Common Unit in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger among the Parent, HPGP Merger Sub, Holdings GP and Holdings (the “Agreement”). We also understand that certain unitholders of Holdings, including Harold Hamm, Continental Gas Holdings, Inc. (“Continental Holdings”), and Bert Mackie, as trustee of the Harold Hamm DST Trust and the Harold Hamm HJ Trust (collectively, the parties to the Support Agreement (as defined below), the “Hamm Parties”), have agreed to vote all Holdings Common Units beneficially owned or controlled by the Hamm Parties and their affiliates in favor of the Proposed Transaction, as reflected in the Support Agreement (the “Support Agreement”). In addition, we understand that in connection with the Proposed Transaction, HLND Merger Co, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent (the “HLND Merger Sub”), will be merged with and into Hiland Partners, LP, a Delaware limited partnership (“Hiland”), on the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Hiland Agreement”) among the Parent, HLND Merger Sub, Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of Hiland (“Hiland GP”), and Hiland (such proposed merger, the “Hiland Merger”), and that upon the effectiveness of the Hiland Merger, each common unit of Hiland, other than those owned by Holdings, will be converted into the right to receive an amount of cash, as provided in Hiland Agreement. In addition, we further understand that the Parent Parties’ and the Holdings Parties’ respective obligations to consummate the Proposed Transaction are contingent (except in limited circumstances) upon the concurrent consummation of the Hiland Merger on the terms set forth in the Hiland Agreement.

We have been requested by the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Holdings GP (the “Board”) to render our opinion with respect to the fairness, from a financial point of view, to Holdings’ unitholders (other than the Hamm Parties) of the consideration to be offered to such unitholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Holdings GP’s or Holdings’ underlying business decision (i) to proceed with or effect the Proposed Transaction or (ii) with respect to the timing of entering into or consummating the Proposed Transaction. Further, we have not been requested to opine as to, and our opinion does not in any manner address, the proposed Hiland Merger among the Parent, HLND Merger Sub, Hiland GP and Hiland, nor are we representing any of those entities or the Hamm Parties. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the unitholders of Holdings in the Proposed Transaction.

We understand, based on discussions with the management of Holdings and Hiland, that Holdings derives all of its cash flows from its ownership of (i) limited partner units in Hiland (both common and subordinated), (ii) the general partner interest in Hiland, and (iii) the associated incentive distribution rights, and as such, our analysis involved, in part, a review of Hiland’s financial and operating information provided by the management of Hiland. In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of May 22, 2009, and the specific terms of the Proposed Transaction, (2) publicly available information concerning Holdings and Hiland that we believe to be relevant to our analysis, including Holdings’ and Hiland’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009, (3) financial and operating information with respect to the business, operations and prospects of Hiland, furnished to us by Hiland management, including financial projections prepared by Hiland management (the “Hiland Projections”), (4) financial and operating information with respect to the business, operations and prospects of Holdings, furnished to us by the management of Holdings and Hiland, including financial projections prepared by the management of Holdings and Hiland (the “Holdings Projections”), (5) the trading histories of Holdings Common Units and the common units of Hiland from May 28, 2008 to May 28, 2009 and a comparison of those trading histories with those of other companies and publicly traded partnerships that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of Holdings and Hiland with those of other companies and publicly traded partnerships that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (8) the impact of varying commodity price and volume scenarios on Hiland’s operating and financial prospects, including (i) assumptions used by Hiland’s management, with commodity prices as quoted on the NYMEX on May 28, 2009 and (ii) selected commodity price and volume sensitivity cases, in both cases analyzing the resultant impact on Holdings and Hiland, (9) Hiland’s current liquidity position and its ability to meet its cash requirements, financial obligations and covenants contained in its revolving credit facility, (10) the limited business and strategic alternatives available to Holdings and Hiland, taking into consideration the challenging conditions for natural gas gathering and processing companies, (11) the limited financing or re-financing alternatives available to Holdings and Hiland, the result of which may lead to the insolvency of Holdings and/or Hiland, (12) the impact of Hiland’s recent decision to suspend indefinitely its quarterly cash distributions, thereby reducing Holdings’ cash inflows to zero and resulting in arrearages which require Hiland to first pay cumulative arrearage amounts to its common unit holders (including Holdings) before any cash distributions may be paid to Holdings with regard to its subordinated units, and (13) the impact of Holdings’ recent decision to suspend indefinitely its quarterly cash distributions. We have had discussions with the management of Holdings and Hiland concerning their respective business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of Holdings and Hiland that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Hiland Projections, upon the advice of Hiland, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hiland as to the future financial performance of Hiland and that Hiland will perform substantially in accordance with such projections. With respect to the Holdings Projections, upon advice of the management of Hiland and Holdings we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hiland and Holdings as to the future financial performance of Holdings and that Holdings will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to the accuracy of any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of either Hiland or Holdings and have not made or obtained any evaluations or appraisals of the assets or liabilities of Hiland, Holdings or any of their subsidiaries. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of Hiland’s business or Holdings’ equity interests in Hiland. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of Holdings, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Holdings has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the cash consideration to be offered to the unitholders of Holdings (other than the Hamm Parties) in the Proposed Transaction is fair to such unitholders.

We have acted as financial advisor to the Conflicts Committee of the Board in connection with the Proposed Transaction. We have received a retainer fee for our services and will receive an additional fee for our services which is payable upon rendering this opinion. In addition, in the sole and absolute discretion of the Conflicts Committee of the Board, we may be paid a limited discretionary fee based on the Conflict Committee’s evaluation of the quality and quantity of work we have performed. Holdings has also agreed to reimburse certain of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for Hiland, Holdings, their affiliates and the Parent in the past, and may expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. However, in the past two years, we have performed only limited services for Hiland, Holdings and their affiliates, for which we received no compensation. Barclays Capital Inc. is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Hiland, Holdings, and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Conflicts Committee of the Board and is rendered to the Conflicts Committee of the Board in connection with its consideration of the Proposed Transaction. In connection with the Conflicts Committee’s recommendation to the Board regarding the Proposed Transaction, we hereby authorize the Conflicts Committee to provide a copy of this opinion to the members of the Board for the use and benefit of the Board in connection with the Board’s consideration of the Proposed Transaction in light of their fiduciary duties to the unitholders of Holdings. This opinion is not intended to be and does not constitute a recommendation to any unitholder of Holdings as to how such unitholder should vote with respect to the Proposed Transaction or whether to accept the consideration to be offered to the unitholders (other than the Hamm Parties) in connection with the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

HILAND PARTNERS, LP
SPECIAL MEETING OF UNITHOLDERS
, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF HILAND PARTNERS GP, LLC
     The undersigned holder of common units of Hiland Partners, LP, a Delaware limited partnership, hereby acknowledges receipt of the Notice of Special Meeting of Unitholders and Joint Proxy Statement, each dated           , 2009, and revoking all prior proxies, hereby appoints [            ] and [            ] (together, the “Proxies”), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all of the common units which the undersigned may be entitled to vote at the special meeting of unitholders of Hiland Partners, LP to be held at            , at            on            ,            , 2009, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Joint Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions:
1.	To approve (a) the Agreement and Plan of Merger, dated as of June 1, 2009, among Hiland Partners, LP, Hiland Partners GP, LLC, HH GP Holding, LLC and HLND MergerCo, LLC, as the same may be amended from time to time, which agreement provides, among other things, that HLND MergerCo, LLC will merge with and into Hiland Partners, LP, with Hiland Partners, LP continuing as the surviving entity (the “Hiland Partners merger”) and (b) the Hiland Partners merger.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned unitholder. Proxy cards properly executed and returned without direction will be voted “FOR” each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.
Signature must be that of the unitholder himself or herself. If common units are held jointly, each unitholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated: , 2009	IMPORTANT: Please insert date.

INDIVIDUAL HOLDER:

Signature	Signature—Please write legibly

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its: